   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 16, 2001



                                                      REGISTRATION NO. 333-59784

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               CERES GROUP, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                             34-1017531                               6399
------------------------------------  ------------------------------------  ------------------------------------
  (State or other jurisdiction of     (I.R.S. Employer Identification No.)      (Primary Standard Industrial
   incorporation or organization)                                                 Classification Code No.)

                              17800 ROYALTON ROAD
                             CLEVELAND, OHIO 44136
                                 (440) 572-2400
  ---------------------------------------------------------------------------
              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                PETER W. NAUERT
                             CHAIRMAN OF THE BOARD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              17800 ROYALTON ROAD
                             CLEVELAND, OHIO 44136
                                 (440) 572-2400
  ---------------------------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:


       KATHLEEN L. MESEL, ESQ.                  MARC C. KRANTZ, ESQ.                SUSAN J. SUTHERLAND, ESQ.
           GENERAL COUNSEL                KOHRMAN JACKSON & KRANTZ P.L.L.         SKADDEN, ARPS, SLATE, MEAGHER
         17800 ROYALTON ROAD              ONE CLEVELAND CENTER, 20TH FLOOR                  & FLOM LLP
        CLEVELAND, OHIO 44136                  1375 EAST NINTH STREET                   FOUR TIMES SQUARE
            (440) 878-2953                     CLEVELAND, OHIO 44114                 NEW YORK, NEW YORK 10036
                                                   (216) 736-7204                         (212) 735-2388


AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
  ---------------------------------------------------------------------------

       (Approximate date of commencement of proposed sale to the public)
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE           OFFERING PRICE            AGGREGATE              REGISTRATION
        TO BE REGISTERED               REGISTERED (1)          PER SHARE (2)         OFFERING PRICE (2)             FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.001 per share.............          16,100,000                $3.33                $53,613,000             $13,403.25*
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



  *Includes $7,043.75 that was previously paid on April 27, 2001.



(1) Includes 2,100,000 shares of common stock issuable pursuant to the underwriters' over-allotment option. See "Underwriting."


(2) Estimated, pursuant to Rule 457(c), solely for purposes of calculating the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2001


PROSPECTUS


                               14,000,000 SHARES


                            [CERES GROUP, INC. LOGO]

                                  COMMON STOCK

                      ------------------------------------

     We are selling 14,000,000 shares of our common stock. Our common stock is quoted on the Nasdaq National Market under the symbol "CERG." On November 14, 2001, the last reported sale price of our common stock was $3.40 per share.



     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS BEFORE BUYING SHARES OF OUR COMMON STOCK.


                      ------------------------------------


                                                             PER SHARE         TOTAL
Public offering price................................
Underwriting discounts and commissions...............
Proceeds, before expenses, to us.....................


                      ------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                      ------------------------------------

     We have granted the underwriters an option for a period of 30 days to purchase up to 2,100,000 additional shares of our common stock at the public offering price to cover over-allotments if any.



     We expect the shares of our common stock will be ready for delivery to
purchasers on or about December   , 2001.



FRIEDMAN BILLINGS RAMSEY


                        SANDLER O'NEILL & PARTNERS, L.P.


                                             STIFEL, NICOLAUS & COMPANY

                                                      INCORPORATED

             The date of this Prospectus is                , 2001.


                                            CERES
                                         GROUP, INC.


         [PICTURE OF SENIOR COUPLE]                              [PICTURE OF FAMILY]




PROTECTING OUR NATION'S GROWING SENIOR MARKET-       PROVIDING A WIDE RANGE OF HEALTH AND LIFE
   AGE 55 AND OVER-WITH HEALTH INSURANCE,           INSURANCE PRODUCTS FOR INDIVIDUALS, FAMILIES
  LIFE INSURANCE AND SUPPLEMENTAL COVERAGE,                     AND SMALL BUSINESSES.


               PRODUCTS:                                              PRODUCTS:
        - Medicare supplement                                  - Catastrophic medical
          - Medicare select                           - Comprehensive and basic major medical
          - Long-term care                                  - Short-term major medical
         - Home health care                                   - Small group coverage
       - Senior life insurance                         - Employer partially self-funded plans
            - Annuities                                     - Hospital-only coverage
                                                            - Supplemental insurance
         DISTRIBUTED THROUGH:                            - Life insurance and annuities
       - Senior career agents
  - QQLink electronic distribution                             DISTRIBUTED THROUGH:
                                                     - Individual and small group brokers
                                                        - Health insurance career agents
                                                   - Specialty health marketing organizations
                                                        - QQLink electronic distribution


     YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.



     OUR NAME AND LOGO AND THE NAMES OF PRODUCTS AND SERVICES OFFERED BY US ARE OUR TRADEMARKS, TRADE NAMES OR SERVICE MARKS. EACH TRADEMARK, TRADE NAME OR SERVICE MARK OF ANOTHER COMPANY APPEARING IN THIS PROSPECTUS BELONGS TO ITS HOLDER AND DOES NOT BELONG TO US.


                      ------------------------------------


                               TABLE OF CONTENTS



                                                               PAGE
                                                               ----
Prospectus Summary..........................................     1
The Offering................................................     4
Selected Financial Data.....................................     5
Forward-Looking Statements..................................     7
Risk Factors................................................     9
Use of Proceeds.............................................    20
Price Range of Common Stock and Dividend Policy.............    21
Capitalization..............................................    22
Unaudited Pro Forma Consolidated Statement of Operations....    23
Management's Discussion and Analysis of Financial Condition     25
  and Results of Operations.................................
Business....................................................    43
Management..................................................    64
Principal Stockholders......................................    75
Certain Related Transactions................................    80
Description of Capital Stock................................    82
Shares Eligible for Future Sale.............................    85
Underwriting................................................    88
Legal Matters...............................................    89
Experts.....................................................    89
Available Information.......................................    89
Index to Financial Statements...............................   F-1

                               PROSPECTUS SUMMARY


     This summary highlights selected information contained elsewhere in this prospectus. To understand Ceres and this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 9 and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Except where indicated, the information in this prospectus assumes no exercise of the underwriters' option to purchase additional shares from us. Unless the context indicates otherwise, "we," "our" and "us" refers to Ceres Group, Inc. and its subsidiaries on a consolidated basis.

                               CERES GROUP, INC.

OVERVIEW


     Ceres provides a wide array of health and life insurance products to approximately 560,000 insureds through two primary business segments. Our senior segment includes senior health, life and annuity products for Americans age 55 and over. The medical segment includes catastrophic and major medical health insurance for individuals, associations and small businesses. To help control medical costs, we also provide medical cost management services to our insureds. Our nationwide distribution channels include approximately 48,000 independent and exclusive agents and QQLink.com, our proprietary, patent pending electronic distribution system.



     In 1998, a new management team led by Peter W. Nauert took control of Ceres and its then only insurance subsidiary, Central Reserve Life Insurance Company. The management team implemented a complete restructuring of the company and its operations by initiating a series of remedial actions designed to stabilize our operating performance, including repricing and eliminating unprofitable products, improving underwriting and reducing administrative expenses. Throughout the restructuring, we added experienced management personnel to our financial, actuarial, underwriting, claims, marketing and operations areas. We also initiated a growth strategy that included expanded distribution channels and product offerings and a series of strategic acquisitions, which included our entry into the senior market.


     We acquired Continental General Insurance Company, Provident American Life & Health Insurance Company and United Benefit Life Insurance Company to supplement our major medical platform at Central Reserve Life. In addition, we acquired selected major medical insureds of Central Benefits Mutual Insurance Company and a block of individual and small group health insurance written by American Chambers Life Insurance Company. We entered into the senior market by acquiring Continental General, with its significant senior health insurance business, and Pyramid Life Insurance Company, a company primarily in the senior market.


     The strategic acquisitions completed since 1998 have given us sufficient size and scope to compete in our markets. Since 1998, we increased our distribution channels from one to six, expanded our agent force from 16,000 to approximately 48,000 and increased our product offerings from five to approximately 40 in our major medical and senior markets. Assets increased from $135.8 million at December 31, 1997 to $906.3 million at September 30, 2001, and our gross premiums increased from $253.0 million for 1997 to $625.3 million for the first nine months of 2001.



     Our operating results have been negatively impacted by the results of United Benefit Life and Provident American Life. These companies have not met our expectations due to significantly higher than anticipated claims and benefit utilization and losses from unanticipated litigation. However, we limited our losses by reinsuring portions of these businesses under various reinsurance agreements and by halting new sales in these subsidiaries in July 2000. In addition, in July 2001, we implemented a program to mitigate future losses of these subsidiaries by notifying policyholders that their policies would be terminated or replaced. We expect the business in these two subsidiaries to substantially wind down by the early part of 2002.

     In addition, our operating results have been adversely impacted by industry-wide and historically high medical inflation. This environment has caused us to enhance and accelerate a number of programs to lessen the inflationary impact, including:



     - premium rate increases;



     - modified product lines for new sales;



     - target marketing;



     - proactive medical cost management; and



     - lowered administrative and sales expenses.



     Our senior segment continued to produce increasing profits for the first nine months of 2001, totaling $17.3 million in pre-tax segment profits for the first nine months of 2001. Our medical segment improved from the first half of 2001 and returned to profitability in the third quarter following the implementation of the above programs earlier in the year. However, our acquisitions and internal growth have strained our capital levels. We have shifted our focus to achieving internal growth while controlling our costs, although we will still be open to selected strategic acquisitions. Additional capital from this offering will allow us to take advantage of internal growth opportunities.



     This offering will significantly strengthen our balance sheet. We believe our focus on internal growth, along with increased capital, will lead to more predictable earnings, enhanced profitability and higher financial agency ratings of our insurance subsidiaries, which in turn will support greater internal growth capacity and enable us to enter into more favorable reinsurance agreements.



BUSINESS STRATEGY



     We continue to develop and expand our senior products to take advantage of the growing senior population and to allow us to market our senior products to our major medical insureds as they age. We also believe that we can successfully compete in the major medical insurance business by continuing to concentrate on the initiatives we implemented since 1998. With increasingly stringent federal and state restrictions on small group insurance, we now emphasize the sale of individual and association products, which offer greater flexibility in both underwriting and design compared to small group products.



     Principal elements of our strategy include:



     INCREASING SENIOR MARKET FOCUS -- Because of favorable demographics and higher profit potential in the senior segment, we are focusing more of our capital and sales efforts on this part of our business. Our senior health products, as well as life insurance and annuity products, are designed with higher profit margins and premium payments that produce a longer-term flow of premiums and are not as subject to medical inflation as major medical products.



     ENHANCING MEDICAL COST MANAGEMENT -- Our approach is to manage the cost of healthcare. With historically high medical inflation and utilization rates, we focus on reducing medical costs for our insureds by actively managing these costs through a variety of techniques, including favorable preferred provider contracts, per diem provider arrangements, multi-level pharmacy coverage, and earlier case management screening techniques.



     IMPROVING UNDERWRITING AND PRODUCT DESIGN -- We improve our underwriting through consistent and rigorous risk evaluation that reflects current medical practices and treatment patterns. To anticipate and respond to regulatory changes and actual market and profitability experience, we closely monitor and manage premium rate adjustments and provide our policyholders opportunities to adjust their co-insurance and deductible provisions. We actively pursue product redesign and curtailment of unprofitable product offerings in selected markets.


     REDUCING ADMINISTRATIVE COSTS -- We benefit from efficiencies obtained through our growth by streamlining management and consolidating administrative operations and services. Our areas of focus include reductions in facility management costs, printing and supply costs and consolidation of corporate activities, including accounting, marketing and distribution.


     EXPANDING DISTRIBUTION CHANNELS -- We have six distribution channels, including independent agents, exclusive agents and electronic distribution. Through compensation incentives, we encourage our agents to cross-sell our complementary, supplemental and non-insurance products that typically have higher profit margins.



     INCREASING FEE REVENUE -- We enhance our revenue by charging fees for medical care coordination, claims processing and other administrative services.



PRODUCTS AND SERVICES


     We market the following products and services:


     - CATASTROPHIC AND MAJOR MEDICAL -- Catastrophic, comprehensive and basic coverage options from preferred provider organization (PPO) benefit plans to traditional indemnity plans


     - SHORT-TERM MAJOR MEDICAL -- Major medical coverage for people who are between jobs or are recent graduates


     - SMALL GROUP PRODUCTS -- Major medical plans for small businesses with 2-100 employees, including employer self-funded plans in which we share a portion of the medical cost risk with the employer



     - LIFE AND ANNUITY -- Life insurance and annuity plans offered as supplements to major medical coverage


     - SENIOR HEALTH INSURANCE PRODUCTS -- Wide range of comprehensive and supplemental medical benefit products, including Medicare supplement, long-term care, home healthcare, extended convalescent care, cancer coverage and acute recovery care


     - SENIOR LIFE INSURANCE AND ANNUITIES -- Life insurance policies for individuals over age 55 with smaller face amount coverage of up to $50,000 and annuity plans with first-year bonus interest or interest rate guarantees


     - SPECIALTY AND SUPPLEMENTAL INSURANCE PRODUCTS -- Complementary products, such as dental, critical illness coverage, first diagnosis cancer coverage, accidental injury coverage and accidental death benefit

     - SERVICES AND NON-INSURANCE PRODUCTS -- A non-insurance benefit package that provides discounts on travel, extended care/home healthcare services, prescription medicine, hearing aids and other health-related products and services; and a program designed to lower medical costs for our insureds, including case management, 24-hour access to medical information and out-of-network fee reductions.

                      ------------------------------------

     Our principal executive offices are located at 17800 Royalton Road, Cleveland, Ohio 44136, and our telephone number is (440) 572-2400.

                                  THE OFFERING


Common stock offered by Ceres....    14,000,000 shares



Common stock outstanding after
the offering.....................    31,664,847 shares



Use of proceeds..................    For contribution to capital of our
                                     insurance subsidiaries, repayment of a
                                     portion of our debt pursuant to our credit agreement and repurchase of our convertible voting preferred stock


Nasdaq National Market Symbol....    CERG


     We calculated the outstanding shares of common stock after the offering assuming the underwriters do not exercise their option to purchase an additional 2,100,000 shares and based on the number of shares outstanding as of November 1, 2001, excluding:



          - 9,627,241 shares reserved for issuance under our stock option plans, stock purchase plans, non-qualified stock options and warrants; and



          - 1,379,521 shares reserved for issuance upon the conversion of our convertible voting preferred stock.

                            SELECTED FINANCIAL DATA


     The selected consolidated financial data presented below as of and for each of the five years ended December 31, 2000, 1999, 1998, 1997 and 1996 have been derived from our audited consolidated financial statements. The data for the nine months ended September 30, 2001 and 2000 are derived from our unaudited financial statements and notes thereto included elsewhere in this prospectus. The acquisitions of Provident American Life, Continental General and Pyramid Life occurred on December 31, 1998, February 17, 1999 and July 26, 2000, respectively. These acquisitions had no impact on our results of operations in 1998. Results for United Benefit Life are included from August 1, 1998 to July 20, 1999 under a reinsurance agreement and thereafter as an acquired entity. The financial information for the year ended December 31, 1999 includes the operations of Continental General since February 1, 1999 and for Provident American Life for the entire period, and the financial information for the year ended December 31, 2000 and the nine months ended September 30, 2000 includes the operations of Pyramid Life since July 26, 2000. The financial information for the nine months ended September 30, 2001 includes the operations of all these subsidiaries for the entire period. This data should be read in conjunction with the more detailed information contained in the consolidated financial statements and accompanying notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus.



                                 FOR THE NINE
                                 MONTHS ENDED
                                SEPTEMBER 30,                  FOR THE YEARS ENDED DECEMBER 31,
                             --------------------   ------------------------------------------------------
                               2001        2000       2000       1999       1998        1997        1996
                             --------    --------   --------   --------   --------    --------    --------
                                           (dollars in thousands, except per share amounts)
Premiums (net of
  reinsurance).............  $471,320    $364,504   $511,542   $327,746   $154,188    $249,707    $258,175
Net investment income......    24,274      19,322     26,871     21,362      7,454       6,528       6,701
Net realized gains
  (losses).................     5,215          35        (98)       107        211         146           9
Fee and other income.......    27,568      23,417     31,540     17,410      7,694       9,152          --
Amortization of deferred
  reinsurance gain.........     3,301       4,495      6,093      5,468        600          --          --
                             --------    --------   --------   --------   --------    --------    --------
    Total revenues.........  $531,678    $411,773   $575,948   $372,093   $170,147    $265,533    $264,885
                             ========    ========   ========   ========   ========    ========    ========
Income (loss) before
  federal income taxes,
  minority interest and
  preferred stock
  dividends................  $    257    $ 18,966   $ 24,804   $ 18,006   $ (2,769)   $(21,089)   $(12,134)
Federal income tax expense
  (benefit)................     1,122       6,638      8,380      6,302      1,067        (133)     (2,846)
                             --------    --------   --------   --------   --------    --------    --------
Income (loss) after tax,
  before minority interest
  and preferred stock
  dividends................      (865)     12,328     16,424     11,704     (3,836)    (20,956)     (9,288)
Minority interest..........       (37)   --......        (26)        --         --          --          --
                             --------    --------   --------   --------   --------    --------    --------
Net income (loss)..........      (828)     12,328     16,450     11,704     (3,836)    (20,956)     (9,288)
Convertible voting
  preferred stock
  dividends................       579         138        327         --         --          --          --
                             --------    --------   --------   --------   --------    --------    --------
Net income (loss)
  attributable to common
  stockholders.............  $ (1,407)   $ 12,190   $ 16,123   $ 11,704   $ (3,836)   $(20,956)   $ (9,288)
                             ========    ========   ========   ========   ========    ========    ========
Basic earnings (loss) per
  share(1).................  $  (0.08)       0.84   $   1.06   $   0.88   $  (0.49)   $  (5.01)   $  (2.29)
Diluted earnings (loss) per
  share(1).................  $  (0.08)(2)     0.79      1.00       0.77      (0.49)(2)    (5.01)(2)    (2.29)(2)
Cash dividends per share...        --          --         --         --         --          --        0.52

                                   SEPTEMBER 30,                           DECEMBER 31,
                                -------------------   ------------------------------------------------------
                                  2001       2000       2000       1999       1998        1997        1996
                                --------   --------   --------   --------   --------    --------    --------
                                              (dollars in thousands, except per share amounts)
Investments...................  $474,791   $395,512   $426,111   $309,952   $ 89,826    $ 79,957    $ 79,613
Reinsurance receivable........   216,627    249,261    238,185    263,289     41,417      26,216         312
Total assets..................   906,282    866,633    880,529    717,868    180,233     135,804     119,389
Debt..........................    42,500     58,054     57,018     48,157      8,284       8,399       8,504
Note payable..................        --         --         --         --         --      20,000          --
Future policy benefits and
  claims payable..............   653,521    632,458    627,156    538,732     97,113      81,090      76,651
Retained earnings (accumulated
  deficit)....................    17,265     14,739     18,672      2,549     (9,155)     (5,319)     15,637
Stockholders' equity(4).......   115,295     87,211    103,283     44,661     35,836       1,512      21,468
Equity per common share:
    After accumulated other
      comprehensive income
      (loss)(3)...............      6.06       4.63       5.52       3.26       3.12        0.36        5.18
    Before accumulated other
      comprehensive income
      (loss)(3)...............      5.81       5.50       5.88       4.59       3.02        0.21        5.24


---------------


(1) Loss per share amounts for 1997 and 1996 have been restated to comply with Statement of Financial Accounting Standards No. 128 "Earnings Per Share."


(2) The exercise of options and warrants is not assumed when a loss from operations is reported and the result would be antidilutive.


(3) "Accumulated other comprehensive income (loss)" relates primarily to the net unrealized gain (loss) on available-for-sale securities.



(4) We received proceeds from private placement offerings in 2000, 1999 and 1998. For more information, see "Certain Related Transactions."

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us.

     In particular, forward-looking statements can be identified by the use of words such as "may," "will," "should," "expect," "anticipate," "estimate," "continue" or similar words. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this prospectus should not be considered as a representation by us or any other person that our objectives or plans will be achieved. Numerous factors could cause our actual results to differ materially and adversely from those in the forward-looking statements, including the following:

     - rising healthcare costs, especially the rising costs of prescription drug costs that are rising faster than other medical costs, and rising utilization rates;

     - unforeseen losses with respect to loss and settlement expense reserves for unreported and reported claims or adverse changes in persistency or profitability of insurance contracts that would accelerate the amortization of our deferred acquisition costs;

     - developments in healthcare reform and other regulatory issues, including the Health Insurance Portability and Accountability Act of 1996 and increased privacy regulation, and changes in laws and regulations in key states in which we operate;


     - our ability to implement increases in premium rates and to develop, distribute and administer competitive products and services in a timely, cost-effective manner;



     - our ability to maintain our current PPO network arrangements;


     - the performance of others on whom we rely for reinsurance, particularly Hannover Life Reassurance Company of America upon whom we have relied for substantially all of our reinsurance;


     - our ability to meet risk-based capital requirements;



     - the adequacy of funds, including fee income, received from our non-regulated subsidiaries to meet Ceres' debt obligations;


     - the risk of material adverse outcomes in litigation;


     - dependence on senior management and key personnel;



     - the failure to successfully manage our expanding operations and integrate future acquisitions, if any, including the failure to achieve cost savings;



     - our financial and claims paying ratings, including any potential downgrades;


     - the performance of others on whom we rely for administrative and operations services;

     - restrictions on our insurance subsidiaries' ability to pay dividends to Ceres;


     - the failure to comply with financial and other covenants in our loan agreements;


     - payments to state assessment funds;

     - business conditions and competition in the healthcare industry;


     - changes in tax laws;

     - the risk of selling investments to meet liquidity requirements;


     - the risk that issuers of securities owned by Ceres will default or that other parties will not pay or perform;


     - changes in accounting and reporting practices;


     - our ability to fully collect all agent advances; and

     - our ability to obtain additional debt or equity financing on terms favorable to us to facilitate our long-term growth.

     The factors listed above should not be construed as exhaustive. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

     This offering involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in shares of our common stock. If any of the following risks actually occur, our business, operating results and financial condition could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.


OUR PROFITABILITY DEPENDS IN LARGE PART ON OUR ABILITY TO ACCURATELY PREDICT AND EFFECTIVELY MANAGE RISING HEALTHCARE COSTS AND TO IMPLEMENT INCREASES IN PREMIUM RATES.



     Our operating results for the first half of 2001 were adversely impacted by industry-wide and historically high medical inflation. Healthcare costs have increased over the last few years for several reasons. The aging of the population and other demographic characteristics, increasing use of medical services and advances in medical technology contributed to rising healthcare costs. The increased use and costs of pharmaceutical products and services, which increased faster than the costs of other medical products and services, also continued to contribute significantly to rising healthcare costs. Government-imposed limitations on Medicare and Medicaid reimbursements have caused the private sector to bear a greater share of increasing healthcare costs. These factors, which are beyond our control, could adversely affect our ability to accurately predict and effectively manage healthcare costs, resulting in a material adverse effect on our business, financial condition and results of operations.



     In addition to the challenge of managing healthcare costs, we face pressure to contain premium prices. Our policyholders may select our more restricted benefit packages to lower their premium costs. Alternatively, our customers may move to a competitor to obtain more favorable premiums. Furthermore, our ability to raise our premiums is subject to regulatory constraints. Limitations on our ability to increase or maintain our premium levels could adversely affect our business, financial condition and results of operations.


OUR PROFITABILITY DEPENDS ON OUR ABILITY TO ACCURATELY PREDICT CLAIMS LIABILITIES WHEN PRICING OUR PRODUCTS, MAKING ACQUISITIONS AND ESTABLISHING OUR LIABILITIES FOR FUTURE POLICY BENEFITS AND CLAIMS.

     If actual claims experience is less favorable than our underlying assumptions used in setting the prices for our products and establishing our liabilities, the required change in our claims reserves could have a material adverse effect on our business, financial condition and results of operations. Reserves are only actuarial estimates and it is possible that our claims experience may be worse than anticipated.


     When we acquire blocks of insurance policies or insurers owning blocks of policies, our assessment of the adequacy of transferred policy liabilities is subject to similar uncertainties and risks. United Benefit Life had a shortfall in reserves of approximately $19.4 million that we subsequently discovered in connection with our August 1, 1998 reinsurance agreement. We foreclosed on the stock of United Benefit Life on July 21, 1999. As of December 31, 1999, we had recovered approximately $17.8 million of this shortfall, including $4.6 million from real and personal property, $5.3 million from commissions due Insurance Advisors of America, Inc., United Benefit Life's agents, and $7.9 million from our reinsurance agreement. Of the portion not recovered, we recorded an expense of $0.7 million in 1998 and $0.9 million in 1999.



     With acquired and existing businesses, we may, from time to time, need to increase our loss projections for claims reserves significantly in excess of our original estimates. In addition, we review on a regular basis the loss ratios of our business segments and record a premium deficiency reserve, if necessary. Any increase in claims reserves could have a material adverse effect on our business, financial condition and results of operations.


     In addition, in connection with the sale of our insurance policies, we defer and amortize a portion of the policy acquisition costs over the related premium paying periods of the life of the policy. Deferred acquisition costs are affected by unanticipated termination of policies because, upon such termination, we expense fully the unamortized deferred acquisition costs associated with the terminated policies. For example, in connection with the termination or replacement of the United Benefit Life and Provident American Life policies, we expensed $5.9 million in the first quarter of 2001 relating to the unamortized deferred acquisition costs associated with those policies. In addition, when we determine that a specific block of our business is unprofitable and therefore the deferred acquisition costs are not recoverable, we expense fully the unamortized deferred acquisition costs associated with that business. For example, in the third quarter of 2001, we expensed $4.9 million of unamortized deferred acquisition costs relating to Central Reserve's business in two states due to the continuing unprofitability of the business in those states. Therefore, the unanticipated termination of a significant number of policies or the determination that deferred acquisition costs are unrecoverable could have a material adverse effect on our financial condition and results of operations.



     Increased policy termination by our policyholders, or lapsation, will also result in reduced premium collection and a greater percentage of higher-risk insureds. Increased claims in future periods and unfavorable loss ratios are usually associated with blocks of business which have greater percentages of higher-risk insureds, and, therefore, lapsation may also adversely impact our future earnings.


CHANGES IN GOVERNMENT REGULATION MAY AFFECT OUR PROFITABILITY AND INCREASE OUR COSTS TO MAINTAIN COMPLIANCE.

     We are subject to extensive federal and state regulation and compliance with future laws and regulations could increase our operating costs. Our insurance subsidiaries are subject to regulation and supervision in each of the states in which they are admitted. This supervision and regulation is largely for the benefit and protection of policyholders and not stockholders. Supervision and regulation by the insurance departments extends, among other things, to:

     - the declaration and payment of dividends;

     - the setting of rates to be charged for our products;

     - the granting and revocation of licenses to conduct business;

     - the approval of forms;


     - the establishment of reserve requirements;


     - the regulation of maximum commissions payable; and

     - the form and content of financial statements required by statute.


     In addition, federal and state legislative proposals relating to healthcare reform contain features that would severely limit or eliminate our ability to vary our pricing terms or apply medical underwriting standards with respect to individuals. These proposals, if enacted, may have the effect of increasing our loss ratios and decreasing our profitability.


     A failure to comply with legal or regulatory restrictions may subject us to a loss or suspension of a right to engage in certain businesses or business practices, criminal or civil fines, an obligation to make restitution or pay refunds or other sanctions, which could have a material adverse effect on our business, financial condition or results of operations.


     In addition, many states, including states in which we do business, have enacted, or are considering, various healthcare reform statutes.



     We have decided, and may continue to decide in the future, to discontinue selling certain products in states where, due to these healthcare reform measures, we cannot function profitably.



     Some of the new federal and state regulations promulgated under the Health Insurance Portability and Accountability Act of 1996 (HIPAA) are currently unsettled, making certainty of compliance impossible at this time. Due to this uncertainty, we cannot be sure that the systems and programs that we plan to implement will comply with the regulations that are ultimately approved. Implementation of additional systems and programs may be required, the cost of which is unknown to us at this time. Further, compliance with these regulations could require changes to many of the procedures we currently use to conduct our business, which may lead to additional costs that we have not yet identified.



     In addition, in December 2000, the Department of Health and Human Services
(HHS) promulgated regulations under HIPAA related to privacy of individually identifiable health information. These regulations establish significant criminal penalties and civil sanctions for noncompliance. In addition, the regulations could expose us to additional liability for, among other things, violations by our business associates. We must comply with the new privacy regulations by April 14, 2003. We have not quantified the costs required to comply with these regulations, but they may be material.


     Statutory and regulatory changes may significantly alter our ability to manage pharmaceutical costs through restricted formularies of products available to our members. In addition, Congress and various states are considering some form of a "Patients' Bill of Rights." Although this legislation was originally conceived to regulate HMOs, it will affect all facets of the nation's healthcare delivery system, including medical providers, PPOs, exclusive provider organizations (EPOs), community-based healthcare organizations, and indemnity insurance plans. These changes are expected to result in higher total medical costs, that could encourage more partnerships and associations between medical providers and insurers to control costs, more community-based health organizations, and greater use of higher deductibles to lower insurance costs and reduce administrative expenses of smaller claims. We cannot predict what federal reforms, if any, may be enacted or how these federal reforms would affect our business.


     Additional regulatory initiatives may be undertaken in the future, either at the federal or state level, to engage in structural reform of the insurance or healthcare industry in order to reduce the escalation of insurance or healthcare costs or to make insurance or healthcare more accessible. These future regulatory initiatives and any form of the Patients' Bill of Rights could have a material adverse effect on our business, financial condition and results of operations. In addition, as we continue to implement our e-business initiatives, uncertainty surrounding the regulatory authority and requirements in this area may make it difficult to ensure compliance.


OUR COMMON STOCK HAS HAD LOW TRADING VOLUME AND ITS PRICE MAY CONTINUE TO BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.


     Our common stock has had low trading volume prior to this offering. The average daily trading volume of our common stock for the first nine months of 2001 was 11,112 shares per day. This low trading volume may have had a significant effect on the market price of our common stock and, accordingly, historical prices of our common stock may not necessarily be indicative of market prices in a more liquid market. The trading volume in our common stock may not increase after the offering even though we are selling a significant number of shares in this offering. Investors in this offering may be unable to resell their shares at prices equal to or greater than the offering price.


     The market price of our common stock could be subject to significant fluctuations due to a limited trading volume, variations in our quarterly financial results and other factors, such as changes in earnings estimates by analysts or our ability to meet these estimates, conditions in the overall economy and the financial markets and other developments affecting us and our competitors.

SHARES ELIGIBLE FOR SALE IN THE FUTURE COULD AFFECT THE MARKET PRICES FOR OUR COMMON STOCK.


     No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. Our directors, officers and certain of our other stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of their equity securities (or any securities exercisable for or convertible into such equity securities) until 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters. After that date, all of these shares may be sold subject to the limitations of Rule 144 under the Securities Act. Upon the closing of this offering, we will have 31,664,847 shares of our common stock outstanding, of which 12,918,783 are "restricted shares" within the meaning of Rule 144. In addition, we have warrants and options outstanding to purchase 7,507,636 shares of our common stock, 5,715,034 of which were exercisable at November 1, 2001. We have entered into a registration rights agreement with some of our stockholders granting them rights to have their restricted shares registered under the Securities Act. The agreement provides "demand" and "piggyback" registration rights for 13,186,766 of the outstanding shares of our common stock and 5,486,857 shares of our common stock issuable upon the exercise of warrants and options that were exercisable at November 1, 2001. We anticipate that each of these holders will waive his, her or its rights under the registration rights agreement in connection with this offering. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock, as well as our ability to raise additional capital through an offering of our securities.



OUR PROFITABILITY MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO MAINTAIN OUR CURRENT PREFERRED PROVIDER ORGANIZATION (PPO) ARRANGEMENTS AND TO ENTER INTO OTHER APPROPRIATE ARRANGEMENTS.



     Our profitability is dependent upon our ability to reach favorable arrangements with PPO networks that contract with hospitals, physicians and other health benefits providers. The failure to maintain our largest network arrangements or to secure new cost-effective PPO network contracts may result in a loss of policyholders or higher medical costs that could adversely affect our business. As of September 30, 2001, our largest network, First Health Group Corporation, accounted for 29.3% of our PPO certificates and policies in force.



A REDUCTION IN NEW SALES OR THE LOSS OF POLICYHOLDERS COULD HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.



     A reduction in new sales or in the number of our policyholders could reduce our fee income. Fees are charged for services such as medical care coordination programs, claims processing, administration for direct billing, reinsurance management and management services for associations. Fees received from our non-regulated subsidiaries are used by Ceres to meet our debt obligations. For more information on our debt obligations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." A reduction in our fee income could cause us to default on our debt obligations which could have a material adverse effect on our financial condition and results of operations.


OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP NEW PRODUCTS THAT RESPOND TO CHANGES IN THE INSURANCE INDUSTRY.


     Our success depends, in part, on our ability to develop and provide new products that meet consumers' changing health insurance needs and changes in government requirements. During recent years, the health insurance industry has experienced substantial changes, primarily caused by healthcare legislation. The introduction of managed care organizations has also affected the health insurance industry. In addition, over the past several years, the rapid growth of HMOs and PPOs and the organization of healthcare providers in new ways, such as physician hospital organizations, have dramatically changed health insurance sales. Our future success will depend, in part, on our ability to effectively enhance our current products and claims processing capabilities and to develop new products in the changing healthcare environment on a timely and cost-effective basis.


     In addition, our products must be approved by the various states in which those products are offered. We could be adversely affected if we are unable to obtain approval for the products that we plan to offer.

FAILURE BY OUR REINSURERS TO TIMELY AND FULLY MEET THEIR OBLIGATIONS UNDER OUR REINSURANCE AGREEMENTS COULD HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND FINANCIAL CONDITION.


     We have been able to write insurance risks beyond the level that the capital and surplus of our insurance subsidiaries would support by transferring substantial portions of these risks to other, larger insurers through reinsurance contracts. We reinsure portions of the health and life insurance policies we write and portions of policies we reinsure from other companies. Reinsurance does not discharge us from our primary liability to our insureds. Our growth may be dependent on our ability to obtain reinsurance in the future. We may be unable to obtain reinsurance in the future, if necessary, at competitive rates or at all.


     Failure by reinsurers to continue to pay in full and in a timely manner the claims made against them in accordance with the terms of our reinsurance agreements could expose our insurance subsidiaries to liabilities in excess of their reserves and surplus and could subject each of them to insolvency proceedings. For the nine months ended September 30, 2001, 24.6% of our total premiums were ceded to our reinsurers, of which approximately 94% was ceded to a single reinsurance company, Hannover Life Reassurance Company of America. The inability of Hannover and other reinsurers to satisfy their obligations could have a material adverse effect on our business, financial condition and results of operations. For more information on our reinsurance arrangements, see "Business -- Reinsurance."



OUR INSURANCE SUBSIDIARIES ARE SUBJECT TO RISK-BASED OR STATUTORY CAPITAL REQUIREMENTS. OUR FAILURE TO MEET THESE STANDARDS COULD SUBJECT US TO REGULATORY ACTIONS.



     Our insurance subsidiaries are subject to risk-based capital (RBC) standards imposed by their states of domicile. These laws, based on the RBC Model Act adopted by the National Association of Insurance Commissioners (NAIC), require our regulated subsidiaries to report their results of risk-based capital calculations to the departments of insurance and the NAIC.



     Prior to the third quarter of 1998, we experienced ten consecutive quarters of net losses. In 1996 and 1997, Central Reserve Life Insurance Company, our then-principal subsidiary, experienced substantial losses. At December 31, 1996, Central Reserve's statutory capital levels fell to an amount that subjected it to mandatory examination by the State of Ohio Department of Insurance and possible corrective action. In addition, the auditors' report for the periods ended December 31, 1996 and 1997 expressed substantial doubt about our ability to continue as a going concern. However, beginning in 1997 and continuing with the change of control in 1998, we affected a series of transactions that increased statutory capital levels.



     In the first quarter of 2001 and for the nine months ended September 30, 2001, we again experienced net losses. These losses have affected our statutory capital levels at our insurance subsidiaries. Without additional capital or reinsurance, the statutory capital levels at Central Reserve may be below "company action level" at December 31, 2001. At this level, we must submit a comprehensive plan to the Ohio Department of Insurance which discusses proposed corrective actions to improve Central Reserve's capital position.



     Failure to meet minimum risk-based capital requirements or statutory capital requirements could subject our insurance subsidiaries to further examination or corrective action, including state supervision or liquidation, which could have a material adverse effect on our business, financial condition and results of operations. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."


INSURANCE COMPANIES ARE FREQUENTLY THE TARGETS OF LITIGATION, INCLUDING CLASS ACTION LITIGATION, THAT COULD RESULT IN SUBSTANTIAL JUDGMENTS.


     We are and may become a party to a variety of legal actions that affect our business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims and intellectual property related litigation. In addition, because we are in the health insurance business, we are subject to a variety of legal actions relating to our business operations, including claims relating to the denial of healthcare benefits.



     A number of civil jury verdicts have been returned against insurers in the jurisdictions in which we do business involving the insurers' sales practices, alleged agent misconduct, discrimination and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states, juries have substantial discretion in awarding punitive and non-economic compensatory damages which creates the potential for unpredictable material adverse judgments in any given lawsuit. In addition, in some class actions and other lawsuits involving insurers' sales practices, insurers have made material settlement payments. We, in the ordinary course of business, are involved in such litigation or alternatively, in arbitration. We cannot predict the outcome of any such litigation or arbitration.



     We have recently been sued for compensatory damages and, in some cases, unspecified punitive damages in a number of actions pertaining to the insureds of United Benefit Life arising from claims payment issues. We cannot predict the outcome of these lawsuits, including the award of punitive damages and, therefore, we cannot predict the financial impact on us of these actions.



OUR PERFORMANCE WILL BE SUBSTANTIALLY DEPENDENT ON THE CONTINUED SERVICES AND PERFORMANCE OF OUR SENIOR MANAGEMENT AND OTHER KEY PERSONNEL.



     Our performance depends on our ability to retain and motivate our officers and key employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, financial condition and results of operations. We have existing employment agreements with each of our executive officers, most of which expire on June 30, 2003. We do not maintain "key person" life insurance policies on any key personnel.


     Our future success also will depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel. Competition for these employees is intense and we may not be able to successfully attract, integrate or retain sufficiently qualified personnel. Our future success also depends on our ability to attract, retain and motivate our agents. Our failure to attract and retain the necessary personnel and agents could have a material adverse effect on our business, financial condition and results of operations. For more information, see "Management."


A GROUP OF OUR EXISTING STOCKHOLDERS HAS THE ABILITY TO APPROVE ALL MATTERS REQUIRING THE VOTE OF OUR STOCKHOLDERS INCLUDING THE ELECTION OF OUR BOARD OF DIRECTORS.



     A group of our stockholders has entered into a voting agreement. Prior to this offering, these stockholders owned approximately 80.7% of our outstanding common stock, assuming exercise of their warrants and options and no others. Upon completion of this offering, these stockholders will own approximately 50.3% of the outstanding common stock, assuming exercise of their warrants and options and no others, or 47.6% if the underwriters elect to purchase an additional 2,100,000 shares. These stockholders, acting together, will continue to be able to elect all of our directors and to determine the outcome of all corporate actions requiring stockholder approval, including approving or preventing a change of control of the company, a business combination involving the company, the incurrence of indebtedness, the issuance of equity securities and the payment of dividends on our common stock.


     The voting agreement provides that the stockholders that are parties to the agreement will cause our board of directors to consist of nine directors, some or all of whom are designated by a few of these stockholders. For more information, see "Principal Stockholders -- Voting Agreement."


     International Managed Care, LLC, formerly Insurance Partners, L.P., and International Managed Care (Bermuda), L.P., formerly Insurance Partners Offshore (Bermuda), L.P., together owned 39.2% of our outstanding common stock prior to this offering, assuming the exercise of their warrants and no others. Upon completion of this offering, the International Managed Care funds together will own 23.0% of our outstanding common stock, assuming the exercise of their warrants and no others, or 21.6% if the underwriters elect to purchase an additional 2,100,000 shares. Peter W. Nauert, our Chairman of the Board, President and Chief Executive Officer, owned 16.4% of our outstanding common stock prior to this offering, assuming the exercise of his warrants and options and no others. Upon completion of this offering, Mr. Nauert will own 9.5% of our outstanding common stock, assuming the exercise of his warrants and options and no others, or 8.9% if the underwriters elect to purchase an additional 2,100,000 shares.

     The concentration of ownership and control by these stockholders could delay or prevent a change of control of the company or have a depressive effect on the trading market for our common stock.


APPLICABLE LAWS RESTRICT THE ACQUISITION OF MORE THAN 10% OF OUR OUTSTANDING VOTING SECURITIES.



     Ceres is regulated as an insurance holding company by the jurisdictions in which our insurance company subsidiaries are domiciled. These laws require prior approval by the state insurance regulators of changes in control of an insurer. Generally, these laws require notice to the insurer and prior written approval by the state insurance regulator of the jurisdiction in which the insurance company is domiciled. Under these laws, anyone acquiring a specified percentage of our outstanding voting securities would be presumed to have acquired control of Ceres, unless such presumption is rebutted. The specified percentage is 10% under the insurance laws of the relevant jurisdictions.



WE MAY HAVE DIFFICULTY MANAGING OUR EXPANDING OPERATIONS AND WE MAY NOT BE SUCCESSFUL IN ACQUIRING NEW BUSINESSES.



     Since July 1998, we significantly expanded our operations through several acquisitions, including Pyramid Life, Continental General, Provident American Life and United Benefit Life, and several blocks of business, including Central Benefits Mutual Insurance Company and American Chambers Life Insurance Company. We are experiencing and may continue to experience significant growth. Our rapid growth in size and complexity of our operations has placed, and will continue to place, significant demands on our management, operations, systems, accounting, internal controls and financial resources. To the extent that we continue to grow rapidly, we will be faced with risks, including risks associated with identifying, hiring and assimilating new personnel, marketing new products or continuing new and existing products, and our ability to obtain additional debt or equity financing on favorable terms, or at all, to facilitate growth.



     Our ability to manage any future growth depends on our ability to continue to implement and improve our operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our work force and, when appropriate, to cost-effectively outsource certain administrative and claims functions. Our ability to compete effectively will depend, in part, upon our ability to overcome these growth-related risks and to revise, improve and effectively use our operational, management, marketing and technical systems. Any failure by us to effectively manage our growth and to respond to changes in our business could have a material adverse effect on our business, financial condition and results of operations.



     Although we are not actively seeking new acquisitions, we remain open to strategic acquisition opportunities. Future acquisitions may require significant amounts of cash, potentially dilutive issuances of our common stock or other equity securities or the incurrence of debt or amortization expenses related to goodwill and other intangible assets. Any of these events could have a material adverse effect on our business, financial condition and results of operations.


     Acquisitions also involve numerous risks, some of which we have experienced with our prior acquisitions, including:

     - difficulties in assimilating the operations, technologies, products and personnel of the acquired company, including accounting and internal control systems;

     - diversion of financial and management resources from existing operations;

     - risks of entering markets in which we have no or limited prior experience;

     - potential increase in policy lapses;

     - potential losses from unanticipated litigation;

     - potential loss of key employees of the acquired company; and

     - inability to generate sufficient revenues to offset acquisition costs.

     We may be unable to identify suitable acquisition candidates, obtain financing necessary to complete acquisitions, acquire businesses on satisfactory terms or enter into any definitive acquisition agreements. If entered into, future acquisitions may not be profitable.

OUR FINANCIAL PERFORMANCE IS SUBJECT TO THE CYCLICAL PATTERNS OF THE HEALTH INSURANCE INDUSTRY.

     The availability of health insurance is determined principally by the insurance industry's level of capitalization, historical underwriting results, returns on investments and perceived premium rate adequacy. Historically, the cycles of the health insurance industry have tended to fluctuate in patterns characterized by periods of greater competition in pricing and underwriting terms and conditions followed by periods of capital shortage and lesser competition. During periods of greater competition, premium rates may be below profitable levels. These industry-related conditions could have a material adverse effect on our business, financial condition and results of operations.


A SIGNIFICANT PORTION OF OUR DIRECT AND ASSUMED PREMIUMS AND ANNUITY CONSIDERATIONS ARE RECEIVED FROM THREE STATES.



     The states of Ohio, Texas and Florida accounted for a total of $205.8 million, or 30.6%, of our total direct and assumed premiums, before reinsurance ceded, and annuity considerations received for the first nine months of 2001. The states of Ohio, Florida and Texas accounted for a total of $249.0 million, or 31.1%, of our total direct and assumed premiums, before reinsurance ceded, and annuity considerations received for the year ended December 31, 2000. Any changes in the managed care or health insurance laws or regulations of these states, a general decline in the economy of these states, the occurrence of a natural disaster, such as an earthquake, or the occurrence of a major terrorist attack in these states could have a material adverse effect on our business, financial condition and results of operations.



EAGLE ASSOCIATION ACCOUNTS FOR A SIGNIFICANT PORTION OF ALL OF OUR CERTIFICATES AND INDIVIDUAL POLICIES IN FORCE.



     Eagle Association, an association that was formed for the purpose of offering discounts on certain goods, services and information, including pharmaceuticals, vision products, hearing aids, vitamins, restaurants, travel and health insurance, to individuals who pay dues to be members, accounted for 11.8% of all of our certificates and individual policies in force as of September 30, 2001. Eagle Association is not contractually obligated to do business with us. We face the risk of termination of our relationship with Eagle or the promotion by Eagle of competing products. If any of these risks materialize, we will need to develop alternative methods of marketing and until we did, our sales may decline. A significant lapse in part or all of the business from Eagle Association or its members could have a material adverse effect on our business, financial condition and results of operations.



A DECLINE IN OUR FINANCIAL AGENCY RATINGS COULD ADVERSELY AFFECT OUR OPERATIONS.



     Our ratings assigned by A.M. Best Company, Inc. and other nationally recognized rating agencies are important in evaluating our competitive position. Best ratings reflect their opinions of our insurance subsidiaries' financial strength, operating performance, strategic position and ability to meet our obligations to our policyholders, and are not evaluations directed to investors. Our ratings are subject to periodic review by Best and the continued retention of those ratings cannot be assured.



     In August 2001, the Best ratings of each of our insurance subsidiaries were downgraded, all with negative outlooks, due primarily to the losses at United Benefit Life and our need to raise capital. Central Reserve's rating was downgraded from a B+(very good) to a B(fair) rating. Continental General's and Pyramid Life's ratings were downgraded from A-(excellent) to B+(very good) ratings. Provident American Life's and United Benefit Life's ratings were affirmed NR-3(rating procedure inapplicable). This rating is defined by Best to mean that normal rating procedures do not apply due to unique or unusual business features. Provident American Life and United Benefit Life fall into this category because, due to reinsurance, they both retain only a small portion of their gross premiums. Also, in August 2001,

Fitch downgraded Continental General's rating from A-(high credit quality) to BBB(good credit quality) with "rating watch evolving" and downgraded Central Reserve's rating from BBB+(good credit quality) to BB(speculative credit quality) with a negative outlook.



     Any further downgrading of any of our ratings by Best or other rating companies could materially affect our business, financial condition and results of operations. While most of the considered factors relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the control of the rated company. For the past several years, rating downgrades in the industry have exceeded upgrades.


WE ARE DEPENDENT ON OUTSIDE COMPANIES FOR ADMINISTRATIVE AND OPERATIONS
SERVICES.

     We outsource our information and telephone systems at our Cleveland, Ohio headquarters to Antares Management Solutions, a division of Medical Mutual Services, which is a subsidiary of Medical Mutual of Ohio. We also outsource claims processing for our Central Reserve Ohio insureds to Antares. HealthPlan Services Corporation provides claims processing and other administrative services for our Provident American Life and United Benefit Life subsidiaries. Our operating history with Antares and HealthPlan Services is limited, and these companies may be unable to provide these same services in the future in a manner that meets our quality standards or that is cost-effective. Because we could have difficulty in finding another third party vendor, in hiring qualified internal personnel to perform the same functions or in acquiring appropriate information systems, any discontinuance of this outsourcing, failure by our outsourcing partners to meet our quality standards or financial reporting standards or cost increases could have a material adverse effect on our business, financial condition and results of operations.


OUR FAILURE OR THE FAILURE OF OUR THIRD PARTY VENDORS TO EFFECTIVELY MAINTAIN AND MODERNIZE OUR OPERATIONS COULD ADVERSELY AFFECT OUR BUSINESS.



     Our business depends significantly on effective information systems, including the use of our third party vendors' systems, for our various businesses. Our many disparate information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems or relationships with third party vendors in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. A significant portion of our systems is obtained from third party vendors, which makes us vulnerable to such party's failure to perform adequately. Our failure to maintain or obtain effective and efficient information systems, or our failure to efficiently and effectively consolidate our information systems, could have a material adverse effect on our business, financial condition and results of operations.



CERES IS AN INSURANCE HOLDING COMPANY AND, THEREFORE, MAY NOT BE ABLE TO RECEIVE DIVIDENDS FROM ITS SUBSIDIARIES IN AMOUNTS NEEDED TO MEET ITS OBLIGATIONS.



     Ceres' principal assets are the shares of capital stock of its subsidiaries. We rely on funds and dividends from our subsidiaries to meet our obligations on our outstanding debt obligations, dividends to stockholders and corporate expenses. The payment of dividends by our non-regulated subsidiaries is not restricted by state insurance regulatory restrictions but the payment of dividends by our insurance subsidiaries is subject to regulatory restrictions and will depend on the surplus and future earnings of these subsidiaries, as well as these regulatory restrictions. As of September 30, 2001, none of our insurance subsidiaries could pay a dividend to Ceres without prior approval of their respective state regulators as a result of their respective statutory deficits in unassigned surplus. As a result, we may be unable to receive dividends from these insurance subsidiaries at times and in amounts necessary to meet our obligations.



     We believe that current funds will not be sufficient to meet all our debt obligations over the next 12 months. Funds to meet our debt obligations are generated from fee income from non-regulated subsidiaries and from dividends by our insurance subsidiaries, if available. Ceres' ability to make scheduled payments of the principal of, or interest on, its indebtedness, including our credit agreement with The Chase Manhattan Bank, depends on its future performance and the future performance of its non-regulated subsidiaries, which are subject to economic, financial, competitive and other factors beyond their control. Without any restructuring or refinancing of our current debt obligations, we will require additional funds to meet our debt obligations. We currently are in discussions with our banks with respect to such restructuring or refinancing. The banks may not agree to any restructuring, and additional financing may not be available on terms favorable to us or at all. If we are not able to raise capital, our business could be materially adversely affected, including our ability to meet our obligations.



CERES HAS PLEDGED THE STOCK OF ITS INSURANCE SUBSIDIARIES IN CONNECTION WITH ITS CREDIT AGREEMENT WITH CHASE.



     If Ceres fails to make the required payments, does not meet the financial covenants or otherwise defaults in the terms of its credit agreement, the stock of its insurance subsidiaries and several other non-regulated subsidiaries could be transferred to its lenders pursuant to the pledge agreement with respect to the credit agreement. Any such transfer would have a material adverse effect on our business, financial condition and results of operations, and would have a significant adverse effect on the market value of our common stock. Some of our competitors may operate on a less leveraged basis, which gives them greater operating and financing flexibility. For more information on our credit agreement and debt obligations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


MOST STATES ASSESS OUR INSURANCE SUBSIDIARIES TO PROVIDE FUNDS FOR FAILING INSURANCE COMPANIES AND THOSE ASSESSMENTS COULD BE MATERIAL.

     Our insurance subsidiaries are subject to assessments in most states where we are licensed for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies. Maximum contributions required by law in any one year vary by state, and have historically been less than 1% of annual premiums written. We cannot predict with certainty the amount of future assessments. Significant assessments could have a material adverse effect on our financial condition and results of operations.

WE OPERATE IN A HIGHLY COMPETITIVE MARKET.

     We compete with large national, regional and specialty health and life insurers, many of whom have substantially greater financial resources, broader product lines and greater experience than we do. We compete on the basis of price, the diversity of product offerings and flexibility of coverage, the ability to attract and retain agents and the quality and level of agent and policyholder services provided.

     We also face competition from a trend among healthcare providers and insurance companies to combine and form networks to contract directly with small businesses and other prospective customers to provide healthcare services. Pending federal and state legislation may result in increased competition in our business. In addition, competition may also be affected by agents who sell our products as well as our competitors' products. Increased competition may exert strong pressures upon our profitability and our ability to successfully grow.

TAX LAW CHANGES COULD ADVERSELY AFFECT OUR SALES AND PROFITABILITY.

     We sell deferred annuities and some forms of life insurance products that are attractive to purchasers, in part, because policyholders generally are not subject to federal income tax on increases in policy values until some form of distribution is made. From time to time, Congress has considered proposals to reduce or eliminate the tax advantages of annuities and life insurance that, if enacted, might have an adverse effect on our ability to sell the affected products. To the best of our knowledge, Congress is not now actively considering any legislation that would reduce or eliminate the tax advantages of annuities and life insurance. However, it is possible that the tax treatment of annuities or life insurance could change by legislation, Internal Revenue Service regulations or judicial decisions. Such changes might reduce our sale of life and annuity products and their profitability.

WE COULD BE FORCED TO SELL INVESTMENTS TO MEET OUR LIQUIDITY REQUIREMENTS.

     We make both long-term and short-term investments to achieve the best investment returns consistent with the preservation of capital and the maintenance of liquidity adequate to meet payment of policy benefits and claims.

     We believe that we maintain adequate amounts of cash and short-term investments to fund expected policy benefits and surrenders, and do not expect to have to sell securities prematurely for such purposes. We may, however, decide to sell securities as a result of changes in interest rates, credit quality, the rate of repayment or other similar factors. A significant increase in market interest rates could result in a situation in which we are required to sell securities at depressed prices to fund payments to our insureds. Since we carry bonds at fair value, we expect that these securities would be sold with no material impact on our net equity, but such sales might reduce profitability.

OUR INVESTMENT PORTFOLIO INVOLVES RISKS THAT ARE COMMON WITH FIXED MATURITY SECURITIES.


     Our investment portfolio primarily consists of fixed maturity securities, such as investment grade publicly-traded debt securities and mortgage and asset backed securities, including collateralized mortgage obligations, which are known as CMOs. At September 30, 2001, approximately 97.7% of our invested assets were fixed maturity securities. There are risks inherent in connection with the ownership of bonds, including loss upon default and price volatility in reaction to changes in interest rates and general market factors. Additional risks are also inherent with CMOs, including the risks associated with reinvestment of proceeds due to prepayments of these obligations.

                                USE OF PROCEEDS


     The net proceeds to Ceres from the offering of 14,000,000 shares of common
stock (based on an assumed public offering price of $               per share)
are estimated to be $               million ($               million if the
underwriters' option to purchase additional shares is exercised in full) after deduction of the estimated underwriting discounts and commissions and expenses of this offering.


     The following table sets forth the estimated sources and uses of the net proceeds to Ceres from the sale of our common stock in the offering.


                                                                  AMOUNT
                                                                ----------
SOURCES
The offering................................................    $

USES
Contribution to capital of insurance subsidiaries...........
Repayment of a portion of our debt pursuant to our credit
  agreement*................................................
Repurchase of our convertible voting preferred stock........
                                                                ----------
          Total uses........................................    $
                                                                ==========


---------------


*At November 1, 2001, the outstanding balance under our credit agreement with Chase was $42.5 million with a weighted average interest rate of 6.06%. Our credit agreement matures March 17, 2006. For a discussion of our credit agreement with Chase, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


     Our common stock has traded on the Nasdaq National Market under the symbol CERG since December 1998 and under the symbol CRLC before that. The following table shows the high and low closing prices of our common stock for the quarters listed. These prices were taken from the Nasdaq Monthly Statistical Reports. On November 14, 2001, our common stock closed at $3.40 per share.



                                                               HIGH      LOW
                                                              ------    -----
2001
     First Quarter..........................................  $ 6.88    $5.44
     Second Quarter.........................................    5.45     4.70
     Third Quarter..........................................    5.44     2.90
     Fourth Quarter to November 14, 2001....................    3.69     2.90

2000
     First Quarter..........................................  $ 7.25    $6.00
     Second Quarter.........................................    6.63     5.75
     Third Quarter..........................................    7.25     5.81
     Fourth Quarter.........................................    7.00     5.50

1999
     First Quarter..........................................  $11.50    $8.25
     Second Quarter.........................................   11.00     8.50
     Third Quarter..........................................   10.25     6.56
     Fourth Quarter.........................................    8.00     5.94

1998
     First Quarter..........................................  $ 7.75    $4.88
     Second Quarter.........................................    7.75     6.50
     Third Quarter..........................................    8.88     6.00
     Fourth Quarter.........................................   10.50     6.75



     As of November 1, 2001, we had 2,186 record holders.



     We have not paid any cash dividends on our common stock since the end of 1996, and we do not anticipate paying any dividends in the foreseeable future. Our credit agreement with The Chase Manhattan Bank, dated February 17, 1999, as amended, contains financial and other covenants that, among other matters, prohibit the payment of cash dividends on our common stock. For more information on our credit agreement with Chase, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     Dividends paid by our insurance subsidiaries to us are limited by state insurance regulations. The insurance regulator in the insurer's state of domicile may disapprove any dividend which, together with other dividends paid by an insurance company in the prior 12 months, exceeds the regulatory maximum as computed for the insurance company based on its statutory surplus and net income. As of September 30, 2001, none of our insurance subsidiaries could pay a dividend to Ceres without prior approval of their respective state insurance regulators as a result of their respective statutory deficits in unassigned surplus.

                                 CAPITALIZATION


     The following table sets forth our consolidated capitalization at September 30, 2001, as adjusted to reflect the sale of 14,000,000 shares of common stock offered by us in this offering (at an assumed public offering price of
$               per share) and the application of the net proceeds from the offering as described under "Use of Proceeds." This table should be read in conjunction with our historical consolidated financial statements and the related notes, included elsewhere in this prospectus.



                                                                SEPTEMBER 30, 2001
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                              (dollars in thousands)
Debt (including current portion)
  Debt......................................................  $ 42,500
Stockholders' equity
  Non-voting preferred stock, $0.001 par value:
     1,900,000 shares authorized, none issued...............        --           --
  Convertible voting preferred stock, $0.001 par value:
     100,000 shares authorized, 81,986 issued and
      outstanding...........................................     8,199           --
  Common stock, $0.001 par value:
     50,000,000 shares authorized, 17,636,444 issued and
      outstanding:
     (actual), 31,636,444 issued and outstanding:
     (as adjusted)*.........................................        18
  Additional paid-in-capital................................    85,176
  Dividends distributable, convertible voting preferred
     stock..................................................       207
  Retained earnings.........................................    17,265
  Accumulated other comprehensive income....................     4,430
                                                              --------     --------
     Total stockholders' equity.............................   115,295
                                                              --------     --------
       Total capitalization.................................  $157,795
                                                              ========     ========


---------------


* Excludes, as of November 1, 2001, 9,627,241 shares reserved for issuance under our stock option plans, stock purchase plans, non-qualified stock options and warrants, and 1,379,521 shares reserved for issuance upon the conversion of our convertible voting preferred stock.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


     The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2000 includes our historical operations and presents our results as if the acquisition of Pyramid Life on July 26, 2000 and the private placement offering and bank financing consummated in connection with the acquisition had occurred on January 1, 2000. This unaudited pro forma consolidated statement of operations has been prepared by Ceres management. The unaudited pro forma consolidated statement of operations does not purport to represent our financial position or the operating results that would have been achieved had the acquisition been consummated as of January 1, 2000 and should not be construed as projecting our future financial position or operating results. The pro forma adjustments are based on available information and certain assumptions that we currently believe are reasonable under the circumstances. The unaudited pro forma consolidated statement of operations should be read in conjunction with the more detailed information contained in the historical financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 25.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000

                                                   HISTORICAL       PYRAMID LIFE     ADJUSTMENTS
                                                CERES GROUP, INC.   ACQUISITION    FOR ACQUISITION     PRO FORMA
                                                -----------------   ------------   ---------------     ---------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES
Total premiums, net...........................      $511,542          $38,667          $    --          $550,209
Net investment income.........................        26,871            4,441           (1,425)(1a)       29,887
                                                                                           155(1b)           155
Net realized losses...........................           (98)              --               --               (98)
Fee and other income..........................        31,540              160               --            31,700
Amortization of deferred reinsurance gain.....         6,093               --               --             6,093
                                                    --------          -------          -------          --------
                                                     575,948           43,268           (1,270)          617,946
                                                    --------          -------          -------          --------
BENEFITS, LOSSES AND EXPENSES
Total benefits, claims, losses and settlement
  expenses....................................       389,811           27,826               --           417,637
Selling, general and administrative
  expenses....................................       185,211           12,659               --           197,870
Net (deferral) amortization and change in
  acquisition costs and value of business
  acquired....................................       (30,513)            (525)          (1,594)(2a)      (32,632)
                                                          --               --           (1,391)(2b)       (1,391)
Amortization of goodwill......................         1,069               --              250(3)          1,319
Interest expense and financing costs..........         5,566               --              422(4a)         5,988
                                                          --               --               68(4b)            68
                                                    --------          -------          -------          --------
                                                     551,144           39,960           (2,245)          588,859
                                                    --------          -------          -------          --------
Income before federal income taxes, minority
  interest and preferred stock dividend.......        24,804            3,308              975            29,087
Federal income tax expense....................         8,380            1,168              429(5)          9,977
                                                    --------          -------          -------          --------
INCOME AFTER TAX, BEFORE MINORITY INTEREST AND
  PREFERRED STOCK DIVIDEND....................        16,424            2,140              546            19,110
Minority interest.............................           (26)              --               --               (26)
                                                    --------          -------          -------          --------
NET INCOME....................................        16,450            2,140              546            19,136
Convertible voting preferred stock
  dividends...................................           327               --              423               750
                                                    --------          -------          -------          --------
NET INCOME ATTRIBUTABLE TO COMMON
  STOCKHOLDERS................................      $ 16,123          $ 2,140          $   123          $ 18,386
                                                    ========          =======          =======          ========
NET INCOME PER SHARE ATTRIBUTABLE TO COMMON
  STOCKHOLDERS
    Basic.....................................          1.06                                                1.07
    Diluted...................................          1.00                                                1.00
WEIGHTED AVERAGE SHARES OUTSTANDING
    Basic.....................................    15,260,160(6)                      1,881,279(7)     17,141,439
    Diluted...................................    16,425,355(6)                      2,637,143(7)     19,062,498

---------------

(1) (a) Decrease in investment income due to net cash decrease of $9,873,000 at Ceres and $25,000,000 extraordinary dividend paid by Pyramid Life to United Insurance Company ($34,873,000 x 7%).

    (b) Reverses accrual of discount of $155,000 based upon revaluation of investment portfolio to current market value for the period from January 1, 2000 to July 26, 2000.

(2) (a) Eliminates prior amortization of deferred acquisition costs of $525,000 for the period from January 1, 2000 to July 26, 2000. Records net capitalization of expenses for new business of $2,119,000 for the period from January 1, 2000 to July 26, 2000.

    (b) Records net capitalization of adjusted value of business acquired of $1,391,000 for the period from January 1, 2000 to July 26, 2000.

(3) Records the net amortization of goodwill over 25 years of $250,000 for the period from January 1, 2000 to July 26, 2000.

(4) (a) Records interest expense of $422,0000 on bank financing used to fund the acquisition for the period from January 1, 2000 to July 26, 2000.

    (b) Records the amortization of deferred loan fees of $68,000 for the period from January 1, 2000 to July 26, 2000.

(5) Records income tax expense (benefit) of the pro forma adjustments.

(6) Includes on a weighted average basis basic shares of 3,333,334 and fully diluted of 4,672,607 issued in connection with the acquisition of Pyramid Life on July 26, 2000. Fully diluted shares include the issuance of 3,333,334 shares of common stock in a private placement offering for $6.00 per share; the issuance of 75,000 shares of convertible voting preferred stock, initially convertible into 1,220,505 shares of common stock, to United Insurance Company of $7,500,000; and the issuance of 57,743 additional warrants pursuant to the anti-dilution adjustment provision contained in the existing warrants.

(7) Records on a weighted average basis additional shares issued in connection with the acquisition of Pyramid Life as if the shares were issued on January 1, 2000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report. Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, future performance involves risks and uncertainties which may cause actual results to differ materially from those expressed in the forward-looking statements. See "Forward-Looking Statements."

OVERVIEW

     Since January 1, 1998, we:

     - restructured the company and its operations and initiated a growth strategy that included expanded distribution channels and product offerings and a series of strategic acquisitions, including our entry into the senior market;


     - entered into a quota share reinsurance agreement with Hannover, effective January 1, 1997, under which Hannover reinsured 50% of certain group health policies in force at Central Reserve and written during 1997;


     - underwent a change of control in July 1998;

     - completed a private placement of our common stock in July 1998 in which we issued and sold 7,300,000 shares of common stock at $5.50 per share and warrants to purchase an additional 3,650,000 shares of common stock at an exercise price of $5.50 per share for total proceeds of approximately $40.2 million, or $37.7 million net of expenses;

     - entered into an agreement with United Benefit Life Insurance Company as of August 1, 1998 to reinsure 100% of the major medical policies of United Benefit Life and entered into a reinsurance agreement with Hannover in which we ceded 80% of the risk for United Benefit Life policies in force before August 1, 1998 and 50% of the risk for United Benefit Life policies in force after August 1, 1998;

     - acquired Provident American Life and Health Insurance Company from Provident American Corporation on December 31, 1998 for $5.5 million in cash and, immediately prior to the sale, Provident American Life ceded 100% of its policies in force to Provident Indemnity Life Insurance Company while in turn Hannover assumed from Provident Indemnity 100% of its health block of business with Central Reserve assuming 10% from Hannover;

     - entered into a reinsurance agreement with Hannover, in which Hannover reinsured 50% of Provident American Life's direct business written after December 31, 1998 and 50% of the business reinsured from Provident Indemnity;


     - acquired Continental General Insurance Company from The Western & Southern Life Insurance Company of Cincinnati, Ohio, on February 17, 1999 for $84.5 million including $40.0 million from a credit facility with Chase, $15.0 million from a private placement of 2,000,000 shares of our common stock, $22.5 million from a special pre-closing dividend to Western & Southern from Continental General, and the balance in cash;


     - entered into a reinsurance agreement with Hannover, under which Hannover reinsured 50% of all insurance business in force at Continental General on February 1, 1999;


     - acquired United Benefit Life in July 1999 through foreclosure in order to satisfy, in part, a $19.4 million reserve shortfall at December 31, 1999, of which $17.8 million was recovered and $1.6 million was expensed by us;


     - acquired selected major medical insureds of Central Benefits Mutual Insurance Company beginning in January 2000;

     - discontinued new sales activities for United Benefit Life and Provident American Life, except for Internet sales of Provident American Life, in July 2000;


     - acquired a block of individual and small group health insurance written by American Chambers Life Insurance Company effective May 1, 2000;



     - acquired Pyramid Life Insurance Company from United Insurance Company of America, a subsidiary of Unitrin, Inc., on July 26, 2000 for $67.5 million including $25.0 million from a special pre-closing dividend from Pyramid Life to Unitrin, $20.0 million from a private placement offering of 3,333,334 shares of our common stock, $15.0 million from cash at Continental General and financing provided by Chase, and $7.5 million from the sale of our convertible voting preferred stock to United Insurance Company; and



     - implemented a program in July 2001 to mitigate losses at United Benefit Life and Provident American Life by notifying their policyholders that their policies would be terminated or replaced and we expect the business in these two subsidiaries to substantially wind down by the early part of 2002.



     All of our acquisitions were accounted for using the purchase method of accounting. The acquisitions of Provident American Life and Continental General had no impact on our results of operations in 1998. Results for United Benefit Life are included from August 1, 1998 to July 20, 1999 under a reinsurance agreement and thereafter as an acquired entity. The financial information for the year ended December 31, 1999 includes the operations of Continental General since February 1, 1999 and of Provident American Life for the entire year. The financial information for the year ended December 31, 2000 and for the nine months ended September 30, 2000 includes the operations of Pyramid Life subsequent to its acquisition on July 26, 2000. The financial information for the nine months ended September 30, 2001 includes the operation of all our subsidiaries for the entire period.


     Our results of operations are affected by the following accounting and insurance business factors:

     Level of required reserves for policies in force. The amount of reserves relating to reported and unreported claims incurred is determined by periodically evaluating historical claims experience and statistical information with respect to the probable number and nature of such claims. Claim reserves reflect actual experience through the most recent time period and policy reserves reflect expectations of claims related to a block of business over its entire life. We compare actual experience with estimates and adjust our reserves on the basis of such comparisons. Revisions to reserves are reflected in our current results of operations through benefits to insured's expense.


     In addition to the reserves discussed above, we also maintain reserves for policies that are not currently in claim based upon actuarial expectations that a policy may go on claim in the future. These reserves are calculated based on factors that include estimates for mortality, morbidity, interest rates and persistency. Factor components generally include assumptions that are consistent with both our experience and industry practices.


     Revenue Recognition. Life insurance premiums are recognized as revenue when they become due. Health premiums are recognized as revenue over the terms of the policies. Amounts received from interest sensitive contracts, principally universal life and annuity products, are not reflected in premium revenue; rather, such amounts are accounted for as deposits with the related liabilities included in future policy benefits, losses and claims.

     Deferred acquisition costs. In connection with the sale of our insurance policies, we defer and amortize a portion of the policy acquisition costs over the related premium paying periods of the life of the policy. These costs include all expenses directly related to the acquisition of the policy, including commissions, underwriting and other policy issue expenses. The amortization of deferred acquisition costs is determined using the same projected actuarial assumptions used in computing policy reserves. Deferred acquisition costs associated with traditional life and accident and health contracts are charged to expense over the premium-paying period or as premiums are earned over the life of the contract. Deferred acquisition costs associated with interest-sensitive life and annuity products are charged to expense over the estimated duration of the policies in relation to the present value of the estimated gross profits from surrender charges and investments, mortality, and expense margins. Deferred acquisition costs are affected by unanticipated termination of policies because, upon such unanticipated termination, we expense fully the unamortized deferred acquisition costs associated with the terminated policy.

     Value of business acquired. A portion of the purchase price paid for Pyramid Life and Continental General Corporation was allocated to the value of business acquired based on the actuarially-determined present value of the expected pre-tax future profits from the business assuming a discount rate of 15%. Interest is accrued on the balance annually at a rate consistent with the rate credited on the acquired policies on the acquisition date, which ranges from 4.75% to 8.75%. Recoverability of the value of business acquired is evaluated periodically by comparing the current estimate of the present value of expected pre-tax future profits to the unamortized asset balance. If the current estimate is less than the existing asset balance, the difference would be charged to expense, and if the current estimate is higher than the existing asset balance, the difference will emerge into profits as earned.

     For accident and health and ordinary life business, the value of business acquired is amortized over the estimated life of the in force business using assumptions consistent with those in computing reserves. Interest of 6% for Continental General and 7% for Pyramid Life is credited to the unamortized balance. For interest sensitive products such as universal life and deferred annuities, the value of business acquired is amortized over the expected profit stream of the in force business. The expected profit stream is based upon actuarial assumptions as to mortality, lapses and expenses. Earned interest was assumed to be 6% for Continental General and 7% for Pyramid Life, the market rate at the time of acquisition.

     The number of years a policy has been in effect. Claims costs tend to be higher on policies that have been in force for a longer period of time. As the policy ages, it is more likely that the insured will need services covered by the policy. However, generally, the longer the policy is in effect, the more premium we will receive for major medical and Medicare supplement policies. For other health, life and annuity policies/contracts, reserve liabilities are established for policy benefits expected to be paid for in future years.

     Lapsation and persistency. Factors that affect our results of operations are lapsation and persistency, both of which relate to the renewal of insurance policies and certificates in force. Lapsation is the termination of a policy for nonrenewal and, pursuant to our practice, is automatic if and when premiums become more than 31 days overdue; however, policies may be reinstated, if approved, within six months after the policy lapses. Persistency represents the percentage of total certificates in force at the end of a period less any newly-issued certificates divided by the total certificates in force at the beginning of the period.

     Policies renew or lapse for a variety of reasons, due both to internal and external causes. We believe that our efforts to address any concerns or questions of our insureds in an expedient fashion help to ensure ongoing policy renewal. We also believe that we enjoy a favorable reputation with our insureds for providing desirable policy benefits and efficient claims processing. We work closely with our licensed agents, who play an integral role in obtaining policy renewals and communicating with our insureds.

     External factors also contribute to policy renewal or lapsation. Economic cycles can influence an insured's ability to continue the payment of insurance premiums when due. New government initiatives have raised public awareness of the escalating costs of healthcare, which we believe boosts new sales and promotes renewal payments.

     Lapsation and persistency may positively or adversely impact future earnings. Higher persistency generally results in higher renewal premium. However, higher persistency may lead to increased claims in future periods. Additionally, increased lapsation can result in reduced premium collection, accelerated deferred acquisition cost amortization and anti-selection of higher-risk insureds.

RECENT EVENTS



     As previously reported, on May 8, 2001, Central Reserve entered into an agreement to sell the stock of United Benefit Life, including United Benefit Life's licenses and certain liabilities, to Pelagian, LLC, a Texas limited liability company. The sale was subject to approval by the State of Ohio Department of Insurance and other customary terms and conditions. Based on recent discussions with the Ohio Department of Insurance, we believe that approval of this transaction is unlikely. We expect that the parties will mutually terminate the stock purchase agreement within the next several days. In July 2001, we implemented a program to mitigate future losses of United Benefit Life by notifying policyholders that their policies would be terminated or replaced. We expect the business in United Benefit Life to substantially wind down by the early part of 2002.



     In August 2001, the A.M. Best ratings of our insurance subsidiaries were downgraded, all with negative outlooks, due primarily to the losses at United Benefit Life and our need to raise capital. Central Reserve's rating was downgraded from B+(very good) to B(fair). Continental General's and Pyramid Life's ratings were downgraded from A-(excellent) to B+(very good). Also, in August 2001, Fitch downgraded Continental General from A-(high credit quality) to BBB(good credit quality) with "rating watch evolving" and downgraded Central Reserve from BBB+(good credit quality) to BB(speculative credit quality) with a negative outlook.


RESULTS OF OPERATIONS

     Year-to-year financial results must be viewed in light of the change in control, reinsurance, acquisitions, changes to our equity and debt and the other factors described above.

     We have three reportable segments:

     - medical -- includes major medical plans;

     - senior and other -- includes Medicare supplement, long-term care, dental, life insurance and annuities; and

     - corporate and other -- includes primarily interest income, interest expense and corporate expenses.

  NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO SEPTEMBER 30, 2000



                                                                                             INCREASE
                            NINE MONTHS                    NINE MONTHS                   (DECREASE) FROM
                               ENDED           % OF           ENDED           % OF        PREVIOUS YEAR
                           SEPTEMBER 30,   CONSOLIDATED   SEPTEMBER 30,   CONSOLIDATED   ----------------
                               2001          REVENUES         2000          REVENUES     DOLLARS      %
                           -------------   ------------   -------------   ------------   --------   -----
                                                       (DOLLARS IN THOUSANDS)
Premiums, net
  Medical................    $305,278          57.4%        $275,891          67.0%      $ 29,387    10.7%
  Senior and other.......     166,042          31.2%          88,613          21.5%        77,429    87.4%
                             --------         -----         --------         -----       --------
     Total...............     471,320          88.6%         364,504          88.5%       106,816    29.3%
Net investment income....      24,274           4.6%          19,322           4.7%         4,952    25.6%
Net realized gains.......       5,215           1.0%              35            --          5,180     N/M
Fee and other income.....      27,568           5.2%          23,417           5.7%         4,151    17.7%
Amortization of deferred
  reinsurance gain.......       3,301           0.6%           4,495           1.1%        (1,194)  (26.6)%
                             --------         -----         --------         -----       --------
     Consolidated
       revenues..........     531,678         100.0%         411,773         100.0%       119,905    29.1%
                             --------         -----         --------         -----       --------
Benefits, claims, losses
  and settlement expenses
  Medical................     248,638          46.8%         206,523          50.1%        42,115    20.4%
  Senior and other.......     125,951          23.7%          69,076          16.8%        56,875    82.3%
                             --------         -----         --------         -----       --------
     Total...............     374,589          70.5%         275,599          66.9%        98,990    35.9%
Selling, general and
  administrative
  expenses...............     165,265          31.1%         134,013          32.5%        31,252    23.3%
Net (deferral)
  amortization and change
  in acquisition costs
  and value of business
  acquired...............     (20,288)         (3.8)%        (21,570)         (5.2)%        1,282     5.9%
Amortization of
  goodwill...............         824           0.2%             782           0.2%            42     5.4%
Interest expense and
  financing costs........       3,934           0.7%           3,983           1.0%           (49)   (1.2)%
Special charges..........       7,097           1.3%              --            --          7,097      --
Federal income tax
  expense................       1,122           0.2%           6,638           1.6%        (5,516)  (83.1)%
Minority interest........         (37)           --               --            --            (37)     --
                             --------         -----         --------         -----       --------
Net income (loss)........        (828)         (0.2)%         12,328           3.0%       (13,156)    N/M
Convertible voting
  preferred stock
  dividends..............         579           0.1%             138            --            441     N/M
                             --------         -----         --------         -----       --------
Net income (loss)
  attributable to common
  stockholders...........    $ (1,407)         (0.3)%       $ 12,190           3.0%      $(13,597)    N/M
                             ========         =====         ========         =====       ========
Net income (loss) per
  share attributable to
  common stockholders
     Basic...............    $  (0.08)                      $   0.84                     $  (0.92)    N/M
     Diluted.............       (0.08)                          0.79                        (0.87)    N/M


---------------


N/M = not meaningful

  NET PREMIUMS (NET OF REINSURANCE CEDED)



     For the nine months ended September 30, 2001, total net premiums were $471.3 million, an increase of 29.3% from $364.5 million for the same period in 2000.



     Medical premiums for the nine months ended September 30, 2001 were $305.3 million compared to $275.9 million for the nine months ended September 30, 2000, an increase of 10.7%. The increase in medical premiums was primarily the result of premium rate increases and reduced premiums ceded under reinsurance agreements.



     Senior and other premiums were $166.0 million for the nine months ended September 30, 2001 compared to $88.6 million for the nine months ended September 30, 2000, an increase of 87.4%. The increase in senior and other premiums was primarily the result of $43.6 million attributable to Pyramid Life premiums, increased new sales and premium rate increases.



  OTHER REVENUES



     Net investment income increased to $24.3 million for the first nine months of 2001 from $19.3 million for the first nine months of 2000, an increase of 25.6%, due primarily to an increased investment base from the addition of Pyramid Life.



     Net realized gains increased to $5.2 million for the first nine months of 2001 from zero for the first nine months of 2000 as a result of the sale of 30-year mortgage pass-through securities which reduced prepayment risk, and the sale of callable agency bonds which reduced call risk. Portfolio durations were also shortened to reduce the impact on bond values in a potentially rising interest rate environment. Cash was reinvested in corporate bonds and planned amortization class non-agency mortgage securities, which provide average life protection in a fluctuating interest rate environment.



     Fee and other income increased to $27.6 million for the nine months ended September 30, 2001 compared to $23.4 million for the same period in 2000, an increase of 17.7%. This increase was attributable to new administrative fees introduced at Continental General in May 2000 and fees received on a larger volume of business in force.



     The amortization of deferred reinsurance gain of $3.3 million for the nine months ended September 30, 2001 represented the recognition of the ceding commission allowances received under our reinsurance agreements. The unamortized amount of $15.5 million at September 30, 2001 was accounted for as a deferred reinsurance gain on the consolidated condensed balance sheet.



  BENEFITS, CLAIMS, LOSSES AND SETTLEMENT EXPENSES



     Total benefits, claims, losses and settlement expenses increased to $374.6 million for the nine months ended September 30, 2001 compared to $275.6 million for the same period in 2000, an increase of 35.9%.



     Medical benefits, claims, losses and settlement expenses were $248.6 million for the nine months ended September 30, 2001 compared to $206.5 million for the same period in 2000, an increase of 20.4%. The increase was a result of higher than anticipated benefit utilization in the first nine months of 2001 versus the same period in 2000 on a larger volume of business in force, $8.4 million in pre-tax operating losses for the first nine months of 2001 with respect to United Benefit Life and Provident American Life, increased medical costs, and $2.5 million attributable to Pyramid Life. The medical loss ratio was 81.4% for the nine months ended September 30, 2001 compared to 74.9% for the same period in 2000. The increase was due to increased medical inflation in the first half of 2001 and higher than anticipated medical benefit utilization, particularly with respect to United Benefit Life and Provident American Life, as well as higher claims utilization in selected states on specific product lines that were terminated in 2000.



     Senior and other benefits, claims, losses and settlement expenses were $126.0 million for the nine months ended September 30, 2001 compared to $69.1 million for the same period in 2000, an increase of 82.3%. The increase was a result of $31.5 million attributable to Pyramid Life and claims and benefits paid on a larger volume of business in force. The senior and other loss ratio decreased to 75.9% for the first nine months of 2001 compared to 78.0% for the first nine months of 2000, primarily attributable to increased volume of new premiums and lower benefit utilization.



  OTHER EXPENSES AND NET INCOME



     Selling, general and administrative expenses increased to $165.3 million in the first nine months of 2001 compared to $134.0 million in the first nine months of 2000, an increase of 23.3%. The increase in selling, general and administrative expenses represented a $3.2 million increase in commissions, a $12.3 million increase in other operating and reinsurance expenses attributable to our increased business base, and reduced reinsurance allowances of $15.8 million resulting from a lower volume of ceded premiums. Pyramid Life accounted for $16.0 million of the $31.3 million increase. As a percentage of revenues, selling, general and administrative expenses have decreased to 32.1% for the first nine months of 2001 compared to 32.5% for the same period in 2000.



     The net (deferral) amortization and change in acquisition costs and value of business acquired resulted in a net deferral of $20.3 million for the first nine months of 2001 compared to a net deferral of $21.6 million for the first nine months of 2000. Pyramid Life accounted for $4.7 million of the net deferral. The decrease was primarily attributable to the write-off of Central Reserve's DAC of approximately $5.9 million in four states due to the continuing unprofitability of the business in those states.



     Interest expense and financing costs decreased to $3.9 million in the first nine months of 2001 compared to $4.0 million in the first nine months of 2000 as a result of lower interest rates.



     Special charges of $7.1 million in the first quarter of 2001 represented a $5.9 million write-off of the DAC asset for United Benefit Life and Provident American Life and a $1.2 million write-off of costs associated with United Benefit Life (see Note D, Special Charges, to the Notes to our unaudited Condensed Consolidated Financial Statements for further information), including the write-off of United Benefit Life's deferred tax costs. The DAC asset was written off due to the planned termination of the business.



     A federal income tax expense of $1.1 million, or 35.0% of the income before federal taxes (excluding losses at United Benefit Life where no federal income tax benefit was realized) was established for the first nine months of 2001. A similar effective rate was used for 2000.



     As a result of the foregoing, for the first nine months of 2001, the net loss was $0.8 million and the net loss attributable to common stockholders was $1.4 million, or $(0.08) basic and diluted earnings per share of common stock, compared to net income of $12.3 million, or $0.84 basic and $0.79 diluted earnings per share of common stock, for the first nine months of 2000. Net income attributable to common stockholders excluding the United Benefit Life and Provident American Life operating losses totaling $8.4 million, including legal expenses, and the special charges of $7.1 million was $9.7 million, or $0.54 per diluted share for the nine months ended September 30, 2001.

  2000 COMPARED TO 1999

                                                                                             INCREASE
                                                                                         (DECREASE) FROM
                                                    % OF                      % OF        PREVIOUS YEAR
                                                CONSOLIDATED              CONSOLIDATED   ----------------
                                       2000       REVENUES       1999       REVENUES     DOLLARS      %
                                     --------   ------------   --------   ------------   --------   -----
                                                            (DOLLARS IN THOUSANDS)
Premiums, net
  Medical..........................  $375,804       65.2%      $251,876       67.7%      $123,928    49.2%
  Senior and other.................   135,738       23.6%        75,870       20.4%        59,868    78.9%
                                     --------      -----       --------      -----       --------
     Total.........................   511,542       88.8%       327,746       88.1%       183,796    56.1%
Net investment income..............    26,871        4.7%        21,362        5.7%         5,509    25.8%
Net realized (losses) gains........       (98)        --            107         --           (205)    N/M
Fee and other income...............    31,540        5.5%        17,410        4.7%        14,130    81.2%
Amortization of deferred
  reinsurance gain.................     6,093        1.0%         5,468        1.5%           625    11.4%
                                     --------      -----       --------      -----       --------
Consolidated Revenues..............   575,948      100.0%       372,093      100.0%       203,855    54.8%
                                     --------      -----       --------      -----       --------
Benefits, claims, losses and
  settlement expenses
  Medical..........................   288,260       50.1%       176,531       47.5%       111,729    63.3%
  Senior and other.................   101,551       17.6%        56,572       15.2%        44,979    79.5%
                                     --------      -----       --------      -----       --------
     Total.........................   389,811       67.7%       233,103       62.7%       156,708    67.2%
Selling, general and administrative
  expenses.........................   185,211       32.1%       137,932       37.1%        47,279    34.3%
Net amortization and change in
  deferral of acquisition costs and
  value of business acquired.......   (30,513)      (5.3)%      (21,892)      (5.9)%       (8,621)  (39.4)%
Amortization of goodwill...........     1,069        0.2%           854        0.2%           215    25.2%
Interest expense and financing
  costs............................     5,566        1.0%         4,090        1.1%         1,476    36.1%
Federal income tax expense.........     8,380        1.4%         6,302        1.7%         2,078    33.0%
Minority interest..................       (26)        --             --         --            (26)    N/M
                                     --------      -----       --------      -----       --------
Net income.........................  $ 16,450        2.9%      $ 11,704        3.1%      $  4,746    40.6%
                                     ========      =====       ========      =====       ========

---------------
N/M = not meaningful

  NET PREMIUMS (NET OF REINSURANCE CEDED)

     For the year ended December 31, 2000, total net premiums were $511.5 million, an increase of 56.1%, from $327.7 million for 1999.

     Medical premiums for 2000 were $375.8 million compared to $251.9 million for 1999, an increase of 49.2%. The increase in medical premiums was primarily the result of increased new sales including sales arising from the selected major medical insureds of Central Benefits, premium rate increases, additional reinsurance assumed from American Chambers and the inclusion of Continental General's results for twelve months in 2000 compared to eleven months in 1999.

     Senior and other premiums were $135.7 million for 2000 compared to $75.9 million for 1999, an increase of 78.9%. The increase in senior and other premiums was primarily the result of increased Medicare supplement sales, premium rate increases, $26.2 million attributable to Pyramid Life, and the inclusion of Continental General's results for twelve months in 2000 compared to eleven months in 1999.

  OTHER REVENUES

     Net investment income increased to $26.9 million for 2000 from $21.4 million for 1999, an increase of 25.8%, due primarily to an increased investment base from the addition of Pyramid Life and the inclusion of Continental General's results for twelve months in 2000 compared to eleven months in 1999.

     Fee and other income increased to $31.5 million for 2000 compared to $17.4 million for 1999, an increase of 81.2%, primarily attributable to additional fees charged for new services, such as care coordination fees, as well as fees received on a larger volume of business. Fee and other income from non-regulated subsidiaries accounted for $10.4 million in 2000.

     The amortization of deferred reinsurance gain of $6.1 million for 2000 represented the recognition and amortization of the ceding commission allowances received on our reinsurance agreements. The unamortized amount of $18.8 million at December 31, 2000 was accounted for as a deferred reinsurance gain on our consolidated balance sheet.

  BENEFITS, CLAIMS, LOSSES AND SETTLEMENT EXPENSES

     Total benefits, claims, losses and settlement expenses increased to $389.8 million for 2000 compared to $233.1 million for 1999, an increase of 67.2%.

     Medical benefits, claims, losses and settlement expenses were $288.3 million for 2000 compared to $176.5 million for 1999, an increase of 63.3%. The increase was primarily a result of higher benefit utilization in 2000 versus 1999 on a larger volume of business and increased medical costs. The medical loss ratio was 76.7% for the year ended December 31, 2000 compared to 70.1% for 1999. Our loss ratios are defined as policy benefits, claims, losses and settlement expenses as a percentage of net premiums for each segment.

     Senior and other benefits, claims, losses and settlement expenses were $101.6 million for 2000 compared to $56.6 million for 1999, an increase of 79.5%. The increase was a result of $17.4 million attributable to Pyramid Life, claims and benefits paid on a larger volume of business and the inclusion of Continental General's results for twelve months in 2000 compared to eleven months in 1999. The senior loss ratio was 74.8% for 2000 compared to 74.6% for 1999.

  OTHER EXPENSES AND NET INCOME


     Selling, general and administrative expenses increased $47.3 million to $185.2 million in 2000 compared to $137.9 million in 1999, an increase of 34.3%. The increase in selling, general and administrative expenses resulted from a $42.6 million increase in commissions and a $12.6 million increase in other operating expenses and a $5.4 million increase in premium taxes, licenses and fees attributable to our increased business base. This increase was partially offset by a net change in reinsurance expenses and allowances of $13.3 million. Pyramid Life accounted for $10.0 million of the $47.3 million increase. As a percentage of consolidated revenues, selling, general and administrative expenses decreased to 32.1% in 2000 compared to 37.1% in 1999.


     The net amortization and change in deferral of acquisition costs and value of business acquired resulted in a net deferral of $30.5 million for 2000 compared to a net deferral of $21.9 million for 1999. Pyramid Life accounted for $2.5 million of the net deferral in 2000. The remaining increase in the deferral was a result of capitalized acquisition expenses on new business, including Continental General's new business for twelve months in 2000 versus eleven months in 1999.

     Interest expense and financing costs increased to $5.6 million in 2000 compared to $4.1 million in 1999 as a result of the interest expense incurred under our credit agreement for twelve months in 2000 compared to interest expense for 1999 which did not begin to accrue until February 17, 1999, the closing date of the purchase of Continental General, and a higher outstanding balance. Interest rates charged under the credit agreement in 2000 were also higher than those charged in 1999.

     For the year ended December 31, 2000, the provision for federal income taxes was $8.4 million, or 33.8% of income before federal income taxes of $24.8 million. The 1999 effective rate was 35%.


     Net income for the year ended December 31, 2000 was $16.5 million, or $1.06 basic earnings per share and $1.00 diluted earnings per share, compared to $11.7 million, or $0.88 basic earnings per share and $0.77 diluted earnings per share, for 1999. Our net income for 2000 was adversely affected by a net loss of $4.9 million at United Benefit Life due to high benefit and claims loss ratios and other related expenses. New sales activities for United Benefit Life were discontinued in July 2000. In addition, new sales activities for Provident American Life, except for Internet sales, also were discontinued in July 2000.


  1999 COMPARED TO 1998

                                                                                             INCREASE
                                                                                         (DECREASE) FROM
                                                    % OF                      % OF        PREVIOUS YEAR
                                                CONSOLIDATED              CONSOLIDATED   ----------------
                                       1999       REVENUES       1998       REVENUES     DOLLARS      %
                                     --------   ------------   --------   ------------   --------   -----
                                                            (DOLLARS IN THOUSANDS)
Premiums, net
  Medical..........................  $251,876       67.7%      $143,064       84.1%      $108,812    76.1%
  Senior and other.................    75,870       20.4%        11,124        6.5%        64,746   582.0%
                                     --------      -----       --------      -----       --------
     Total.........................   327,746       88.1%       154,188       90.6%       173,558   112.6%
Net investment income..............    21,362        5.7%         7,454        4.4%        13,908   186.6%
Net realized gains.................       107         --            211        0.1%          (104)  (49.3)%
Fee and other income...............    17,410        4.7%         7,694        4.5%         9,716   126.3%
Amortization of deferred
  reinsurance gain.................     5,468        1.5%           600        0.4%         4,868   811.3%
                                     --------      -----       --------      -----       --------
Consolidated revenues..............   372,093      100.0%       170,147      100.0%       201,946   118.7%
                                     --------      -----       --------      -----       --------
Benefits, claims, losses and
  settlement expenses
  Medical..........................   176,531       47.5%       108,439       63.7%        68,092    62.8%
  Senior and other.................    56,572       15.2%         7,620        4.5%        48,952   642.4%
                                     --------      -----       --------      -----       --------
     Total.........................   233,103       62.7%       116,059       68.2%       117,044   100.8%
Selling, general and administrative
  expenses.........................   137,932       37.1%        54,368       32.0%        83,564   153.7%
Net amortization and change in
  deferral of acquisition costs and
  value of business acquired.......   (21,892)      (5.9)%          647        0.4%       (22,539)    N/M
Amortization of goodwill...........       854        0.2%            --         --            854     N/M
Interest expense and financing
  costs............................     4,090        1.1%         1,842        1.1%         2,248   122.0%
Federal income tax expense.........     6,302        1.7%         1,067        0.6%         5,235   490.6%
                                     --------      -----       --------      -----       --------
Net income (loss)..................  $ 11,704        3.1%      $ (3,836)      (2.3)%     $ 15,540     N/M
                                     ========      =====       ========      =====       ========

---------------
N/M = not meaningful

  NET PREMIUMS

     For the year ended December 31, 1999, total net premiums were $327.7 million, an increase of 112.6%, from $154.2 million for 1998.

     Medical premiums for 1999 were $251.9 million compared to $143.1 million for 1998, an increase of 76.1%. The increase in medical premiums was the result of $49.4 million attributable to Provident American Life and Continental General, $25.8 million reinsurance assumed, and $33.6 million from rate increases and new business, net of lapses, at Central Reserve.

     Senior and other premiums were $75.9 million for 1999 compared to $11.1 million for 1998, an increase of 582.0%. The increase in senior and other premiums was primarily the result of $63.3 million attributable to Continental General and Provident American Life.

  OTHER REVENUES

     Net investment income increased to $21.4 million for 1999 from $7.5 million for 1998, an increase of 186.6%. Continental General accounted for $14.4 million of the increase. Central Reserve's net investment income decreased approximately $1.8 million during the year from 1998. The decrease was directly related to the decrease in invested assets from $89.8 million at December 31, 1998 to $67.2 million at December 31, 1999. The decrease in invested assets was primarily a result of acquiring Provident American and payment of claims under the United Benefit Life reinsurance agreement.

     Fee and other income increased to $17.4 million for 1999 compared to $7.7 million for 1998, an increase of 126.3%. This increase was primarily attributed to $4.0 million in administrative fees for business reinsured through Provident American Life and United Benefit Life. The balance represents association fees and a partial recovery of $1.6 million from a fraud committed by a former employee in connection with claims administration at United Benefit Life prior to our 1998 reinsurance agreement.

     The amortization of deferred reinsurance gain of $5.5 million for 1999 represented the recognition of the ceding commission allowances received on our reinsurance agreements. The unamortized amount of $20.9 million at December 31, 1999 was accounted for as a deferred reinsurance gain on the consolidated balance sheet.

  BENEFITS, CLAIMS, LOSSES AND SETTLEMENT EXPENSES

     Total benefits, claims and settlement expenses increased to $233.1 million for 1999 compared to $116.1 million for 1998, an increase of 100.8%. Provident American Life and Continental General accounted for $78.7 million of the total increase of $117.0 million. The remaining $38.3 million was primarily attributable to Central Reserve's portion of the increase in benefits at United Benefit Life, reflecting 12 months of operational activity in 1999 compared to five months in 1998. Medical benefits, claims, losses and settlement expenses were $176.5 million for 1999 compared to $108.4 million for 1998, an increase of 62.8%. The medical loss ratio was 70.1% for the year ended December 31, 1999 compared to 75.8% for 1998. Cost reduction and benefit program modifications implemented beginning in 1998, such as rate increases, improved underwriting, enhanced claim procedures, and medical cost management techniques, in addition to reduced loss ratios on increased new sales, led to the reduction in the medical loss ratio. Senior and other benefits, claims, losses and settlement expenses were $56.6 million for 1999 compared to $7.6 million for 1998, an increase of 642.4%. The senior loss ratio was 74.6% for 1999 compared to 68.5% for 1998. The increase was primarily attributable to the inclusion of Continental General's Medicare supplement business and interest sensitive life and annuity benefits and reserves, which traditionally support a higher benefit ratio, in addition to adverse claims of Continental General's long-term care business.

  OTHER EXPENSES AND NET INCOME

     Selling, general and administrative expenses increased to $137.9 million compared to $54.4 million in 1998, an increase of 153.7%. Of this amount, agent commissions in 1999 were $85.1 million compared to $36.9 million in 1998. Included in the 1999 commissions was $44.3 million for Provident American Life and Continental General. The remaining increase represented the increase in commissions for Central Reserve due to higher commissions that were paid on the increase in new business sold in 1999. Other expenses, consisting of employee salaries and benefits, taxes, licenses and fees, and administrative expenses, increased to $99.8 million for 1999 compared to $44.6 million in 1998. Continental General accounted for $32.8 million of the $55.2 million increase. We also incurred costs of $9.7 million for the operations of Provident American Life in 1999. Central Reserve accounted for approximately $7.6 million of the increase consisting of $6.0 million for increased costs of administration, information systems services, and medical cost management and $1.6 million for personnel and premium tax costs related to the increase in sales. The balance of $5.1 million represents the increased expenses in 1999 over 1998, including $3.4 million for employee contracts, severance and other expenses, $1.3 million for bonuses and professional fees, and a one time charge of $0.4 million for professional services in connection with the postponement of a secondary public offering of our common stock.

     As a percentage of revenues, selling, general and administrative expenses increased to 37.1% in 1999 compared to 31.9% in 1998, primarily as a result of higher commission payments as a result of increased new business, hiring additional employees, consulting support, acquisitions, product development to help support our increased growth, and actions necessary to complete Year 2000 compliance conversions.

     The net amortization and change in deferral of acquisition costs and value of business acquired resulted in a net deferral of $21.9 million for 1999 compared to a net amortization of $0.6 million for 1998. Continental General and Provident American Life accounted for $13.5 million of the deferral. The deferral of first year excess expenses associated with the significant increase in sales of new products written by Central Reserve and United Benefit Life accounted for the remaining balance.

     Interest expense and financing costs increased to $4.1 million in 1999 compared to $1.8 million in 1998 as a result of the interest expense on the $40.0 million loan under our credit facility, which began to accrue on February 17, 1999, the closing date of the purchase of Continental General.

     Net income for the year ended December 31, 1999 was $11.7 million, or $0.88 basic earnings per share and $0.77 diluted earnings per share, compared to a net loss of $3.8 million, or $0.49 loss per share on both a basic and diluted basis, for 1998. Our net income for 1999 was adversely affected by a net loss of $4.7 million at United Benefit Life due to high benefit and claims loss ratios and other related expenses.

LIQUIDITY AND CAPITAL RESOURCES


     Liquidity is our ability to generate adequate amounts of cash to meet our financial commitments. Our major needs for cash are to enable our insurance subsidiaries to pay claims and expenses as they come due and for Ceres to pay interest on, and to repay principal of, its indebtedness. The primary sources of cash are premiums, investment income, fee income, equity and debt financings, and reimbursements from reinsurers. Payments consist of current claim payments to insureds, medical cost management expenses, operating expenses such as salaries, employee benefits, commissions, taxes and interest on debts.



     Assets increased 2.9% to $906.3 million at September 30, 2001 from $880.5 million at December 31, 2000. Assets of $474.8 million, or 52.4% of the total assets, were in investments at September 30, 2001. Fixed maturities, our primary investment, were $463.9 million or 97.7% of total investments, at September 30, 2001. Other investments consist of surplus notes, policy loans and mortgage loans. We have classified all of our fixed maturities as "available-for-sale" and accordingly have reported them at estimated fair value at September 30, 2001.



     Approximately 94.8% of our bonds were of investment grade quality at September 30, 2001. In addition to the fixed maturities, we also had $56.8 million in cash and cash equivalents, and a $2.5 million revolver, at September 30, 2001. At September 30, 2001, there was no amount available for additional borrowings under the revolver.



     The total reinsurance receivable was $216.6 million at September 30, 2001. Of this amount, $205.7 million represents reserves held by our reinsurers under our various reinsurance treaties in place. Hannover holds most of these reserves.



     The total policy liabilities and accruals (reserves) were 82.6% of the total liabilities at September 30, 2001 compared to 80.7% at December 31, 2000.



     On May 25, 2001, we entered into an agreement with Royalton Investors, LLC and Big T Investments, LLC to sell our Cleveland headquarters. The transaction was effective July 31, 2001. The building was sold to Royalton Investors, LLC and Big T Investments, LLC for $16.0 million and concurrently we leased it back for a term of 15 years with four optional five-year extensions. Monthly rent payments began in August 2001 and annually total $1.7 million through July 2003, $1.8 million through July 2006, $2.0 million through July 2011, and $2.1 million through July 2016. The net proceeds were used to:



     - prepay in full the outstanding $7.9 million mortgage note on our Cleveland headquarters on August 3, 2001;



     - permanently reduce our revolving line of credit by $2.5 million on August 6, 2001; and



     - contribute $5.0 million to the capital of Central Reserve.



     To provide funds for the acquisition of Continental General in February 1999, we incurred debt of $40.0 million, the tranche A term loan, under a credit agreement. Under the terms of the credit agreement, dated as of February 17, 1999, among Ceres, various lending institutions and The Chase Manhattan Bank, as administrative agent, quarterly principal payments of $1.5 million through February 17, 2002 and $2.25 million thereafter are due through February 2005.



     Interest on the outstanding balance will be determined based on our selection each quarter of either a Base Rate Loan or a Eurodollar Loan. Under the Base Rate Loan, the interest rate will be 2.5% per annum plus the higher of
(a) the rate which is 0.50% of 1.0% in excess of a federal funds rate or (b) Chase's prime rate as in effect from time to time. Under the Eurodollar Loan, the interest rate will be 3.5% per annum plus a Eurodollar rate, which is the arithmetic average of the offered quotation to first-class banks in the interbank Eurodollar market by Chase, adjusted for certain reserve requirements.



     The credit agreement was amended on July 25, 2000 to increase the revolver from $10.0 million to $15.0 million in connection with the acquisition of Pyramid Life. Any amount outstanding on the revolver must be repaid on February 17, 2002. The revolver bears interest at the same rate choices as the $40.0 million tranche A term loan. At September 30, 2001, the interest rate on the revolver was 7.0% on the outstanding balance of $2.5 million.



     On March 30, 2001, our credit agreement was again amended to enter into a new $10.0 million term loan with CIT Equipment Financing, Inc. The proceeds of this term loan, the tranche B term loan, were used to permanently pay down $10.0 million of our then fully-drawn $15.0 million revolver under the credit agreement. The terms of the amendment provide for CIT to participate equally with the syndicate of banks and Chase under the credit agreement. The $10.0 million CIT tranche B term loan bears interest at the same rate choices as our tranche A term loan. At September 30, 2001, the interest rate on our tranche A term loan balance of $30.0 million and our $10.0 million CIT tranche B term loan was 7.2% per annum. The first principal payment on the CIT tranche B term loan of $0.3 million will be due on June 17, 2002. Quarterly principal payments will be due thereafter as follows: $0.3 million through March 17, 2004; $0.6 million thereafter through March 17, 2005; and $1.2 million thereafter through March 17, 2006.



     Our credit agreement, as amended, contains financial and other covenants that, among other matters:



     - prohibit the payment of cash dividends on our shares of common stock;



     - restrict the creation of liens and sales of assets; and



     - require that we, at a minimum, maintain:



          - a leverage ratio (consolidated debt to consolidated total capital) of 0.35 to 1.00 through December 31, 2001, and 0.30 to 1.00 thereafter;



          - an interest coverage ratio (consolidated earnings before interest, income taxes, depreciation, and amortization to consolidated interest expense) of 3.00 to 1.00;



          - a risk-based capital (RBC) ratio for any of our regulated insurance company subsidiaries of not less than 125.0% of the RBC Company Action Level;

          - consolidated net worth of $110.0 million through December 31, 2001, $160.0 million thereafter through December 31, 2002, and $200.0 million thereafter; and



          - a fixed charge coverage ratio (borrower cash flow to the sum of consolidated interest expense and scheduled repayments) of not less than 1.10 to 1.00 through June 30, 2002, 1.20 to 1.00 thereafter through June 30, 2003, and 1.30 to 1.00 thereafter.



     In addition, we pledged the common stock of Central Reserve, Continental General, and most of our non-regulated subsidiaries as security for the credit agreement. At September 30, 2001, we were in compliance with our credit agreement, as amended.



     We believe that cash flow from operating activities will be sufficient to meet our currently anticipated operating and capital expenditure requirements over the next 12 months. However, we believe that funds will not be sufficient to meet all our bank debt obligations over the next 12 months. Funds to meet our debt obligations are generated from fee income from our non-regulated subsidiaries and from dividends of our insurance subsidiaries, if available. Our ability to make scheduled payments of the principal and interest on our indebtedness depends on our future performance and the future performance of our non-regulated subsidiaries. Dividends from our regulated insurance subsidiaries are subject to, and limited by, state insurance regulations. As of September 30, 2001, none of our insurance subsidiaries could pay a dividend to Ceres Group, the parent company, without prior approval of their respective state regulators as a result of their respective statutory deficits in unassigned surplus. Without any restructuring or refinancing of our current debt obligations, we will require additional funds to meet our obligations. We currently are in discussions with our banks with respect to such restructuring or refinancing. However, our banks may not agree to any restructuring, and additional financing may not be available on terms favorable to us or at all. If we are not able to raise capital, our business could be materially adversely affected, including our ability to meet all our debt obligations.


NET OPERATING LOSS CARRYFORWARD


     At September 30, 2001, we had a tax net operating loss, or NOL, carryforward of approximately $18.8 million for federal income tax purposes, which expires through 2013. Changes in ownership, as defined by Sections 382 and 383 of the Internal Revenue Code, could limit the amount of NOL carryforwards used in any one year.



     We determine a valuation allowance of our deferred tax asset based on an analysis of amounts recoverable in the statutory carryback period and available tax planning strategies. In assessing the valuation allowance established at September 30, 2001 and December 31, 2000, estimates were made as to the potential financial impact of recent NOLs and our financial condition. Management believes that we will generate sufficient future taxable income to realize the $1.0 million net deferred tax asset, recorded as of September 30, 2001, prior to the expiration of any NOLs.



     We believe this offering will result in an "ownership change" of our company, as defined in Section 382 of the Code and the regulations issued thereunder. Pursuant to Section 382, our ability to use our NOLs originating prior to this offering, accounting for approximately $18.8 million, is subject to certain restrictions, including an annual limitation of approximately $5.0 million. Losses incurred subsequent to this offering are available without annual limitation to offset future income.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS


     The following tables present the revenues, expenses and profit (loss) before federal income taxes, for the nine months ended September 30, 2001 and 2000 and for the last three years attributable to our industry segments. We do not separately allocate investment assets or other identifiable assets by industry segment, nor are income tax (benefit) expenses allocated by industry segment.



                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                          -------------------   ------------------------------
                                            2001       2000       2000       1999       1998
                                          --------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
MEDICAL
  Revenues
     Net premiums                         $305,278   $275,891   $375,804   $251,876   $143,064
     Investment income, realized gains       9,435      6,623      9,101      6,985      5,682
     Other income                           28,603     26,176     34,925     21,307      8,294
                                          --------   --------   --------   --------   --------
                                           343,316    308,690    419,830    280,168    157,040
                                          --------   --------   --------   --------   --------
  Expenses
     Benefits and claims                  $248,638   $206,523   $288,260   $176,531   $108,439
     Other operating expenses               98,366     86,142    121,345     96,357     49,143
     Special charges                         7,097         --         --         --         --
                                          --------   --------   --------   --------   --------
                                           354,101    292,665    409,605    272,888    157,582
                                          --------   --------   --------   --------   --------
  Segment profit (loss) before federal
     income taxes, minority interest and
     preferred stock dividends            $(10,785)  $ 16,025   $ 10,225   $  7,280   $   (542)
                                          ========   ========   ========   ========   ========
SENIOR AND OTHER
  Revenues
     Net premiums                         $166,042   $ 88,613   $135,738   $ 75,870   $ 11,124
     Investment income, realized gains      19,580     12,234     16,615     14,233      1,498
     Other income                            2,266      1,736      2,686      1,364         --
                                          --------   --------   --------   --------   --------
                                           187,888    102,583    155,039     91,467     12,622
                                          --------   --------   --------   --------   --------
  Expenses
     Benefits and claims                   125,951     69,076    101,551     56,572      7,620
     Other operating expenses               44,603     24,560     32,225     18,510      3,986
                                          --------   --------   --------   --------   --------
                                           170,554     93,636    133,776     75,082     11,606
                                          --------   --------   --------   --------   --------
  Segment profit before federal income
     taxes, minority interest and
     preferred stock dividends            $ 17,334   $  8,947   $ 21,263   $ 16,385   $  1,016
                                          ========   ========   ========   ========   ========
CORPORATE AND OTHER
  Revenues
     Investment income, realized gains    $    474   $    500   $  1,057   $    251   $    485
     Other income                               --         --         22        207         --
                                          --------   --------   --------   --------   --------
                                               474        500      1,079        458        485
                                          --------   --------   --------   --------   --------
  Expenses
     Interest and financing expenses         3,934      3,983      5,566      4,090      1,842
     Other operating expenses                2,832      2,523      2,197      2,027      1,886
                                          --------   --------   --------   --------   --------
                                             6,766      6,506      7,763      6,117      3,728
                                          --------   --------   --------   --------   --------
  Segment loss before federal income
     taxes, minority interest and
     preferred stock dividends            $ (6,292)  $ (6,006)  $ (6,684)  $ (5,659)  $ (3,243)
                                          ========   ========   ========   ========   ========
INCOME (LOSS) BEFORE FEDERAL INCOME
  TAXES, MINORITY INTEREST AND PREFERRED
  STOCK DIVIDENDS                         $    257   $ 18,966   $ 24,804   $ 18,006   $ (2,769)
                                          ========   ========   ========   ========   ========

MARKET RISK AND MANAGEMENT POLICIES

     The following is a description of certain risks facing health and life insurers and how we mitigate those risks:

     Legal/Regulatory Risk is the risk that changes in the legal or regulatory environment in which an insurer operates will create additional expenses not anticipated by the insurer in pricing its products. For example, regulatory initiatives designed to reduce insurer profits or otherwise affecting the industry in which the insurer operates, new legal theories or insurance company insolvencies through guaranty fund assessments, may create costs for the insurer beyond those recorded in the financial statements. We attempt to mitigate this risk by offering a wide range of products and by operating in many states, thus reducing our exposure to any single product and by employing underwriting practices that identify and minimize the adverse impact of this risk.


     In addition, insurance companies are subject to extensive federal and state regulation and compliance with these regulations could increase the insurance companies' operating costs. In some circumstances, failure to comply with certain insurance regulations could subject an insurance company to regulatory actions by such insurance company's state of domicile. For example, states have statutory risk-based capital, or RBC, requirements for health and other insurance companies based on the RBC Model Act. These RBC requirements are intended to assess the capital adequacy of life and health insurers, taking into account the risk characteristics of an issuer's investments and products. In general, under these laws, an insurance company must submit a report of its RBC level to the insurance department of its state of domicile as of the end of the previous calendar year. These laws provide for four different levels of regulatory attention depending on the ratio of an insurance company's total adjusted capital (defined as the total of its statutory capital, surplus and asset valuation reserve) to its risk-based capital. As of December 31, 2000, our risk-based capital levels for each of our insurance subsidiaries exceeded the levels required by regulatory authorities. However, without additional capital or reinsurance, the statutory capital levels at Central Reserve may be below "Company Action Level" at December 31, 2001, requiring it to submit a comprehensive plan to the Ohio Department of Insurance that discusses proposed corrective actions to improve Central Reserve's capital position.



     Inadequate Pricing Risk is the risk that the premium charged for insurance and insurance related products is insufficient to cover the costs associated with the distribution of such products, including benefits, claims and losses, settlement expenses, acquisition expenses and other corporate expenses. We utilize a variety of actuarial and qualitative methods to set such pricing levels. Recent increased medical inflation and higher than anticipated utilization had the effect in the nine months ended September 30, 2001 of exceeding premium rate increases.


     Credit Risk is the risk that issuers of securities owned by us will default or that other parties, including reinsurers that have obligations to us, will not pay or perform. We attempt to minimize this risk by adhering to a conservative investment strategy and by maintaining sound reinsurance and credit and collection policies.


     Interest Rate Risk is the risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation if we attempt to mitigate this risk by charging fees for non-conformance with certain policy provisions and/or by attempting to match the maturity schedule of our assets with the expected payouts of our liabilities. To the extent that liabilities come due more quickly than assets mature, we would have to sell assets prior to maturity and recognize a gain or loss. Assuming an immediate increase of 100 basis points in interest rates, the net hypothetical decline in fair value of stockholders' equity was estimated to be $19.0 million after-tax at September 30, 2001. This amount represented approximately 16.5% of our stockholders' equity at such date.


     We also have long-term debt that bears interest at variable rates. Therefore, our results of operations would be affected by interest rate changes. We do not expect a significant rate change in the near future that would have a material effect on our near-term results of operations.

     Seasonality is the risk of fluctuations in revenues and operating results. Historically, our revenues and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including higher benefit utilization by our insureds during the winter months and the use of deductibles.

IMPACT OF INFLATION

     Inflation rates impact our financial condition and operating results in several areas. Changes in inflation rates impact the market value of the investment portfolio and yields on new investments.


     Inflation has had an impact on claim costs and overall operating costs and although it has been lower in the last few years, hospital and medical costs have still increased at a higher rate than general inflation, especially prescription drug costs. New, more expensive and wider use of pharmaceuticals is inflating health care costs. We will continue to establish premium rates in accordance with trends in hospital and medical costs along with concentrating on various cost containment programs. However, as evidenced by the nine months ended September 30, 2001, there can be no assurance that these efforts by us will fully offset the impact of inflation or that premiums will equal or exceed increasing healthcare costs.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     In August 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of Accounting Principles Board Opinion, or APB Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. This Statement also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements.



     This Statement requires that "one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions." Additionally, this Statement resolves "significant implementation issues... which will improve compliance."



     The effective date of this Statement is for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged. The provisions of this Statement generally are to be applied prospectively. We anticipate that the adoption of this standard will not have a significant effect on our results of operations, financial position or liquidity.



     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which "addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs." This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. We anticipate that the adoption of this standard will not have a significant effect on our results of operations, financial position or liquidity.



     In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which replaces APB Opinion No. 17, Intangible Assets. The Statement, "addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements." This
Statement:



     - specifies that "goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment";



     - "provides specific guidance for testing goodwill for impairment"; and



     - requires additional disclosures not previously required.

     The effective date of this Statement is for fiscal years beginning after December 15, 2001. Impairment losses are to be reported as resulting from a change in accounting principle. We are in the process of evaluating the potential impact of this Statement on our results of operations, financial position, and liquidity.



     In June 2001, the FASB issued SFAS No. 141, Business Combinations, which addresses the accounting and reporting for business combinations and broadens the criteria for recording intangible assets separate from goodwill. On July 1, 2001, we adopted this Statement which requires us to use the purchase method of accounting for all business combinations initiated after June 30, 2001.



     In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement revises the methods for accounting for securitizations and other transfers of financial assets and collateral as outlined in SFAS No. 125, and requires certain additional disclosures. For transfers and servicing of financial assets and extinguishments of liabilities, this statement is effective for our June 30, 2001 financial statements. However, for disclosures regarding securitizations and collateral, as well as the accounting for recognition and reclassification of collateral, this statement is effective for our December 31, 2000 financial statements. The adoption of this statement did not have a material effect on our financial position or results of operations as of December 31, 2000. In addition, the provisions that will be effective June 30, 2001 are not expected to have a material effect on our results of operations, financial position or liquidity.



     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. We adopted the new statement effective January 1, 2001. If in the future we have derivative instruments, this Statement will require us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The adoption of SFAS No. 133 did not have a significant effect on our results of operations, financial position or liquidity.


     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of the Accounting Principles Board Opinion No. 25, which clarifies the application of APB Opinion No. 25 for some issues including:

     - the definition of an employee for purposes of applying APB Opinion No.
       25;

     - the criteria for determining whether a plan qualifies as a noncompensatory plan;

     - the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and

     - the accounting for an exchange of stock compensation awards in a business combination.

Interpretation No. 44 became effective July 1, 2000, but some of the conclusions were retroactive. The adoption of this guidance on July 1, 2000 did not have a material impact on our results of operations or financial position.

                                    BUSINESS

OVERVIEW


     Ceres provides a wide array of health and life insurance products to approximately 560,000 insureds through two primary business segments. Our senior segment includes senior health, life and annuity products for Americans age 55 and over. The medical segment includes catastrophic and major medical health insurance for individuals, associations and small businesses. To help control medical costs, we also provide medical cost management services to our insureds. Our nationwide distribution channels include approximately 48,000 independent and exclusive agents and QQLink.com, our proprietary, patent pending electronic distribution system.



     In 1998, a new management team led by Peter W. Nauert took control of Ceres and its then only insurance subsidiary, Central Reserve Life Insurance Company. The management team implemented a complete restructuring of the company and its operations by initiating a series of remedial actions designed to stabilize our operating performance, including repricing and eliminating unprofitable products, improving underwriting and reducing administrative expenses. Beginning with the restructuring, we have added experienced management personnel to our financial, actuarial, underwriting, claims, marketing and operations areas. We also initiated a growth strategy that includes expanded distribution channels and product offerings and a series of strategic acquisitions, which included our entry into the senior market.



     We acquired Continental General Insurance Company, Provident American Life & Health Insurance Company and United Benefit Life Insurance Company to supplement our major medical platform at Central Reserve. In addition, we acquired selected major medical insureds of Central Benefits Mutual Insurance Company and a block of individual and small group health insurance written by American Chambers Life Insurance Company. We entered into the senior market by acquiring Continental General, with its significant senior health insurance business, and Pyramid Life Insurance Company, a company primarily in the senior market.



     The strategic acquisitions completed since 1998 have given us sufficient size and scope to compete in our markets. Since 1998, we increased our distribution channels from one to six, expanded our agent force from 16,000 to approximately 48,000 and increased our product offerings from five products to approximately 40 in our major medical and senior markets. Assets increased from $135.8 million at December 31, 1997 to $906.3 million at September 30, 2001, and our gross premiums increased from $253.0 million for 1997 to $625.3 million for the first nine months of 2001.



     Our operating results have been negatively impacted by the results of United Benefit Life and Provident American Life. These companies have not met our expectations due to significantly higher than anticipated claims and benefit utilization and losses from unanticipated litigation. However, we limited our losses by reinsuring portions of these businesses under various reinsurance agreements and by halting new sales in these subsidiaries in July 2000. In addition, in July 2001, we implemented a program to mitigate future losses of these subsidiaries by notifying policyholders that their policies would be terminated or replaced. We expect the business in these two subsidiaries to substantially wind down by the early part of 2002.



     In addition, our operating results have been adversely impacted by industry-wide and historically high medical inflation. This environment has caused us to enhance and accelerate a number of programs to lessen the inflationary impact, including:



     - premium rate increases;



     - modified product lines for new sales;



     - target marketing;



     - proactive medical cost management; and



     - lowered administrative and sales expenses.

     Our senior segment continued to produce increasing profits for the first nine months of 2001, totaling $17.3 million in pre-tax segment profits for the first nine months of 2001. Our medical segment improved from the first half of 2001 and returned to profitability in the third quarter following the implementation of the above programs earlier in the year. However, our acquisitions and internal growth have strained our capital levels. We have shifted our focus to achieving internal growth while controlling our costs, although we will still be open to selected strategic acquisitions. Additional capital from this offering will allow us to take advantage of internal growth opportunities.



     This offering will significantly strengthen our balance sheet. We believe our focus on internal growth, along with increased capital, will lead to more predictable earnings, enhanced profitability and higher financial agency ratings of our insurance subsidiaries, which in turn will support greater internal growth capacity and enable us to enter into more favorable reinsurance agreements.


OUR CORE BUSINESSES


     SENIOR HEALTH, LIFE AND ANNUITY PRODUCTS. We increasingly focus on the senior segment because we believe this market has the potential for greater revenue growth and higher profit potential than our medical segment. In the first nine months of 2001, new sales of our senior health, life and annuity products rose 43% to $78.1 million of annualized new premiums from $54.7 million in 2000.



     These products are designed specifically for Americans age 55 and over, one of the country's fastest growing age segments that is projected to increase to 103 million people by 2025. Our senior products supplement other programs, such as Medicare, and also include specialty supplemental coverages and life insurance. According to the Health Care Financing Administrating (HCFA), the number of Medicare enrollees, age 65 and over, nearly doubled between 1967 and 1999, growing to 33.9 million from 19.5 million. By 2007, the Medicare population is expected to exceed 44 million.



     CATASTROPHIC AND MAJOR MEDICAL INSURANCE. Historically, major medical insurance has been our core business, accounting for a greater percentage of our revenue than our senior segment. Our major medical segment includes insurance for individuals under age 65, associations and small businesses. With increasingly stringent federal and state restrictions on small group insurance, we now emphasize the sale of individual and association products, which offer greater flexibility in both underwriting and design compared to small group products. The associations we market to are groups that are formed for the purpose of providing certain goods, services and information to individuals who pay dues to be members in the association. Individual and association products, which are individually underwritten for each applicant, offer greater regulatory latitude in adjusting future premium rates, establishing premium rates based on individual risk factors and rejecting applicants with risk factors that exceed our pricing parameters.



     We market and administer preferred provider organization (PPO) and traditional indemnity medical plans. We believe that increased costs and consumer dissatisfaction with limitations on choice of doctors and treatment have caused health maintenance organization (HMO) enrollments to decrease. Approximately 40% of U.S. workers have PPO coverage, providing them with greater freedom of choice of doctors and opportunity to seek care from doctors and facilities within networks to deliver healthcare at favorable rates compared to HMOs and traditional indemnity plans. PPO members generally are charged periodic prepaid premiums, co-payments and deductibles. Traditional indemnity insurance usually allows policyholders substantial freedom of choice in selecting healthcare providers but without the financial incentives or cost-control measures typical of managed care plans.


BUSINESS STRATEGY


     Principal elements of our business strategy include:



     INCREASING SENIOR MARKET FOCUS. Because of favorable demographics and higher profit potential in the senior segment, we are focusing more of our capital and sales efforts on this part of our business. We believe the senior market will continue to produce more predictable earnings, particularly since these products are designed to generate higher profit margins and are not as subject to medical inflation as major medical products. With the July 2000 acquisition of Pyramid Life, we significantly increased our senior business. We have been concentrating more of our agent recruiting and a significant amount of our product development efforts on the senior market. We also intend to transition our major medical insureds into our senior products as they age. For the first nine months of 2001, our senior segment comprised 35% of our total net premium revenues, compared to 24% for the first nine months of 2000 and 37% of total new sales in the first nine months of 2001 compared to 22% in the first nine months of 2000.



     With our growing focus on the senior market, we have expanded our marketing for this segment. In addition, in October, we consolidated all administrative service functions for our senior segment into our Kansas City facility to enhance service as well as help reduce administrative expenses in 2002. Previously, part of our senior business was administered at our Omaha facility.



     ENHANCING MEDICAL COST MANAGEMENT. Our approach is to manage the cost of healthcare. We focus on reducing medical costs for our insureds by actively managing medical inflation and utilization rate costs. National health expenditures have grown from $41.0 billion, or $205 per capita, in 1965 to $1.1 trillion, or $4,164 per capita, in 1998, according to statistics complied by HCFA. Several factors have contributed to the dramatic increase in healthcare expenditures, including increased costs and utilization of high-technology diagnostic testing and treatments, the rising cost of malpractice insurance, higher operating costs for hospitals and physicians, changes in federal and state healthcare regulations, increased utilization and cost of pharmaceuticals and the aging of the population.


     In addition to monthly reviews of premium rate adequacy and taking actions to adjust rates on a product and state basis as needed, we also have numerous programs designed to lower medical costs for our insureds. Some of these programs include:

     - ongoing activities to secure more favorable preferred provider network contracts and discounts;

     - use of a "Centers of Excellence" network providing our insureds access to transplant and other necessary high-risk procedures at approximately 50 renowned medical institutions that have the staff, experience and volume of patients to produce higher recovery rates while offering discounted costs;

     - a multiple benefit level pharmacy coverage to promote use of generic drugs when possible;

     - screening techniques to identify and move high-cost and high-risk insureds as early as possible into case management programs to enhance treatment programs and lower the long-term total medical expenses;


     - strengthening of our program to detect fraud and abuse by medical providers, policyholders or agents;


     - limitation of medical fees to reasonable and customary standards;

     - per diem arrangements through some networks;

     - medical protocol use to avoid claims for unnecessary procedures;

     - claims cost negotiation for long-term care expenses;

     - product design geared to encourage use of PPOs; and

     - enhanced communication to insureds on the features and benefits of these programs, emphasizing how they can reduce their total healthcare costs.

The purpose of these programs is to provide quality care and improved treatment outcomes while reducing total costs. We also offer insureds opportunities to make changes in their benefits to lower their premium payments. Our benefit design department works with our insureds to structure benefit packages to meet their budgets.


     Our "Personal Healthcare Management" program provides our insureds with 24-hour access to medical information, case management early intervention programs and non-network negotiation processes to lower medical expenses, as well as additional services to help them extend and make better use of insurance benefits.



     In 2000, we also developed new medical provider network discount programs to help our insureds maximize their insurance benefits. In 2001, we reduced our PPO networks from 51 to 23, without significantly reducing the number of insureds. We expect this reduction to result in network access fee savings and additional provider discounts, along with quicker claims processing for our insureds.



     IMPROVING UNDERWRITING AND PRODUCT DESIGN. We have improved our underwriting through more consistent and rigorous risk evaluation and controls that reflect current medical practices and treatment patterns. To anticipate and respond to regulatory changes and actual market and profitability experience, we closely monitor and manage premium rate adjustments and provide our policyholders opportunities to adjust their co-insurance and deductible provisions. We actively pursue product redesign and curtailment of unprofitable product offerings, where necessary.



     We have made material changes to our underwriting process to improve quality, timeliness and customer service. Changes in risk selection have been made to improve profitability. An underwriting philosophy based on rational selection of risks has produced a number of changes to our underwriting guidelines. We have aligned our pricing decisions to more accurately reflect the associated morbidity. Through review of claim charges, we have also made general enhancements to our underwriting guidelines to better reflect current medical practices and treatment patterns.



     The Health Insurance Portability and Accountability Act of 1996 (HIPAA) has placed major restrictions on the sale of group insurance for small businesses with two to 50 employees. In effect, the Act requires guaranteed issuance of major medical insurance for small groups that meet continuing coverage and participation guidelines. The act also includes specific rules on underwriting and coverage of pre-existing conditions. See "Government
Regulation -- Healthcare Regulations."


     Within our current small group business, we are more strictly enforcing group participation and eligibility requirements to maintain profitability targets. HIPAA allows insurance companies to require specific levels of employee participation in group health insurance plans offered by their employers. If participation falls below these levels, a group policy can be terminated after a required notification period. In addition, participants must be full-time employees of the group. Through a re-certification process, we have improved compliance with these requirements.


     Because of HIPAA and state regulatory restrictions, we place greater emphasis on the sale of the individual and association major medical products. For the first nine months of 2001, our major medical premium revenues included 76.5% for individual and association products and 23.5% for small group products compared to 68.2% and 31.8%, respectively, in the year ended December 31, 2000, and 61.5% and 38.5%, respectively, in the year ended December 31, 1999.


     One advantage of marketing individual and association products is greater flexibility in underwriting. We can accept, reject or apply higher premium rates to specific individuals with higher health risks. We can restrict or limit coverage for pre-existing conditions. We also have greater ability to raise future premium rates, if necessary, based on medical inflation and actual claims experience of our products.


     We have developed "Ceres Standards," a guideline of our best practices for underwriting of new business. These standards are implemented for all major medical business processed at our insurance subsidiaries, and include standardization of organizational design, business rules, risk selection and processing requirements.



     We selectively pursue geographic markets, products and sales agencies that provide us the greatest potential for profitability. This strategy includes exiting markets that are unprofitable for specific products. In addition, our ongoing product design efforts in both of our business segments keeps our product portfolio attractive to our sales force. In our medical segment, we are emphasizing new product lines that provide consumers with lower monthly premiums offset by greater out-of-pocket payments for routine and elective cases.

     REDUCING ADMINISTRATIVE COSTS. We are committed to reducing administrative costs through increases in efficiency, streamlined procedures and consolidation of operations and services. Our areas of focus include reductions in facility management costs, printing and supply costs, travel expenses and consolidation of corporate services, such as accounting, marketing, and distribution. Administrative changes in 2002 will involve the utilization of new electronic technology. We expect to improve our efficiency and service as we move closer to a paperless environment. Our COAST (Ceres Online Access SysTem) program was implemented in 2000 to provide direct online communication for our agents who are able to check the status of business they submit via their computers 24 hours a day. By 2002, we plan to allow our policyholders to access policy, payment and claims information online at any time via COAST.



     We review expense variances to budgets on a monthly basis and make needed adjustments. If cost-effective, we outsource certain functions to independent third parties. We outsource all information and telephone systems at our Cleveland headquarters, the claims processing for our Central Reserve Ohio insureds, and the claims processing and other administrative services for the Chambers business and for our insurance subsidiaries, Provident American Life and United Benefit Life. We believe this outsourcing offers us the following advantages:


     - predictable operational, administrative and systems costs;

     - variable expenses based upon volume of business;

     - the benefits of the vendors' expertise in specialized areas;

     - freeing our capital to be used for other aspects of growth strategy;

     - efficiency and economies of scale; and

     - system consolidation and integration.


     We are implementing a strong expense reduction program. In the fourth quarter of 2001 and for 2002, we expect to streamline operations and reduce our general and administrative expenses through efficiency improvements and elimination of functions that do not support our core businesses.



     For the nine months ended September 30, 2001, our selling, general and administrative expenses as a percentage of consolidated revenue decreased to 31.1% compared to 32.5% in the same period of 2000.



     EXPANDING DISTRIBUTION CHANNELS. We have six distribution channels with approximately 48,000 independent agents. We believe that multiple distribution channels provide the greatest sales opportunities for our products. We are continuing to expand our marketing reach by recruiting new agents for our existing distribution systems. Beginning in 2001, we initiated a systematic program to focus our marketing expenses on more productive agents. We have also implemented tighter controls of agent sales activities which are designed to enhance the quality of business they generate for us.



     Our six distribution channels are:



     - individual and small group medical brokerage;



     - senior health and life brokerage;



     - senior health and life primary agents;



     - specialty health agents;



     - exclusive health agents; and



     - electronic distribution.



Our distribution channels are discussed in greater detail in "Marketing and Sales." Through compensation incentives, we encourage our agents to cross-sell our complementary, supplemental and non-insurance products that typically have higher profit margins.

     As part of our growth during the last few years, when we acquired companies or blocks of insurance business, we sought to retain the existing agency force. This strategy was intended to increase our new sales going forward and improve our ability to retain the business we have acquired. We communicate with these agents to illustrate the benefits and rewards of our products and programs. We also emphasize our cross-selling opportunities and encourage agents to be licensed by our other insurance subsidiaries to expand the portfolio of products they can offer to clients.



     We believe that health and other insurance products increasingly will be marketed on the Internet. Other companies have launched a number of insurance e-commerce initiatives, including health insurance, with and without agent involvement in sales. Due to the complexity of health insurance and some life insurance products, we believe agent involvement is critical to the success of these ventures both for consumers and the insurance company. We believe our proprietary, patent pending QQLink.com electronic distribution system, which includes an agent interface to explain the complexity of many health and life products, should be favorably positioned for this emerging trend.



     INCREASING FEE REVENUE. We enhance our revenue by charging fees for services such as:


     - medical care coordination programs;

     - claims processing on certain products;

     - administration for direct billing;

     - reinsurance management; and

     - management services for associations.


     Our fee revenue generates higher margins because fees are not generally subject to premium tax or commission payments. For the nine months ended September 30, 2001, our fee and other income increased 18% to $27.6 million compared to $23.4 million for the same period of 2000. Fee and other income from our non-regulated subsidiaries accounted for $8.7 million for the nine months ended September 30, 2001. Fees from our non-regulated subsidiaries, such as medical care coordination and management services, are used by Ceres to meet our debt obligations.



     In addition, QQLink generates revenue from fees and is expected to generate revenue from sales commissions. Fee income for QQLink includes:


     - monthly website hosting fees charged to participating agents for use of QQLink;

     - agent support service fees for training and certification programs; and

     - marketing fees from unaffiliated vendor companies.


PRODUCTS AND SERVICES


     We primarily market health, life and annuity insurance products tailored to meet the needs of individuals, associations and small businesses, and senior Americans. We have specialized teams that focus on new product development for each of our markets. These teams review our current product offerings and compare them with our competitors' products and changing insured needs. We systematically review our individual and small group major medical plans to help us further develop our product mix.

     MAJOR MEDICAL. Our major medical products include catastrophic, comprehensive and basic coverage options from PPO benefit plans to traditional indemnity health insurance plans. Our major medical plans can also be configured as medical savings account plans.

     Because our PPO products provide for healthcare delivery at lower premium costs than traditional indemnity plans, we emphasize our PPO products and encourage our insureds to purchase or convert from traditional indemnity health insurance. Our medical networks provide favorable rates and include other cost control measures to save money for our insureds.

     Our traditional indemnity health insurance products provide coverage for services from any qualified medical provider. Like our PPO products, our traditional indemnity health insurance products offer access to our negotiated network savings. Although our indemnity insureds are not required to use our network providers, we have established programs that reduce claims costs and out-of-pocket expenses for our insureds that do use network providers. We communicate these cost saving methods to our insureds.

     In July 1999, we also implemented a program to reduce claims costs for prescription drugs on our medical products that include prescription drug coverage. We developed a system with varying levels of co-payment amounts to encourage insureds to use generic drugs and a money-saving mail-order program for all maintenance prescription drugs.


     Our new Simplicity Series catastrophic products, released in the fourth quarter of 2001, are designed with higher profit margins. These products provide higher deductibles and co-payments and are designed to shift to consumers a greater portion of the risk for discretionary medical and brand-name pharmaceutical benefits. This benefit structure reduces premium payments for consumers and is designed to lower the level of future premium rate adjustments.


     SHORT-TERM MAJOR MEDICAL. This product provides major medical coverage for a limited amount of time for people who, for example, are between jobs or are recent graduates.


     SMALL GROUP PRODUCTS. Our new Employer's Choice product provides higher deductibles and co-payments and lower premium payments for our small business customers. In addition, we offer small businesses with 2-100 employees a major medical plan in which we share the medical cost risk with the employer. This alternate funding mechanism allows the employer to limit expense and risk by self-insuring part of the coverage. This product can produce a year-end refund or carryover feature for low claims experience that is attractive to businesses with healthy employees. The savings generated with this plan can be used to provide other employee benefits, including coverage for vision care, dental, critical illness coverage or supplemental life insurance.



     LIFE AND ANNUITY. We also market group life insurance and annuity plans. We offer term life insurance as an ancillary product to our major medical insureds. We also offer various single premium deferred annuities.



     SENIOR HEALTH INSURANCE PRODUCTS. Our senior market products include a wide range of comprehensive and supplemental major medical benefit products. In 2000, we began releasing our new "Senior Power Portfolio," featuring 12 health, life and annuity products for Americans age 55 and over. The medical benefit products in this package include Medicare supplement, long-term care, home healthcare, extended convalescent care, cancer coverage and acute recovery care that includes shorter length facility care.



     We are focusing more product development attention in our senior segment on long-term care insurance and Medicare Select products. Long-term care products provide needed benefits to supplement Medicare and Medicare Supplement coverage for nursing home and home healthcare expenses. Medicare Select is a specific type of Medicare Supplement plan that provides lower premiums for consumers through hospitals that have agreed to waive the Medicare Part A deductible amount.


     SENIOR LIFE INSURANCE AND ANNUITIES. The life insurance and annuity products in our "Senior Power Portfolio" include lower face amount life insurance policies offering coverages up to $50,000 and annuity plans with first-year bonus interest or interest rate guarantees.


     SPECIALTY AND SUPPLEMENTAL INSURANCE PRODUCTS. We enhance our base medical insurance products with a select group of complementary supplemental products. These products provide increased protection for our insureds and additional commission income for our agents, and are designed with higher profit margins for us. We provide compensation and marketing support programs to encourage our agents to use these products for cross-selling purposes. These supplemental products include:


     - dental coverage;

     - critical illness coverage which provides a one-time cash payment when an insured is diagnosed with a specified illness or when undergoing a specified surgery;

     - first diagnosis cancer coverage which provides a one-time cash payment when an insured is diagnosed with cancer;

     - accidental injury coverage which provides replacement income when an insured becomes disabled due to a covered off-the-job accident; and

     - accidental death benefit which provides payment directly to the insured's beneficiary in the event of accidental death.


     SERVICES AND NON-INSURANCE PRODUCTS. In 1999, we developed the Ceres Savers Plan as a non-insurance annual fee benefit package that provides discounts on travel, prescription medicine, hearing aids and other health-related products and services. In 2000, this product was changed to the Senior Savers Plus Plan, which provides discounts on extended care and home healthcare services in addition to the other product and service discounts. We also added our Personal Healthcare Management Services program to most of our major medical products to provide service enhancements for our insureds.


MARKETING AND SALES


     Our distribution channels are critical for our continued growth. We market our products through approximately 48,000 agents in 49 states, the District of Columbia and the U.S. Virgin Islands. In the first nine months of 2001, we recruited approximately 11,300 new agents. Our total number of agents has remained approximately the same as at the beginning of 2001 because we initiated a systematic program to focus our marketing expenses on more productive agents by reducing the number of low and non-producing agents.


     We compensate our agents for business produced by them on a commission basis at rates that we believe to be competitive with those of other life and health insurance companies. Through training and incentive programs, we encourage our agents to cross-sell our select group of complementary, supplemental and non-insurance products. In addition, we have implemented compensation structures that are designed to reward agents for multi-product sales. We believe that these products and programs combine to enhance the value and productivity of our agents.


     DISTRIBUTION CHANNELS. We use a variety of distribution systems in marketing our products, including independent agents, exclusive agents and electronic distribution. Because product lines vary among many of these distribution systems, we have some overlap of agents between channels. Some of our agents are licensed and contracted with more than one of our distribution channels.



     We base our six distribution channels on organization of the agents and specific markets or products:



     1. INDIVIDUAL AND SMALL GROUP MEDICAL BROKERAGE. This distribution system concentrates on individuals, associations and small business owners. The product portfolio creates cross-selling and package-selling opportunities and includes catastrophic medical coverage, individual medical plans, small group medical plans, medical savings account plans, basic medical coverage, short-term major medical, dental and supplemental products, including life insurance and annuities.



     2. SENIOR HEALTH AND LIFE BROKERAGE. Agents in this distribution channel target the 58 million Americans age 55 and over with a comprehensive product line, including Medicare supplement, long-term care, home healthcare, convalescent and acute recovery care, and senior life and annuities.



     3. SENIOR HEALTH AND LIFE PRIMARY AGENTS. With our acquisition of Pyramid Life, we gained a distribution system of agents who sell primarily for Pyramid Life. This distribution channel targets the 58 million Americans age 55 and over, with a product line similar to the senior health and life brokerage channel.



     4. SPECIALTY HEALTH AGENTS. Agents in this channel are part of an independent marketing organization that has elected to market our individual and small group medical plans.

    5. EXCLUSIVE HEALTH AGENTS. Our newly-developed exclusive agent distribution channel for this market is called HealthMark Sales, LLC. This operation concentrates on individual catastrophic health insurance and supplemental health insurance sales of specially designed products primarily in rural markets. At September 30, 2001, HealthMark had approximately 780 dedicated agents.



    6. ELECTRONIC DISTRIBUTION. In addition to the traditional agent distribution channels, in the fall of 2000, we began enrolling agents to participate in our proprietary, patent pending electronic distribution system, QQLink. QQLink is 94% owned by Ceres with most of the remaining 6% primarily owned by 16 of our agents.



       QQLink combines a traditional agent distribution system with direct online sales of insurance and other financial service products. Consumers are able to review and receive premium quotes and apply for insurance online, with or without the assistance of an agent. We believe that QQLink will enable agents to substantially increase the client base they serve.



       QQLink has established marketing alliances with unaffiliated insurance, financial service and other vendors of products and services. We are continuing to pursue additional alliances in order to position QQLink as a distributor of many products from a growing number of companies.


     MARKETING SUPPORT. We compete with other insurance companies and other sales operations for our agents. In addition, we compete with other companies that our independent agents represent. Our marketing systems concentrate on broad product portfolios and sales support to agents. Our strategy is to provide the tools and resources needed by the sales force, so that our agents can devote their time to selling.

     We provide comprehensive support programs to attract and retain agents, including:

     - competitive products and commission structures;

     - advanced commissions on selected products for agents who qualify;

     - lead generation programs;

     - ongoing product development;

     - cross-selling opportunities;

     - special incentive awards to new agents;

     - website development for QQLink participating agents;

     - user-friendly proposal software;

     - training seminars to introduce new products and sales material for our agents; and

     - consistent agent communication and quality sales materials.


CUSTOMER BASE



     We had approximately 409,000 certificates and individual policies in force as of September 30, 2001, representing approximately 560,000 insureds. One association, Eagle Association, had approximately 48,000 certificate holders, or 11.8% of all our certificates and individual policies in force as of September 30, 2001. Each group certificate represents an insured and any spouse, children and other dependents. The following table reflects the breakdown by product of the group certificates and individual policies for the nine months ended September 30, 2001 and the years ended December 31, 2000 and 1999.



                                     SEPTEMBER 30, 2001     DECEMBER 31, 2000     DECEMBER 31, 1999
                                     -------------------   -------------------   -------------------
                                     INDEMNITY     PPO     INDEMNITY     PPO     INDEMNITY     PPO
                                     ---------   -------   ---------   -------   ---------   -------
Major Medical......................    36,111    147,727     45,539    174,982     46,180    162,301
Senior and Supplemental
Products...........................   161,875               173,137               102,138
                                      -------    -------    -------    -------    -------    -------
  Total Health.....................   197,986    147,727    218,676    174,982    148,318    162,301
Life and Annuity Products..........    63,876                68,703                47,277
                                      -------    -------    -------    -------    -------    -------
  Total............................   261,862    147,727    287,379    174,982    195,595    162,301
                                      =======    =======    =======    =======    =======    =======



     The geographic distribution of direct and assumed premiums, before reinsurance ceded, and annuity considerations on a statutory basis of all of our subsidiaries in 2001 and 2000, including only five months for Pyramid Life, is presented in the table below. The presentation on a statutory basis differs from generally accepted accounting principles (GAAP) in that our fee income and annuity considerations are considered premiums for statutory purposes.



                            SEPTEMBER 30, 2001                                                       DECEMBER 31, 2000
                           ---------------------                                                   ---------------------
                              (IN                                                                     (IN
                           THOUSANDS)   PERCENT                                                    THOUSANDS)   PERCENT
STATE                        AMOUNT     OF TOTAL                        STATE                        AMOUNT     OF TOTAL
-----                      ----------   --------                        -----                      ----------   --------
Ohio.....................   $ 77,180      11.5%                         Ohio.....................   $104,179      13.0%
Texas....................     71,334      10.6                          Florida..................     77,490       9.7
Florida..................     57,293       8.5                          Texas....................     67,306       8.4
Indiana..................     44,185       6.5                          Indiana..................     54,555       6.8
Pennsylvania.............     32,872       4.9                          Georgia..................     35,576       4.5
Tennessee................     27,285       4.1                          North Carolina...........     34,988       4.4
Georgia..................     26,898       4.0                          Tennessee................     29,896       3.7
Missouri.................     23,811       3.5                          Missouri.................     28,424       3.6
Illinois.................     21,787       3.2                          South Carolina...........     28,356       3.6
Nebraska.................     21,388       3.2                          Kansas...................     27,711       3.5
Other....................    269,351      40.0                          Other....................    310,082      38.8
                            --------     -----                                                      --------     -----
Total....................   $673,384     100.0%                         Total....................   $798,563     100.0%
                            ========     =====                                                      ========     =====



PRICING AND UNDERWRITING



     Effective, consistent and accurate underwriting is an important element of our profitability and depends on our ability to adequately predict claims liability when determining the prices for our products. Premiums charged on insurance products are based, in part, on assumptions about expected mortality and morbidity experience and competitive factors. We have adopted and follow "Ceres Standards," a guideline for underwriting of new business. These detailed uniform underwriting procedures are designed to assess and quantify certain insurance risks before issuing individual life insurance, certain health insurance policies and certain annuity policies to individuals. These procedures are generally based on industry practices, reinsurer underwriting manuals and our prior underwriting experience. To implement these procedures, we employ an experienced professional underwriting staff.



     In most circumstances, our pricing and underwriting decisions follow a prospective rating process. A fixed premium rate is determined at the beginning of the policy period. Unanticipated increases in medical costs may not be able to be recovered in the current policy year. However, prior experience, in the aggregate, is considered in determining premium rates for future periods.


     Applications for insurance are reviewed on the basis of answers to application questions. Where appropriate based on the type and amount of insurance applied for and the applicant's age and medical history, additional information is required, such as medical examinations, statements from doctors who have treated the applicant in the past and, where indicated, special medical tests. For certain coverages, we may verify information with the applicant by telephone. After reviewing the information collected, we either issue the policy as applied for, issue the policy with an extra premium charge due to unfavorable factors, issue the policy excluding benefits for certain conditions, either permanently or for a period of time, or reject the application. For some of our products, we have adopted simplified policy issue procedures in which the applicant submits an application for coverage typically containing only a few health-related questions instead of a complete medical history.


     Our profitability depends on our ability to adequately increase rates for both new business and at renewal. We have implemented procedures that permit us to apply to regulatory authorities for corrective rate actions on a timely basis with respect to both new business rates and the current market rates to analyze whether these rates sufficiently cover benefits, expenses and commissions. For renewal business, we analyze our loss ratios and compare them to our target loss ratios. When this analysis is complete, we immediately implement any necessary corrective action, including rate increases.


CLAIMS


     All claims for policy benefits are currently either processed by our claims department or outsourced to third party administrators. We outsource claims processing for our Central Reserve Ohio insureds and claims processing and other administrative services for the Chambers business to Antares Management Solutions, a division of Medical Mutual Services, which is a subsidiary of Medical Mutual of Ohio, and claims processing for Provident American Life and United Benefit Life policies prior to their termination or replacement to HealthPlan Services Corporation. In 2001, as part of the termination or replacement of United Benefit Life's and Provident American Life's policies, we also outsource claims processing for the replacement product, HealthEdge, to Antares.



     We periodically utilize the services of personnel from our medical cost management subsidiary to review certain claims. When a claim is filed, we may engage medical cost management personnel to review the claim, including the specific health problem of the insured and the nature and extent of health care services being provided. Medical cost management personnel often assist the insured by determining that the services provided to the insured, and the corresponding benefits paid, are appropriate under the circumstances.



     In 2001, we also expanded our claims review process by establishing a unit that focuses on potential cases of fraud or abuse, including investigating fraud or misrepresentation by medical providers, policyholders or agents. Claims that exceed a certain dollar amount or fit a certain profile based on diagnosis or time period following policy issuance are subject to detailed review.


     All of our claims processing, including the claims that are outsourced, must apply the same claims management standards. In addition, we perform random audits of both our internal and outsourced claims processing. Although from time-to-time we experience backlogs in claims inventory, we, together with our vendors, work actively to meet our goals of:

     - processing claims within ten days of receipt;

     - minimizing claims inventory through consistent turnaround time and control of backlogs;

     - processing claims with an accuracy rate of not less than 99%; and

     - answering customer service calls in less than two minutes and with an abandon, or hang-up, rate less than 5%.

SYSTEMS

     Our ability to continue providing quality service to our insureds and agents, including policy issuance, billing, claims processing, commission reports and accounting functions is critical to our ongoing success. We believe that our overall systems are an integral part in delivering that service. We regularly evaluate, upgrade and enhance the information systems that support our operations.

     Our business depends significantly on effective information systems, and we have many different information systems, including the use of our third party vendors' systems, for our various businesses. Our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems or relationships with third party vendors in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. A significant portion of our systems is obtained through third party vendors.


     We outsource all information and telephone systems at our Cleveland headquarters, as well as claims processing for our Central Reserve Ohio insureds, to Antares Management Solutions, pursuant to an administrative services agreement. In addition, we outsource claims processing and other administrative services for the Chambers business to Antares. The claims processing and other administrative services for our insurance subsidiaries, Provident American Life and United Benefit Life, are outsourced to HealthPlan Services. We receive regular reports from our third party vendors that enable us to closely monitor our business on those systems.

INVESTMENTS

     We attempt to minimize our business risk through conservative investment policies. Our investment objectives are to maximize yields, preserve principal and maintain liquidity. Investments for insurance companies must comply with the insurance laws of the state of domicile. These laws prescribe the kind, quality, and concentration of investments that may be made. Due to the restrictive nature of these laws, there may be occasions when we may be precluded from making certain otherwise attractive investments. We periodically evaluate these securities. The effective durations of our investments vary from subsidiary to subsidiary with the life insurance subsidiaries between four and five years and the health companies between two and three years.


     At September 30, 2001, approximately 97.7% of our invested assets were fixed maturity securities, including mortgage-backed securities. At September 30, 2001, 94.8% of our fixed maturity securities were of investment grade quality with 81.0% in National Association of Insurance Commissioners (NAIC) I (typically A or better) rated securities and 13.8% in NAIC II (typically BBB) rated securities. We do not invest in derivatives, such as futures, forwards, swaps, option contracts or other financial instruments with similar characteristics.



     At September 30, 2001, our investments in mortgage-backed securities totaled $135.5 million, or 28.5% of total investments. The majority of our mortgage-backed securities are issued by agencies of the U.S. Government, which minimizes the credit risk for us. Among the agency mortgaged-backed securities, approximately 40% are in 30-year pass-through securities, while the rest are planned amortization class collateralized mortgage obligations. These planned amortization class collateralized mortgage obligations provide average life protection in a fluctuating interest rate environment. The non-agency mortgage-backed securities, consisting of both commercial and jumbo residential mortgages, include features such as prepayment lockout and yield maintenance provisions to reduce call risk.



     We realized capital gains of $3.6 million in the third quarter of 2001 as a result of the sale of 30-year mortgage pass-through securities which reduced prepayment risk and the sale of callable agency bonds which reduced call risk. Portfolio durations were also shortened to reduce the impact on bond values in a potentially rising interest rate environment. Cash was reinvested in corporate bonds and planned amortization class non-agency mortgage securities.

     The amortized cost and estimated fair value of securities available-for-sale as of September 30, 2001, were as follows:



                                                                    GROSS UNREALIZED
                                                       ------------------------------------------
                                                       AMORTIZED                       ESTIMATED
                                                         COST       GAINS    LOSSES    FAIR VALUE
                                                       ---------   -------   -------   ----------
                                                                 (DOLLARS IN THOUSANDS)
Available-for-sale
  Fixed Maturities
     U.S. Treasury securities........................  $ 30,598    $   752   $    (1)   $ 31,349
     U.S. Agencies...................................    11,389        732        --      12,121
     State and political subdivisions................   261,292      5,695    (3,402)    263,585
     Corporate bonds.................................   133,174      3,566    (1,257)    135,483
     Mortgage-backed securities......................    19,132        552       (44)     19,640
     Preferred stock.................................     1,520        179        --       1,699
                                                       --------    -------   -------    --------
       Total available-for-sale......................   457,105     11,476    (4,704)    463,877
  Surplus notes......................................     4,994         --        --       4,994
                                                       --------    -------   -------    --------
       Total.........................................  $462,099    $11,476   $(4,704)   $468,871
                                                       ========    =======   =======    ========


RESERVES


     We establish and report liabilities or reserves on our balance sheet for unpaid healthcare costs by estimating the ultimate cost of incurred claims that have not yet been reported to us by our policyholders or their providers and reported claims that we have not yet paid. Since these reserves represent our estimates, the process requires a degree of judgment. Reserves are established according to Actuarial Standards of Practice and generally accepted actuarial principles and are based on a number of factors, including experience derived from historical claims payments and actuarial assumptions to arrive at loss development factors. Such assumptions and other factors include:



     - healthcare cost trends;



     - the incidence of incurred claims;



     - the extent to which all claims have been reported; and



     - internal claims processing charges.



Due to the variability inherent in these estimates, reserves are sensitive to changes in medical claims payment patterns and changes in medical cost trends. A worsening, or improvement, of the medical cost trend or changes in claims payment patterns from the trends and patterns assumed in estimating reserves would trigger a change.


     The majority of Central Reserve's, Provident American Life's and United Benefit Life's reserves and liabilities for claims are for the health insurance business. The majority of Continental General's and Pyramid Life's reserves and liabilities for claims are for the life and annuity business. For our individual and group accident and health business, we establish an active life reserve plus a liability for due and unpaid claims, claims in course of settlement and incurred but not yet reported claims, as well as a reserve for the present value of amounts not yet due on claims. These reserves and liabilities also are impacted by many factors, such as economic and social conditions, inflation, hospital and pharmaceutical costs, changes in doctrines of legal liability and damage awards for pain and suffering. Therefore, the reserves and liabilities established are necessarily based on extensive estimates and prior years' statistics.

     Liabilities for future policy reserves on ordinary life insurance have generally been provided on a net level premium method based upon estimates of future investment yield, mortality, and withdrawals using our experience and actuarial judgment with an allowance for possible unfavorable deviation from the expected experience. The various actuarial factors are determined from mortality tables and interest rates in effect when the policy is issued.

     Liabilities for interest sensitive contracts such as deferred annuities and universal life-type contracts are based on the retrospective deposit method. This is the full account value before any surrender charges are applied.


     We may from time to time need to increase our claims reserves significantly in excess of our estimates. For example, in the first quarter of 2001, we increased claims reserves for our medical segment, including the establishment of an additional $7.5 million in reserves at Central Reserve, to provide for an increase in medical benefit utilization and increased medical inflation which emerged during the quarter. An inadequate estimate in reserves could have a material adverse impact on our business, financial condition and results of operations.


REINSURANCE

     GENERAL. Consistent with the general practice of the insurance industry, we reinsure portions of the coverage provided by our insurance products to unaffiliated insurance companies under reinsurance agreements. Reinsurance provides a greater diversification of underwriting risk, minimizes our aggregate exposure on major risks and limits our potential losses on reinsured business. Reinsurance involves one or more insurance companies participating in the liabilities or risks of another insurance company in exchange for a portion of the premiums. Although the effect of reinsurance is to lessen our risks, it may lower net income. We have entered into a variety of reinsurance arrangements under which we cede business to other insurance companies to mitigate risk. We also have assumed risk on a "quota share" basis from other insurance companies.

     Under quota share reinsurance, the reinsurer assumes or cedes an agreed percentage of certain risks insured by the ceding insurer and shares premium revenue and losses proportionately. When we cede business to others, reinsurance does not discharge us from our primary liability to our insureds. However, the reinsurance company that provides the reinsurance coverage agrees to become the ultimate source of payment for the portion of the liability it is reinsuring and indemnifies us for that portion. However, we remain liable to our insureds with respect to ceded reinsurance if any reinsurer fails to meet its obligations to us.

     EXISTING ARRANGEMENTS. In the ordinary course of business, we maintain reinsurance arrangements designed to limit the maximum amount of exposure that we retain on a given policy. For ordinary and group life claims, Continental General's maximum retention is $125,000, Pyramid Life's maximum retention is $100,000, and Central Reserve's maximum retention is $50,000 with no retention maintained over age 70. For accident and health claims, maximum retention on individual claims is $500,000. For a complete discussion of our material reinsurance agreements, see Note K, Reinsurance Arrangements, to our consolidated financial statements.


     A significant portion of our risks are reinsured with a single reinsurance company, Hannover Life Reassurance Company of America, a health and life reinsurance company. Hannover accounted for 94% of the total premiums ceded by our subsidiaries. Hannover has entered into reinsurance agreements with several of our subsidiaries, including Central Reserve Life, Provident American Life, United Benefit Life and Continental General. Our reinsurance agreements with Hannover are not cancellable or terminable by Hannover. In recent years, we have reduced our reliance on reinsurance. Our arrangements are generally for closed blocks of business which means that Hannover, since we discontinued sales activities of United Benefit Life and Provident American Life in July 2000, is not reinsuring any new sales or business of any of our subsidiaries under these reinsurance agreements, except for the new HealthEdge product as explained below. Hannover is reinsuring the business under the reinsurance agreements until those policies lapse or are terminated by us.



     In July 2001, we implemented a program to terminate or replace the United Benefit Life and Provident American Life policies. Some policyholders in some states were offered a replacement product,

HealthEdge, underwritten by Provident American Life. Hannover reinsures the HealthEdge product on the same basis as the reinsurance under the old policy. United Benefit Life has no sales activities, and, other than the HealthEdge replacement product, Provident American Life has no sales activities. The business of United Benefit Life and Provident American Life, other than HealthEdge, should be substantially wound down by the early part of 2002.


     To evaluate the claims paying ability and financial strength of Hannover, we review financial information provided to us by Hannover, and hold quarterly meetings with its management to review operations, marketing, reinsurance and financial issues. Hannover has suffered significant losses as a result of our reinsurance agreements with respect to United Benefit Life and Provident American Life.


     The total premiums ceded by our subsidiaries in the first nine months of 2001 to unaffiliated reinsurers amounted to $153.9 million, of which Hannover represented approximately 94%. Our gross reinsurance receivables from unaffiliated reinsurers amounted to $216.6 million as of September 30, 2001, of which approximately 95% was attributable to Hannover.



     Hannover is a subsidiary of Hannover Ruckversicherungs, a German corporation, which had assets of $22.1 billion and total stockholders' equity of $1.5 billion at December 31, 2000. Moody's has assigned Hannover Ruckversicherungs a financial strength rating of Aa3(excellent). Hannover maintains an A(excellent) rating from A.M. Best Company, Inc. Other rating agencies have maintained similar ratings of Hannover. At December 31, 2000, Standard & Poor's has assigned Hannover a financial strength rating of Api (rated strong). There can be no assurance that Hannover will continue to pay in full and in a timely manner the claims made against them in accordance with terms of our reinsurance agreements. Hannover's failure to pay our claims in full, or on a timely basis, could have a material adverse effect on our business, financial condition and results of operations.



     No new sales or business of any of our subsidiaries is currently reinsured, except for the HealthEdge product of Provident American Life, stop-loss coverage in which we limit the maximum amount of exposure we retain on a given policy, and a reinsurance agreement relating to Central Reserve's group term life insurance and individual deferred annuities. Our future growth may be dependent on our ability to obtain reinsurance in the future. While we expect to continue our relationship with Hannover in the future, we will continue to seek out new companies with respect to new reinsurance agreements. The amount and cost of reinsurance available to us would be subject, in large part, to prevailing market conditions beyond our control. We may be unable to obtain reinsurance in the future, if necessary, at competitive rates or at all.


COMPETITION


     The insurance business is highly competitive. In our major medical business, we compete with large national, regional and specialty health insurers, including Golden Rule Resources Ltd., Mutual of Omaha Insurance Co., Fortis Benefits Insurance Company, American Medical Security Group, Inc., various Blue Cross/Blue Shield companies and United Healthcare Corporation. In our senior business, we compete with other national, regional and specialty insurers, including Universal American Financial Corp., Penn Treaty American Corp., Mutual of Omaha and Conseco, Inc. Many of our competitors have substantially greater financial resources, broader product lines, or greater experience than we do. In addition to claims paying ratings, we compete on the basis of price, reputation, diversity of product offerings and flexibility of coverage, ability to attract and retain agents and the quality and level of services provided to agents and insureds.


     We face competition from a trend among healthcare providers and insurance companies to combine and form networks in order to contract directly with small businesses and other prospective customers to provide healthcare services. In addition, because our products are marketed through independent agents, most of which represent more than one company, we experience competition with other companies for the marketing focus of each agent.

RATINGS


     Our ratings assigned by A.M. Best Company, Inc. and other nationally recognized rating agencies are important in evaluating our competitive position. Best ratings are based on an analysis of the financial condition of the companies rated. Best ratings are primarily based upon factors of concern to policyholders and insurance agents. In August 2001, the Best ratings of our insurance subsidiaries were downgraded, all with negative outlooks, due primarily to the losses of United Benefit Life and our need to raise capital. Central Reserve's rating is a B(fair) rating. Continental General's and Pyramid Life's ratings are B+(very good). Provident American Life's and United Benefit Life's ratings for 2001 were affirmed NR-3 (rating procedure inapplicable). This rating is defined by Best to mean that normal rating procedures do not apply due to unique or unusual business features. Provident American Life and United Benefit Life fall into this category because, due to reinsurance, they both retain only a small portion of their gross premiums. In August 2001, Fitch also downgraded Continental General to BBB(good credit quality) with "rating watch evolving" and downgraded Central Reserve to BB(speculative credit quality) with a negative outlook.


GOVERNMENT REGULATION

     Government regulation of health and life insurance, annuities and healthcare coverage and health plans is a changing area of law and varies from state to state. We strive to maintain compliance with the various federal and state regulations applicable to our operations. To maintain compliance with these changing regulations, we may need to make changes occasionally to our services, products, structure or operations. We are unable to predict what additional government regulations affecting our business may be enacted in the future or how existing or future regulations might be interpreted. Additional governmental regulation or future interpretation of existing regulations could increase the cost of our compliance or materially affect our operations, products or profitability. We carefully monitor state and federal legislative and regulatory activity as it affects our business. We believe that we are compliant in all material respects with all applicable federal and state regulations.


     INSURANCE REGULATION. We are subject to regulation and supervision by state insurance regulatory agencies. This regulation is primarily intended to protect insureds rather than investors. These regulatory bodies have broad administrative powers relating to standards of solvency which must be met on a continuing basis, granting and revoking of licenses, licensing of agents, approval of policy forms, approval of rate increases, maintenance of adequate reserves, form and content of financial statements, types of investments permitted, issuance and sale of stock, payment of dividends and other matters pertaining to insurance. We are required to file detailed annual statements with the state insurance regulatory bodies and are subject to periodic examination. The most recent completed regulatory examination for Central Reserve, Provident American Life and United Benefit Life was performed by the State of Ohio as of December 31, 1999. For Continental General and Pyramid Life, the examinations were performed by the States of Nebraska and Kansas, respectively, as of December 31, 1997. Continental General is currently being examined by the State of Nebraska for the three year period ended December 31, 2000. Additionally, because of the losses experienced early in 2001, Central Reserve, Provident American Life and United Benefit Life are currently under examination by the State of Ohio. State insurance departments have also periodically conducted market conduct examinations of our insurance subsidiaries.


     Prior to our foreclosure on its stock in July 1999, United Benefit Life was under supervision by the State of Texas and State of Indiana Departments of Insurance. Both states have now released United Benefit Life from their supervision. New sales activities for United Benefit Life were discontinued in July 2000.


     At December 31, 1996, Central Reserve's statutory capital levels fell to an amount that subjected it to mandatory examination by the State of Ohio Department of Insurance. This condition was abated by the change of control and capital infusion in July 1998. In the first quarter of 2001 and for the nine months ended September 30, 2001, we again experienced net losses. These losses have affected our statutory capital levels at our insurance subsidiaries.

     Although many states' insurance laws and regulations are based on models developed by the NAIC and are therefore similar, variations among the laws and regulations of different states are common. The NAIC is a voluntary association of all of the state insurance commissioners in the United States. The primary function of the NAIC is to develop model laws on key insurance regulatory issues that can be used as guidelines for individual states in adopting or enacting insurance legislation. While the NAIC model laws are accorded substantial deference within the insurance industry, these laws are not binding on insurance companies unless adopted by state, and variation from the model laws within the state is common.

     In 1998, the NAIC adopted the Codification of Statutory Accounting Principles guidance that replaces the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting as of January 1, 2001. The Codification provides guidance for areas where statutory accounting practices had been silent and changes current statutory accounting practices in some areas. The Codification will result in changes to the accounting practices that we use to prepare our statutory-basis financial statements. We believe the impact of these changes to our statutory-basis capital and surplus as of January 1, 2001 will not be significant.


     The NAIC has also adopted Risk-Based Capital (RBC) requirements for life and health insurers to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks associated with asset quality, mortality and morbidity, asset and liability matching and other business factors. The RBC formula is used by state insurance regulators to monitor trends in statutory capital and surplus for the purpose of initiating regulatory action. In general, under these laws, an insurance company must submit a report of its RBC level to the insurance department of its state of domicile as of the end of the previous calendar year. These laws require increasing degrees of regulatory oversight and intervention as an insurance company's RBC declines. The level of regulatory oversight ranges from requiring the insurance company to inform and obtain approval from the domiciliary insurance commissioner of a comprehensive financial plan for increasing its RBC to mandatory regulatory intervention requiring an insurance company to be placed under regulatory control in a rehabilitation or liquidation proceeding.



     The RBC Model Act provides for four different levels of regulatory attention depending on the ratio of a company's total adjusted capital, defined as the total of its statutory capital, surplus and asset valuation reserve, to its risk-based capital.



     - The "Company Action Level" is triggered if a company's total adjusted capital is less than 200% but greater than or equal to 150% of its risk-based capital. At the "Company Action Level," a company must submit a comprehensive plan to the regulatory authority that discusses proposed corrective actions to improve its capital position. A company whose total adjusted capital is between 250% and 200% of its risk-based capital is subject to a trend test. The trend test calculates the greater of any decrease in the margin (i.e., the amount in dollars by which a company's adjusted capital exceeds its risk-based capital) between the current year and the prior year and between the current year and the average of the past three years, and assumes that the decrease could occur again in the coming year. If a similar decrease in margin in the coming year would result in a risk-based capital ratio of less than 190%, then "Company Action Level" regulatory action would be triggered.



     - The "Regulatory Action Level" is triggered if a company's total adjusted capital is less than 150% but greater than or equal to 100% of its risk-based capital. At the "Regulatory Action Level," the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed.



     - The "Authorized Control Level" is triggered if a company's total adjusted capital is less than 100% but greater than or equal to 70% of its risk-based capital, at which level the regulatory authority may take any action it deems necessary, including placing the company under regulatory control.

     - The "Mandatory Control Level" is triggered if a company's total adjusted capital is less than 70% of its risk-based capital, at which level the regulatory authority is mandated to place the company under its control.



We calculated the risk-based capital for our insurance subsidiaries as of December 31, 2000, using the applicable RBC formula. Based on these calculations, our risk-based capital levels for each of our subsidiaries exceeded the levels required by regulatory authorities. However, without additional capital or reinsurance, the capital levels at Central Reserve may be below "Company Action Level" at year end 2001, requiring it to submit a comprehensive plan to the Ohio Department of Insurance that discusses proposed corrective actions to improve Central Reserve's capital position.



     Dividends paid by our insurance subsidiaries to Ceres are limited by state insurance regulations. The insurance regulator in the insurer's state of domicile may disapprove any dividend which, together with other dividends paid by an insurance company in the prior 12 months, exceeds the regulatory maximum as computed for the insurance company based on its statutory surplus and net income. As of September 30, 2001, none of our insurance subsidiaries could pay a dividend to Ceres without prior approval of their respective state regulators as a result of their respective statutory deficits in unassigned surplus.


     Many states have also enacted insurance holding company laws, which require registration and periodic reporting by insurance companies controlled by other corporations. These laws vary from state to state but typically require periodic disclosure concerning the corporation which controls the insurer and prior notice to, or approval by, the applicable regulator of inter-company transfers of assets and other transactions, including payments of dividends in excess of specified amounts by the insurer, within the holding company system. These laws often also require the prior approval for the acquisition of a significant direct or indirect ownership interest (for example, 10% or more) in an insurance company. Our insurance subsidiaries are subject to these laws and we believe they are in compliance in all material respects with all applicable insurance holding company laws and regulations.

     Additional regulatory initiatives may be undertaken in the future, either at the federal or state level, to engage in structural reform of the insurance industry in order to reduce the escalation of insurance costs or to make insurance more accessible. These future regulatory initiatives could have a material adverse effect on our business, financial condition and results of operations.

     HEALTHCARE REGULATION. Government regulation of the healthcare industry also affects the manner in which we conduct our business. HIPAA mandates the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and the efficiency of the healthcare industry. Ensuring privacy and security of patient information -- "accountability" -- is one of the key factors driving the legislation. The other factor -- "portability" -- refers to Congress' intention to ensure that individuals may transfer insurability and waiting periods for coverage if they change employers.

     Among other things, HIPAA:

     - addresses group and individual market reforms increasing the transferability of health insurance;

     - permits medical savings accounts on a trial basis; and

     - increases the deductibility of health insurance for self-employed persons.

     Compliance with HIPAA's simplification mandate is required within the next two to three years. We must comply with the following:

     - standards for electronic transmission and medical procedure code sets;

     - national standard healthcare provider identifier; and

     - national standard employer identifier.

     We have recently developed an electronic data interface (EDI) system with one of our network providers to expedite our claims processing. Using the EDI system, claims handled through the system for many of our insureds will be sent directly from the medical providers to our network provider, who will image and automatically adjust the claims to network rates. These re-priced claims will then be electronically transmitted to our administrative facilities for processing and payment according to policy benefits.

     HIPAA's privacy requirements will govern who within our organization can receive protected information, the manner in which it will be maintained, the responsibility of third parties with whom we contract, and appropriate identification at time of receipt of protected information so that it may be appropriately controlled, maintained and retrieved as required. The new standards:

     - limit the routine and non-routine non-consensual use and release of private health information;

     - give patients new rights to access their medical records and to know who else has accessed them;

     - limit most disclosure of health information to the minimum needed for the intended purpose;

     - establish procedures to ensure the protection of private health information;

     - establish new criminal and civil sanctions for improper use or disclosure; and

     - establish new requirements for access to records by researcher and others.

     We are evaluating the effect of HIPAA and have formed a HIPAA task force to begin systematic implementation of HIPAA's requirements and to ensure compliance. The new federal and state regulations promulgated under HIPAA are currently unsettled, making certainty of compliance impossible at this time. Due to the uncertainty surrounding the regulatory requirements, we cannot be sure that the systems and programs that we plan to implement will comply adequately with the regulations that are ultimately approved. Implementation of additional systems and programs may be required, the cost of which is unknown to us at this time. Further, compliance with these regulations would require changes to many of the procedures we currently use to conduct our business, which may lead to additional costs that we have not yet identified. We do not know whether, or the extent to which, we will be able to recover our costs of complying with these new regulations.


     In addition to federal regulation, many states have enacted, or are considering, various healthcare reform statutes. These reforms relate to, among other things, claims payment practices, managed care practices, such as requirements with respect to maternity stays, waiting period restrictions on pre-existing conditions, credit for certain prior coverage, and limitations on rate increases and guaranteed renewability for small business plans and policies for individuals. Most states have also enacted patient confidentiality laws that prohibit the disclosure of confidential medical information. The federal privacy rule will establish minimum standards and preempt conflicting state laws that are less restrictive than HIPAA regarding health information privacy but will allow state laws that are more restrictive than HIPAA. These laws or regulations may limit our operations and our ability to control which providers are part of our networks and may hinder our ability to effectively manage utilization and costs. We are unable to predict what state reforms will be enacted or how they would affect our business.


     Some states have also enacted small group insurance and rating reforms, which generally limit the ability of insurers and health plans to use risk selection as a method of controlling costs for small group businesses. These laws may generally limit or eliminate use of pre-existing condition exclusions, experience rating, and industry class rating and limit the amount of rate increases from year to year. We have discontinued selling certain policies in states where, due to these healthcare reform measures, we cannot function profitably. We may discontinue sales in other states in the future. Our operations also may be subject to PPO or managed care laws and regulations in certain states. PPO and managed care regulations generally contain requirements pertaining to provider networks, provider contracting, and reporting requirements that vary from state to state.


     One of the significant techniques we use to manage healthcare costs and facilitate care delivery is contracting with physicians, hospitals and other providers. As of September 30, 2001, our largest network, First Health Group Corporation, accounted for 29.3% of our PPO certificates and policies in force. A number of organizations are advocating for legislation that would exempt some providers from federal and state antitrust laws. In any particular market, providers could refuse to contract, demand higher payments or take actions that could result in higher healthcare costs, less desirable products for insureds or difficulty meeting regulatory or accreditation requirements. In some markets, some providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies. In addition, physician or practice management companies, that aggregate physician practices for administrative efficiency and marketing leverage, continue to expand. These providers may compete directly with us. If these providers refuse to contract with us, use their market position to negotiate favorable contracts or place us at a competitive disadvantage, those activities could adversely affect our ability to market products or to be profitable in those areas.


     Congress and various states are considering some form of a "Patients' Bill of Rights." This legislation, if enacted, is designed to provide consumers more freedom of choice in the selection of doctors, facilities, and treatments. Although the bill was originally conceived to regulate HMOs, it will affect all facets of the nation's healthcare delivery system, including medical providers, PPOs, exclusive provider organizations, community-based healthcare organizations and indemnity insurance plans. This pending federal legislation, currently known as the Bipartisan Patient Protection Act of 2001:


     - requires a more stringent timeframe for claims review and processing, utilization review and internal and external appeals processes;

     - provides that insureds have greater access to non-formulary drugs, clinical trials, physicians, specialists and emergency care; and

     - allows insureds to bring suit after exhaustion of the appeals process.

These changes, if enacted, are expected to result in higher total medical costs, which could encourage more partnerships and associations between medical providers and insurers to control costs, more community-based health organizations, and greater use of higher deductibles to lower insurance costs and reduce administrative expenses of smaller claims.

     Statutory and regulatory changes may also significantly alter our ability to manage pharmaceutical costs through restricted formularies of products available to our members.


     E-COMMERCE REGULATION. We may be subject to additional federal and state statutes and regulations in connection with our changing product strategy, which includes Internet services and products. On an increasingly frequent basis, federal and state legislators are proposing laws and regulations that apply to Internet based commerce and communications. Areas being affected by this regulation include user privacy, pricing, content, taxation, copyright protection, distribution and quality of products and services. To the extent that our products and services would be subject to these laws and regulations, the sale of our products and our business could be harmed.


EMPLOYEES


     We had approximately 1,035 employees at September 30, 2001. We consider our employee relations to be good. Our approximately 48,000 agents are independent contractors and not employees.


PROPERTIES


     Since August 1, 2001, we have leased our headquarters building in Cleveland, Ohio, consisting of 121,625 square feet. Since April 11, 2000, we have leased a 19,484 square foot facility in Cleveland, Ohio that houses our new business and underwriting operations. Continental General owns and occupies a building in Omaha, Nebraska, consisting of approximately 61,400 square feet. Pyramid Life owns and occupies a building in Mission, Kansas, which consists of approximately 45,000 square feet. Since August 1, 2000, we have also leased a 1,977 square foot office in Chicago, Illinois. Since January 10, 2001, we have also leased a 4,365 square foot office in Dallas, Texas.

LEGAL PROCEEDINGS


     On July 19, 2001, the previously disclosed litigation, including the countersuits, entitled Insurance Advisors of America, Inc., Transcend Group, Inc. and Jimmy K. Walker vs. Ceres Group, Inc., Ceres Financial Services, Inc., Peter W. Nauert, Central Reserve Life Insurance Company, Hannover Life Reassurance Company of America (f/k/a Reassurance Company of Hannover), Provident American Life and Health Insurance Company and Health Plan Services, Inc., United Benefit Life Insurance Company and Billy B. Hill, Jr., case no. 17-184-65-00, in State District Court of Tarrant County, Texas, was settled. All cases regarding this matter, including the Ohio countersuit, were dismissed with prejudice. The settlement did not have a material adverse effect on our business, financial condition or results of operations.



     We have recently been sued for compensatory damages and, in some cases, unspecified punitive damages in a number of actions pertaining to the insureds of United Benefit Life arising from claims payment issues. While we do not believe that United Benefit Life has harmed any of the plaintiffs in these lawsuits and we believe our reserves are adequate, we cannot predict the outcome of the lawsuits, including the award of punitive damages and, therefore, we cannot predict the financial impact on us of these lawsuits. We intend to vigorously contest these actions.



     In addition to the above, we are also involved in litigation arising in the ordinary course of business. In our opinion, the effects, if any, of such litigation are not expected to be material to our consolidated financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following are our directors and executive officers:


                                                                            DIRECTOR OR
             NAME                AGE               POSITION                OFFICER SINCE
             ----                ---    -------------------------------    -------------
Peter W. Nauert                  58     Chairman of the Board,                 1998
                                        President and Chief Executive
                                        Officer
Andrew A. Boemi                  56     Director                               1997
Michael A. Cavataio              58     Director                               1997
Bradley E. Cooper                35     Director                               1998
Susan S. Fleming                 31     Director                               2000
Rodney L. Hale                   61     Director                               2000
Bruce M. Henry                   42     Chief Marketing Officer and            2000
                                        President of Ceres Sales, LLC
Robert J. Lunn                   51     Director                               2001
Charles E. Miller, Jr.           51     Executive Vice President and           1998
                                        Chief Financial Officer
Mark A. Nielsen                  49     Executive Vice                         2000
                                        President -- Senior Health
                                        Operations
Anthony J. Pino                  53     Executive Vice President               1999
William J. Ruh                   41     Director                               2000
Robert A. Spass                  45     Director                               1998


     The following describes the business background and experience of each of our directors and executive officers.


     Mr. Nauert has been the President, Chief Executive Officer and a director of Ceres since July 3, 1998 and Chairman of the Board since June 10, 1999. Mr. Nauert joined Ceres in July 1998 after the expiration of his non-compete agreement with Conseco, Inc., which in 1997 purchased Pioneer Financial Services, Inc., an underwriter and marketer of health insurance, life insurance and annuities throughout the United States. Mr. Nauert served as Chief Executive Officer of Pioneer Financial Services from 1982 to 1997, and as Chairman from 1988 to 1997. Mr. Nauert had been employed in an executive capacity by one or more of the insurance subsidiaries of Pioneer Financial Services from 1968 to 1997.


     Mr. Boemi has been managing director of Turnaround Capital Partners, L.P., a company engaged in investing in small to mid-sized public and private companies in the early turnaround stages, since 1997. In 1997, Mr. Boemi served as the managing director of Marietta Capital Partners, a company engaged in private investment banking and corporate restructuring. From 1990 to 1996, Mr. Boemi was a partner of S-K Partners, Ltd., where he specialized in financial and operational turnarounds of small to mid-sized companies and crisis management.

     Mr. Cavataio is a real estate developer in northern Illinois and southern Wisconsin. He served as a director of Pioneer Financial Services from 1986 to 1997 and served as Vice Chairman from 1995 to 1997. Mr. Cavataio has served as a director of Firstar Bank of Northern Illinois since 1988 and as a director of AON Funds, Inc., a subsidiary of AON Corp., a multi-line insurance and brokerage company, since 1994.


     Mr. Cooper has been a partner and co-founder of Capital Z Partners since 1998. He currently serves on the Board of Directors of SNTL Group, Inc., Highlands Insurance Group, American Capital Access Holdings and Universal American Finance Corp. From 1994 to 1998, Mr. Cooper served as a partner of Insurance Partners, L.P. that executed investments in property and casualty insurers, life and health insurers, healthcare services firms, and related insurance businesses. Prior to the formation of Insurance Partners, L.P., he was a vice president of International Insurance Advisors, Inc., the management company of International Insurance Investors, L.P. Prior to joining International Insurance Advisors, Inc., Mr. Cooper was an investment banker in the Financial Institutions Group at Salomon Brothers, Inc.

     Ms. Fleming has been a principal of Capital Z since 1998. She serves on the Board of Directors of Universal American Financial Corp. and Access Coverage Corp. From 1994 to 1998, Ms. Fleming served as a vice president of Insurance Partners I, L.P., where she assisted in the successful completion of numerous investments. Ms. Fleming also was an investment banking analyst with Morgan Stanley & Co., working in the financial institutions M&A group and in firm management from 1992 to 1994.

     Mr. Hale has been the president of International Insurance Investment Strategies, a consulting firm specializing in strategic alternatives for the life insurance industry, since 1993. Since 1995, he has owned Sterling Investors Life Insurance Company, a life and accident and health insurance company.

     Mr. Henry has been our Chief Marketing Officer of Ceres since June 2000 and President of Ceres Sales, LLC since March 2001. He was our Chief Sales Officer since joining us in July 1998. From 1996 to 1998, Mr. Henry was National Sales Director for Design Benefit Plans, a marketing subsidiary of Pioneer Financial Services. Prior to 1996, Mr. Henry was regional sales manager for a subsidiary of Pioneer Financial Services.

     Mr. Lunn is the founder of Lunn Partners, LLC, a private investment banking firm established in 1994. He is the firm's managing partner and chief investment officer, overseeing all investment activities. Prior to establishing Lunn Partners, Mr. Lunn was a managing director at Lehman Brothers and a member of Lehman Brokers' Operating Committee. He was head of the Financial Services Division, which included Private Client Services, Global Management, Performance Based Funds Management, and Securities Lending. Mr. Lunn was with Morgan Stanley & Co. from 1977-1994. Mr. Lunn serves on the board of Shaw Industries.

     Mr. Miller has been our Executive Vice President and Chief Financial Officer since October 1998. From 1996 to 1998, he was a principal and president of Wellington Partners, Inc., an insurance acquisition company. Mr. Miller was also a consultant to Insurance Partners' funds. Before 1996, Mr. Miller was executive vice president, chief financial officer and a director of Harcourt General Insurance Companies.


     Mr. Nielsen has served as Executive Vice President -- Senior Health Operations since March 2001. Since July 2000, he has served as President of Continental General. He has served as President of Pyramid Life since 1996 and in various vice president capacities for Pyramid Life since 1978.


     Mr. Pino has served as Executive Vice President of Ceres since February 2000 and was Senior Vice President of Ceres from August 1999 to February 2000. From June to August 1999, he was a consultant to Ceres. From 1996 to 1999, Mr. Pino was president of National Health Services, Inc., a managed care subsidiary of United Payors & United Providers, an intermediary between health care payors and health care providers. From 1991 to 1996, Mr. Pino was executive vice president of Pioneer Financial Services, Inc. and president of National Group Life Insurance Company, a subsidiary of Pioneer.

     Mr. Ruh has been a principal and co-founder of Castle Creek Capital, an investment management company, since 1995. He is also a co-founder and has been a principal of Belle Plaine Financial, a registered broker/dealer that conducts financial advisory services and places private equity investments, since 1995. Mr. Ruh worked for Bank One Corporation and Mabon Securities prior to founding Castle Creek and Belle Plaine. Mr. Ruh presently serves as a director of Veristar Corporation and First Community Bank of the Desert.

     Mr. Spass has been a partner and co-founder of Capital Z Partners, an investment management company, since 1998. Prior to co-founding Capital Z, Mr. Spass was the Managing Partner and co-founder of Insurance Partners I, L.P. Mr. Spass served as president and chief executive officer of International Insurance Advisors, Inc., an investment management company, from 1990 to 1994. Mr. Spass is a director of USI Insurance Services, Universal American Financial Corporation, SNTL Group, Highlands Insurance Group and Aames Financial Corp.



     Our executive officers serve at the discretion of the board of directors, although we have entered into employment agreements with our executive officers. For more information on these agreements, see the section of this prospectus called "Employment Agreements."


COMPOSITION OF THE BOARD OF DIRECTORS

     Our board of directors has nine members. The directors are elected by our stockholders at the annual meeting and each director holds office until the next annual meeting and until his successor is properly elected. Certain of our stockholders have entered into a voting agreement that governs who they will vote for as directors of Ceres. For more information on this voting agreement, see the section of this prospectus called "Principal Stockholders -- Voting Agreement."

BOARD COMMITTEES

     Our board of directors has standing executive, audit, investment and compensation committees.


     Executive Committee. Our executive committee has all powers of the board of directors in the management of our business and affairs between board meetings except the power to fill vacancies on the board or its committees. The executive committee also functions as a nominating committee. As a nominating committee, the executive committee seeks qualified persons to serve as directors and makes recommendations to the Board of Directors. Currently, the members of the executive committee are Mr. Nauert (chairman), Mr. Cavataio, Mr. Ruh and Mr. Spass.


     Audit Committee. Our audit committee recommends to the board of directors the firm of independent accountants to serve us and reviews the scope, performance and results of the annual audit. Currently, the members of the audit committee are Mr. Boemi (chairman), Mr. Cavataio and Ms. Fleming.

     Investment Committee. Our investment committee establishes policies for our investments and monitors their management. Currently, the members of the investment committee are Mr. Cavataio (chairman), Mr. Boemi and Mr. Hale.


     Compensation Committee. Our compensation committee is responsible for determining the compensation of our executive officers. Currently, the members of the compensation committee are Mr. Ruh (chairman), Mr. Cooper and Mr. Hale.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During part of the year ended December 31, 2000, the members of the compensation committee included Messrs. Cavataio, Cooper and Ruh. For a discussion of transactions between Ceres and Messrs. Cavataio, Cooper and Ruh, see the section of this prospectus called "Certain Related Transactions."

DIRECTOR COMPENSATION


     In 2000, our directors, with the exception of Messrs. Cooper, Nauert, and Spass and Ms. Fleming, received a $2,500 quarterly retainer and each chairman of a committee received a $5,000 annual fee for serving as a chairman of a committee. In 2001, each director, except for Mr. Nauert, received a $2,500 quarterly retainer, non-qualified stock options to purchase 5,000 shares of our common stock and each chairman of a committee will receive a $5,000 annual fee for serving as a chairman of a committee.

EXECUTIVE COMPENSATION

     The following table sets forth the annual compensation paid with respect to the calendar years ended December 31, 2000, 1999 and 1998, to our Chief Executive Officer and our five most highly-compensated executive officers during 2000.


                                                                                    LONG TERM
                                                  ANNUAL COMPENSATION              COMPENSATION
                                        ----------------------------------------   ------------
                                                                      OTHER         SECURITIES
                                                                     ANNUAL         UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR    SALARY       BONUS(1)   COMPENSATION(2)     OPTIONS      COMPENSATION(3)
  ---------------------------    ----   --------      --------   ---------------   ------------   ---------------
PETER W. NAUERT................  2000        -0-          -0-      $1,236,777(4)          --               --
Chairman of the Board,           1999        -0-          -0-         993,242(4)          --               --
President and Chief              1998        -0-          -0-              --        500,000               --
Executive Officer

BRUCE M. HENRY.................  2000   $258,500      $25,476          24,115         34,262         $ 33,873(5)
Chief Marketing Officer and      1999    176,900           --              --         15,000               --
President of Ceres Sales, LLC    1998    103,800           --              --         25,000               --

BILLY B. HILL, JR.(6)..........  2000        -0-       30,570         166,353(7)      29,114          305,000
Former General Counsel           1999        -0-           --         200,000(7)          --          240,000
                                 1998        -0-           --              --        125,000          230,580


GLEN A. LAFFOON................  2000    100,300        7,165           6,784          6,824          163,564(8)
Former Executive Vice            1999    215,200           --              --         15,000            4,562
President and Assistant          1998    180,000           --              --         25,000            1,000
Secretary of Ceres

CHARLES E. MILLER, JR. ........  2000    248,300       28,660          27,123         27,294            1,242
Executive Vice President         1999    211,900           --              --         25,000          145,810(10)
and Chief Financial Officer      1998     93,000(9)        --              --        100,000           12,000(10)

ANTHONY J. PINO................  2000    234,400       19,106          18,086         43,196            1,242
Executive Vice President         1999     98,200           --              --         25,000              414


---------------

 (1) Unless otherwise indicated, the amounts in this column represent the bonus paid to each officer under the 1999 officer bonus plan. These amounts were earned in 1999 but paid in 2000. For more information on our 1999 officer bonus plan, see "Officer Bonus Programs."

 (2) Unless otherwise indicated, the amounts in this column represent the fair market value on the date of grant of the stock award paid to each officer under the 1999 officer bonus plan. These amounts were earned in 1999 but paid in 2000. For more information on our 1999 officer bonus plan, see "Officer Bonus Programs."

 (3) For the year 2000, $1,000 represents the contribution payable by us in stock to each of Messrs. Laffoon, Henry, Miller and Pino under our 401(k) plan, and for the year 1999, to each of Messrs. Laffoon and Miller under our 401(k) plan. For the year 1998, $1,000 represents the contribution payable by us to Mr. Laffoon under our 401(k) plan.

 (4) In 2000, 1999 and 1998, Mr. Nauert received no cash salary. Under his current employment agreement, Mr. Nauert is entitled to a stock award payable in shares of our common stock and a cash payment equal to the amount of taxes payable on the stock award. In 2000, pursuant to his employment agreement, Mr. Nauert received 130,040 shares of our common stock valued at $883,412, and in 1999, Mr. Nauert received 108,108 shares of our common stock valued at $709,459. He is also entitled to an amount equal to the taxes payable on such awards which amounted to $353,365 in 2000 and $283,784 in 1999. For information regarding Mr. Nauert's current employment agreement and his new employment agreement, see "Employment Agreements." Mr. Nauert received no payment in 2000 under our 1999 officer bonus plan.

 (5) Includes $33,333 in connection with the forgiveness of 1/3 of a $100,000 loan from Ceres to Mr. Henry. An additional 1/3 of the loan will be forgiven in each of 2001 and 2002.


 (6) Mr. Hill served as our General Counsel until September 30, 2001 pursuant to a retainer agreement under which he was paid an annual retainer. See "Employment Agreements."


 (7) In 2000, pursuant to his retainer agreement and the 1999 officer bonus plan, Mr. Hill received 18,816 shares of our common stock, valued at $127,089, and $39,263 in cash equal to the taxes payable on the stock award, and in 1999, pursuant to his retainer agreement, Mr. Hill received 16,667 shares of our common stock, valued at $133,336, and $66,668 in cash equal to the taxes payable on the stock award.

 (8) Includes $160,000 paid to Mr. Laffoon in connection with his retirement. Mr. Laffoon retired on May 31, 2000.

 (9) Includes a one-time payment of $50,000 to induce Mr. Miller to enter into his employment agreement.

(10) Represents (i) payment of $4,000 per month for expenses relating to his residence in Cleveland, Ohio, and (ii) in 1999, $96,000 related to non-recurring expenses related to Mr. Miller's relocation from Florida to Ohio. See "Employment Agreements."

OPTION GRANTS IN 2000

     The following table summarizes information concerning options granted during the fiscal year ended December 31, 2000 to each of our executive officers listed in the compensation table.

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                           PERCENT OF                                        ANNUAL RATES OF
                                             TOTAL                                             STOCK PRICE
                             NUMBER OF      OPTIONS                                           APPRECIATION
                               SHARES      GRANTED TO    EXERCISE                           FOR OPTION TERM*
                             UNDERLYING   EMPLOYEES IN   PRICE PER                        ---------------------
           NAME               OPTIONS         2000         SHARE      EXPIRATION DATE        5%          10%
           ----              ----------   ------------   ---------   ------------------   ---------   ---------
Peter W. Nauert............       -0-          --             --                     --         --          --
Bruce M. Henry.............    10,000         1.7%         $6.81       February 3, 2010   $ 42,815    $108,518
                               24,262         4.1%          7.00     September 13, 2010    106,795     270,556
Billy B. Hill, Jr..........    29,114         5.0%          7.00     September 13, 2010    128,155     324,786
Glen A. Laffoon............     6,824         1.2%          7.00     September 13, 2010     30,028      76,114
Charles E. Miller, Jr......    27,294         4.7%          7.00     September 13, 2010    120,143     304,481
Anthony J. Pino............    25,000         4.3%          6.81       February 3, 2010    107,057     271,319
                               18,196         3.1%          7.00     September 13, 2010     80,091     202,982

---------------

* Assumes a ten-year term of the options.

Note: Each of the above options was granted under the 1998 Key Employee Share
      Incentive Plan and each vest on the third anniversary of the date of grant of such option. Mr. Laffoon's options were forfeited upon his retirement. For more information on the 1998 Key Employee Share Incentive Plan, see "Stock Option Plans" below.

OPTION VALUES AT YEAR-END 2000

     The following table summarizes information with respect to the number of unexercised options held by the executive officers listed in the compensation table as of December 31, 2000. None of these executive officers exercised any options in 2000.

                                             NUMBER OF SECURITIES               VALUE OF
                                             UNDERLYING OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                               DECEMBER 31, 2000           DECEMBER 31, 2000*
                                           -------------------------    -------------------------
                  NAME                     EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                  ----                     -------------------------    -------------------------
Peter W. Nauert..........................       350,000/150,000                   --/--
Bruce M. Henry...........................          0/74,262                       --/--
Billy B. Hill, Jr........................       25,000/129,114                 $12,500/--
Glen A. Laffoon..........................          0/46,824                       --/--
Charles E. Miller, Jr....................        70,000/82,294                    --/--
Anthony J. Pino..........................          0/68,196                       --/--

---------------

* Valued at $6.00 per share, the closing price per share of our common stock on December 31, 2000.

OFFICER BONUS PROGRAMS


     2000 Officer Bonus Plan. In February 2000, our Board of Directors, based on the recommendation of our compensation committee, adopted the 2000 officer bonus plan. The plan provided for two equal bonus pools for selected senior officers and for Messrs. Henry, Hill, Miller and Pino. Bonuses were distributed out of each pool pro rata based on the base salary of the individual officer. Both pools were based on the achievement of pre-tax earnings targets. Bonuses were paid 50% by a formula and 50% by discretion. The formula bonuses were paid 50% in cash and 50% in shares of our common stock.


     1999 Officer Bonus Plan. The 1999 bonus program for our executive officers and other key employees became effective with the achievement of a minimum pre-tax profit of $16 million. Eligibility for the 1999 bonus program was based on 1999 salary and level of corporate responsibility. The bonus pool for eligible officers was 10% of the 1999 net after-tax income. The bonus was paid 50% by formula and 50% by discretion. The discretionary payment was based on the officer's performance, length of tenure and corporate expectations for 1999. The bonus was paid 25% in our stock, 25% in cash and 50% in options. The bonus was earned in 1999 but was paid in the second and third quarters of 2000.

STOCK OPTION PLANS

  1998 KEY EMPLOYEE SHARE INCENTIVE PLAN


     Our 1998 Key Employee Share Incentive Plan was adopted by our stockholders in 1999 and provides for the grant of non-qualified stock options or incentive stock options to purchase our stock and the grant of options to receive payments based on the appreciation of our common stock. As of November 1, 2001, there were options granted under the plan to purchase 1,718,187 shares.



     The plan was adopted to provide incentives to our key employees by encouraging them to acquire a larger share ownership in our company, increasing their proprietary interest in our business and enhancing their personal financial interest in our success. The plan has 1,000,000 shares available for grant to key employees and an additional 1,000,000 shares have been approved by our board of directors and our stockholders at our June 2001 annual meeting. The plan provides for the grant to employees (including officers and directors who are employees) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, for the grant of non-qualified stock options to eligible employees (including officers and directors who are employees), and for the grant of stock appreciation rights. Incentive stock options may be exercisable for up to ten years at an option price of not less than the fair market value of our common stock on the date that the option is granted, or for up to five years at an option price of not less than 110% of the fair market value of the shares in the case of an officer or other key employee who owns, at the time the option is granted, more than 10% of our common stock. Holders of incentive stock options qualify for certain favorable tax treatment. Non-qualified stock options may be exercisable for up to ten years at the exercise price and upon the terms and conditions that our compensation committee of our board of directors determines.


     The plan is administered by our compensation committee, which designates employees to whom options or stock appreciation rights are to be granted and determines the terms of the awards, including the exercise price of options, the number of shares subject to an option, the time when an option or stock appreciation right may be exercised, and whether stock appreciation rights will be made part of any options.

     Options granted under the plan are subject to the following restrictions, among others:

          - the per share exercise price for incentive stock options must be equal to or greater than 100% of the fair market value of a share on the date of grant of the option;

          - no option may be exercisable after the expiration of ten years from the date of its grant; and

          - options granted under the plan are subject to transfer restrictions as follows:

             - no option or stock appreciation right can be transferred by the option or right holder other than by will or the laws of descent and distribution; and

             - no option can be pledged or used as collateral, nor can it be subject to execution, attachment or similar process.

     The compensation committee may condition the exercise of any option upon the continued employment of the option holder with us and the committee will require that from the date of grant of any incentive option until three months prior to the date the option is exercised, the option holder must be an employee.

     If an option holder's employment by us is terminated because of his or her permanent and total disability or death, then his or her options or stock appreciation rights will expire one year after the date of termination. If an option holder's employment is terminated for any other reason, then his or her options or stock appreciation rights will terminate on the effective date of termination. Options and stock appreciation rights become immediately exercisable if there is a change in control (as defined in the plan).

     An option holder may pay for the exercise of an option in cash or by check or, with the consent of the compensation committee, with the surrender of shares of our common stock having a fair market value on the date of exercise equal to that portion of the purchase price for which payment in cash or check is not made. The committee may also approve other methods of exercise for an option or payment of an option price, provided that the payment method may not cause any incentive stock option to not qualify under Section 422 of the Internal Revenue Code or cause any share issued in connection with the exercise of an option not to be fully paid and non-assessable.

     Stock appreciation rights may be granted by the compensation committee to key employees in tandem with options or on a stand-alone basis. No option recipient is entitled to a grant of a stock appreciation right solely because he or she receives an option. A stock appreciation right gives the holder the right to receive payment per share of the stock appreciation right exercised in shares, in cash (or check) or a combination of cash (or check) and shares equal to the excess of our common stock's fair market value on the date of exercise over its fair market value on the date the stock appreciation right was granted. Exercise of an appreciation right issued in tandem with an option will result in the reduction of the number of shares underlying the related option to the extent of the stock appreciation right exercise. After the grant of a stock appreciation right, an option holder intending to rely on an exemption from
Section 16(b) of the Securities Exchange Act of 1934 is required to hold the stock appreciation right for six months from the date the price for the appreciation right is fixed to the date of cash settlement. Additionally, in order to remain exempt from Section 16(b) of the Exchange Act, a stock appreciation right must be exercised by a person subject to Section 16(b) only during the period beginning on the third business day following the release of a summary statement of our quarterly or annual sales and earnings and ending on the twelfth business day following that date.

     Our compensation committee, subject to the approval of the board of directors, has the authority to amend, modify, suspend or terminate the plan, provided that the committee's action does not impair the rights of any holder of outstanding options or stock appreciation rights without the written consent of that holder. In addition, certain amendments to the plan are subject to stockholder approval. Unless terminated sooner, the plan will terminate on September 30, 2008.

  1998 EMPLOYEE STOCK OPTION PLAN

     We adopted the 1998 Employee Stock Option Plan effective December 31, 1998. The plan was amended in February 1999. The plan provided for the grant of options to purchase 1,000 shares of our common stock to each full-time employee of Central Reserve on December 31, 1998 who had not received any of our options under any other option plan. In addition, eligible employees who had not previously received options under the plan would receive an option to purchase 1,000 shares on December 31 of each year beginning in December 1999. The plan provided for the grant of options to purchase up to a maximum of 500,000 shares. The options are subject to certain restrictions and vest three years after grant. The options terminate if the employee ceases to be employed by Central Reserve before the option is vested and ten years after the grant date. The purpose of the plan was to attract, retain and reward the full time employees of Central Reserve and strengthen the mutuality of interest between these employees and our stockholders. As of November 1, 2001, there were outstanding under the plan options to purchase 338,000 shares. The plan was terminated by our board of directors as of December 31, 2000 and no future grants will be made. The outstanding grants under the plan were not affected by the termination.


2000 EMPLOYEE STOCK PURCHASE PLAN AND AGENT STOCK PURCHASE PLAN

     Our 2000 Employee Stock Purchase Plan was adopted by our stockholders on June 27, 2000. The employee stock purchase plan is administered by our compensation committee. The compensation committee has all of the powers of our board of directors with respect to the plan. The compensation committee may adopt rules and regulations for purposes of the plan. We will make six-month offerings beginning on May 1 and November 1 of each year.

     All of our employees, including officers, who work more than 20 hours a week are eligible to participate in the employee stock purchase plan. Temporary employees are not eligible. As of December 31, 2000, we had approximately 1,100 employees eligible to participate in the employee stock purchase plan. However, no employee is eligible to participate in the plan, if immediately after the purchase, the employee would own shares possessing at least 5% of the total combined voting power of Ceres or any of its subsidiaries. In addition, no employee may purchase more than $25,000 worth of our common stock, determined at the fair market value of the shares at the time the right to purchase is granted, under all our employee stock purchase plans in any calendar year.

     The employee stock purchase plan permits us to offer our common stock for purchase by eligible employees at a price equal to 85% of the lesser of the market value of the stock on the first day of the offering period, or the market value of the stock on the last day of the offering period.

     Eligible employees may accumulate savings through payroll deductions over an offering period in order to purchase common stock at the end of the period. Purchases of common stock under the employee stock purchase plan may only be made with accumulated savings from payroll deductions, and an employee cannot complete the purchases using other resources. The accumulated payroll deductions for an offering are automatically applied at the end of the offering period to purchase as many shares of common stock as feasible, and the unused balance will be carried over to the next offering.

     The rate, ranging from 1% to 15%, of an employee's payroll deduction must be established before the offering. An employee's payroll deduction authorization for one offering will apply to successive offerings unless the employee changes the authorization. An employee may reduce, but not increase, his or her rate of payroll deductions during an offering or withdraw from an offering at any time. Upon withdrawal from any offering, the employee's accumulated savings for the offering will be returned to the employee without interest.

     While each participant in the employee stock purchase plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from an offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the plan. A participant may withdraw at any time at least ten days prior to the end of the applicable offering period.

     Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest and no further payroll deductions will be made from his or her pay. The employee's interest in the offering will be automatically terminated. The employee would be eligible to participate in the next offering by re-enrolling in the plan.

     Any individual whose employment with us is terminated for any reason, other than disability, death or retirement, before the end of an offering will become ineligible to purchase common stock under the employee stock purchase plan.

     Rights granted under the stock purchase plan are not transferable and may be exercised only by the person to whom the rights are granted.

     The employee stock purchase plan is intended to comply with Section 423 of the Code. Our board of directors may amend or terminate the stock purchase plan at any time. However, any increase in the number of shares of common stock reserved for issuance under the employee stock purchase plan or material modification of the eligibility requirements would require stockholder approval. In addition, the employee stock purchase plan will terminate when all the shares reserved for issuance under the plan have been purchased.

     There are 1,000,000 shares of our common stock reserved for issuance in the aggregate under the employee stock purchase plan and the 2000 Agent Stock Purchase Plan.

     Our 2000 Agent Stock Purchase Plan, which is similar to the employee plan, allows some of our agents to purchase shares of our common stock at the same discount from fair value. The agent stock purchase plan does not qualify as an employee stock purchase plan within the meaning of Section 423 of the Code.

     In the event of a dissolution, liquidation or specified type of merger of Ceres, the employee and agent stock purchase plans will terminate and the compensation committee may accelerate the exercise date of the offering so that the outstanding options may be exercised immediately prior to any such event.

BENEFIT PLANS

     Effective January 1, 1998, our noncontributory pension plan was converted into a defined contribution 401(k) savings plan. Employees become eligible to participate in the 401(k) plan after six months of service. Based on the provisions of the plan, participants may contribute up to 10% of their pretax annual compensation. The plan provides for a 100% employer matching contribution only for that portion of participant contributions made to a fund that holds principally our shares of common stock, up to $1,000 annually. Our total matching contributions were approximately $376,000 for 2000, $133,000 for 1999 and $52,000 for 1998.

EMPLOYMENT AGREEMENTS


     Peter W. Nauert. July 1, 1998 Agreement. Mr. Nauert serves as our Chairman of the Board, President and Chief Executive Officer. Effective July 1, 1998, we entered into an employment agreement, as amended, with Mr. Nauert under which he served as Chief Executive Officer until June 30, 2001. Mr. Nauert received no annual salary under the agreement. Rather, his compensation was composed of three components:


          - awards of our common stock or "stock awards";

          - stock options; and

          - incentive pay,

all designed to induce Mr. Nauert to enter into the agreement and to remain with us for the three-year term of the agreement. These three components are explained below:


             Stock Award. Mr. Nauert received stock awards equal to 108,108 shares of our common stock on July 1, 1999, 26,722 shares of our common stock on January 1, 2000, 32,421 shares of our common stock on April 1, 2000, 33,988 shares of our common stock on July 1, 2000, 36,909 shares of our common stock on October 2, 2000, 34,626 shares of our common stock on January 2, 2001, 37,166 shares of our common stock on April 2, 2001 and 103,412 shares of our common stock on July 1, 2001. The July 1, 2001 stock award included the stock awards for the quarters ending March 31, 2001 and June 30, 2001 and an additional payment of 25,225 shares. Mr. Nauert also received a cash payment equal to the amount of taxes payable on the stock award before the time these taxes became due.

             Stock Options. Mr. Nauert was granted options to purchase an aggregate of 500,000 shares of our common stock. The exercise prices of the options are as follows:

NUMBER OF OPTIONS   EXERCISE PRICE
-----------------   --------------
     100,000            $ 6.50
     100,000            $ 7.50
     100,000            $ 8.50
     100,000            $ 9.50
     100,000            $10.50


        Thirty percent (30%) of the options vested immediately upon issuance on July 3, 1998, 20% vested on July 1, 1999, 20% vested on July 1, 2000, and the remaining 30% vested on July 1, 2001. The vesting of all options occurred pro rata among the various exercise price levels.

             Incentive Pay. For each year of employment, Mr. Nauert would receive an amount equal to 5% of the amount by which our pre-tax income for such year exceeds the following targets: $14,544,000 in 1998; $30,597,000 in 1999; and $30,093,000 in 2000. For 2000, 1999 and 1998,
        Mr. Nauert did not qualify for any compensation under this component of his agreement.

     Under the agreement, Mr. Nauert was obligated to retain ownership of at least 900,000 shares of our common stock unless we release him from this obligation. Additionally, Mr. Nauert could have received cash bonuses or other incentive compensation as our board of directors approved.


          July 1, 2001 Agreement. On April 10, 2001, we entered into a new employment agreement with Mr. Nauert, effective July 1, 2001, for a term of two years. The new agreement is automatically renewable at the end of the initial two year term for successive one year terms unless either party gives written notice of termination. The terms of the new agreement are as follows:


          Salary and Stock Award. Under the new agreement, Mr. Nauert will receive an annual base salary of $750,000 in cash. In addition, Mr. Nauert is entitled to quarterly stock awards on the first day of each calendar quarter in shares of our common stock equal to $125,000 divided by the average closing price of our common stock for the calendar quarter immediately preceding the payment. On October 1, 2001, Mr. Nauert received a stock award equal to 28,403 shares of our common stock. Mr. Nauert will also receive a cash payment equal to the federal, state and local taxes payable by Mr. Nauert on the stock awards.



          Stock Options. Mr. Nauert was granted options to purchase 250,000 shares of our common stock at an exercise price of $5.12 per share. All 250,000 options vest on April 10, 2003. However, all of the options vest upon the occurrence of a "Severenceable Event." A "Severenceable Event" means any of the following:



             - termination by the company for any reason other than for "Cause,"
               as defined by the agreement,



             - termination upon a "Change of Control" as defined by the agreement,



             - termination by Mr. Nauert for "Good Reason" as defined by the agreement, or



             - termination due to the death or total or partial disability of
               Mr. Nauert.



          Mr. Nauert will forfeit any unvested options if his employment is terminated for any reason other than a "Severenceable Event" as set forth above.

          Incentive Pay. Mr. Nauert will participate in our officer bonus plan based on specified target performance levels of the company. Mr. Nauert's incentive pay could range from 0% of his cash salary to 100% of his cash salary in any given year.

          In the event that we terminate Mr. Nauert without "cause" or there occurs a "qualifying termination" following a "change of control," Mr. Nauert is entitled to two years' severance equal to his base salary and stock awards, including the tax payments, and any incentive pay to which he would have been entitled assuming the target level performance was met; provided that after July 1, 2003, the incentive pay would be reduced to a one year payment.

     Bruce M. Henry. Mr. Henry serves as Chief Marketing Officer of Ceres and President of Ceres Sales, LLC. On April 10, 2001, we entered into an employment agreement with Mr. Henry under which he will serve as Chief Marketing Officer until June 30, 2003. The agreement is automatically renewable at the end of the initial term for successive one year terms unless we give prior written notice of termination. If we terminate Mr. Henry's employment other than for cause, Mr. Henry will be entitled to severance pay equal to 18 month's salary. In addition, he will be entitled to severance pay equal to two years' salary in the event of a "change of control" as defined in his employment agreement. The agreement also provides for reimbursement of business expenses and certain other fringe benefit. Under the agreement, Mr. Henry will receive bonuses under the officer bonus plan.


     Billy B. Hill, Jr. Mr. Hill served as our General Counsel pursuant to a retainer agreement dated as of June 30, 1998 for a term of three years under which Mr. Hill received a retainer of $240,000 per year. Effective January 1, 2000, Mr. Hill's retainer was increased to $300,000. Under the agreement, Mr. Hill received stock options to purchase 125,000 shares of our common stock. Twenty-five thousand of the options vested immediately at an exercise price of $5.50 per share. The remainder vested on July 1, 2001. The exercise price of the other options is as follows: $6.50 -- 25,000 options; $7.50 -- 25,000 options; $8.50 -- 25,000 options; and $9.50 -- 25,000 options. Mr. Hill could have also received cash bonuses or other cash incentive compensation as our board of directors approved. The agreement provided for the reimbursement of reasonable business expenses. Under the agreement, Mr. Hill was not required to devote all of his time to Ceres. On April 10, 2001, we amended Mr. Hill's retainer agreement to extend the term of the agreement until June 30, 2003. The agreement was automatically renewable at the end of the term for successive one year terms unless we gave prior written notice of termination. On September 30, 2001, Mr. Hill resigned his position and his retainer agreement was terminated.


     Glen A. Laffoon. Mr. Laffoon served as Executive Vice President and Assistant Secretary of Ceres and as President and Chief Executive Officer of Central Reserve until his retirement on May 31, 2000. Pursuant to his retirement agreement, Mr. Laffoon was paid $160,000 on or before July 1, 2000 and an additional $160,000 on January 31, 2001.


     Charles E. Miller, Jr. Mr. Miller joined Ceres on October 1, 1998 as Executive Vice President and Chief Financial Officer. On December 7, 1998, Mr. Miller was also elected Executive Vice President and Chief Financial Officer of Central Reserve. He became Treasurer of Central Reserve in January 1999. On October 1, 1998, we entered into a three-year employment agreement with Mr. Miller that provides for a base salary of $175,000 and a one-time payment of $50,000 to induce Mr. Miller to enter into the agreement. On April 1, 1999, Mr. Miller's salary was increased to $225,000 per year. Effective January 1, 2000, Mr. Miller's salary was increased to $250,000 for the remainder of the term. If we terminated Mr. Miller's employment other than for cause, Mr. Miller was entitled to severance pay equivalent to one year's salary. Additionally, Mr. Miller was granted options to purchase 100,000 shares of our common stock at an exercise price of $6.50. Of these, 40,000 vested immediately; 30,000 vested October 1, 2000; and the remaining 30,000 vested on October 1, 2001. The agreement also provides for the reimbursement of reasonable expenses of relocation. Under the agreement, Mr. Miller may receive cash bonuses or other cash-incentive compensation as the Board of Directors may approve. On April 10, 2001, we amended Mr. Miller's employment agreement to extend the term of his employment until June 30, 2003. Mr. Miller's employment agreement is automatically renewable at the end of the term for successive one year terms unless we give prior written notice of termination. Pursuant to the amendment, Mr. Miller will be entitled to severance pay equal to 18 months' salary if we terminate him without cause. In addition, he will be entitled to severance pay equal to two years' salary in the event of a "change of control" as defined in the amendment. Mr. Miller will receive bonuses under the officer bonus plan.

     Anthony J. Pino. Mr. Pino serves as Executive Vice President of Ceres. He served as Senior Vice President of Claims from August 1999 until his promotion to Executive Vice President in February 2000. Mr. Pino and Central Reserve entered into an employment agreement effective October 1, 1999 under which Mr. Pino will receive a salary of $150,000 for the period of October 1, 1999 through October 1, 2000 and each renewal year. Effective January 1, 2000, his salary was increased to $200,000 for the remainder of the term. His salary was increased again to $250,000. The agreement automatically renews for succeeding one-year terms unless we provide 60 days' advance notice. If we terminated Mr. Pino's employment other than for cause, Mr. Pino was entitled to severance pay equivalent to one year's salary. His agreement also provides for reimbursement of business expenses and certain other fringe benefits. On April 10, 2001, we amended Mr. Pino's employment agreement to extend the term of his employment until June 30, 2003. Mr. Pino's employment agreement is automatically renewable at the end of the term for successive one year terms unless we give prior written notice of termination. Pursuant to the amendment, Mr. Pino will be entitled to severance pay equal to 18 months' salary if we terminate him without cause. In addition, he will be entitled to severance pay equal to two years' salary in the event of a "change of control" as defined in the amendment. Mr. Pino will receive bonuses under the officer bonus plan.


                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of November 1, 2001, information regarding the beneficial ownership of our common stock prior to this offering of 14,000,000 shares and the percentage ownership prior to this offering based on 17,664,847 shares outstanding and the percentage ownership after this offering by:


          - each stockholder known to us to be the beneficial owner of more than 5% of our common stock,

          - each director,

          - each executive officer included in our 2000 executive compensation table, and

          - our directors and executive officers as a group.

The information contained in this table does not include:


          - 2,100,000 shares of our common stock issuable pursuant to the underwriters' over-allotment option;



          - 15,000 shares of our common stock issuable under non-qualified stock options not pursuant to any plan that are outstanding but not presently exercisable,



          - 1,439,602 shares of our common stock issuable under stock options that are outstanding but not presently exercisable pursuant to the 1998 Key Employee Share Incentive Plan,


          - 338,000 shares of our common stock issuable under stock options that are outstanding but not presently exercisable pursuant to the 1998 Employee Stock Option Plan,

          - 78,706 shares of our common stock issuable under stock options that are outstanding and presently exercisable pursuant to the 1999 Special Agents' Stock Option Plan; and

          - shares issuable upon the exercise by the QQLink stockholders of their put option, as described in "Description of Capital Stock -- Common Stock -- Put Option of QQLink Stockholders."


                                                                    BENEFICIAL OWNERSHIP(1)
                                     --------------------------------------------------------------------------------------
                                                                                                        PERCENT
                                                                                                         PRIOR     PERCENT
                                                    EQUITY       GUARANTEE                                 TO       AFTER
       NAMES AND ADDRESS(2)            SHARES     WARRANTS(3)   WARRANTS(4)   OPTIONS(5)     TOTAL      OFFERING   OFFERING
       --------------------          ----------   -----------   -----------   ----------   ----------   --------   --------
International Managed Care,
LLC(6).............................   3,749,285    1,422,184           --           --      5,171,469     27.1%      15.6%
  54 Thompson Street
  New York, New York 10012

                                                                    BENEFICIAL OWNERSHIP(1)
                                     --------------------------------------------------------------------------------------
                                                                                                        PERCENT
                                                                                                         PRIOR     PERCENT
                                                    EQUITY       GUARANTEE                                 TO       AFTER
       NAMES AND ADDRESS(2)            SHARES     WARRANTS(3)   WARRANTS(4)   OPTIONS(5)     TOTAL      OFFERING   OFFERING
       --------------------          ----------   -----------   -----------   ----------   ----------   --------   --------
International Managed Care
(Bermuda), L.P.(6).................   1,826,171      785,393           --           --      2,611,564     14.2%       8.0%
  54 Thompson Street
  New York, New York 10012
Peter W. Nauert(6)(7)..............   1,592,938      569,036      500,000      500,000      3,161,974     16.4%       9.5%
Lunn-Ceres II, LLC(6)..............   1,434,000           --           --           --      1,434,000      8.1%       4.5%
  One North Franklin, Suite 750
  Chicago, Illinois 60606
Lunn-Ceres, LLC(6)(8)..............     400,000           --           --           --        400,000      2.3%       1.3%
  One North Franklin, Suite 750
  Chicago, Illinois 60606
Lunn Partners Small Cap Value
Equity Fund L.P.(6)................      25,000           --           --           --         25,000        *          *
  One North Franklin, Suite 750
  Chicago, Illinois 60606
Lunn Partners Micro Cap Value
Equity Fund L.P.(6)................      16,666           --           --           --         16,666        *          *
  One North Franklin, Suite 750
  Chicago, Illinois 60606
Richard M. Osborne(6)(9)...........     778,210      366,236      300,000           --      1,444,446      7.9%       4.5%
  8500 Station Street, Suite 113
  Mentor, Ohio 44060
United Insurance Company of
America(10)........................   1,379,521           --           --           --      1,379,521      7.8%       0.0%
  One East Wacker Drive
  Chicago, Illinois 60601
Castle Creek Capital Partners
Fund IIa, LP(6)....................   1,171,725           --           --           --      1,171,725      6.6%       3.7%
  6051 El Tordo
  Rancho Santa Fe, CA 92067
Castle Creek Capital Partners
Fund IIb, LP(6)....................     494,942           --           --           --        494,942      2.8%       1.6%
  6051 El Tordo
  Rancho Santa Fe, CA 92067
Medical Mutual of Ohio(6)..........     480,009      184,735           --           --        664,744      3.7%       2.1%
  1200 Huron Road, Tenth Floor
  Cleveland, Ohio 44115
Billy B. Hill, Jr.(6)(12)..........     114,489       23,841      100,000      199,114        437,444      2.4%       1.4%
LEG Partners SBIC, L.P.(6).........     240,003       92,367           --           --        332,370      1.9%       1.0%
  230 Park Avenue, 19th Floor
  New York, New York 10169
Michael A. Cavataio(6)(11).........     231,818       92,367           --           --        324,185      1.8%       1.0%
  3125 Ramsgate Road
  Rockford, Illinois 61114
Joseph Cusimano IRA(6).............     131,912       46,183           --           --        178,095      1.0%         *
  c/o Lunn Partners
  One North Franklin, Suite 750
  Chicago, Illinois 60606
Howard R. Conant(6)................      90,909       46,184           --           --        137,093        *          *
  c/o Lunn Partners
  One North Franklin, Suite 750
  Chicago, Illinois 60606
Charles E. Miller, Jr.(6)(13)......      20,006        3,016           --      100,000        123,022        *          *
Glen A. Laffoon(6)(14).............      80,978           --           --           --         80,978        *          *
Val Rajic(6).......................          --           --           --       75,000         75,000        *          *

                                                                    BENEFICIAL OWNERSHIP(1)
                                     --------------------------------------------------------------------------------------
                                                                                                        PERCENT
                                                                                                         PRIOR     PERCENT
                                                    EQUITY       GUARANTEE                                 TO       AFTER
       NAMES AND ADDRESS(2)            SHARES     WARRANTS(3)   WARRANTS(4)   OPTIONS(5)     TOTAL      OFFERING   OFFERING
       --------------------          ----------   -----------   -----------   ----------   ----------   --------   --------
Carramore Limited(6)...............      66,666           --           --           --         66,666        *          *
  c/o Lunn Partners
  One North Franklin, Suite 750
  Chicago, Illinois 60606
Bruce M. Henry(6)..................      31,905        7,239           --       25,000         64,144        *          *
Alfa Laval, Inc.(6)................      41,666           --           --           --         41,666        *          *
  c/o The Northern Trust Co.
  40 Broad Street, 8(th) Floor
  New York, New York 10004
Michael A. Crowe(6)................      41,666           --           --           --         41,666        *          *
  c/o Lunn Partners
  One North Franklin, Suite 750
  Chicago, Illinois 60606
Anthony J. Pino(6).................      24,076        2,681           --           --         26,757        *          *
Sally J. Krogh(6)..................      25,000           --           --           --         25,000        *          *
  c/o Stifel, Nicolaus and Co.,
  Inc.
  4343 E. State Street
  Rockford, Illinois 61108
Kenneth A. Mannino(6)(15)..........      25,000           --           --           --         25,000        *          *
  c/o Stifel, Nicolaus and Co.,
  Inc.
  4343 E. State Street
  Rockford, Illinois 61108
Ralph Alexander(6)(16).............       8,947        8,177           --           --         17,124        *          *
Richard Kusnic(6)..................       5,502        1,340           --       10,000         16,842        *          *
Ronald Kotowski(6).................       4,928          134           --       10,000         15,062        *          *
John Kertis(6).....................       3,101        1,340           --       10,000         14,441        *          *
Marc C. Krantz(6)..................       6,967        2,310           --           --          9,277        *          *
  1375 E. Ninth Street, 20th Floor
  Cleveland, Ohio 44114
Krantz Family Limited
Partnership(6).....................       5,965        2,309           --           --          8,274        *          *
  1375 E. Ninth Street, 20th Floor
  Cleveland, Ohio 44114
George Gehringer(6)................       6,316          671           --           --          6,987        *          *
John Cochrane(6)...................       6,000           --           --           --          6,000        *          *
  209 S. LaSalle #205
  Chicago, IL 60604
Mark A. Nielsen....................       5,331           --           --           --          5,331        *          *
Andrew A. Boemi(6)(17).............       4,000           --           --           --          4,000        *          *
Robert Lunn(18)....................           0           --           --           --              0      0.0%       0.0%
Bradley E. Cooper..................           0           --           --           --              0      0.0%       0.0%
Susan S. Fleming...................           0           --           --           --              0      0.0%       0.0%
Rodney L. Hale.....................           0           --           --           --              0      0.0%       0.0%
William J. Ruh(19).................           0           --           --           --              0      0.0%       0.0%
Robert A. Spass(20)................           0           --           --           --              0      0.0%       0.0%
All directors and executive
  officers as a group (13
  individuals).....................   1,910,074      674,339      500,000      625,000      3,709,413     19.1%      11.1%
Voting and stockholders agreements
  group(6).........................  13,186,766    3,657,743      900,000      929,114     18,673,623     80.7%      50.3%


---------------

   * Less than 1%

 (1) Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the warrants, options and/or shares of stock owned.

 (2) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Ceres Group, Inc., 17800 Royalton Road, Cleveland, Ohio 44136.


 (3) Warrants to purchase shares at $5.41 per share exercisable any time until July 2, 2005. These warrants are known as the equity warrants. The number of shares issuable upon the exercise of the equity warrants and the original exercise price of $5.50 per share was adjusted on July 25 and July 26, 2000 in connection with the acquisition of Pyramid Life. These equity warrants may be subject to further adjustment in connection with this offering or otherwise pursuant to the warrants' anti-dilution provision.


 (4) Warrants to purchase shares at $6.00 per share exercisable any time until five years from the date of issuance (December 16, 1997 and July 3, 1998). These warrants are known as the guarantee warrants.

 (5) Options to purchase shares that are presently or will become exercisable within 60 days.


 (6) All of these shares, equity warrants, guarantee warrants and options, totaling 18,673,623 or 80.7%, are subject to a voting agreement and stockholders agreement, and, as a result, each of these persons may be deemed to beneficially own, as a part of a group, all of these shares. Each of these persons disclaims beneficial ownership of the shares beneficially owned by the other persons who are parties to the voting and stockholders agreements, except that the Castle Creek funds are not subject to the stockholders agreement and each of Lunn-Ceres II, Alfa Laval, Mr. Crowe, Lunn Partners Micro Cap, Lunn Partners Small Cap and Carramore Limited are not subject to the voting agreement.



 (7) Includes 1,287,694 shares, 569,036 equity warrants and 500,000 guarantee warrants held by the Peter W. Nauert Revocable Trust, of which Mr. Nauert is the trustee.


 (8) On December 14, 2000, Lunn-Ceres, LLC distributed its shares to its members on a prorata basis as follows: Peter H. Huizenga -- 66,668; Kevin F. Flynn June, 1992 Non-exempt Trust -- 40,000; KMK & Associates -- 33,334; Howard Conant, Jr. -- 33,333; Howard R. Conant -- 33,333; Joseph Cusimano
     IRA -- 33,333; Peer Pedersen -- 33,333; Richard A. Forsythe Revocable
     Trust -- 33,333; Arthur A. Watson III Trust -- 20,000; Michael L.
     Keiser -- 13,334; Cedar Stone, LLC -- 13,333; J. Douglas Gray -- 13,333; Colleen Megan Watson Trust -- 13,333; Eva Losacco & Michael
     Losacco -- 13,333; and Mark Molloy -- 6,667.

 (9) Includes 778,210 shares and 366,236 equity warrants held by Turkey Vulture Fund XIII, Ltd., an Ohio limited liability company, of which Mr. Osborne is the sole Manager.


(10) Represents $7.5 million of our convertible voting preferred stock at the initial conversion price of $6.145 per share, plus paid and accrued but unpaid dividends at November 1, 2001. The convertible voting preferred stock is convertible at any time. Dividends are payable annually in shares of the convertible voting preferred stock. For more information on the convertible voting preferred stock, see "Description of Capital
     Stock -- Convertible Voting Preferred Stock."


(11) Includes 54,682 shares and 26,164 equity warrants held by the Mercantile Bank of Northern Illinois, Trustee of the Conseco Deferred Compensation Plan F/B/O Michael Cavataio and 5,385 shares held by Stifel, Nicolaus and Co., Custodian for Michael A. Cavataio IRA.

(12) Includes 50,455 shares and 23,841 equity warrants held by Karon Hill, Mr. Hill's wife.


(13) Includes 2,600 shares and 3,016 equity warrants held by First Union National Bank C/F Charles E. Miller, Jr. R/O IRA.


(14) Includes 41,150 shares held by Mr. Laffoon's wife and 3,000 shares held jointly with his wife.

(15) Shares held by Stifel, Nicolaus and Co., Custodian for Kenneth A. Mannino IRA.

(16) Includes 8,177 equity warrants held by First Clearing Corp. Custodian Ralph Alexander IRA.

(17) Includes 3,000 shares held in trust for Mr. Boemi's children.

(18) Mr. Lunn is the beneficial owner of 227 shares held through his limited partnership interests in limited partnerships that invested in Lunn-Ceres II, LLC.

(19) Mr. Ruh is a managing member of Castle Creek Capital LLC, general partner of Castle Creek Capital Partners Fund IIa, LP and Castle Creek Capital Partners Fund IIb, LP. Mr. Ruh disclaims beneficial ownership of all shares owned by the Castle Creek funds.

(20) Mr. Spass is a managing partner of an indirect general partner of each of the International Managed Care funds. Mr. Spass disclaims beneficial ownership of all shares and equity warrants owned by the International Managed Care funds.

VOTING AGREEMENT

     We are a party to an Amended and Restated Voting Agreement, originally dated as of July 1, 1998 and amended on July 1, 2000. The voting agreement was amended and restated in connection with the acquisition of Pyramid Life to provide the Castle Creek funds a board seat designation. The voting agreement will remain in effect until July 2, 2003, unless earlier terminated. The voting agreement provides that the parties to the agreement will cause our board of directors to consist of nine directors, some or all, as applicable, of whom will be the following individuals:

          - four individuals designated by the International Managed Care funds, so long as the International Managed Care funds and their officers, directors, employees and affiliates own shares equal to at least 3,259,092 shares of our common stock, three individuals designated by the International Managed Care funds, so long as the International Managed Care funds own at least 2,172,728 shares of our common stock, but less than 3,259,092 shares, two individuals designated by the International Managed Care funds, so long as the International Managed Care funds own at least 1,086,364 shares of our common stock, but less than 2,172,728 shares, and one individual designated by the International Managed Care funds, so long as the International Managed Care funds own at least 434,545 shares of our common stock, but less than 1,086,364 shares;

          - two individuals designated by Strategic Acquisition Partners, LLC, so long as Strategic Partners and its affiliates own at least 631,976 shares of our common stock, and one individual designated by Strategic Partners, so long as Strategic Partners and its affiliates own at least 126,395 shares of our common stock, but less than 631,976 shares;

          - one individual designated by Turkey Vulture Fund XIII, Ltd., so long as Turkey Vulture Fund and its affiliates own at least 180,228 shares of our common stock; and

          - one individual designated by the Castle Creek funds so long as the Castle Creek funds and their affiliates own at least 416,667 shares of our common stock.

Currently, the International Managed Care funds have the right to designate four directors, Strategic Partners has the right to designate two, and each of the Castle Creek funds and Turkey Vulture Fund has the right to designate one director. The director(s) designated by:

          - the International Managed Care funds are Messrs. Cooper, Spass and Lunn and Ms. Fleming,

          - Strategic Partners are Messrs. Cavataio and Nauert, and

          - Castle Creek is Mr. Ruh.

Turkey Vulture Fund has not opted to designate a director at this time but retains the right to do so at any time.

     In addition, the voting agreement prohibits the transfer of any shares of our common stock owned by the parties to the agreement except for transfers:

          - pursuant to an effective registration statement;

          - pursuant to Rule 144 under the Securities Act; or

          - where the purchaser agrees to be bound by the provisions of the agreement.

However, the voting agreement does not prohibit the transfer of the equity warrants or the guarantee warrants or the shares issuable upon their exercise. This agreement may render more difficult or tend to discourage mergers, acquisitions, tender offers or proxy contests.

STOCKHOLDERS AGREEMENT

     We and some of our stockholders have entered into a stockholders agreement, dated as of July 1, 1998, as amended on February 17, 1999 and July 25, 2000, that provides that each of these stockholders will have certain rights in connection with certain sales of shares by the other parties to the stockholders' agreement. Specifically, if the International Managed Care funds sell shares representing more than 20% of our outstanding common stock, the International Managed Care funds have the right to require each of the other parties to sell a portion of his, her or its shares which represents the same percentage of the fully diluted shares held by that stockholder as the shares being sold by the International Managed Care funds represent of the fully diluted shares it holds. For example, if the International Managed Care funds were selling 75% of its fully diluted stock, it could require each of the other parties to also sell 75% of their fully diluted stock. All shares transferred pursuant to this provision of the stockholders agreement will be sold at the same price and time, and otherwise be treated identically with, the shares being sold by the International Managed Care funds.

     The stockholders agreement also provides that if any party desires to sell shares, other than a sale in an underwritten public offering pursuant to an effective registration statement under the Securities Act, representing more than 20% of our outstanding common stock, then the selling stockholder must make an offer to each of the other parties to the stockholders' agreement to include in the proposed sale a portion of that stockholder's shares which represents the same percentage of that stockholder's fully diluted shares as the shares being sold by the selling stockholder represents of its fully diluted shares.

     All of the parties to the stockholders and voting agreements are also parties to a registration rights agreement. For more information on this registration rights agreement, see "Shares Eligible for Future Sale."

                          CERTAIN RELATED TRANSACTIONS

     In 2000, we reimbursed Geneva Capital, Inc., a company owned by Peter Nauert, approximately $253,000 in connection with our proportionate share of the use of a plane leased by Geneva Capital. In 1999, we reimbursed Geneva Capital approximately $104,000 in connection with our use of the plane.

     Effective July 26, 2000, we acquired The Pyramid Life Insurance Company from United Insurance Company of America, a subsidiary of Unitrin, Inc. Of the $67.5 million purchase price, $20 million was obtained from the proceeds of the sale of 3,333,334 shares of our common stock in a private placement offering to Castle Creek Capital Partners Fund IIa, LP, Castle Creek Capital Partners Fund IIb, LP, and Lunn-Ceres II, LLC or its designees for $6.00 per share. Mr. Ruh, one of our directors, has been a principal of Castle Creek Capital, an investment management company, since 1995. Mr. Lunn, one of our directors, has been the managing partner of Lunn Partners, LLC since its formation in 1994. Lunn Partners is the managing member of Lunn-Ceres II, LLC. In addition, we paid Lunn Partners a $500,000 placement fee in connection with the Pyramid Life offering.

     On February 17, 1999, we acquired Continental General Corporation and its wholly-owned subsidiary, Continental General Insurance Company, from the Western and Southern Life Insurance Company of Cincinnati, Ohio, for $84.5 million in cash. We sold 2,000,000 shares of our newly-issued common stock for $15.0 million, or $7.50 per share, in a private placement offering to raise a portion of the purchase price. The $7.50 per share price was based on the market price of our common stock at the time the private placement transaction was being negotiated. The investors that purchased shares in February 1999 were primarily the same investors that participated in our equity financing in July 1998 described below.

     Mr. Nauert, Mr. Cavataio, Mr. Miller, Mr. Laffoon, Mr. Boemi, Karon Hill (Mr. Hill's wife), and the International Managed Care funds were investors in the February 1999 private placement offering.

Mr. Nauert purchased 62,000 shares for $465,000; Mr. Cavataio purchased 50,000 shares for $375,000; Mr. Rajic purchased 5,000 shares for $37,500; Mr. Miller purchased 2,600 shares for $19,500; Mr. Laffoon purchased 4,000 shares for $30,000; Mr. Boemi purchased 3,000 shares for $22,500; Ms. Hill purchased 5,000 shares for $37,500; International Managed Care, LLC purchased 949,819 shares for $7,123,642.50; and International Managed Care (Bermuda), L.P. purchased 280,181 shares for $2,101,357.50. Mr. Cooper is a partner and Mr. Spass is the managing partner of Insurance Partners Advisors, L.P., an investment management company which performs investment banking services for the International Managed Care funds and their portfolio companies. In addition, Mr. Spass is a managing partner of an indirect general partner of each of the International Managed Care funds. All of the investors in the February 1999 private placement offering are parties to voting, stockholders and registration rights agreements. For more information on these agreements, see "Principal Stockholders -- Voting Agreement," "-- Stockholders Agreement" and "Shares Eligible for Future Sale."

     On March 30, 1998, we entered into an amended and restated stock purchase agreement with Strategic Partners and the International Managed Care funds. The March 30, 1998 agreement amended and restated an agreement entered into on November 26, 1997 between Ceres and Strategic Partners. Following the receipt of stockholder approval, the transaction closed on July 3, 1998, at which time we issued and sold, in a private placement offering, 7,300,000 shares of common stock at $5.50 per share and 3,650,000 equity warrants for an aggregate purchase price of $40.2 million, or $37.7 million net of expenses.

     At the same time we signed the original agreement with Strategic Partners in November 1997, Strategic Partners arranged for an interim loan of $20.0 million to us. In consideration for the arrangement of this bridge loan, we issued 800,000 guarantee warrants and an additional 200,000 guarantee warrants upon receipt of stockholder approval in July 1998. The guarantee warrants were issued to Mr. Nauert (500,000), Mr. Osborne (300,000) and Mr. Hill (100,000). Val Rajic exercised his guarantee warrant (100,000 shares) in August 2000. The bridge loan was paid in full on July 3, 1998 in connection with the closing of the July 1998 private placement offering. The proceeds of the July 1998 private placement offering were used to:

          - pay off the Strategic Partners bridge loan, plus interest,

          - pay related transaction expenses, such as legal, printing, accounting and investment banking fees, and

          - to make a $5.0 million contribution to the surplus of Central
            Reserve.

The remaining $13.0 million was used for working capital at Ceres. The July 1998 private placement offering resulted in a change of control of Ceres.

     Mr. Nauert, Mr. Osborne, Mr. Cavataio, Ms. Hill, and the International Managed Care funds were investors in the July 1998 private placement offering. Mr. Nauert purchased 933,636 shares of common stock and 466,818 equity warrants for $5,134,998; Mr. Osborne purchased 720,910 shares and 360,455 equity warrants for $3,965,005; Mr. Cavataio purchased 181,818 shares and 90,909 equity warrants for $999,999; Ms. Hill purchased 100,000 shares and 50,000 equity warrants for $550,000; International Managed Care, LLC purchased 2,799,466 shares and 1,399,733 equity warrants for $15,397,063; and International Managed Care (Bermuda), L.P. purchased 1,545,990 shares and 772,995 equity warrants for $8,502,945. Mr. Cooper is a partner and Mr. Spass is the managing partner of Insurance Partners Advisors, L.P., an investment management company which performs investment banking services for the International Managed Care funds and their portfolio companies. In addition, Mr. Spass is a managing partner of an indirect general partner of each of the International Managed Care funds. Mr. Nauert is the principal investor in Strategic Partners. Ms. Hill was also an investor in Strategic Partners. All of the investors in the July 1998 private placement offering are parties to voting, stockholder and registration rights agreements. For more information regarding these agreements, see "Principal Stockholders -- Voting Agreement," "-- Stockholders Agreement" and "Shares Eligible for Future Sale."

     In order to comply with certain state insurance regulatory requirements that prohibit providing group life insurance unless at least ten lives are insured, we formed CRL Preferred Group, Inc., International Professional Group, Inc., North America Preferred Employers, Inc., and Keystone Employers Group, Inc. to serve as trustees of trusts established to provide group life insurance to employers with less than ten employees. In compliance with state regulations that require that the stockholders of these "trustee corporations" be natural persons, certain individuals hold, for our benefit, all of the outstanding shares of these trustee corporations and are directors of the corporations. None of the officers or directors of these corporations receives any compensation for serving in that capacity.

     For a discussion of the employment agreements we have with Messrs. Nauert, Miller, Laffoon and Hill, see "Management -- Employment Agreements."

                          DESCRIPTION OF CAPITAL STOCK


     As of November 1, 2001, our authorized capital stock consisted of 50,000,000 authorized shares of common stock, $0.001 par value per share, 17,664,847 shares of which were outstanding, 1,900,000 authorized shares of non-voting preferred stock, $0.001 par value per share, none of which were outstanding, and 100,000 authorized shares of convertible voting preferred stock, par value $0.001 per share, 81,986.3 shares of which were outstanding. The following description of our capital stock is not complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended, and Bylaws, copies of which have been filed with the SEC and are available as described in "Available Information."


COMMON STOCK

     Each holder of common stock is entitled to one vote per share owned as of the date of the vote on all matters presented to a vote of the stockholders, including the election of directors. For more information on the election of directors, see the section of this prospectus called "Principal
Stockholders -- Voting Agreement." Except as may otherwise be required by Delaware General Corporation Law and our Certificate of Incorporation, the holders of non-voting preferred stock are not entitled to vote on any matters to be voted on by our stockholders. For more information on our non-voting preferred stock, see the section below called "Non-Voting Preferred Stock." However, the holders of our convertible voting preferred stock are entitled to vote on all matters presented to a vote of our common stockholders, including the election of directors. For more information on our convertible voting preferred stock, see "Convertible Voting Preferred Stock."

     Subject to the rights of the holders of any outstanding preferred stock, each holder of common stock is entitled to receive any dividends that are declared by our board of directors out of legally available funds. Upon our liquidation or dissolution, each holder of common stock will be entitled to a pro rata share in any distribution of our assets after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding preferred stock. The holders of our common stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

     All outstanding shares of our common stock, including those issued in this offering, will be fully paid and nonassessable.


     PUT OPTION OF QQLINK STOCKHOLDERS. In November 2000, we sold 150,000 shares of Class A common stock of QQLink at $1.00 per share to 17 investors in a private placement offering for an aggregate purchase price of $2.55 million. We sold an additional 150,000 shares of Class A common stock at $1.00 per share to one of our agents in May 2001. The purchasers in these private placement offerings were primarily agents. Ceres owns 40,000,000 shares of Class B common stock of QQLink, or 94% of QQLink's outstanding shares. The Class B common stock is convertible into Class A common stock at Ceres' option. Beginning on November 3, 2002, pursuant to a stockholders' agreement between QQLink, Ceres and the QQLink investors, the QQLink investors will have the right to exchange each share of their QQLink

Class A common stock for shares of our common stock but only if at least two-thirds of the QQLink Class A common stock are voted in favor of exercising this put option. If at least two-thirds of the shares are voted in favor of exercising the put option, all holders will be required to put their QQLink shares to Ceres. Each share may be put for the number of shares of our common stock equal to an exchange rate on November 3, 2002. The exchange rate means a fraction having a numerator equal to the fair market value of each share of QQLink Class A common stock determined by an investment banker appointed by our board of directors, and a denominator equal to the average closing price per share of our common stock for each trading day during the 30 calendar days immediately preceding November 3, 2002. The shares of our common stock received after exercise of the put option will be unregistered with the SEC. Until such time as the Class A common stock of QQLink is exchanged for our common stock, the holders of the Class A common stock will have no rights with respect to our common stock other than to exchange their shares.


     In addition, beginning on November 3, 2002, we will have the right to purchase for cash all, but not less than all, of these shares of QQLink Class A common stock. The purchase price per share will be the fair market value of each share on the purchase date, as determined by an investment banker appointed by our board of directors.

NON-VOTING PREFERRED STOCK

     Our board of directors has the authority (without action by the stockholders) to issue the authorized and unissued non-voting preferred stock in one or more series, to designate the number of shares constituting any series, and to fix, by resolution, the preferences, rights, privileges, restrictions and other rights associated with the preferred stock, including liquidation preferences, dividend rights and conversion and redemption rights of that series. Under certain circumstances we could issue this non-voting preferred stock to discourage, delay or prevent a change of control. We do not currently intend to issue any shares of preferred stock.

CONVERTIBLE VOTING PREFERRED STOCK

     The holder of our convertible voting preferred stock, United Insurance Company of America, is entitled to vote on all matters presented for a vote of our common stockholders. Each holder of the convertible voting preferred stock has the number of votes equal to the largest number of whole shares of our common stock into which the holders' convertible voting preferred stock can then be converted. The holders of the convertible voting preferred stock and the holders of our common stock vote together as one class on all matters presented for a vote.


     The holders of our convertible voting preferred stock are entitled to receive dividends prior and in preference to any declaration or payment of any dividend on our common stock at the rate of 10% per year. These dividends are cumulative and are payable annually in additional shares of convertible voting preferred stock without a declaration of a dividend by our board of directors. As of November 1, 2001, we had paid a dividend of 6,986.3 shares of convertible voting preferred stock and have also accrued a dividend equal to 2,785 shares of convertible voting preferred stock, or 1,379,521 shares of our common stock assuming conversion. In addition, as long as any shares of the convertible voting preferred stock are outstanding, we cannot declare or pay any dividend on our common stock, nor can we purchase or redeem any shares of our common stock unless all previous dividends on the convertible voting preferred stock have been paid.


     The holders of our convertible voting preferred stock have the right to convert each share into shares of our common stock at any time and are obligated to convert all shares by July 26, 2003. The number of shares of our common stock into which each share of convertible voting preferred stock is convertible shall be determined by dividing the $100 per share purchase price, plus any accrued and unpaid dividends, by $6.145, the average market price of our common stock at the time the convertible voting preferred stock was issued, subject to adjustment for reclassification, stock splits, and other events with respect to our common stock. Any shares of convertible preferred stock that remain outstanding on July 26, 2003 will be automatically converted into common stock in accordance with the calculation described in the preceding sentence.


     We may redeem all or any part of the convertible voting preferred stock equal to the following percentage of the sum of the aggregate amount of shares multiplied by $100, plus any accrued and unpaid dividends thereon: one year after issuance -- 120%; two years after issuance -- 115%; and three years after issuance -- 110%. However, the holders of the convertible voting preferred stock have the right, upon notice to us, to convert any of their shares of convertible voting preferred stock into our common stock at any time up to 20 days prior to the date of redemption.


     If at any time we issue or sell any of our equity securities in a single or continuous offering for an aggregate purchase price of more than $20.0 million, then we must repurchase all of the outstanding shares of the convertible voting preferred stock at a price equal to $100 per share, plus any accrued and unpaid dividends. However, the holders of the convertible voting preferred stock have the right, upon notice to us, to convert any of their shares of convertible voting preferred stock into our common stock at any time up to 20 days prior to the date of repurchase. We will use proceeds from this offering to repurchase all of the outstanding shares of convertible voting preferred stock at a price equal to $100 per share, plus any accrued and unpaid dividends. For additional discussion of our plan to repurchase these shares, see "Use of Proceeds."


SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, Section 203 of the Delaware law prohibits a publicly-held Delaware corporation from engaging in a broad range of "business combinations" with an "interested stockholder" (defined generally as a person owning 15% of more of a corporation's outstanding voting stock) for three years following the date that person became an interested stockholder unless:

          - before the person becomes an interested stockholder, the board of directors of the corporation approves either the transaction resulting in that person becoming an interested stockholder or the business combination;

          - upon consummation of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owns 85% or more of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

          - following the date on which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder.

     In our Certificate of Incorporation, we have opted not to be governed by the provisions of Section 203.

ANTI-TAKEOVER EFFECTS OF OUR GOVERNING DOCUMENTS

     Certain provisions of our Certificate of Incorporation and Bylaws may have an anti-takeover effect and may delay, discourage or prevent a change of control. In addition to the ability of our board of directors to issue non-voting preferred stock and the effects of the voting agreement described in "Principal Stockholders -- Voting Agreement," these provisions include the following:

          Special Meetings of Stockholders. The Bylaws provide that special meetings of stockholders may be called only by a majority of our board of directors, the chairman of the board or holders of a majority of the outstanding shares entitled to vote. This provision will make it more difficult for stockholders to take actions opposed by our board of directors.

          Vacancies on Board of Directors. The Bylaws provide that only our board of directors may fill vacant directorships. As a result, a stockholder interested in gaining control of Ceres will be precluded from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by the removal with his or her own nominees.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation provides that our directors and officers will be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding. Except in the case of an action, suit or proceeding brought by or in the right of Ceres against an officer or director, a court must approve any indemnification if the officer or director is adjudged liable. Presently, Delaware law provides that to be entitled to indemnification an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to a company's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Delaware law permits a corporation to purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against this liability under Delaware law. We maintain a directors' and officers' liability insurance policy.


     There is no pending litigation or proceeding involving any director or officer of the company as to which indemnification is being sought, nor is Ceres aware of any threatened litigation that may result in claims for indemnification by any director or officer.


LIMITATION ON DIRECTOR LIABILITY

     Our Certificate of Incorporation and Bylaws also provide that, to the fullest extent permitted by Delaware law, our directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law presently limits a director's liability except where a director:

          - breaches his or her duty of loyalty to a company or its stockholders;

          - fails to act in good faith or engages in intentional misconduct or a knowing violation of law;

          - authorizes payment of an unlawful dividend or stock repurchase or redemption; or

          - obtains an improper personal benefit.

     This provision is consistent with Section 102(b)(7) of the Delaware law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations. We believe this provision will assist us in maintaining and securing the services of qualified directors who are not employees. This provision has no effect on the availability of non-monetary equitable remedies, such as injunction or rescission. If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is National City
Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering, we will have 31,664,847 shares of common stock outstanding, or 33,764,847 shares of common stock if the underwriters exercise their over-allotment option. All of the shares sold in this offering plus any shares sold if the underwriters exercise their option to purchase additional shares and 4,746,064 of the presently outstanding shares of our common stock will be freely tradeable without restriction or registration under the Securities Act unless purchased by our affiliates which generally include our officers, directors and members of our voting group. The remaining 12,918,783 outstanding shares of our common stock will be "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144.



     The International Managed Care funds, Mr. Nauert and their affiliates and have agreed that for a period of 180 days after the date of this prospectus they will not, without the prior written consent of Friedman Billings Ramsey offer, sell, contract to sell or otherwise dispose of any equity securities (or any securities exercisable for or convertible into such securities). Given these contractual restrictions, beginning 180 days after the
date of this prospectus, the                shares of our common stock and
               shares issuable upon the exercise of warrants and presently exercisable options held by the International Managed Care funds, Mr. Nauert and
their affiliates and                would be available for sale in the public
market subject to the limitations of Rule 144 and the limitations of the voting agreement.



     As of November 1, 2001, the equity warrants and guarantee warrants were exercisable for 4,557,743 shares of our common stock. The equity warrants may be subject to adjustment in connection with this offering or otherwise pursuant to the warrants' anti-dilution provision. In addition, there are various non-qualified options, issued pursuant to employment agreements, outstanding to purchase 815,000 shares. For more information, see "Certain Related Transactions" and "Management -- Employment Agreements." The shares issuable upon exercise of the equity warrants, guarantee warrants and non-qualified options will be restricted securities under Rule 144. However, the holders of these warrants and options have the right to require us to register their shares in certain situations, as described below.



     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from us or any of our "affiliate[s]," as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock (approximately 316,648 shares immediately after the offering, assuming no exercise of the underwriters' option to purchase an additional 2,100,000 shares) or the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. If two years have elapsed since the later of the date of acquisition of restricted shares from us or from any of our affiliates, and the acquiror or subsequent holder of the shares is deemed not to have been one of our affiliates at any time during the 90 days preceding a sale, that person would be entitled to sell the shares in the public market under Rule 144 without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.


     We have entered into a registration rights agreement with some of our stockholders granting them rights to have their restricted shares of Ceres registered under the Securities Act. The registration rights agreement provides for:

          - "demand" registration rights -- if requested by the parties holding at least $5.0 million in market value of our common stock, we are obligated to use our best efforts to cause those shares to be registered, subject to certain restrictions; and

          - "piggyback" registration rights -- if we register any of our shares for a public offering, we will use our best efforts to register any shares subject to the registration rights agreement, if the holder so requests.


     We are required to pay for two demand registrations requested by the International Managed Care funds, one demand registration for Turkey Vulture Fund and one demand registration for Strategic Partners. On July 26, 2000, the registration rights agreement, dated as of July 3, 1998, was amended and restated, whereby purchasers of our common stock in the Pyramid Life private placement offering are entitled to a "demand" registration right if requested by the holders of at least $10.0 million in market value of shares sold during that offering. These purchasers are also entitled to "piggyback" registration rights. As of November 1, 2001, there were 13,186,766 outstanding shares of our common stock subject to the registration rights agreement, and an additional 5,486,857 shares of our common stock issuable upon the exercise of the warrants and exercisable options are also subject to this agreement. We anticipate that each of these holders will waive his, her or its rights under the registration rights agreement in connection with this offering.



     We have also entered into a registration rights agreement with United Insurance, the holder of our convertible voting preferred stock. Pursuant to this agreement, after July 26, 2003, if requested by holders of all the shares of our common stock issued upon conversion of the convertible voting preferred stock, we are obligated to use our best efforts to cause all the shares of common stock so issued to be registered. Additionally, United Insurance also has "piggyback" registration rights, whereby if we propose to register any of our shares in a public offer, we will use our best efforts to register any shares subject to the agreement. We expect to repurchase all of the outstanding shares of convertible voting preferred stock with the proceeds of this offering.



     We filed registration statements on Form S-8 under the Securities Act to register shares of our common stock reserved for issuance under the 1998 Key Employee Share Incentive Plan and the 1998 Employee Stock Option Plan. The 2,056,187 shares issued upon exercise of options granted under the 1998 Key Employee Share Incentive Plan and the 1998 Employee Stock Option Plan, as of November 1, 2001, will be eligible for sale in the public market subject to the restrictions in the voting agreement, described above in "Management -- Voting Agreement," and, in the case of options exercised by affiliates, the Rule 144 volume limitations applicable to affiliates. The 78,706 shares issuable upon the exercise of the options granted under the 1999 Special Agents' Stock Option Plan, as of November 1, 2001, will be restricted securities within the meaning of Rule 144, and therefore, subject to a one year holding period after exercise of the options. We filed a registration statement on Form S-8 under the Securities Act to register an aggregate of 1,000,000 shares of our common stock reserved for issuance under the Ceres Group, Inc. 2000 Employee Stock Purchase Plan and the Ceres Group, Inc. 2000 Agent Stock Purchase Plan. As of November 1, 2001, 167,988 shares of our common stock had been issued under both stock purchase plans. We filed a registration statement on Form S-8 under the Securities Act to register an aggregate of 500,000 shares of our common stock reserved for issuance under the Retirement Plan for Employees (401(k)) of Ceres Group, Inc. As of November 1, 2001, 77,514 shares of our common stock had been issued under the 401(k) plan. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock, as well as our ability to raise additional capital through an offering of our securities.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in an underwriting agreement by and among Ceres, Friedman, Billings, Ramsey & Co., Inc., Sandler O'Neill & Partners, L.P. and Stifel, Nicolaus & Company, Incorporated, as representatives of the underwriters named herein, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the number of shares of common stock set forth opposite their names below:



                                                                NUMBER OF
                            NAME                                 SHARES
                            ----                                ---------
Friedman, Billings, Ramsey & Co., Inc.,.....................
Sandler O'Neill & Partners, L.P.............................
Stifel, Nicolaus & Company, Incorporated....................
                                                                ---------
          Total.............................................    14,000,000
                                                                =========


     Under the terms and conditions of the Underwriting Agreement, the underwriters are committed to take and pay for all the shares of common stock offered hereby, if any are taken.

     The underwriters propose to offer the common stock directly to the public
at $               per share and to certain securities dealers at such price
less a concession of $               per share. The underwriters may allow, and
such dealers may reallow, a concession not in excess of $               per
share to certain brokers and dealers. After the common stock is released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.


     We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 2,100,000 additional shares of common stock solely to cover over-allotments, if any.


     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

     In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with this offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the shares of common stock than they are required to purchase from us in this offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such shares of common stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the shares of common stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Neither Ceres nor the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither Ceres nor the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


     Friedman Billings Ramsey, Sandler O'Neill and Stifel, Nicolaus may provide in the future investment banking services to Ceres and its affiliates for which Friedman Billings Ramsey, Sandler O'Neill and Stifel, Nicolaus will receive customary fees and commissions.


     Except for common stock sold in this offering, we have agreed in the Underwriting Agreement and our directors, officers and certain of our other stockholders have otherwise agreed not to offer, sell, contract to sell or otherwise dispose of any of our equity securities (or any securities exercisable for or convertible into such equity securities) for a period of 180 days after the consummation of this offering without the prior written consent of Friedman Billings Ramsey.


                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of our common stock to be sold in this offering will be passed upon for us by Kohrman Jackson & Krantz P.L.L., Cleveland, Ohio. Marc C. Krantz, the managing partner of Kohrman Jackson & Krantz, owns shares of our common stock and is a party to our voting, stockholders and registration rights agreements. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS


     Our consolidated financial statements and schedules as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 included in this prospectus and the related registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.



     The consolidated financial statements of Continental General Corporation and subsidiaries as of December 31, 1998 and 1997, and the related statements of operations, shareholder's equity and cash flows for each of the three years ended December 31, 1998, included in this prospectus and the related registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.


     The financial statements of The Pyramid Life Insurance Company as of December 31, 1999, and for the year ended December 31, 1999, have been included herein and in the related registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

                             AVAILABLE INFORMATION


     We are currently subject to the informational requirements of the Exchange Act, and in accordance with those requirements, file reports, statements, and other information with the SEC. The reports, statements and other information that we have filed may be inspected and copied at the SEC's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and the SEC's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of our filings may be obtained from the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Ceres.


     We have filed with the SEC a registration statement on Form S-1 (together with all related amendments, exhibits, schedules and supplements) under the Securities Act with respect to the offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by reference to that exhibit. For further information with respect to Ceres and the offering, reference is made to the registration statement, which may be inspected at the office of the SEC without charge and copies of which may be obtained from and upon request of the SEC and payment of the prescribed fee.

                               CERES GROUP, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
CERES GROUP, INC.
  Condensed Consolidated Balance Sheets as of September 30,
     2001 (unaudited) and December 31, 2000.................   F-2
  Condensed Consolidated Statements of Operations
     (unaudited) for the three and nine months ended
     September 30, 2001 and 2000............................   F-3
  Condensed Consolidated Statements of Stockholders' Equity
     (unaudited) for the nine months ended September 30,
     2001...................................................   F-4
  Condensed Consolidated Statements of Cash Flows
     (unaudited) for the nine months ended September 30,
     2001 and 2000..........................................   F-5
  Notes to Condensed Consolidated Financial Statements
     (unaudited)............................................   F-6
  Report of Independent Auditors............................  F-14
  Consolidated Balance Sheets as of December 31, 2000 and
     1999...................................................  F-15
  Consolidated Statements of Operations for the years ended
     December 31, 2000, 1999 and 1998.......................  F-16
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 2000, 1999 and 1998...........  F-17
  Consolidated Statements of Cash Flows for the years ended
     December 31, 2000, 1999 and 1998.......................  F-18
  Notes to Consolidated Financial Statements................  F-19
  Schedule II -- Condensed Financial Information of
     Ceres -- Ceres Group, Inc. (Parent Only)...............  F-49
  Schedule III -- Supplementary Insurance Information.......  F-52
  Schedule IV -- Reinsurance................................  F-53

CONTINENTAL GENERAL CORPORATION
  Report of Independent Auditors............................  F-54
  Consolidated Balance Sheets as of December 31, 1997 and
     1998...................................................  F-55
  Consolidated Statements of Operations for the years ended
     December 31, 1996, 1997 and 1998.......................  F-56
  Consolidated Statements of Changes in Shareholders' Equity
     for the years ended December 31, 1996, 1997 and 1998...  F-57
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1996, 1997 and 1998.......................  F-58
  Notes to Consolidated Financial Statements................  F-59

THE PYRAMID LIFE INSURANCE COMPANY
  Independent Auditor's Report..............................  F-72
  Balance Sheets as of December 31, 1999 and June 30, 2000
     (Unaudited)............................................  F-73
  Statements of Income for the year ended December 31, 1999
     and the six months ended June 30, 2000 (Unaudited).....  F-74
  Statements of Cash Flows for the year ended December 31,
     1999 and the six months ended June 30, 2000
     (Unaudited)............................................  F-75
  Statements of Stockholder's Equity and Comprehensive
     Income for the year ended December 31, 1999 and the six
     months ended June 30, 2000 (Unaudited).................  F-76
  Notes to Financial Statements.............................  F-77

                       CERES GROUP, INC. AND SUBSIDIARIES



                     CONDENSED CONSOLIDATED BALANCE SHEETS



                             (DOLLARS IN THOUSANDS)



                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  2001             2000
                                                              -------------    ------------
                                                               (UNAUDITED)       (NOTE A)
ASSETS
Investments
  Fixed maturities available-for-sale, at fair value........    $463,877         $415,287
  Surplus notes.............................................       4,994            4,995
  Policy and mortgage loans.................................       5,920            5,829
                                                                --------         --------
          Total investments.................................     474,791          426,111
Cash and cash equivalents (of which $7,172 and $9,397 is
  restricted, respectively).................................      56,847           59,512
Accrued investment income...................................       6,387            7,496
Premiums receivable.........................................       5,136            5,852
Reinsurance receivable......................................     216,627          238,185
Property and equipment, net.................................       8,344           17,531
Deferred federal income taxes...............................       1,007            3,797
Deferred acquisition costs..................................      68,288           55,989
Value of business acquired..................................      33,505           32,254
Goodwill....................................................      24,723           25,425
Other assets................................................      10,627            8,377
                                                                --------         --------
          Total assets......................................    $906,282         $880,529
                                                                ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Policy liabilities and accrual
  Future policy benefits, losses and claims.................    $411,561         $408,169
  Unearned premiums.........................................      46,938           42,751
  Other policy claims and benefits payable..................     195,022          176,236
                                                                --------         --------
                                                                 653,521          627,156
Deferred reinsurance gain...................................      15,538           18,839
Other policyholders' funds..................................      25,334           24,246
Federal income taxes payable................................         923            1,464
Mortgage note payable.......................................          --            8,018
Debt........................................................      42,500           49,000
Other liabilities...........................................      53,171           48,523
                                                                --------         --------
          Total liabilities.................................     790,987          777,246
                                                                --------         --------
Stockholders' equity
  Non-voting preferred stock, $.001 par value, 1,900,000
     shares authorized, none issued.........................          --               --
  Convertible voting preferred stock, $.001 par value, at
     stated value, 100,000 shares authorized, 81,986 and
     75,000 shares issued and outstanding...................       8,199            7,500
  Common stock, $.001 par value, 50,000,000 shares
     authorized, 17,636,444 and 17,278,704 shares issued and
     outstanding, respectively..............................          18               17
  Additional paid-in capital................................      85,176           82,943
  Dividends distributable, convertible voting preferred
     stock..................................................         207              327
  Retained earnings.........................................      17,265           18,672
  Accumulated other comprehensive income (loss).............       4,430           (6,176)
                                                                --------         --------
          Total stockholders' equity........................     115,295          103,283
                                                                --------         --------
          Total liabilities and stockholders' equity........    $906,282         $880,529
                                                                ========         ========



  The accompanying notes are an integral part of these condensed consolidated financial statements.

                       CERES GROUP, INC AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                  THREE MONTHS ENDED      NINE MONTHS ENDED
                                                    SEPTEMBER 30,           SEPTEMBER 30,
                                                 --------------------    --------------------
                                                   2001        2000        2001        2000
                                                 --------    --------    --------    --------
                                                                  UNAUDITED
REVENUES
Premiums, net
  Medical......................................  $103,987    $102,402    $305,278    $275,891
  Senior and other.............................    58,568      38,438     166,042      88,613
                                                 --------    --------    --------    --------
          Total premiums, net..................   162,555     140,840     471,320     364,504
Net investment income..........................     8,124       7,707      24,274      19,322
Net realized gains.............................     3,616          99       5,215          35
Fee and other income...........................     9,885       8,077      27,568      23,417
Amortization of deferred reinsurance gain......       646       1,298       3,301       4,495
                                                 --------    --------    --------    --------
                                                  184,826     158,021     531,678     411,773
                                                 --------    --------    --------    --------
BENEFITS, LOSSES AND EXPENSES
Benefits, claims, losses and settlement
  expenses
  Medical......................................    79,385      74,506     248,638     206,523
  Senior and other.............................    42,946      29,512     125,951      69,076
                                                 --------    --------    --------    --------
          Total benefits, claims, losses and
            settlement expenses................   122,331     104,018     374,589     275,599
Selling, general and administrative expenses...    54,167      52,615     165,265     134,013
Net (deferral) amortization and change in
  acquisition costs and value of business
  acquired.....................................    (1,839)     (6,633)    (20,288)    (21,570)
Amortization of goodwill.......................       274         306         824         782
Interest expense and financing costs...........     1,170       1,605       3,934       3,983
Special charges -- Note D......................        --          --       7,097          --
                                                 --------    --------    --------    --------
                                                  176,103     151,911     531,421     392,807
                                                 --------    --------    --------    --------
Income before federal income taxes, minority
  interest, and preferred stock dividends......     8,723       6,110         257      18,966
Federal income tax expense.....................     3,179       2,138       1,122       6,638
                                                 --------    --------    --------    --------
Income (loss) after tax, before minority
  interest and preferred stock dividends.......     5,544       3,972        (865)     12,328
Minority interest..............................       (14)         --         (37)         --
                                                 --------    --------    --------    --------
NET INCOME (LOSS)..............................     5,558       3,972        (828)     12,328
Convertible voting preferred stock dividends...       207         138         579         138
                                                 --------    --------    --------    --------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON
  STOCKHOLDERS.................................  $  5,351    $  3,834    $ (1,407)   $ 12,190
                                                 ========    ========    ========    ========
NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO
  COMMON STOCKHOLDERS
  Basic........................................  $   0.30    $   0.23    $  (0.08)   $   0.84
  Diluted......................................      0.29        0.21       (0.08)       0.79



  The accompanying notes are an integral part of these condensed consolidated financial statements.

                       CERES GROUP, INC. AND SUBSIDIARIES



           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 2001
                                                              ------------------
                                                                  UNAUDITED
CONVERTIBLE VOTING PREFERRED STOCK
Balance at beginning of year................................     $     7,500
Issuance of stock:
  Dividends distributed.....................................             699
                                                                 -----------
          Balance at September 30, 2001.....................     $     8,199
                                                                 ===========
COMMON STOCK
Balance at beginning of year................................     $        17
Issuance of shares:
  Employee benefit plans....................................               1
                                                                 -----------
          Balance at September 30, 2001.....................     $        18
                                                                 ===========
ADDITIONAL PAID-IN CAPITAL
Balance at beginning of year................................     $    82,943
Issuance of stock:
  Employee benefit plans....................................           2,233
                                                                 -----------
          Balance at September 30, 2001.....................     $    85,176
                                                                 ===========
DIVIDENDS DISTRIBUTABLE, CONVERTIBLE VOTING PREFERRED STOCK
Balance at beginning of year................................     $       327
Dividends distributable.....................................             579
Dividends distributed.......................................            (699)
                                                                 -----------
          Balance at September 30, 2001.....................     $       207
                                                                 ===========
RETAINED EARNINGS
Balance at beginning of year................................     $    18,672
Net loss....................................................            (828)
Dividends distributable, convertible voting preferred
  stock.....................................................            (579)
                                                                 -----------
          Balance at September 30, 2001.....................     $    17,265
                                                                 ===========
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance at beginning of year................................     $    (6,176)
Unrealized gain on securities, net of tax of $1,466.........          11,173
Other.......................................................            (567)
                                                                 -----------
          Balance at September 30, 2001.....................     $     4,430
                                                                 ===========
TOTAL STOCKHOLDERS' EQUITY..................................     $   115,295
                                                                 ===========
NUMBER OF SHARES OF CONVERTIBLE VOTING PREFERRED STOCK
Balance at beginning of year................................          75,000
Issuance of stock:
  Dividends distributed.....................................           6,986
                                                                 -----------
          Balance at September 30, 2001.....................          81,986
                                                                 ===========
NUMBER OF SHARES OF COMMON STOCK
Balance at beginning of year................................      17,278,704
Issuance of stock:
  Employee benefit plans....................................         357,740
                                                                 -----------
          Balance at September 30, 2001.....................      17,636,444
                                                                 ===========



  The accompanying notes are an integral part of these condensed consolidated financial statements.

                       CERES GROUP, INC. AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                             (DOLLARS IN THOUSANDS)



                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2001         2000
                                                              ---------    --------
                                                                    UNAUDITED
OPERATING ACTIVITIES
  Net income (loss).........................................  $    (828)   $ 12,328
  Adjustments to reconcile net income (loss) to cash
    provided by operating activities:
      Depreciation and amortization.........................      2,495       2,053
      Net realized gains....................................     (5,215)        (35)
      Deferred federal income tax expense...................      1,630       8,273
      Changes in assets and liabilities:
         Reinsurance and premiums receivable................     22,274      15,215
         Value of business acquired.........................     (1,251)     (1,516)
         Goodwill...........................................        702       1,943
         Federal income taxes payable/recoverable...........       (541)     (3,062)
         Accrued investment income..........................      1,109         998
         Other assets.......................................     (2,250)        941
         Future policy benefits, claims and funds payable...     21,752      14,679
         Unearned premium...................................      4,187      10,451
         Other liabilities..................................     (2,530)      3,857
         Deferred acquisition costs.........................    (13,171)    (20,054)
         Deferred reinsurance gain..........................     (3,301)     (4,495)
                                                              ---------    --------
Net cash provided by operating activities...................     25,062      41,576
                                                              ---------    --------
INVESTING ACTIVITIES
  Net purchases of furniture and equipment..................       (597)     (1,376)
  Purchase of fixed maturities available-for-sale...........   (193,986)    (40,846)
  Proceeds from sale of Cleveland headquarters..............     15,586          --
  Acquisition of Pyramid Life Insurance Company, net of
    $7,159 cash acquired....................................         --     (37,339)
  Decrease (increase) in mortgage and policy loans, net.....        (91)        321
  Proceeds from sales of fixed maturities
    available-for-sale......................................    104,822      11,527
  Proceeds from calls and maturities of fixed maturities
    available-for sale......................................     57,309      27,462
  Proceeds from sale of property held for sale..............         --       2,115
                                                              ---------    --------
Net cash used in investing activities.......................    (16,957)    (38,136)
                                                              ---------    --------
FINANCING ACTIVITIES
  Increase in annuity account balances......................     20,297      12,408
  Decrease in annuity account balances......................    (18,783)    (23,160)
  Principal payments on mortgage note payable...............     (8,018)       (103)
  Increase in debt borrowings...............................     10,000      15,000
  Principal payments on debt................................    (16,500)     (5,000)
  Proceeds from issuance of common stock related to employee
    benefit plans...........................................      2,234       1,094
  Proceeds from private placement of common stock, net of
    acquisition costs.......................................         --      18,400
  Proceeds from private placement of preferred stock........         --       7,500
                                                              ---------    --------
Net cash provided by (used in) financing activities.........    (10,770)     26,139
                                                              ---------    --------
NET INCREASE (DECREASE) IN CASH.............................     (2,665)     29,579
Cash and cash equivalents at beginning of year..............     59,512      42,921
                                                              ---------    --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $  56,847    $ 72,500
                                                              =========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the period for interest..................  $   3,659    $  4,031
  Cash paid during the period for federal income taxes......        500       1,000



  The accompanying notes are an integral part of these condensed consolidated financial statements.

                       CERES GROUP, INC. AND SUBSIDIARIES



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



                               SEPTEMBER 30, 2001


                                   UNAUDITED



A. BASIS OF PRESENTATION



     The accompanying unaudited condensed consolidated financial statements of Ceres Group, Inc. and subsidiaries included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.



     The condensed consolidated financial statements for September 30, 2001 include the accounts of Central Reserve Life Insurance Company, Provident American Life and Health Insurance Company, Continental General Corporation and its wholly-owned subsidiary, Continental General Insurance Company, United Benefit Life Insurance Company, and Pyramid Life Insurance Company acquired on July 26, 2000.



     The balance sheet at December 31, 2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in Ceres' Annual Report on Form 10-K/A for the year ended December 31, 2000.



  Reclassifications



     Certain prior period amounts have been reclassified to conform to the current year presentation.



  Cash and Cash Equivalents



     Cash and cash equivalents include cash and all liquid securities with maturities of 90 days or less when purchased. At September 30, 2001 and December 31, 2000, the Company had approximately $7.2 million and $9.4 million, respectively, in cash and cash equivalents that were not available due to restrictions on the cash held for self-funded accident and health accounts. The Company is entitled to the investment income from these funds. A corresponding liability is included in the accompanying condensed consolidated financial statements.



  Investments



     The Company's insurance subsidiaries had certificates of deposit and fixed maturity securities on deposit with various state insurance departments to satisfy regulatory requirements.



  New Accounting Pronouncements



     In August 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of Accounting Principles Board Opinion, or APB Opinion, No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring

                       CERES GROUP, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2001



Events and Transactions, for the disposal of a segment of a business. This Statement also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements.



     This Statement requires that "one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions." Additionally, this Statement resolves "significant implementation issues . . . which will improve compliance."



     The effective date of this Statement is for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged. The provisions of this Statement generally are to be applied prospectively. The Company anticipates that the adoption of this standard will not have a significant effect on its results of operations, financial position or liquidity.



     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which "addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs." This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company anticipates that the adoption of this standard will not have a significant effect on its results of operations, financial position or liquidity.



     In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which replaces APB Opinion No. 17, Intangible Assets. The Statement, "addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements." This
Statement:



     - specifies that "goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment";



     - "provides specific guidance for testing goodwill for impairment"; and



     - requires additional disclosures not previously required.



     The effective date of this Statement is for fiscal years beginning after December 15, 2001. Impairment losses are to be reported as resulting from a change in accounting principle. The Company is in the process of evaluating the potential impact of this Statement on its results of operations, financial position, and liquidity.



     In June 2001, the FASB issued SFAS No. 141, Business Combinations, which addresses the accounting and reporting for business combinations and broadens the criteria for recording intangible assets separate from goodwill. On July 1, 2001, the Company adopted this Statement which requires us to use the purchase method of accounting for all business combinations initiated after June 30, 2001.



     In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement revises the methods for accounting for securitizations and other transfers of financial assets and collateral as outlined in SFAS No. 125, and requires certain additional disclosures. For transfers and servicing of financial assets and extinguishments of liabilities, this Statement was effective for the Company's June 30, 2001 financial statements. However, for disclosures regarding securitizations and collateral, as well as the accounting for recognition and reclassification of collateral, this Statement was effective for our December 31, 2000 financial statements. The adoption of this Statement did not have a material effect on our financial

                       CERES GROUP, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2001


position or results of operations as of December 31, 2000. In addition, the provisions effective June 30, 2001 did not have a material effect on our results of operations, financial position or liquidity.



     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. We adopted the new statement effective January 1, 2001. If in the future we have derivative instruments, this Statement will require us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The adoption of SFAS No. 133 did not have a significant effect on our results of operations, financial position or liquidity.



B. DEBT



                                                      SEPTEMBER 30,    DECEMBER 31,
                                                          2001             2000
                                                      -------------    ------------
                                                         (DOLLARS IN THOUSANDS)
Mortgage note payable...............................     $    --         $ 8,018
                                                         =======         =======
Bank credit facility................................     $40,000         $34,000
Revolver............................................       2,500          15,000
                                                         -------         -------
                                                         $42,500         $49,000
                                                         =======         =======



     On May 25, 2001, we entered into an agreement with Royalton Investors, LLC and Big T Investments, LLC to sell our Cleveland headquarters. The transaction was effective July 31, 2001. The building was sold to Royalton Investors, LLC and Big T Investments, LLC for $16.0 million and concurrently we leased it back for a term of 15 years with four optional five-year extensions. Monthly rent payments began in August 2001 and annually total $1.7 million through July 2003, $1.8 million through July 2006, $2.0 million through July 2011, and $2.1 million through July 2016. The net proceeds were used to:



     - prepay in full the outstanding $7.9 million mortgage note on our Cleveland headquarters on August 3, 2001;



     - permanently reduce our revolving line of credit by $2.5 million on August 6, 2001; and



     - contribute $5.0 million to the capital of Central Reserve.



     To provide funds for the acquisition of Continental General in February 1999, we incurred debt of $40.0 million, the tranche A term loan, under a credit agreement. Under the terms of the credit agreement, dated as of February 17, 1999, among Ceres, various lending institutions and The Chase Manhattan Bank, as Administrative Agent, quarterly principal payments of $1.5 million are due through February 17, 2002 and $2.25 million thereafter through February 2005.



     Interest on the outstanding balance will be determined based on our selection each quarter of either a Base Rate Loan or a Eurodollar Loan. Under the Base Rate Loan, the interest rate will be 2.5% per annum plus the higher of
(a) the rate which is 0.50% of 1.0% in excess of a federal funds rate and (b) Chase's prime rate as in effect from time to time. Under the Eurodollar Loan, the interest rate will be

                       CERES GROUP, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2001



3.5% per annum plus a Eurodollar rate, which is the arithmetic average of the offered quotation to first-class banks in the interbank Eurodollar market by Chase, adjusted for certain reserve requirements.



     The credit agreement was amended on July 25, 2000 to increase the revolver from $10.0 million to $15.0 million in connection with the acquisition of Pyramid Life. Any amount outstanding on the revolver must be repaid on February 17, 2002. The revolver bears interest at the same rate choices as the $40.0 million tranche A term loan. At September 30, 2001, the interest rate on the revolver was 7.0% on the outstanding balance of $2.5 million.



     On March 30, 2001, our credit agreement was again amended to enter into a new $10.0 million term loan with CIT Equipment Financing, Inc. The proceeds of this term loan, the tranche B term loan, were used to permanently pay down $10.0 million of our then fully-drawn $15.0 million revolver under the credit agreement. The terms of the amendment provide for CIT to participate equally with the syndicate of banks and Chase under the credit agreement. The $10.0 million CIT tranche B term loan bears interest at the same rate choices as our tranche A term loan. At September 30, 2001, the interest rate on our tranche A term loan balance of $30.0 million and our $10.0 million CIT tranche B term loan was 7.2% per annum. The first principal payment on the CIT tranche B term loan of $0.3 million will be due on June 17, 2002. Quarterly principal payments will be due thereafter as follows: $0.3 million through March 17, 2004; $0.6 million thereafter through March 17, 2005; and $1.2 million thereafter through March 17, 2006.



     The common stock of Central Reserve, Continental General, and most of our non-regulated subsidiaries are pledged as security for the credit agreement. At September 30, 2001, we were in compliance with our credit agreement, as amended.



     We believe that cash flow from operating activities will be sufficient to meet our currently anticipated operating and capital expenditure requirements over the next 12 months. However, we believe that funds will not be sufficient to meet all our bank debt obligations over the next 12 months. Funds to meet our debt obligations are generated from fee income from our non-regulated subsidiaries and from dividends of our insurance subsidiaries, if available. Our ability to make scheduled payments of the principal and interest on our indebtedness depends on our future performance and the future performance of our non-regulated subsidiaries. Dividends from our regulated insurance subsidiaries are subject to, and limited by, state insurance regulations. As of September 30, 2001, none of our insurance subsidiaries could pay a dividend to Ceres Group, the parent company, without prior approval of their respective state regulators as a result of their respective statutory deficits in unassigned surplus. Without any restructuring or refinancing of our current debt obligations, we will require additional funds to meet our obligations. We currently are in discussions with our banks with respect to such restructuring or refinancing. However, our banks may not agree to any restructuring, and additional financing may not be available on terms favorable to us or at all. If we are not able to raise capital, our business could be materially adversely affected, including our ability to meet all our debt obligations.



C. REINSURANCE



     The Company has entered into several quota-share reinsurance treaties, including treaties with Hannover Life Reassurance Company of America, on various blocks of business of its subsidiaries. Under the provisions of the treaties, the Company cedes between 50% and 100% of the premiums for these policies and in return receives reimbursement, for the same percentage, of the claims. In addition, the Company receives a commission and expense allowance. In another reinsurance arrangement, the Company also assumes certain policies, in which it paid certain commission and expense allowances, which are classified as reinsurance expenses below.

                       CERES GROUP, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2001



     The following table summarizes the net impact of reinsurance arrangements on premiums and benefits, claims, losses and settlement expenses, commissions, and other operating expenses:



                                                  THREE MONTHS ENDED      NINE MONTHS ENDED
                                                    SEPTEMBER 30,           SEPTEMBER 30,
                                                 --------------------    --------------------
                                                   2001        2000        2001        2000
                                                 --------    --------    --------    --------
                                                            (DOLLARS IN THOUSANDS)
Premiums, net
  Direct.......................................  $207,742    $201,127    $619,146    $546,812
  Assumed......................................     2,045       2,728       6,114      14,374
  Ceded........................................   (47,232)    (63,015)   (153,940)   (196,682)
                                                 --------    --------    --------    --------
          Total premiums, net..................  $162,555    $140,840    $471,320    $364,504
                                                 ========    ========    ========    ========
Benefits, claims, losses, and settlement
  expenses.....................................  $157,255    $152,465    $504,972    $429,333
Reinsurance recoveries.........................   (34,924)    (48,447)   (130,383)   (153,734)
                                                 --------    --------    --------    --------
          Total benefits, claims, losses and
            settlement expenses................  $122,331    $104,018    $374,589    $275,599
                                                 ========    ========    ========    ========
Selling, general, and administrative expenses
  Commissions..................................  $ 32,119    $ 33,195    $ 98,036    $ 94,846
  Other operating expenses.....................    31,610      33,721     100,023      86,413
  Reinsurance expenses.........................       395         794       1,349       2,699
  Reinsurance allowances.......................    (9,957)    (15,095)    (34,143)    (49,945)
                                                 --------    --------    --------    --------
          Total selling, general and
            administrative expenses............  $ 54,167    $ 52,615    $165,265    $134,013
                                                 ========    ========    ========    ========



     The insurance companies remain obligated for amounts ceded in the event that the reinsurers do not meet their obligations. Initial ceding allowances received from reinsurers are accounted for as deferred reinsurance gain and are amortized into income over the estimated remaining life of the underlying policies reinsured, except for interest sensitive products, which are amortized over the expected profit stream of the in force business.



     We have reclassified certain prior period amounts in accordance with current year treatment.



D. SPECIAL CHARGES



     The Company reported special charges of $7.1 million in the first quarter of 2001 related to:



     - the elimination of $5.9 million deferred acquisition cost (DAC) asset on all products of United Benefit Life and Provident American Life; and



     - $1.2 million loss on United Benefit Life.



     The Company has experienced excessive losses at United Benefit Life and Provident American Life due to high benefit utilization and higher than anticipated claims costs. These blocks had $0.3 million pre-tax income for the third quarter of 2001 compared to a $2.3 million pre-tax loss for the third quarter of 2000, in each case including legal expenses. Consequently, for the nine months of 2001, these blocks had a $8.4 million pre-tax loss compared to a $4.2 million pre-tax loss for the same period in 2000, in each case including legal expenses.



     As previously reported, on May 8, 2001, Central Reserve entered into an agreement to sell the stock of United Benefit Life, including United Benefit Life's licenses and certain liabilities, to Pelagian, LLC, a Texas limited liability company. The sale was subject to approval by the State of Ohio Department of

                       CERES GROUP, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2001



Insurance and other customary terms and conditions. On November 5, 2001, the parties mutually terminated the stock purchase agreement primarily because the conditions to closing, including approval by the Ohio Department of Insurance, had not been met. In July 2001, we implemented a program to mitigate future losses of United Benefit Life by notifying policyholders that their policies would be terminated or replaced. We expect the business in United Benefit Life to wind down by the early part of 2002.



E. COMPREHENSIVE INCOME



     Comprehensive income (loss) is as follows:



                                                      THREE MONTHS ENDED     NINE MONTHS ENDED
                                                         SEPTEMBER 30,         SEPTEMBER 30,
                                                      -------------------    ------------------
                                                        2001       2000       2001       2000
                                                      --------    -------    -------    -------
                                                               (DOLLARS IN THOUSANDS)
Net income (loss)...................................  $ 5,558     $3,972     $  (828)   $12,328
Other comprehensive income (loss), net of tax:
  Unrealized gain (loss) on securities, net of tax
     of $1,466 for 2001 and $0 for 2000(1)..........    6,418      4,592      11,173      3,292
Other...............................................       33        228        (567)       (64)
                                                      -------     ------     -------    -------
  Comprehensive income..............................  $12,009     $8,792     $ 9,778    $15,556
                                                      =======     ======     =======    =======


---------------


(1)Net of reclassification adjustments for net gains (losses) included in net income.



F. EARNINGS PER SHARE



     Basic and diluted earnings per share are calculated in accordance with SFAS No. 128, Earnings per Share. Basic earnings per common share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of shares outstanding during the period. Diluted earnings per common share is computed by dividing net income (loss) by the weighted average number of shares outstanding during the period including the effect of the assumed exercise of dilutive stock options under the treasury stock method. Stock options are antidilutive for the nine months ended September 30, 2001 and therefore are excluded from the calculation of diluted earnings per share. Basic and diluted weighted average shares of common stock are as follows:



                                                 THREE MONTHS ENDED         NINE MONTHS ENDED
                                                    SEPTEMBER 30,             SEPTEMBER 30,
                                               -----------------------   -----------------------
                                                  2001         2000         2001         2000
                                               ----------   ----------   ----------   ----------
Weighted average shares:
  BASIC......................................  17,623,758   16,301,049   17,474,004   14,595,057
  Convertible voting preferred stock.........   1,334,195      888,845           --      298,444
  Stock awards and incremental shares from
     assumed exercise of stock options.......      28,403      801,972           --      683,736
                                               ----------   ----------   ----------   ----------
  DILUTED....................................  18,986,356   17,991,866   17,474,004   15,577,237
                                               ==========   ==========   ==========   ==========



G. CONTINGENT MATTERS



     The Company has been sued for compensatory damages and, in some cases, unspecified punitive damages in a number of actions pertaining to the insureds of United Benefit Life arising from claims payment issues. While we do not believe that United Benefit Life has harmed any of the plaintiffs in these

                       CERES GROUP, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2001



lawsuits and we believe our reserves are adequate, we cannot predict the outcome of the lawsuits, including the award of punitive damages and, therefore, we cannot predict the financial impact on us of these lawsuits. We intend to vigorously contest these actions.



     In addition to the above, the Company is also involved in litigation arising in the ordinary course of business. In the opinion of management, the effects, if any, of such litigation are not expected to be material to the Company's consolidated financial condition.



H. SEGMENT INFORMATION



     The Company has three distinct operating segments based upon product types: medical, senior and other, and corporate and other. Products in the medical segment include catastrophic and comprehensive major medical plans. Significant products in the senior and other segment include Medicare supplement, long-term care, dental, life insurance, and annuities. The corporate and other segment encompasses all other activities of the Company, including interest income, interest expense, and corporate expenses of the parent company.

                       CERES GROUP, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2001



     Revenues from each segment are primarily generated from premiums charged to policyholders and interest earned on cash and investments, and are summarized in the following table:



                                                  THREE MONTHS ENDED      NINE MONTHS ENDED
                                                    SEPTEMBER 30,           SEPTEMBER 30,
                                                 --------------------    --------------------
                                                   2001        2000        2001        2000
                                                 --------    --------    --------    --------
                                                            (DOLLARS IN THOUSANDS)
MEDICAL
  Revenues
     Net premiums..............................  $103,987    $102,402    $305,278    $275,891
     Investment income, realized gains.........     3,688       2,806       9,435       6,623
     Other income..............................    10,133       8,809      28,603      26,176
                                                 --------    --------    --------    --------
                                                  117,808     114,017     343,316     308,690
                                                 --------    --------    --------    --------
  Expenses
     Benefits and claims.......................    79,385      74,506     248,638     206,523
     Other operating expenses..................    36,996      32,956      98,366      86,142
     Special charges...........................        --          --       7,097          --
                                                 --------    --------    --------    --------
                                                  116,381     107,462     354,101     292,665
                                                 --------    --------    --------    --------
  Segment profit (loss) before federal income
     taxes, minority interest and preferred
     stock dividends...........................  $  1,427    $  6,555    $(10,785)   $ 16,025
                                                 ========    ========    ========    ========
SENIOR AND OTHER
  Revenues
     Net premiums..............................  $ 58,568    $ 38,438    $166,042    $ 88,613
     Investment income, realized gains.........     7,878       4,662      19,580      12,234
     Other income..............................       398         566       2,266       1,736
                                                 --------    --------    --------    --------
                                                   66,844      43,666     187,888     102,583
                                                 --------    --------    --------    --------
  Expenses
     Benefits and claims.......................    42,946      29,512     125,951      69,076
     Other operating expenses..................    14,850      10,774      44,603      24,560
                                                 --------    --------    --------    --------
                                                   57,796      40,286     170,554      93,636
                                                 --------    --------    --------    --------
  Segment profit before federal income taxes,
     minority interest and preferred stock
     dividends.................................  $  9,048    $  3,380    $ 17,334    $  8,947
                                                 ========    ========    ========    ========
CORPORATE AND OTHER
  Revenues
     Investment income, realized gains.........  $    174    $    338    $    474    $    500
                                                 --------    --------    --------    --------
  Expenses
     Interest and financing costs..............     1,170       1,605       3,934       3,983
     Other operating expenses..................       756       2,558       2,832       2,523
                                                 --------    --------    --------    --------
                                                    1,926       4,163       6,766       6,506
                                                 --------    --------    --------    --------
  Segment loss before federal income taxes,
     minority interest and preferred stock
     dividends.................................  $ (1,752)   $ (3,825)   $ (6,292)   $ (6,006)
                                                 ========    ========    ========    ========
INCOME BEFORE FEDERAL INCOME TAXES, MINORITY
  INTEREST AND PREFERRED STOCK DIVIDENDS.......  $  8,723    $  6,110    $    257    $ 18,966
                                                 ========    ========    ========    ========



     The Company does not separately allocate investments or other identifiable assets by industry segment, nor are income tax (benefit) expenses allocated by industry segment.

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
Ceres Group, Inc.


     We have audited the accompanying consolidated balance sheets of Ceres Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the three years in the period ended December 31, 2000. We also have audited the information presented in the financial statement schedules listed in the Index at Item 14(a). These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated March 8, 2001, the Company as discussed in Note X has determined that it will not have sufficient funds to meet all bank debt obligations due in 2002. Note X describes management's plans regarding these matters.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ceres Group, Inc,. and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also in our opinion, the related financial statement schedules when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                                        ERNST & YOUNG LLP

Cleveland, Ohio
March 8, 2001, except for Note X, as to
which the date is November 12, 2001

                       CERES GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
ASSETS
Investments
  Fixed maturities available-for-sale, at fair value -- Note
     D......................................................  $415,287    $300,986
  Surplus notes.............................................     4,995       5,043
  Policy and mortgage loans.................................     5,829       3,923
                                                              --------    --------
          Total investments.................................   426,111     309,952
Cash and cash equivalents (of which $9,397 and $4,763 is
  restricted, respectively) -- Note D.......................    59,512      42,921
Accrued investment income...................................     7,496       5,234
Premiums receivable.........................................     5,852       4,905
Reinsurance receivable -- Note K............................   238,185     263,289
Property held for sale -- Note E............................        --       2,177
Property and equipment, net -- Note F.......................    17,531      15,091
Deferred federal income taxes -- Note I.....................     3,797       1,792
Deferred acquisition costs -- Note G........................    55,989      26,650
Value of business acquired -- Note H........................    32,254      16,731
Goodwill....................................................    25,425      21,696
Other assets................................................     8,377       7,430
                                                              --------    --------
          Total assets......................................  $880,529    $717,868
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Policy liabilities and accrual
  Future policy benefits, losses and claims.................  $408,169    $357,149
  Unearned premiums.........................................    42,751      32,045
  Other policy claims and benefits payable -- Note J........   176,236     149,538
                                                              --------    --------
                                                               627,156     538,732
Deferred reinsurance gain -- Note K.........................    18,839      20,932
Other policyholders' funds..................................    24,246      22,365
Federal income taxes payable -- Note I......................     1,464       1,449
Mortgage note payable -- Note M.............................     8,018       8,157
Debt -- Note M..............................................    49,000      40,000
Other liabilities...........................................    48,523      41,572
                                                              --------    --------
          Total liabilities.................................   777,246     673,207
Stockholders' Equity
  Non-voting preferred stock, $.001 par value, 1,900,000 and
     2,000,000 shares authorized, respectively, none
     issued -- Note O.......................................        --          --
  Convertible voting preferred stock, $.001 par value, at
     stated value, 100,000 and 0 shares authorized, 75,000
     and 0 shares issued and outstanding, respectively......     7,500          --
  Common stock, $.001 par value, 50,000,000 and 30,000,000
     shares authorized, 17,278,704 and 13,706,726 shares
     issued and outstanding respectively....................        17          14
  Additional paid-in capital................................    82,943      60,290
  Dividends distributable, convertible voting preferred
     stock -- Note B........................................       327          --
  Retained earnings.........................................    18,672       2,549
  Accumulated other comprehensive loss......................    (6,176)    (18,192)
                                                              --------    --------
          Total stockholders' equity........................   103,283      44,661
                                                              --------    --------
          Total liabilities and stockholders' equity........  $880,529    $717,868
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       CERES GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED DECEMBER 31,
                                                            --------------------------------
                                                              2000        1999        1998
                                                            --------    --------    --------
REVENUES
Premiums, net -- Note K
  Medical.................................................  $375,804    $251,876    $143,064
  Senior and other........................................   135,738      75,870      11,124
                                                            --------    --------    --------
          Total premiums, net.............................   511,542     327,746     154,188
Net investment income -- Note D...........................    26,871      21,362       7,454
Net realized (losses) gains...............................       (98)        107         211
Fee and other income......................................    31,540      17,410       7,694
Amortization of deferred reinsurance gain -- Note K.......     6,093       5,468         600
                                                            --------    --------    --------
                                                             575,948     372,093     170,147
                                                            --------    --------    --------
BENEFITS, LOSSES AND EXPENSES
Benefits, claims, losses and settlement expenses -- Note K
  Medical.................................................   288,260     176,531     108,439
  Senior and other........................................   101,551      56,572       7,620
                                                            --------    --------    --------
          Total benefits, claims, losses and settlement
            expenses......................................   389,811     233,103     116,059
Selling, general and administrative expenses -- Note K....   185,211     137,932      54,368
Net (deferral) amortization and change in acquisition
  costs and value of business acquired -- Notes G and H...   (30,513)    (21,892)        647
Amortization of goodwill..................................     1,069         854          --
Interest expense and financing costs......................     5,566       4,090       1,842
                                                            --------    --------    --------
                                                             551,144     354,087     172,916
                                                            --------    --------    --------
Income (loss) before federal income taxes, minority
  interest, and preferred stock dividends.................    24,804      18,006      (2,769)
Federal income tax expense -- Note I......................     8,380       6,302       1,067
                                                            --------    --------    --------
Income (loss) after tax, before minority interest and
  preferred stock dividends...............................    16,424      11,704      (3,836)
Minority interest.........................................       (26)         --          --
                                                            --------    --------    --------
NET INCOME (LOSS).........................................    16,450      11,704      (3,836)
Convertible voting preferred stock dividends..............       327          --          --
                                                            --------    --------    --------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS.....  $ 16,123    $ 11,704    $ (3,836)
                                                            ========    ========    ========
NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON
  STOCKHOLDERS
  Basic...................................................  $   1.06    $   0.88    $  (0.49)
  Diluted.................................................      1.00        0.77       (0.49)

  The accompanying notes are an integral part of these consolidated financial statements.

                       CERES GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                               YEARS ENDED DECEMBER 31,
                                                        --------------------------------------
                                                           2000          1999          1998
                                                        ----------    ----------    ----------
CONVERTIBLE VOTING PREFERRED STOCK
Balance at beginning of year..........................  $       --    $       --    $       --
Issuance of stock.....................................       7,500            --            --
                                                        ----------    ----------    ----------
          Balance at end of year......................  $    7,500    $       --    $       --
                                                        ==========    ==========    ==========
COMMON STOCK
Balance at beginning of year..........................  $       14    $       12    $    2,098
Issuance of common stock..............................           3             2         3,650
Change to $.001 par value.............................          --            --        (5,736)
                                                        ----------    ----------    ----------
          Balance at end of year......................  $       17    $       14    $       12
                                                        ==========    ==========    ==========
ADDITIONAL PAID-IN CAPITAL
Balance at beginning of year..........................  $   60,290    $   43,883    $    4,122
Issuance of stock:
  Private placement...................................      21,093        14,998        34,025
  Employee benefit plans..............................       1,560         1,409            --
Change to $.001 par value.............................          --            --         5,736
                                                        ----------    ----------    ----------
          Balance at end of year......................  $   82,943    $   60,290    $   43,883
                                                        ==========    ==========    ==========
DIVIDENDS DISTRIBUTABLE, CONVERTIBLE VOTING PREFERRED
  STOCK
Balance at beginning of year..........................  $       --    $       --    $       --
Dividends distributable...............................         327            --            --
                                                        ----------    ----------    ----------
          Balance at end of year......................  $      327    $       --    $       --
                                                        ==========    ==========    ==========
RETAINED EARNINGS
Balance at beginning of year..........................  $    2,549    $   (9,155)   $   (5,319)
Net income (loss).....................................      16,450        11,704        (3,836)
Dividends distributable, convertible voting preferred
  stock...............................................        (327)           --            --
                                                        ----------    ----------    ----------
          Balance at end of year......................  $   18,672    $    2,549    $   (9,155)
                                                        ==========    ==========    ==========
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance at beginning of year..........................  $  (18,192)   $    1,096    $      611
Unrealized gain (loss) on securities, net of tax of
  $0, $0 and $565, respectively.......................      11,806       (19,650)          485
Other.................................................         210           362            --
                                                        ----------    ----------    ----------
          Balance at end of year......................  $   (6,176)   $  (18,192)   $    1,096
                                                        ==========    ==========    ==========
TOTAL STOCKHOLDERS' EQUITY............................  $  103,283    $   44,661    $   35,836
                                                        ==========    ==========    ==========
NUMBER OF SHARES OF CONVERTIBLE VOTING PREFERRED STOCK
Balance at beginning of year..........................          --            --            --
Issuance of shares....................................      75,000            --            --
                                                        ----------    ----------    ----------
          Balance at end of year......................      75,000            --            --
                                                        ==========    ==========    ==========
NUMBER OF SHARES OF COMMON STOCK
Balance at beginning of year..........................  13,706,726    11,495,172     4,195,172
Issuance of shares:
  Private placement...................................   3,333,334     2,000,000     7,300,000
  Employee benefit plans..............................     238,644       211,554            --
                                                        ----------    ----------    ----------
          Balance at end of year......................  17,278,704    13,706,726    11,495,172
                                                        ==========    ==========    ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                       CERES GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2000        1999         1998
                                                              --------    ---------    --------
OPERATING ACTIVITIES
  Net income (loss).........................................  $ 16,450    $  11,704    $ (3,836)
  Adjustments to reconcile net income (loss) to cash
    provided by operating activities:
      Depreciation and amortization.........................     2,418        2,395         513
      Net realized losses (gains)...........................        98         (107)       (211)
      Deferred federal income tax expense (benefit).........     1,573        5,587        (382)
      Changes in assets and liabilities:
         Premiums receivable................................      (724)          85        (105)
         Reinsurance receivable.............................    28,350     (221,744)    (15,201)
         Value of business acquired.........................    (2,841)        (902)         --
         Goodwill...........................................     6,495         (423)         --
         Federal income taxes payable/recoverable...........        15       (6,256)        720
         Accrued investment income..........................      (350)         250        (219)
         Other assets.......................................       627       (1,376)     (1,191)
         Future policy benefits, claims and funds payable...    11,998      248,382      21,939
         Unearned premium...................................     9,530       17,525          --
         Other liabilities..................................     4,861        8,454       8,708
         Deferred acquisition costs.........................   (27,672)     (22,283)      3,484
         Deferred reinsurance gain..........................    (2,093)      (5,468)     (3,400)
                                                              --------    ---------    --------
Net cash provided by operating activities...................    48,735       35,823      10,819
                                                              --------    ---------    --------
INVESTING ACTIVITIES
  Net (purchases) disposals of furniture and equipment......    (1,909)        (739)        302
  Purchase of fixed maturities available-for-sale...........   (66,337)     (30,323)    (33,100)
  Acquisition of Continental General Corporation, net of
    $2,212 cash acquired....................................        --      (59,788)         --
  Acquisition of Pyramid Life Insurance Company, net of
    $7,159 cash acquired....................................   (37,339)          --          --
  Increase in surplus notes.................................        --       (5,042)         --
  Decrease (increase) in mortgage and policy loans, net.....       366          (20)         (2)
  Proceeds from sales of fixed maturities
    available-for-sale......................................    11,569       29,811       7,926
  Proceeds from calls and maturities of fixed maturities
    available-for-sale......................................    31,258       12,991      13,318
  Proceeds from sales, calls and maturities of fixed
    maturities held-to-maturity.............................        --        3,923       3,023
  Proceeds from sale of property held for sale..............     2,115           --          --
                                                              --------    ---------    --------
Net cash used in investing activities.......................   (60,277)     (49,187)     (8,533)
                                                              --------    ---------    --------
FINANCING ACTIVITIES
  Increase in annuity account balances......................    23,223       18,446         482
  Decrease in annuity account balances......................   (34,107)     (37,819)     (5,118)
  Increase in note receivable...............................        --           --      (7,368)
  Principal payments on mortgage note payable...............      (139)        (127)       (115)
  Repayment of notes payable................................        --           --     (20,000)
  Increase in debt borrowings...............................    15,000       40,000          --
  Principal payments on debt................................    (6,000)          --          --
  Proceeds from issuance of common stock related to employee
    benefit plans...........................................     1,560        1,409          --
  Proceeds from private placement of common stock, net of
    acquisition costs.......................................    21,096       15,000      37,675
  Proceeds from private placement of preferred stock........     7,500           --          --
                                                              --------    ---------    --------
Net cash provided by financing activities...................    28,133       36,909       5,556
                                                              --------    ---------    --------
NET INCREASE IN CASH........................................    16,591       23,545       7,842
Cash and cash equivalents at beginning of year..............    42,921       19,376      11,534
                                                              --------    ---------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $ 59,512    $  42,921    $ 19,376
                                                              ========    =========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for interest....................  $  6,051    $   2,940    $  1,662
  Cash paid during the year for income taxes................     1,100        2,078         650

 These accompanying notes are an integral part of these consolidated financial statements.

                       CERES GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

A. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

SUMMARY OF BUSINESS

     Ceres Group, Inc. and its subsidiaries, known as Central Reserve Life Corporation prior to December 8, 1998, operated in 1998 and prior periods primarily through its wholly owned subsidiary, Central Reserve Life Insurance Company. As of December 31, 1999, the Company's consolidated statements also include the accounts of Provident American Life & Health Insurance Company acquired on December 31, 1998, Continental General Corporation and its wholly-owned subsidiary Continental General Insurance Company acquired on February 17, 1999 and United Benefit Life Insurance Company under a reinsurance arrangement effective August 1, 1998 and acquired on July 21, 1999 (through foreclosure). As of December 31, 2000, the Company's consolidated statements also include the accounts of Pyramid Life Insurance Company acquired on July 26, 2000. These acquisitions are discussed further in Note C, Business Combinations and Note K, Reinsurance Arrangements.

     The Company provides through its wholly-owned subsidiaries a wide array of health and life insurance products to over 700,000 insureds. While the Company through its subsidiaries is licensed in 49 states, the District of Columbia and the U.S. Virgin Islands, approximately 67% of premium volume is generated from twelve states: Ohio, Florida, Texas, Indiana, Georgia, North Carolina, Tennessee, South Carolina, Missouri, Kansas, Nebraska and Illinois.

SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements include the accounts of Ceres and its wholly-owned subsidiaries. The consolidated statement of operations for the year ended December 31, 2000 reflects the results of operations for Pyramid Life for the period subsequent to its acquisition on July 26, 2000. The consolidated statement of operations for the year ended December 31, 1999 reflects the results of operations for Continental General Corporation for the period subsequent to its acquisition on February 17, 1999 and United Benefit Life for the period subsequent to its acquisition on July 21, 1999. All intercompany transactions have been eliminated in consolidation.

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles, which differ from accounting practices prescribed or permitted by the various state departments of insurance in which the insurance subsidiaries are domiciled. See Note P, Statutory Financial Information for further discussion.

     A summary of significant accounting policies is as follows:

  Cash and Cash Equivalents

     Cash and cash equivalents include cash and all liquid securities with maturities of 90 days or less when purchased. See Note D, Cash and Investments for further information.

  Investments

     Investments in bonds and mandatorily redeemable preferred stocks are designated at purchase as held-to-maturity or available-for-sale. Held-to-maturity investments are securities which management has the positive intent and ability to hold until maturity, and are reported at amortized cost. Available-for-sale investments are reported at fair value, with unrealized holding gains and losses reported in accumulated other comprehensive income (losses), net of deferred federal income taxes. All investments as of December 31, 2000 are designated as available-for-sale.

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

     Investments in surplus notes, policy loans, and mortgage loans are reported at cost which approximates fair value.

     Premiums and discounts arising from the purchase of mortgage-backed securities are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments. Premiums and discounts on other debt instruments are amortized using the interest method over the remaining term of the security.

     Realized gains and losses on the sale of investments are determined using the specific-identification method, and are credited or charged to income.

     The estimated fair value of investments is based upon quoted market prices, where available, or on values obtained from independent pricing services.

  Goodwill

     Goodwill represents the excess of cost over the fair value of net assets acquired. Goodwill is being amortized on a straight-line basis over periods of 25 years or less. On a periodic basis, management reviews goodwill to determine if events or changes in circumstances indicate the carrying value of such assets is not recoverable, in which case an impairment charge would be recorded in current operations. Management believes that no impairment of goodwill exists at December 31, 2000.

  Property and Equipment and Property Held for Sale

     Property and equipment are carried at cost less allowances for depreciation and amortization. Office buildings are depreciated on the straight-line method over 31.5 years, except for certain components, which are depreciated over 15 years. Depreciation for other property and equipment is computed on the straight-line basis over the estimated useful lives of the equipment, principally five and seven years. Property held for sale is stated at estimated fair value less cost to sell. No depreciation or amortization is provided for property held for sale.

     Management periodically reviews the carrying value of property and equipment for impairment. Any impaired property and equipment is valued using an undiscounted cash flow methodology.

  Future Policy Benefits, Losses and Claims

     Liabilities for future policy reserves for accident and health and ordinary life business are based on the net level premium basis and estimates of future claims, investment yield, lapses using the Company's experience and actuarial judgment with an allowance for possible future adverse deviations from expected experience. Interest rates used range from 4.5% to 6.0%. Liabilities for interest sensitive products such as deferred annuities and universal life are based on the retrospective deposit method. This is the policyholder fund balance before adjusting for any surrender charges. Guaranteed minimum rates for universal life contracts are 4.0% to 4.5%. At December 31, 2000, credited rates ranged from 5.5% to 7.0%. Guaranteed base minimum rates for deferred annuities range from 3.0% to 5.75% depending on the duration of the contract. Current rates credited range from 5.0% to 8.6%.

  Other Policy Claims and Benefits Payable

     Liabilities for unpaid life and accident and health claims, which include a provision for estimated costs to investigate and settle claims, are estimated based upon past experience for pending, incurred but not reported, and reopened claims. Accident and health claims incurred but not reported are computed using actuarially-determined factors based on a combination of claim completion and projected claim cost

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

methods, utilizing durational experience, seasonal cycle, changes in health care practice, changes in inflation rates, and the claims backlog.

     Claim liabilities with a long pay out period, such as long term care and disability income claims, are discounted at interest rates ranging from 3.0% to 6.0%. Although considerable variability is inherent in such computations, management believes that the liabilities for unpaid life and accident and health claims are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known with such adjustments included in current operations.

  Deferred Reinsurance Gain

     Deferred reinsurance gain consists of initial ceding allowances received from reinsurers, less amounts amortized into income over the estimated remaining life of the underlying policies reinsured, except for interest sensitive products that are amortized over the expected profit stream of the in force business.

  Other Policyholders' Funds

     Other policyholders' funds consist of supplementary contracts without life contingencies, premiums, and annuity considerations received in advance and remittance and items not allocated.

  Insurance Related Assessments

     Statement of Position 97-3, Accounting by Insurance and Other Enterprises for Insurance-Related Assessments provides guidance for determining when an insurance or other enterprise should recognize a liability for guaranty-fund and other insurance-related assessments and guidance for measuring the liability. The adoption of this statement effective January 1, 1999 resulted in a $0.2 million charge to general operating expenses.

  Comprehensive Income

     Comprehensive income in 2000, 1999 and 1998 includes a change in unrealized gains or losses on available-for-sale securities, in addition to reported net income. See Note Q, Comprehensive Income (Loss) for further information.

  Premium Revenue

     Life premiums are recognized as revenue when they become due. Accident and health premiums are recognized as revenue over the terms of the policies. Amounts received from interest sensitive contracts, principally universal life and annuity products, are not reflected in premium revenue; rather, such amounts are accounted for as deposits with the related liabilities included in future policy benefits, losses and claims.

  Fee and Other Income

     Fee and other income consist of association, collection, management and administrative fees, and are recognized when earned.

  Federal Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Stock-Based Compensation

     The intrinsic value method of accounting is used for stock-based compensation plans. In accordance with the intrinsic value method, compensation cost is measured as the excess, if any, of the quoted market price of the equity instrument awarded at the measurement date over the amount an employee must pay to acquire the equity instrument. Stock-based compensation costs are recognized over the period in which employees render services associated with the awards.

  Earnings per Share

     Basic earnings per share is computed by dividing the income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if common stock equivalents were exercised and shared in the earnings of the Company. Only those potential common shares, which are dilutive, are included in the computation of diluted earnings per share.

  Related Party Transactions

     We outsource all information and telephone systems at our Cleveland headquarters, as well as claims processing for our Central Reserve Ohio insureds, to Antares Management Solutions, pursuant to an administrative services agreement. Antares is a division of Medical Mutual Services, which is a subsidiary of Medical Mutual of Ohio, a 3.8% stockholder of the Company on a diluted basis and a party to the Company's voting agreement. Under the administrative services agreement, we have paid $21.4 million in 2000, $18.8 million in 1999 and $6.6 million in 1998.

  Use of Estimates

     The consolidated financial statements reflect estimates and judgments made by management that affect the amounts reported herein and the disclosure of contingent assets and liabilities. Actual results could differ significantly from those estimates.

  Reclassification

     Certain amounts presented in the prior years' financial statements have been reclassified to conform to the current year's method of presentation.

  New Accounting Pronouncements

     In September 2000, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities which replaces FASB Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This standard revises the methods for accounting for securitizations and other transfers of financial assets and collateral as outlined in FASB Statement No. 125, and requires certain additional disclosures. For transfers and servicing of financial assets and extinguishments of liabilities, this standard will be effective for the Company's June 30, 2001 financial statements. However, for disclosures regarding securitizations and collateral, as well as the accounting for recognition and reclassification of collateral, this standard is effective for our December 31,

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

2000 financial statements. The adoption of this standard did not have a material effect on our financial position or results of operations as of December 31, 2000. In addition, the provisions, that will be effective June 30, 2001, are not expected to have a material effect on our financial position or results of operations.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities as amended by FASB Statement No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, which was required to be adopted for all fiscal quarters of all fiscal years beginning after June 15, 2000. We adopted the new statement effective January 1, 2001. If in the future we have derivative instruments, this Statement will require us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The adoption of FASB Statement No. 133 did not have a significant effect on our results of operations or financial position.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of the Accounting Principles Board Opinion No. 25, which clarifies the application of APB Opinion No. 25 for some issues including:

     - the definition of an employee for purposes of applying APB Opinion No.
       25;

     - the criteria for determining whether a plan qualifies as a noncompensatory plan;

     - the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and

     - the accounting for an exchange of stock compensation awards in a business combination.

Interpretation No. 44 became effective July 1, 2000, but some of the conclusions are retroactive. The adoption of this guidance on July 1, 2000 did not have a material impact on our results of operations or financial position.

B. EQUITY TRANSACTIONS

     On July 25, 2000, we sold 3,333,334 shares of our common stock at $6.00 per share in a private placement offering, and, on July 26, 2000, we sold 75,000 shares of our convertible voting preferred stock at $100.00 per share to United Insurance Company of America in a private placement offering. The $27.5 million proceeds from these sales were used for the purchase of Pyramid Life from United Insurance, a subsidiary of Unitrin, Inc. See Note C, Business Combinations, for further information.

     On February 17, 1999, the Company entered into a series of stock subscription agreements with a group of investors, principally Peter W. Nauert and Insurance Partners, wherein the Company issued 2,000,000 common shares at $7.50 per share for $15.0 million. The $15.0 million proceeds from these sales were used for the purchase of Continental General Corporation from the Western & Southern Life Insurance Company. See Note C, Business Combinations, for further information.

     In November 1997, the Company entered into a Stock Purchase Agreement, or Original Stock Purchase Agreement, with Strategic Acquisition Partners, LLC, or Strategic, wherein the Company agreed to issue and sell 5,000,000 common shares and warrants to purchase an additional 2,500,000 common shares at an exercise price of $6.50 per share, for aggregate proceeds of $27.5 million. On March 30, 1998, the Company entered into an amended and restated Stock Purchase Agreement, or New Stock Purchase

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

Agreement, with Strategic and two additional investors: Insurance Partners, L.P. and Insurance Partners Offshore (Bermuda), L.P., collectively, Insurance Partners. The New Stock Purchase Agreement was subsequently approved by stockholders, and accordingly, in July 1998 the Company issued and sold 7,300,000 common shares at $5.50 per share and warrants to purchase an additional 3,650,000 common shares at an exercise price of $5.50 per share, which expire July 2, 2005, and received proceeds of $37.7 million, which are net of transaction expenses.

     In connection with the Original Stock Purchase Agreement, Strategic arranged an interim loan, or the Bridge Loan of $20.0 million to the Company. The Bridge Loan was due June 30, 1998, and bore interest at the prime rate of a major commercial bank. As consideration for the arrangement, the Company issued Strategic and Richard M. Osborne warrants to purchase 800,000 common shares at $6.00 per share on December 1997, which expire December 17, 2002, and additional warrants to purchase 200,000 common shares at $6.00 per share on July 3, 1998, which expire on December 17, 2002. Proceeds from the Bridge Loan were used as follows:

     - $5.2 million was used to repay outstanding bank debt;

     - $14.0 million was used by the Company to invest in the statutory surplus of Central Reserve, and was evidenced by a surplus note in favor of the Company from Central Reserve; and

     - $0.8 million was used to establish an interest reserve at the Company and to pay transaction expenses.

The Bridge Loan was repaid in full by the Company in July 1998 from the proceeds received in accordance with the New Stock Purchase Agreement.

C. BUSINESS COMBINATIONS

  The Pyramid Life Insurance Company Acquisition

     On July 26, 2000, the Company, through Continental General Corporation, completed the purchase of Pyramid Life from United Insurance. Pyramid Life, based in Mission, Kansas, provides health and life insurance primarily for the senior market, including Medicare supplement, long-term care, home health care, and senior life insurance products. At June 30, 2000 (prior to payment of the $25.0 million pre-closing dividend), Pyramid Life had assets of $140.9 million and total revenues of $37.0 million for the first six months of 2000. Pyramid Life markets senior insurance products through approximately 2,500 independent agents in 40 states.

     The $67.5 million purchase price was financed as follows:

     - $20.0 million from the sale of 3,333,334 newly-issued shares of our common stock at $6.00 per share, in a private placement offering;

     - $7.5 million from the sale to United of 75,000 newly-issued shares of our convertible voting preferred stock, which shares (1) are entitled to vote on all matters presented to our stockholders as if conversion has occurred, (2) are convertible into our common stock by dividing the $100.00 per share purchase price, plus any accrued and unpaid dividends, by the initial conversion price of $6.145 (the average market price of our common stock at the time of issuance), (3) receive cumulative stock dividends of 10% per annum in additional shares of convertible voting preferred stock, (4) prohibit the payment of dividends on shares of our common stock unless all previous dividends on the convertible voting preferred stock have been paid, and (5) as of December 31, 2000, we have accrued $0.3 million in dividends or $4.36 per convertible voting preferred share;

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

     - $25.0 million from a special pre-closing dividend paid by Pyramid Life to United in connection with the acquisition; and

     - $15.0 million from a combination of funds from Continental General and financing provided by The Chase Manhattan Bank and associated banks.

     In connection with purchase accounting rules, the total purchase cost for the acquisition has been allocated to the assets and liabilities of Pyramid Life based on their fair values. Allocations are subject to valuations as of the date of the acquisition based on appraisals and other studies which are not yet fully completed. Accordingly, the final allocations may be different from the amounts reflected herein. Although the final allocations may differ, the unaudited pro forma financial statements reflect management's best estimates based on currently available information as of the date of this filing.

     The following unaudited pro forma information presents the consolidated results of operations of the Company assuming the acquisition of Pyramid Life was completed on January 1, 2000 and 1999:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
Revenues....................................................   $617,946      $440,672
Income before federal income taxes..........................     29,113        26,104
Federal income tax expense..................................      9,977         9,293
Net income..................................................     19,136        16,811
Net income attributable to common stockholders..............     18,386        16,061
Net income per share attributable to common stockholders
  Basic.....................................................       1.07          0.96
  Diluted...................................................       1.00          0.84

     The pro forma results of operations are not indicative of the actual results of operations that would have occurred had the acquisitions been made on the dates indicated, or the results that may be obtained in the future.

  Continental General Corporation

     Effective February 1, 1999, the Company acquired 100% of the outstanding common stock of Continental General Corporation from The Western & Southern Life Insurance Company. Continental General Corporation is a holding company that primarily conducts business through its wholly-owned subsidiary, Continental General, a life and accident and health insurer domiciled in Nebraska, which is licensed in 49 states, the District of Columbia, and the U.S. Virgin Islands. Continental General offers Medicare supplement and individual major medical products, distributed through independent agents. Continental General also offers long-term care, Medicare supplement, ordinary life, universal life, and annuity policies. Total consideration paid by the Company for the common stock was $84.5 million, and was financed through reinsurance, debt, cash, an equity offering as described further below and a pre-closing dividend of $22.5 million paid to Western & Southern. This transaction was accounted for in accordance with the purchase method, and accordingly, the purchase price was allocated to assets and liabilities acquired based upon estimates of their fair value.

     The acquisition was partially funded by a reinsurance treaty with Hannover Life Reassurance Company of America (formerly Reassurance Company of Hannover), whereby Continental General ceded 50% of its in force life, accident and health, and annuity policies to Hannover, and retained the remaining

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

risk. The treaty provided an initial ceding allowance of $13.0 million, which was accounted for as a deferred reinsurance gain.

     Other fundings were provided by a $40.0 million credit facility with a syndicate of major commercial banks led by The Chase Manhattan Bank. The Company has pledged the common stock of Continental General Corporation and Central Reserve as security for the loan. See Note M, Debt for further discussion of the credit facility. In addition, effective February 17, 1999, the Company entered into a series of stock subscription agreements with a group of investors, principally Peter Nauert and Insurance Partners whereby the Company issued 2,000,000 common shares at $7.50 per share for $15.0 million.

  Provident American Life & Health Insurance Company

     On December 31, 1998, Central Reserve acquired 100% of the outstanding common stock of Provident American Life from Provident American Corporation for $5.5 million. Provident American Life is a life and accident and health insurer, domiciled in Ohio, licensed in 40 states and the District of Columbia, that markets managed care health insurance products to individuals and small businesses, and critical illness coverage. Funds for the acquisition were provided from Central Reserve's working capital. This transaction was accounted for in the accompanying consolidated financial statements in accordance with the purchase method and accordingly, the purchase price was allocated to assets and liabilities acquired based upon estimates of their fair values. There was no impact on the accompanying consolidated statement of operations for 1998 as a result of this transaction.

     Immediately prior to the completion of this transaction, Provident American Life ceded 100% of its insurance in force to Provident Indemnity Life Insurance Company, a subsidiary of Provident American Corporation.

     Effective January 1, 1999, Hannover assumed from Provident Indemnity 100% of its accident and health block of business. As of January 1, 1999, Central Reserve entered into a separate reinsurance agreement with Hannover, wherein Central Reserve assumed from Hannover 10% of the block acquired by Hannover from Provident Indemnity. Also, at January 1, 1999, Provident American Life ceded 50% of all business written after December 31, 1998 to Hannover.

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

D. CASH AND INVESTMENTS

     The amortized cost and estimated fair market value of securities available-for-sale as of December 31, 2000 were as follows:

                                                          GROSS UNREALIZED
                                            AMORTIZED    ------------------    ESTIMATED
                                              COST       GAINS      LOSSES     FAIR VALUE
                                            ---------    ------    --------    ----------
                                                       (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE
Fixed Maturities
  U.S. Treasury securities................  $ 35,996     $  347    $    (37)    $ 36,306
  U.S. Agencies...........................    37,619      1,634          (7)      39,246
  State and political subdivisions........     3,672         20         (16)       3,676
  Corporate bonds.........................   268,239      2,652     (10,746)     260,145
  Mortgage-backed securities..............    72,082        847        (533)      72,396
  Preferred stock.........................     3,470        135         (87)       3,518
                                            --------     ------    --------     --------
          Total available-for-sale........   421,078      5,635     (11,426)     415,287
Surplus notes.............................     5,071         --         (76)       4,995
                                            --------     ------    --------     --------
          Total...........................  $426,149     $5,635    $(11,502)    $420,282
                                            ========     ======    ========     ========

     The amortized cost and estimated fair value of securities available-for-sale as of December 31, 1999 were as follows:

                                                          GROSS UNREALIZED
                                             AMORTIZED    -----------------    ESTIMATED
                                               COST       GAINS     LOSSES     FAIR VALUE
                                             ---------    -----    --------    ----------
                                                        (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE
Fixed Maturities
  U.S. Treasury securities.................  $ 16,140     $ 41     $   (282)    $ 15,899
  U.S. Agencies............................     6,670       --         (160)       6,510
  State and political subdivisions.........     4,225       --         (145)       4,080
  Corporate bonds..........................   232,229      692      (17,353)     215,568
  Mortgage-backed securities...............    60,355      138       (1,564)      58,929
                                             --------     ----     --------     --------
          Total available-for-sale.........   319,619      871      (19,504)     300,986
Surplus notes..............................     4,964       79           --        5,043
                                             --------     ----     --------     --------
          Total............................  $324,583     $950     $(19,504)    $306,029
                                             ========     ====     ========     ========

     Except for bonds and notes of the U.S. Government or of a U.S. Government agency or authority, no investment of the Company exceeds 10% of total stockholders' equity at December 31, 2000. At December 31, 1999, the Company held a bond of Petroliam Nasional Berhad with an estimated fair value of $4.8 million that exceeded 10% of stockholders' equity.

     In June 1999, the Company sold approximately $4.0 million of securities from its held-to-maturity portfolio to meet a significant and unanticipated increase in claim payments. The securities sold represented 44% of the held-to-maturity portfolio and generated a realized gain of $2,000. Due to that sale and the acquisition of Continental General, management changed its intent to hold the remaining held-to-maturity portfolio, of approximately $5.0 million, and transferred the balance to available-for-sale and recorded an unrealized loss of $9,000 in 1999.

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

     The amortized cost and estimated fair value of fixed maturities and surplus notes at December 31, 2000 by contractual maturity were as follows:

                                                              AMORTIZED    ESTIMATED
                                                                COST       FAIR VALUE
                                                              ---------    ----------
                                                              (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE
  Due in one year or less...................................  $ 21,511      $ 21,543
  Due after one year through five years.....................   131,783       130,820
  Due after five years through ten years....................   129,865       127,291
  Due after ten years.......................................    70,908        68,232
                                                              --------      --------
                                                               354,067       347,886
  Mortgage-backed securities................................    72,082        72,396
                                                              --------      --------
  Total available-for-sale..................................  $426,149      $420,282
                                                              ========      ========

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

     Proceeds, gross realized gains and gross realized losses from the sales (excluding calls, maturities and pay downs) of fixed maturities available-for-sale during each year were as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2000       1999       1998
                                                         -------    -------    ------
                                                            (DOLLARS IN THOUSANDS)
Proceeds...............................................  $11,569    $29,811    $7,926
Gross realized gains...................................      161         27       165
Gross realized losses..................................       80         74        29

     The following is a summary of net investment income by category of investment:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2000       1999       1998
                                                         -------    -------    ------
                                                            (DOLLARS IN THOUSANDS)
Fixed maturities.......................................  $23,390    $19,359    $5,433
Policy loans...........................................      356        244         5
Cash equivalents.......................................    3,378      1,637     1,182
Other..................................................      831      1,345     1,033
                                                         -------    -------    ------
Investment income......................................   27,955     22,585     7,653
Investment expenses....................................   (1,084)    (1,223)     (199)
                                                         -------    -------    ------
Net investment income..................................  $26,871    $21,362    $7,454
                                                         =======    =======    ======

     At December 31, 2000 and 1999, the Company's insurance subsidiaries had certificates of deposit and fixed maturity securities with a carrying value of $32.6 million and $21.6 million, respectively, on deposit with various state insurance departments to satisfy regulatory requirements.

     At December 31, 2000 and 1999, $9.4 million and $4.8 million, respectively, of cash was held for self-funded accident and health accounts, which is restricted to use. Ceres Group is entitled to investment income from these funds. A corresponding liability is included in the accompanying consolidated financial statements.

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

     At December 31, 2000, the Company held no unrated bonds, but held two less-than-investment grade bonds that were downgraded as a result of litigation against the bond issuers. The ultimate disposition of these investments is not expected to have a material effect on our results of operations and financial position. At December 31, 1999, the Company held no unrated or less-than-investment grade bonds. The Company performs periodic evaluations of the relative credit standings of the issuers of the bonds held in the Company's portfolio. The Company considers these evaluations in its overall investment strategy.

E. PROPERTY HELD FOR SALE

     During the fourth quarter of 1999, management committed to a plan to consolidate the operations of United Benefit Life into the Company's other administrative facilities and to sell United Benefit Life's home office property. At December 31, 1999, the Company recorded the property at its estimated fair value less the estimated incremental direct costs to transact a sale. On March 31, 2000, the property was sold for $3.7 million. A loss of $0.1 million was recognized on the sale of the property in the first quarter 2000. In the second quarter, the Company sold the remaining vacant land parcel located next to United Benefit Life's home office for $177,000 resulting in a gain on sale of $12,000.

F. PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are summarized by category as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Home office building........................................   $16,153      $15,251
Land........................................................     2,871        2,100
Furniture and fixtures......................................     2,499        2,255
EDP equipment...............................................     3,705        3,128
Other property and equipment................................     3,229        1,769
                                                               -------      -------
                                                                28,457       24,503
Less: Accumulated depreciation..............................    10,926        9,412
                                                               -------      -------
          Total.............................................   $17,531      $15,091
                                                               =======      =======

     Other property and equipment consists principally of software, leasehold improvements and office equipment. Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was $1.5 million, $1.1 million, and $0.9 million, respectively.

G. DEFERRED ACQUISITION COSTS

     Certain costs of writing an insurance policy, including commissions and underwriting, all of which vary with and are primarily related to the production of new business, have been deferred and reported as deferred acquisition costs. Deferred acquisition costs associated with traditional life and accident and health contracts are charged to expense over the premium-paying period or as premiums are earned over the life of the contract. Deferred acquisition costs associated with interest-sensitive life and annuity products are charged to expense over the estimated duration of the policies in relation to the present value of the estimated gross profits from surrender charges and investments, mortality, and expense margins.

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

     Unamortized deferred policy acquisition costs are summarized as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2000       1999       1998
                                                         -------    -------    ------
                                                            (DOLLARS IN THOUSANDS)
Balance at beginning of year...........................  $26,650    $ 3,810    $  326
Current year's costs deferred..........................   46,171     27,379     4,131
                                                         -------    -------    ------
                                                          72,821     31,189     4,457
Less: Amortization for the year........................   16,832      4,539       647
                                                         -------    -------    ------
Balance at end of the year.............................  $55,989    $26,650    $3,810
                                                         =======    =======    ======

The Company has evaluated the recoverability of deferred acquisition costs on a quarterly basis and determined that these amounts are recoverable.

H. VALUE OF BUSINESS ACQUIRED

     A portion of the purchase price paid by the Company for Pyramid Life and Continental General Corporation was allocated to the value of business acquired based on the actuarially-determined present value of the expected pre-tax future profits from the business assuming a discount rate of 15%. Interest is accrued on the balance annually at a rate consistent with the rate credited on the acquired policies on the acquisition date, which ranges from 4.75% to 8.75%. Recoverability of the value of business acquired is evaluated periodically by comparing the current estimate of the present value of expected pre-tax future profits to the unamoritized asset balance. If such current estimate is less than the existing asset balance, the difference would be charged to expense.

     For accident and health and ordinary life business, the value of business acquired is amortized over the estimated life of the in force business using assumptions consistent with those in computing reserves. Interest of 6% and 7% is credited to the unamortized balance for Continental General Corporation and Pyramid Life, respectively. For interest sensitive products such as universal life and deferred annuities, the value of business acquired is amortized over the expected profit stream of the in force business. The expected profit stream is based upon actuarial assumptions as to mortality, lapses and expenses. Earned interest was assumed to be 6% for Continental General Corporation and 7% for Pyramid Life which was the market rate at the time of acquisition.

     The value of business acquired is summarized as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            2000       1999      1998
                                                           -------    -------    ----
                                                             (DOLLARS IN THOUSANDS)
Balance at beginning of year.............................  $16,731    $    --    $--
Additions from acquisitions..............................   12,683     14,182     --
Amortization.............................................   (2,263)    (1,901)    --
Additional expense reserve...............................    5,103      4,450     --
                                                           -------    -------    ---
Balance at end of the year...............................  $32,254    $16,731    $--
                                                           =======    =======    ===

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

     The increased expense reserve is primarily a result of the higher commission rates paid in the initial policy years of the Medicare supplement business acquired. Under the current assumptions, amortization for the next five years is expected to be as follows (dollars in thousands):

                                           AMORTIZATION (DEFERRAL)
                                           -----------------------
2001.....................................          $(1,604)
2002.....................................              549
2003.....................................            1,885
2004.....................................            2,715
2005.....................................            3,228

I. FEDERAL INCOME TAXES

     The Company files a consolidated federal income tax return with its subsidiaries, except for Continental General and Pyramid Life, which are required to file a separate return through fiscal years 2003 and 2004, respectively.

     Federal income tax expense (benefit) is composed of the following:

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            2000      1999      1998
                                                           ------    ------    ------
                                                             (DOLLARS IN THOUSANDS)
Current..................................................  $1,022    $  715    $1,449
Deferred.................................................   7,358     5,587      (382)
                                                           ------    ------    ------
          Total..........................................  $8,380    $6,302    $1,067
                                                           ======    ======    ======

     Income tax expense attributable to income from operations differs from the amounts computed by applying the U.S. federal income tax rate of 35%. Those effects are summarized as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            2000      1999      1998
                                                           ------    ------    ------
                                                             (DOLLARS IN THOUSANDS)
Expected tax expense (benefit) at 35%....................  $8,681    $6,302    $ (969)
Special life insurance deduction.........................      --        --      (367)
Tax exempt interest......................................      (4)     (135)      (12)
Valuation allowance for deferred tax assets..............      --      (158)    2,327
Tax rate differential....................................      --        --        28
Non deductible goodwill..................................     318        --        --
Alternative minimum tax..................................      --       332        --
Other....................................................    (615)      (39)       60
                                                           ------    ------    ------
                                                           $8,380    $6,302    $1,067
                                                           ======    ======    ======

     The federal income tax returns for the Company and its subsidiaries have been examined by the Internal Revenue Service through 1995. There are no issues currently outstanding. The Company paid $0.8 million related to these audits.

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented below:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Deferred tax assets
  Ceding commission.........................................   $ 4,257      $    --
  Reinsurance transactions..................................     5,262       11,222
  Deferred acquisition costs................................        --        2,834
  Severance pay.............................................       266          417
  Alternative minimum tax...................................       624          332
  Reserves..................................................    12,094        4,812
  Net operating loss carryforward...........................     5,506        5,923
  Advance premium...........................................       636          673
  Other.....................................................     1,469          178
                                                               -------      -------
                                                                30,114       26,391
Less: Valuation allowance...................................     8,829       14,719
                                                               -------      -------
Deferred assets, net of valuation allowance.................    21,285       11,672
                                                               -------      -------
Deferred tax liabilities
  Value of business acquired................................    11,289        9,548
  Deferred acquisition costs................................     5,283           --
  Bond discount accretion...................................       359          186
  Other.....................................................       557          146
                                                               -------      -------
                                                                17,488        9,880
                                                               -------      -------
Net deferred tax assets.....................................   $ 3,797      $ 1,792
                                                               =======      =======

     At December 31, 2000, the Company had a tax net operating loss carryforward, or NOL, of approximately $15.7 million for federal income tax purposes, which expires through 2013. Future changes in ownership, as defined by Sections 382 and 383 of the Internal Revenue Code, could limit the amount of NOL carryforwards used in any one year.

     The Company determines a valuation allowance based on an analysis of amounts recoverable in the statutory carryback period and available tax planning strategies. In assessing the valuation allowance established at December 31, 2000 and 1999, estimates were made as to the potential financial impact on the Company of recent NOLs. Management believes that the Company will generate sufficient future taxable income to realize the $3.8 million net deferred tax asset recorded as of December 31, 2000 prior to the expiration of any NOLs.

     Additionally, the Company reduced its valuation allowance by $5.9 million during 2000 through a reduction of goodwill related to the acquisition of Continental General. Management reviewed the Company's projections for taxable income of Continental General to be generated in future periods and concluded a greater amount of the deferred tax asset will be realized.

     In accordance with federal tax law, a portion of insurance companies' net income, prior to 1984, is not subject to federal income taxes (within certain limitations) until it is distributed to policyholders, at which time it is taxed at regular corporate rates. For federal income tax purposes this untaxed income is

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

accumulated in a memorandum account designated "policyholders' surplus." At December 31, 2000, the accumulated untaxed policyholders' surplus for the Company, all of which relates to Central Reserve, is $2.9 million.

J. LIABILITY FOR OTHER POLICY CLAIMS AND BENEFITS PAYABLE

     The following table reflects the activity in the liability for other policy claims and benefits payable, including the claims adjustment expenses, net of reinsurance recoverables, as follows:

                                                               DECEMBER 31,
                                                     --------------------------------
                                                       2000        1999        1998
                                                     --------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
Gross balance at beginning of year.................  $149,538    $ 74,395    $ 56,187
Reserves on blocks of business acquired............    11,176      39,173      44,000
                                                     --------    --------    --------
Adjusted gross beginning balance...................   160,714     113,568     100,187
Less: Reserves ceded...............................    85,347      54,340      55,656
                                                     --------    --------    --------
Adjusted net beginning balance.....................    75,367      59,228      44,531
                                                     --------    --------    --------
Paid claims and claims adjustments expenses, net of
  reinsurance, for
  Current year.....................................   276,546     176,387      89,953
  Prior years......................................    72,952      57,875      29,999
                                                     --------    --------    --------
     Total paid....................................   349,498     234,262     119,952
                                                     --------    --------    --------
Incurred claims and claims adjustment expenses, net
  of reinsurance, for
  Current year.....................................   362,495     226,202     116,357
  Prior years......................................     5,437      (1,487)     (1,697)
                                                     --------    --------    --------
     Total incurred................................   367,932     224,715     114,660
                                                     --------    --------    --------
Net reserve balance at end of year.................    93,801      49,681      39,239
Plus: Reserves ceded at end of year................    67,227      85,347      35,156
                                                     --------    --------    --------
Balance before reinsurance recoveries on paid
  claims...........................................   161,028     135,028      74,395
Plus: Reinsurance recoveries on paid claims........    15,208      14,510          --
                                                     --------    --------    --------
Gross balance at end of year.......................  $176,236    $149,538    $ 74,395
                                                     ========    ========    ========

     The foregoing indicates that a $5.4 million deficiency in the 1999 reserves emerged in 2000 as a result of higher utilization in all segments, a $1.5 million redundancy in the 1998 reserves emerged in 1999, and a $1.7 million redundancy in the 1997 reserves emerged in 1998.

K. REINSURANCE ARRANGEMENTS

  Central Reserve Life Insurance Company

     In December 2000, Central Reserve entered into a reinsurance transaction with Lincoln National Reassurance Company, or Lincoln, for a ceding allowance of $4,000,000. The policies reinsured, on a combined coinsurance and modified coinsurance basis, were 80% of all group term life insurance and 35% of all individual deferred annuities in force on and after December 31, 2000. The ceding allowance is being accounted for as a deferred reinsurance gain in the accompanying consolidated financial statements and will be amortized into income over the duration of the underlying policies. Due to the structure of this

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

transaction, no assets will be transferred relating to the ceding allowance or policy liabilities assumed by Lincoln.

     In December 1999, Central Reserve entered into a reinsurance transaction with Hannover for certain health insurance policies issued during the period from July 1, 1998 through June 30, 1999. As part of the coinsurance funds withheld transaction, Hannover will pay Central Reserve on a quarterly basis, an experience refund, the amount of which shall be based upon the earnings derived from the business reinsured. Concurrent with this transaction, Hannover will reinsure to Continental General on a stop loss basis 100% of any losses incurred for the business reinsured in excess of a pre-determined aggregate annualized loss ratio of 76.0% in 2000, 78.0% in 2001 and 80.0% thereafter. In exchange for coverage under the stop loss reinsurance, Hannover pays Continental General a stop loss premium on the business reinsured.

     In December 1997, Central Reserve entered into a retroactive reinsurance treaty (the "1997 Treaty") with Hannover. The quota share treaty was effective January 1, 1997, and covered certain group accident and health policies in force and written during 1997. Under the provisions of the 1997 Treaty, Central Reserve cedes 50% of the premiums of the eligible policies, and in return receives reimbursement for 50% of the claims paid, plus a commission and expense allowance. In connection with the 1997 Treaty, Central Reserve transferred $24.5 million of reserves to Hannover, and received an initial ceding allowance of $10.0 million, resulting in a net cash transfer of $14.5 million to Hannover. The initial ceding allowance was reported as a deferred reinsurance gain, in the accompanying consolidated financial statements, and is amortized into income over the duration of the underlying block of business.

  Continental General Life Insurance Company

     In February 1999, Continental General entered into a reinsurance agreement with Hannover, under which Hannover reinsured 50% of all insurance business in force at Continental General for a ceding allowance of $13.0 million. The ceding allowance is being accounted for as a deferred reinsurance gain in the accompanying consolidated financial statements and will be amortized into income over the duration of the underlying block of business. Various assets, primarily comprised of fixed income securities with a market value of $188.4 million, were transferred from Continental General to Hannover for the policy liabilities assumed by Hannover.

  Provident American Life & Health Insurance Company

     Prior to our acquisition of Provident American Life, all of the insurance business of Provident American Life in force at December 31, 1998 was ceded to Provident Indemnity. Hannover reinsured all the individual and small group health insurance in force at December 31, 1998, of Provident Indemnity for a ceding allowance of approximately $10.0 million. On January 1, 1999, Hannover ceded 10% of this insurance in force to Central Reserve and Central Reserve paid a $1.0 million ceding commission.

     Effective January 1, 1999, Provident American Life entered into a reinsurance agreement with Provident Indemnity, whereby Provident American Life reinsured 100% of Provident Indemnity's business written after December 31, 1998. In a separate reinsurance agreement, Provident American Life ceded to Hannover 50% of its direct business written after December 31, 1998 and 50% of the business reinsured from Provident Indemnity.

  United Benefit Life Insurance Company

     Effective August 1, 1998, Central Reserve entered into a reinsurance treaty with United Benefit Life, a life and accident and health insurer in Texas. Under the terms of the treaty, Central Reserve agreed to

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

assume 100% of United Benefit Life's block of business, until such time as profits earned by Central Reserve on the assumed block reach a contractual threshold, which approximates $20.0 million of pre-tax income. Central Reserve paid to United Benefit Life a $20.0 million ceding allowance in connection with this transaction. In addition, Central Reserve entered into an agency arrangement with respect to the marketing of United Benefit Life policies with Insurance Advisors of America, Inc., or IAA, a subsidiary of United Benefit Managed Care Corporation and an affiliate of United Benefit Life, in exchange for a $7.0 million note receivable. Central Reserve recorded a full valuation allowance against such note receivable at December 31, 1998.

     Reserve liabilities assumed by Central Reserve under the United Benefit Life agreement on August 1, 1998 exceeded the cash transferred to Central Reserve by United Benefit Life as reimbursement for this assumption by $3.0 million, which was reflected in a note receivable. Subsequent to August 1, 1998, the balance of the note receivable was increased as a result of adverse developments in the assumed policy liabilities, net of amounts ceded to Hannover, and net of an allowance for uncollectability. The note receivable was secured by the outstanding common stock and assets of United Benefit Life. The assets included real estate, bonds and reinsurance receivables from an unrelated party, and commissions due IAA.

     In connection with the United Benefit Life reinsurance treaty, Central Reserve ceded 80% of the business in force on August 1, 1998 to Hannover, thereby retaining a net risk of 20%. Additionally, Central Reserve ceded 50% of the policies written by United Benefit Life subsequent to August 1, 1998 and reinsured by Central Reserve to Hannover. This treaty provided Central Reserve an initial ceding allowance of $20.0 million, which is being accounted for as a deferred reinsurance gain in the accompanying consolidated financial statements, and will be amortized into income over the duration of the underlying block of business.

     On March 18, 1999, Central Reserve announced the execution of an agreement with United Benefit Managed Care Corporation, to purchase all of the outstanding shares of its subsidiary, United Benefit Life. On June 14, 1999, Central Reserve terminated this agreement due to a reserve shortfall at United Benefit Life in excess of amounts projected. Pursuant to the "true up" provision in the agreements between United Benefit Life, IAA and Central Reserve, the reserve shortfall on the business assumed from United Benefit Life by Central Reserve at December 31, 1999, was approximately $19.4 million. On July 21, 1999, following receipt of approval from the Department of Insurance of the State of Indiana, Central Reserve foreclosed on the stock of United Benefit Life and the renewal commissions due IAA in partial payment of the $19.4 million reserve shortfall accounted for under purchase accounting rules.

     As of December 31, 1999, Central Reserve had recovered approximately $17.8 million of the $19.4 million reserve shortfall through real and personal property of United Benefit Life totaling $4.6 million, commissions due IAA of $5.3 million, and $7.9 million from the Hannover reinsurance agreement. As a result, the remaining reserve shortfall was $1.6 million. An expense of $0.7 million was recorded in 1998, and the balance of $0.9 million was recorded in 1999.

     In the ordinary course of business, the Company maintains other reinsurance arrangements with other insurers. These arrangements are designed to limit the maximum amount of exposure that the Company retains on a given policy. For ordinary and group life claims, Continental's maximum retention is $125,000, Pyramid Life's maximum retention is $100,000, and Central Reserve's maximum retention is $50,000 with no retention maintained over age 70. For accident and health claims, maximum retention on individual claims is $500,000.

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

     The following table summarizes the net impact of reinsurance arrangements on premiums and benefits, claims, losses and settlement expenses, and selling, general and administrative expenses:

                                                        YEAR ENDED DECEMBER 31,
                                                  -----------------------------------
                                                    2000         1999         1998
                                                  ---------    ---------    ---------
                                                        (DOLLARS IN THOUSANDS)
Premiums
  Direct........................................  $ 752,281    $ 551,553    $ 258,271
  Assumed.......................................     16,817       81,493       45,923
  Ceded.........................................   (257,556)    (305,300)    (150,006)
                                                  ---------    ---------    ---------
  Net premiums..................................  $ 511,542    $ 327,746    $ 154,188
                                                  =========    =========    =========
Benefits, claims, losses, and settlement
  expenses......................................  $ 596,086    $ 485,717    $ 220,677
Reinsurance recoverable.........................   (206,275)    (252,614)    (104,618)
                                                  ---------    ---------    ---------
                                                  $ 389,811    $ 233,103    $ 116,059
                                                  =========    =========    =========
Selling, general, and administrative expenses
  Commissions...................................  $ 127,692    $  85,104    $  36,853
  Salaries and benefits.........................     38,409       25,678       15,718
  Taxes, licenses, and fees.....................     18,439       13,024        6,448
  Other operating expenses......................     39,402       46,579       14,328
  Administrative and IS services................     21,486       14,513        8,122
  Reinsurance expenses..........................      3,299       44,096       13,774
  Reinsurance allowances........................    (63,516)     (91,062)     (40,875)
                                                  ---------    ---------    ---------
                                                  $ 185,211    $ 137,932    $  54,368
                                                  =========    =========    =========

     The insurance companies remain obligated for amounts ceded in the event that the reinsurers do not meet their obligations. Initial ceding allowances received from reinsurers are accounted for as deferred reinsurance gain and are amortized into income over the estimated remaining life of the underlying policies reinsured, except for interest sensitive products that are amortized over the expected profit stream of the in force business. Amortization of deferred reinsurance gain for the years ended December 31, 2000, 1999 and 1998 was $6.1 million, $5.5 million and $0.6 million, respectively. The above table does not include the initial ceding allowances received from Hannover.

L. COMMITMENTS AND CONTINGENCIES

     We are defendants in a lawsuit filed on August 14, 2000, Insurance Advisors of America, Inc., Transcend Group, Inc., and Jimmy K. Walker vs. Ceres Group, Inc., Ceres Financial Services, Inc., Peter W. Nauert, Central Reserve Life Insurance Company, Hannover Life Reassurance Company of America (f/k/a Reassurance Company of Hannover), Provident American Life and Health Insurance Company and Health Plan Services, Inc., United Benefit Life Insurance Company and Billy B. Hill, Jr., case no. 17-184-65-00, in State District Court of Tarrant County, Texas. The lawsuit involves a number of agreements between Insurance Advisors of America and its affiliates, Transcend Group and Mr. Walker, Ceres, Ceres Financial and United Benefit Life in which, among other things, we reinsured United Benefit Life's policies, Insurance Advisors entered into a non-compete agreement which prohibited them from selling insurance products not provided by us, and Insurance Advisors signed a $10.0 million promissory note payable to us. Pursuant to these agreements and to satisfy, in part, a $19.4 million reserve shortfall, we acquired through foreclosure the stock of United Benefit Life on July 21, 1999. Plaintiffs assert claims

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

for, among other things, fraud, breach of contract and negligence relating to unfair competition. Plaintiffs allege that we engaged in a scheme to eliminate the plaintiffs from the competitive market, retain Insurance Advisors' renewal commissions and "steal" their subagents by, among other things, "locking" plaintiffs into exclusive agreements and non-compete agreements and "improperly" increasing premiums and reducing commissions. Plaintiffs further assert, among other things, that our actions and inactions "unilaterally and unfairly" effectively eliminated plaintiffs' ability to conduct business and made it "impossible" for agents and their managers to remain with Insurance Advisors and "make a living." Actual damages sought by plaintiffs in the original complaint filed on August 14 are in excess of $50.0 million. Hannover has now been dismissed from this action. Additionally, plaintiffs voluntarily dismissed our general counsel, Billy B. Hill, Jr., from the lawsuit.

     On March 5, 2001, plaintiffs amended their complaint to again include Billy Hill; to add additional defendants, including Rhonda Immoos (a paralegal at Ceres), Pyramid Life and Continental General; to add additional allegations of civil conspiracy, tortious interference with business and existing and future contractual relationships toward Nauert, Hill and Immoos; and to demand a jury trial. Plaintiffs now seek monetary damages in excess of $100.0 million, including damages for lost profits, unpaid commissions and unpaid administrative fees. In addition, plaintiffs now seek punitive damages in excess of $100.0 million.

     On September 5, 2000, we filed a claim, Ceres Group, Inc., Central Reserve Life Insurance Company, Provident American Life and Health Insurance Company, and United Benefit Life Insurance Company vs. Insurance Advisors of America, Inc., Robert H. Merrill, Private Business Management, Inc., Transcend Group, Inc. and Jimmy K. Walker, in the Court of Common Pleas of Cuyahoga County, Ohio, relating to the foreclosure on the United Benefit Life stock and Insurance Advisors' failure to make payments under the promissory note. On September 15, 2000, the Court of Common Pleas entered a temporary restraining order in our favor, prohibiting defendants from making any false statements regarding us and prohibiting them from inducing our insureds to lapse coverage. This order was superceded by an agreed order dated October 2, 2000, which made permanent the temporary order and required defendants to send a mailing to the agents of Insurance Advisors advising them of the same.

     On October 25, 2000, we filed a counterclaim in Tarrant County, Texas, asserting that the plaintiffs failed to make payments under the various lending agreements entered into by Insurance Advisors, breach of fiduciary duties, misrepresentation of financial condition, breach of contract and certain other claims. Contractual and tort damages sought are in excess of $25.0 million.

     On January 23, 2001, we sought leave of the court to file a supplemental complaint and to deposit certain funds with the court pending the final outcome of the litigation. On February 22, 2001, the Court of Common Pleas of Cuyahoga County granted the defendants' Motion to Dismiss on Jurisdictional Priority Grounds. We plan to appeal the court's decision to dismiss the case.

     We have denied liability to plaintiffs in the Texas action and we intend to vigorously contest plaintiffs' claims in that action, as well as pursue the claims we have against Insurance Advisors, Jimmy Walker and their affiliates both in the litigation we initiated in Ohio and in our counterclaim in the Texas action. Management believes the allegations in the Texas action to be groundless and does not believe that the outcome of this matter will have a material adverse impact on us. However, because litigation and jury trials are inherently unpredictable and the amounts sought by plaintiffs are large, there can be no assurance that the litigation will not have a material adverse effect on our business, financial condition or results of operations.

     In addition to the above litigation, we have recently been sued for compensatory damages and, in some cases, unspecified punitive damages in a number of actions pertaining to the insureds of United Benefit Life arising from claims payment issues. While we do not believe that United Benefit Life has

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

harmed any of the plaintiffs in these lawsuits and we believe our reserves are adequate, we cannot predict their outcome, including the award of punitive damages, and, therefore, we cannot predict the financial impact on us. We intend to vigorously contest these actions.

     Other than the above matters, neither Ceres nor any of our subsidiaries, including any of our property, is party to any material pending legal proceeding.

M. DEBT

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Mortgage note payable.......................................   $ 8,018      $ 8,157
                                                               =======      =======
Bank credit facility........................................   $34,000      $40,000
Revolver....................................................    15,000           --
                                                               -------      -------
                                                               $49,000      $40,000
                                                               =======      =======

     The Company executed a mortgage note payable in December 1990 for $9.0 million bearing interest at 9.5% per annum for 10 years. The mortgage note is collateralized by the home office building and by an assignment of the tenant lease for the building. The Company is required to make monthly payments based on a 30-year amortization schedule, of $75,700 for 10 years. In December 2000, the note was extended at the same rate for a two year period. Principal payments due in the next three years, assuming no prepayments are $0.2 million in 2001, $0.1 million in 2002 and $7.7 million in 2003. The Company has a right to prepay the loan with a 1.0% prepayment fee.

     To provide funds for the acquisition of Continental General in February 1999, we incurred debt of $40.0 million under a credit agreement. Under the terms of the credit agreement, dated as of February 17, 1999, among Ceres, various lending institutions and The Chase Manhattan Bank, as Administrative Agent, the first principal payment of $3.0 million was due on February 17, 2000, and quarterly principal payments are due thereafter as follows: $1.0 million through February 17, 2001; $1.5 million through February 17, 2002; and $2.25 million thereafter through February 2005.

     Interest on the outstanding balance will be determined based on our selection each quarter of either a "Base Rate Loan" or a "Eurodollar Loan." Under the Base Rate Loan, the interest rate will be 2.5% per annum plus the higher of (a) the rate which is 0.50% of 1% in excess of a federal funds rate and (b) Chase's prime rate as in effect from time to time. Under the Eurodollar Loan, the interest rate will be 3.5% per annum plus an Eurodollar rate, which is the arithmetic average of the offered quotation to first-class banks in the interbank Eurodollar market by Chase, adjusted for certain reserve requirements. At December 31, 2000, the interest rate was 10.3%.

     The credit agreement was amended on July 25, 2000 to increase the revolver from $10.0 million to $15.0 million in connection with the acquisition of Pyramid Life. Any amount outstanding on the revolver must be repaid on February 17, 2002. The revolver bears interest at the same rate choices as the $40.0 million loan. At December 31, 2000, the interest rate was 10.2% on the outstanding balance of $15.0 million.

     The credit agreement, as amended, contains financial and other covenants that, among other matters:

     - prohibit the payment of cash dividends on our shares of common stock;

     - restrict the creation of liens and sales of assets; and

     - require that we, at a minimum, maintain:

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

          - a leverage ratio (consolidated debt to consolidated total capital) of 0.40 to 1.00 through December 31, 2000, 0.35 to 1.00 thereafter through December 31, 2001, and 0.30 to 1.00 thereafter;

          - an interest coverage ratio (consolidated earning before interest, income taxes, depreciation, and amortization to consolidated interest expense) of 2.50 to 1.00 through December 31, 2000, and
            3.00 to 1.00 thereafter;

          - a risk-based capital (RBC) ratio for any of our regulated insurance company subsidiary of not less than 125.0% of the RBC Company Action Level;

          - consolidated net worth of $80.0 million through December 31, 2000, $110.0 million thereafter through December 31, 2001, $160.0 million thereafter through December 31, 2002, and $200.0 million thereafter; and

          - a fixed charge coverage ratio (borrower cash flow to the sum of consolidated interest expense and scheduled repayments) of not less than 1.05 to 1.00 for the period of June 30, 2000 through June 30, 2001, 1.10 to 1.00 thereafter through June 30, 2002, 1.20 to 1.00 thereafter through June 30, 2003, and 1.30 to 1.00 thereafter.

     In addition, we pledged the common stock of Continental General Corporation, Central Reserve, Provident American Life, Pyramid Life and other subsidiaries as security for the credit agreement. At December 31, 2000, we were in compliance with the covenants contained in the credit agreement, as amended. Future annual principal payments due for the mortgage note and all long-term debt are $5.7 million for 2001, $23.4 million for 2002, $16.7 million for 2003, $9.0 million for 2004 and $2.2 million for 2005.

N. STOCK-BASED COMPENSATION

     In 1999, 373 employees each received 1,000 common stock options under the 1998 Employee Stock Option Plan. A second grant was made for new employees hired from January 1, 1999 through September 30, 1999, and still employed as of December 31, 1999. Under this second grant in 2000, 75 employees received 1,000 common stock options. Each grant vests after three years and expires ten years from the date of the grant. The vesting accelerates in the event of a change in control of the Company. There are 500,000 shares of our common stock reserved for issuance under this plan. The Company terminated this plan in December 2000.

     In 1998, pursuant to the 1998 Key Employee Share Incentive Plan, the Company granted common stock options to certain key employees. In 2000 and 1999, the Company granted additional common stock options to certain employees under the 1998 Key Employee Share Incentive Plan. Such grants generally vest over three years, and expire ten years from the date of the grant. In the event of a change in control, all options granted immediately vest and become exercisable in full. There are 2,000,000 shares of our common stock reserved for issuance under this plan, pending stockholder approval.

     In 1998 and 1999, pursuant to various individual employment agreements, the Company granted non-qualified options to purchase 815,000 shares of our common stock to certain key employees. Such grants generally vest over three years.

     Also, pursuant to an employment contract, the Company provided an award of common shares to Peter Nauert. The number of shares awarded is contingent upon the weighted average fair value of the common shares over specified periods, but is based on a stock award equal to $1.0 million per year through July 1, 2001. Management currently estimates that 474,256 shares (including 141,422 shares

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

issued in 1999 and 144,488 shares issued in 2000) will be issued pursuant to the employment contract, based upon the fair value of the Company's shares at December 31, 2000.

     In 1983, the Company adopted an Incentive Stock Option Plan, or the 1983 Plan. The 1983 Plan, which expired in May 1993, provided that key full-time employees of the Company and its subsidiaries were eligible for participation. The 65,845 options outstanding at December 31, 1997 expired in 1998 and no options are outstanding under the plan.

     A summary of the Company's stock option activity is presented below:

                                                     YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------------------
                                               2000                           1999
                                    ---------------------------    ---------------------------
                                                    WEIGHTED                       WEIGHTED
                                                    AVERAGE                        AVERAGE
                                     OPTIONS     EXERCISE PRICE     OPTIONS     EXERCISE PRICE
                                    ---------    --------------    ---------    --------------
Outstanding at beginning of
  year............................  1,606,000         7.81         1,065,000         7.70
Options granted, with exercise
  prices:
  Equal to fair value at grant
     date.........................    644,977         6.68           648,000         8.11
  Less than fair value at grant
     date.........................         --           --                --           --
Forfeited.........................   (198,793)        7.22          (107,000)        8.60
                                    ---------                      ---------
Outstanding at end of year........  2,052,184         7.51         1,606,000         7.81
                                    =========                      =========
Exercisable at end of year........    470,000         7.88           340,000         7.82
                                    =========                      =========

     Exercise prices for options outstanding at December 31, 2000 ranged from $5.50 to $10.50, of which 40% were between $5.50 and $6.99, 20% between $7.00 and $7.99, 29% between $8.00 and $8.99, and 11% between $9.00 and $10.50. While some options have no expiration date, management estimates the remaining average contractual life of options awarded is 5 years.

     At December 31, 2000, there were 470,000 options exercisable ranging from $5.50 to $10.50. Approximately 10% were at $5.50, 30% were at $6.50, and 15%
were at each of the following: $7.50, $8.50, $9.50 and $10.50.

     The Company also had outstanding at December 31, 2000 3,657,743 warrants at $5.41, expiring in 2005 and 900,000 warrants at $6.00, expiring in 2002.

     Our 2000 Employee Stock Purchase Plan was adopted by our stockholders on June 27, 2000. Under the plan, employees may purchase shares of our common stock at a discount from fair value. All of our full time employees, including officers, are eligible to participate in the employee stock purchase plan, subject to limited exceptions. Eligible employees participate voluntarily, and may withdraw from an offering at any time before the stock is purchased. Participation terminates automatically upon termination of employment other than for death, disability or retirement. We make six-month offerings beginning May 1 and November 1 of each year. The purchase price per share in an offering will not be less than 85% of the lesser of the stock's fair value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions. As of December 31, 2000, 18,807 shares had been issued under the employee plan.

     We also have a 2000 Agent Stock Purchase Plan similar to the employee plan under which certain of our agents may purchase shares of our common stock at the same discount from fair value. The agent purchase plan does not qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. As of December 31, 2000, 10,603 shares had been issued under the agent plan. There are

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

1,000,000 shares of common stock reserved for issuance in the aggregate under both plans. Both of the plans will terminate when all of the shares reserved for issuance under the plans have been purchased.

     The Company recognized stock compensation expense of $1.1 million, $0.8 million and $0.6 million in 2000, 1999 and 1998, respectively. As required by FASB Statement 123, Accounting for Stock-Based Compensation, the Company has estimated the pro forma impact on net income and earnings per share of stock-based compensation under the fair value method, using the Black-Scholes option valuation model.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Significant underlying assumptions made are summarized as follows:

                                                               2000      1999      1998
                                                              -------   -------   -------
Risk-free rate of return....................................     4.98%     6.34%     4.54%
Dividend yield..............................................        0%        0%        0%
Volatility factor...........................................    0.226     0.287     0.592
Expected life of award......................................  5 years   5 years   5 years

     Based on the methodology and assumptions delineated above, the weighted average fair value of options was $1.26, $2.10 and $3.23 per share for 2000, 1999 and 1998, respectively. The pro forma impact would be to decrease net income by $0.6 million, $0.9 million and $0.8 million and decrease net income per share by $0.04, $0.07 and $0.10 for basic and $0.04, $0.06 and $0.10 for fully diluted for the years ended December 31, 2000, 1999 and 1998, respectively.

O. PREFERRED SHARES

     The Company has authorized 1,900,000 Non-Voting Preferred Shares, $.001 par value. The Company has never issued any Non-Voting Preferred Shares; however, the Board of Directors is authorized at any time to provide for the issuance of, such shares in one or more series, and to determine the designations, preferences, limitations and other rights of the shares issued, including but not limited to the dividend rate, liquidation preference, redemption rights and price, sinking fund requirements, conversion rights and restrictions on the issuance of such shares. Holders of Non-Voting Preferred Shares shall have no voting rights except as required by law.

     The Company has authorized 100,000 Convertible Voting Preferred Shares, $.001 par value, of which 75,000 are outstanding. For more information regarding our Convertible Voting Preferred Stock, see Note C, Business Combination, The Pyramid Life Insurance Company acquisition.

P. STATUTORY FINANCIAL INFORMATION

     State insurance laws and regulations prescribe accounting practices for determining statutory net income and equity for insurance companies. In addition, state regulators may permit statutory accounting practices that differ from prescribed practices. The use of such permitted practices by Ceres and its insurance subsidiaries did not have a material effect on their statutory equity at December 31, 2000.

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

     Statutory accounting practices prescribed or permitted by regulatory authorities for Ceres' insurance subsidiaries differ from generally accepted accounting principles. Shareholders' equity and net income, as determined in accordance with statutory accounting practices, for Ceres and its subsidiaries are summarized as follows:

                                                                   STATUTORY CAPITAL AND
                                   STATUTORY NET GAIN (LOSS)              SURPLUS
                                    YEAR ENDED DECEMBER 31,            DECEMBER 31,
                                -------------------------------    ---------------------
                                  2000       1999        1998        2000        1999
                                --------    -------    --------    --------    ---------
                                                 (DOLLARS IN THOUSANDS)
Central Reserve(a)............  $ (1,046)   $(1,994)   $(21,163)   $26,164     $ 23,109
Provident American Life(a)....      (419)      (983)         --      6,551        3,356
Continental General(b)........    (2,831)    13,591          --     42,478       33,535
United Benefit Life(a)........    (1,564)       421          --      4,182        3,854
Pyramid Life(b)...............     2,874         --          --     20,814           --
                                --------    -------    --------
          Total...............  $ (2,986)   $11,035    $(21,163)
                                ========    =======    ========

---------------

(a) Statutory capital and surplus for Central Reserve includes Provident American Life and United Benefit Life.

(b) Statutory capital and surplus for Continental General includes Pyramid Life.

     Generally, the capital and surplus of Ceres' insurance subsidiaries available for transfer to the parent company are limited to the amounts that the insurance subsidiaries' capital and surplus, as determined in accordance with statutory accounting practices, exceed minimum statutory capital requirements; however, payments of the amounts as dividends may be subject to approval by regulatory authorities. In 2001, Central Reserve, United Benefit Life and Provident American Life cannot pay any dividends without the prior approval of the Ohio Insurance Commissioner as a result of their respective statutory deficit in unassigned surplus at December 31, 2000. As of December 31, 2000, Continental General could pay approximately $1.4 million in dividends in 2001, without the prior approval of the Nebraska Insurance Commissioner. By agreement with the Kansas Department of Insurance, Pyramid Life can pay dividends only from net underwriting profits of Pyramid Life, and, therefore, as of December 31, 2000, Pyramid Life could pay approximately $2.9 million in dividends in 2001, without the prior approval of the Kansas Insurance Commissioner.

     The National Association of Insurance Commissioners revised the Accounting Practices and Procedures Manual in a process referred to as Codification. The revised manual is effective January 1, 2001. The domiciliary states of Ceres and its insurance subsidiaries have adopted the provisions of the revised manual. The revised manual has changed, to some extent, prescribed statutory accounting practices and will result in changes to the accounting practices that Ceres and its subsidiaries use to prepare their statutory-basis financial statements. Management believes the impact of these changes to Ceres and its insurance subsidiaries statutory-basis capital and surplus as of January 1, 2001 will not be significant.

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

Q. COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) is as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
                                                           (DOLLARS IN THOUSANDS)
Net income (loss).....................................  $16,450    $11,704    $(3,836)
Other comprehensive loss, net
  Unrealized gain (loss) on securities, net of tax of
     $0, $0, and $565, respectively...................   11,806    (19,650)       485
  Other...............................................      210        362         --
                                                        -------    -------    -------
     Comprehensive income (loss)......................  $28,466    $(7,584)   $(3,351)
                                                        =======    =======    =======

R. COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

     The following table sets forth the computations of basic and diluted net income (loss) per common share:

                                                       YEAR ENDED DECEMBER 31,
                                               ----------------------------------------
                                                  2000           1999           1998
                                               -----------    -----------    ----------
                                                        (DOLLARS IN THOUSANDS)
BASIC
  Average common stock outstanding...........   15,260,160     13,328,339     7,845,172
                                               ===========    ===========    ==========
  Net income (loss) attributable to common
     stockholders............................  $    16,123    $    11,704    $   (3,836)
                                               ===========    ===========    ==========
  Net income (loss) per share attributable to
     common stockholders.....................  $      1.06    $      0.88    $    (0.49)
                                               ===========    ===========    ==========
DILUTED
  Average common stock outstanding...........   15,260,160     13,328,339     7,845,172
  Convertible voting preferred stock.........      535,851             --            --
  Warrants/stock options -- treasury stock
     method..................................      629,344      1,905,560            --
                                               -----------    -----------    ----------
  Weighted average shares of common stock....   16,425,355     15,233,899     7,845,172
                                               ===========    ===========    ==========
  Net income (loss)..........................  $    16,450    $    11,704    $   (3,836)
                                               ===========    ===========    ==========
  Net income (loss) per share................  $      1.00    $      0.77    $    (0.49)
                                               ===========    ===========    ==========

     Net income (loss) per common share has been computed in accordance with FASB Statement No. 128, Earnings Per Share. In computing diluted earnings per share, only potential common shares that are dilutive, those that reduce earnings per share, are included. The exercise of options and warrants is not assumed if the result would be antidilutive, such as when a loss from operations is reported.

S. EMPLOYEE BENEFIT PLAN

     Effective January 1, 1998, the Company's noncontributory pension plan was converted into a defined contribution 401(k) savings plan, or the Plan. Employees become eligible to participate in the Plan after six months of service. Based on the provisions of the Plan, participants may contribute up to 15% of their pre-tax annual compensation. The Plan provides for a 100% employer matching contribution only for that

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

portion of participant contributions made to a fund, which holds principally the Company's common shares, up to $1,000 annually.

     In 1999, Continental General employees were eligible to participate in the Continental Retirement Savings Plan, or Continental Plan. Effective January 1, 2000, the Continental Plan was merged into the Plan. Following the acquisition of Pyramid Life on July 26, 2000, employees of Pyramid Life also became eligible to participate in the Plan.

     Total matching contributions by the Company were approximately $376,000 for 2000, $133,000 for 1999 and $52,000 for 1998. The employer matching contributions vest over a five-year graded vesting schedule with 100% vesting after five years. Effective January 1, 2001, the employer match for the Plan was increased to 50% of the first 6% of salary deferrals.

T. OPERATING SEGMENTS

     In conjunction with the Company's continued growth and refinement of its organization structure, the Company expanded its operating segments to the following three distinct operating segments based upon product types: medical, senior and other, and corporate and other. Products included in the medical segment include comprehensive major medical plans. Significant products in the senior and other segment include Medicare supplement, long-term care, dental, life insurance, and annuities.

     The corporate and other segment encompasses all other activities of the Company, including interest income, interest expense, and corporate expenses of the parent company. Revenues from each segment are primarily generated from premiums charged to external policyholders and interest earned on cash and investments and are summarized in the following tables:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2000        1999        1998
                                                     --------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
MEDICAL
  Revenues
     Net premiums..................................  $375,804    $251,876    $143,064
     Investment income, realized gains (losses)....     9,101       6,985       5,682
     Other income..................................    34,925      21,307       8,294
                                                     --------    --------    --------
                                                      419,830     280,168     157,040
                                                     --------    --------    --------
  Expenses
     Benefits and claims...........................   288,260     176,531     108,439
     Other operating expenses......................   121,345      96,357      49,143
                                                     --------    --------    --------
                                                      409,605     272,888     157,582
                                                     --------    --------    --------
  Segment profit (loss) before federal income
     taxes, minority interest and preferred stock
     dividends.....................................  $ 10,225    $  7,280    $   (542)
                                                     ========    ========    ========
SENIOR AND OTHER
  Revenues
     Net premiums..................................  $135,738    $ 75,870    $ 11,124
     Investment income, realized gains (losses)....    16,615      14,233       1,498
     Other income..................................     2,686       1,364          --
                                                     --------    --------    --------
                                                      155,039      91,467      12,622
                                                     --------    --------    --------

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2000        1999        1998
                                                     --------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
  Expenses
     Benefits and claims...........................   101,551      56,572       7,620
     Other operating expenses......................    32,225      18,510       3,986
                                                     --------    --------    --------
                                                      133,776      75,082      11,606
                                                     --------    --------    --------
  Segment profit before federal income taxes,
     minority interest and preferred stock
     dividends.....................................  $ 21,263    $ 16,385    $  1,016
                                                     ========    ========    ========
CORPORATE AND OTHER
  Revenues
     Investment income, realized gains (losses)....  $  1,057    $    251    $    485
     Other income..................................        22         207          --
                                                     --------    --------    --------
                                                        1,079         458         485
                                                     --------    --------    --------
  Expenses
     Interest and financing expenses...............     5,566       4,090       1,842
     Other operating expenses......................     2,197       2,027       1,886
                                                     --------    --------    --------
                                                        7,763       6,117       3,728
                                                     --------    --------    --------
  Segment loss before federal income taxes,
     minority interest and preferred stock
     dividends.....................................  $ (6,684)   $ (5,659)   $ (3,243)
                                                     ========    ========    ========
INCOME (LOSS) BEFORE FEDERAL INCOME TAXES, MINORITY
  INTEREST AND PREFERRED STOCK DIVIDENDS...........  $ 24,804    $ 18,006    $ (2,769)
                                                     ========    ========    ========

     The Company does not separately allocate investments or other identifiable assets by industry segment, nor are income tax (benefits) expenses allocated by industry segment. The Company also expanded the detail of its disclosures for 2000, 1999, and 1998, which included certain reclassifications.

U. FAIR VALUES OF FINANCIAL INSTRUMENTS

     Fair values of financial instruments are based upon quoted market prices, where available, or on values obtained from independent pricing services. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.

     The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures:

     INVESTMENT SECURITIES -- Fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services.

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

     CASH, CASH EQUIVALENTS, PREMIUMS RECEIVABLE, REINSURANCE RECEIVABLE, SURPLUS NOTES, MORTGAGE LOANS AND POLICY LOANS -- The carrying amounts reported in the consolidated balance sheets for these instruments approximate their fair value.

     ANNUITY CONTRACTS -- The fair value for the annuity reserves included in the liability for future policy benefit, losses, and claims is the amount payable on demand.

     OTHER POLICYHOLDERS' FUNDS -- The carrying amount reported in the consolidated balance sheets for these instruments approximate their fair value.

     MORTGAGE NOTE PAYABLE, DEBT AND REINSURANCE PAYABLE -- The carrying amounts reported in the consolidated balance sheets for the mortgage note payable and long-term debt approximates their fair value.

     Carrying amounts and estimated fair values of financial instruments at December 31, 2000 and 1999, are summarized as follows:

                                                                    DECEMBER 31,
                                                  ------------------------------------------------
                                                           2000                      1999
                                                  ----------------------    ----------------------
                                                  CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                   AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                  --------    ----------    --------    ----------
                                                               (DOLLARS IN THOUSANDS)
ASSETS
Investments
  Fixed maturities available for sale...........  $415,287     $415,287     $300,986     $300,986
  Surplus notes.................................     4,995        4,995        5,043        5,043
  Policy loans..................................     5,740        5,740        3,828        3,828
  Mortgage loans................................        89           89           95           95
Cash and cash equivalents.......................    59,512       59,512       42,921       42,921
Premiums receivable.............................     5,852        5,852        4,905        4,905
Reinsurance receivable..........................   238,185      238,185      263,289      263,289
LIABILITIES
Annuity reserves................................   194,369      186,786      218,074      209,586
Other policyholders' funds......................    24,246       24,246       22,365       22,365
Mortgage note payable...........................     8,018        8,018        8,157        8,157
Debt............................................    49,000       49,000       40,000       40,000

V. CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of fixed maturity investments, cash, cash equivalents, and reinsurance receivable.

     The Company maintains cash and short-term investments with various financial institutions, and performs periodic evaluations of the relative credit standings of those financial institutions.

     Substantially all of the Company's reinsurance recoverable is due from a single reinsurer, Hannover. At December 31, 2000, Hannover maintained an "A" rating from the A.M. Best Company. The Company performs periodic evaluations of this reinsurer's credit standing.

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

W. QUARTERLY RESULTS OF OPERATIONS -- (UNAUDITED)

     The following is a summary of quarterly results of operations for the years ended December 31, 2000 and 1999:

                                                    FIRST       SECOND        THIRD       FOURTH
                                                  ---------    ---------    ---------    ---------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
2000
  Revenues......................................  $118,490     $134,789     $157,557     $165,112
  Benefits and claims...........................    81,558       90,023      104,018      114,212
  Selling, general and administrative and other
     expenses...................................    31,131       37,711       47,429       45,062
  Net income....................................     3,771        4,585        3,972        4,122
  Net income attributable to common
     stockholders...............................     3,771        4,585        3,834        3,933
  Net income per share attributable to common
     stockholders...............................
     Basic......................................      0.28         0.33         0.23         0.23
     Diluted....................................      0.26         0.32         0.21         0.22
1999
  Revenues......................................  $ 78,434     $ 93,555     $ 97,424     $102,680
  Benefits and claims...........................    50,210       60,387       60,108       62,398
  Selling, general and administrative and other
     expenses...................................    24,803       28,530       33,193       34,458
  Net income....................................     2,224        3,014        2,680        3,786(a)
  Net income per share..........................
     Basic......................................      0.17         0.23         0.20         0.28
     Diluted....................................      0.15         0.19         0.17         0.26

---------------
(a) The increase in the fourth quarter net income is primarily a result of a decrease in claim reserves held for the health business of Continental General and a leveling of the increased reserves held for adverse deviations in the long-term care business of Continental General.


X. DEBT OBLIGATIONS IN 2002



     The Company believes that cash flow from operating activities will be sufficient to meet the Company's currently anticipated operating and capital expenditure requirements over the twelve month period ending December 31, 2002. However, management of the Company believes that funds will not be sufficient to meet all of the Company's bank debt obligations in 2002. Funds to meet the Company's debt obligations are generated from fee income from the Company's non-regulated subsidiaries and from dividends of the Company's insurance subsidiaries, if available. The Company's ability to make scheduled payments of the principal and interest on the Company's indebtedness depends on the Company's future performance and the future performance of the Company's non-regulated subsidiaries. Dividends from the Company's regulated insurance subsidiaries are subject to, and limited by, state insurance regulations. Without restructuring or refinancing of the Company's current debt obligations, the Company will require additional funds to meet its obligations.



     Management of the Company plans to raise capital in the fourth quarter of 2001 and utilize a portion of the proceeds to reduce the debt balance outstanding. In addition, management plans to restructure or refinance the remaining debt obligations. The banks may not agree to any restructuring, and additional

                       CERES GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998


financing may not be available on terms favorable to the Company or at all. If the Company is not able to raise capital, the Company's business could be materially adversely affected, including the Company's ability to meet all of its debt obligations.

                                                                     SCHEDULE II

                       CERES GROUP, INC. AND SUBSIDIARIES
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                        CERES GROUP, INC. (PARENT ONLY)
                                 BALANCE SHEETS
                    FOR THE YEARS DECEMBER 31, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                                2000        1999
                                                              --------    --------
ASSETS
Investment in subsidiaries*.................................  $157,088    $ 87,187
Cash and cash equivalents...................................     4,832       1,674
Property and equipment, net.................................     9,035       8,887
Other assets................................................     3,113       4,416
                                                              --------    --------
          Total assets......................................  $174,068    $102,164
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Debt......................................................  $ 57,018    $ 48,157
  Other liabilities(1)......................................    13,767       9,346
                                                              --------    --------
          Total liabilities.................................    70,785      57,503
                                                              --------    --------
Stockholders' equity
  Non-voting preferred stock................................        --          --
  Convertible voting preferred stock........................     7,500          --
  Common stock..............................................        17          14
  Additional paid-in capital................................    82,943      60,290
  Dividends distributable, convertible voting preferred
     stock..................................................       327          --
  Retained earnings.........................................    18,672       2,549
  Accumulated other comprehensive loss......................    (6,176)    (18,192)
                                                              --------    --------
          Total stockholders' equity........................   103,283      44,661
                                                              --------    --------
          Total liabilities and stockholders' equity........  $174,068    $102,164
                                                              ========    ========

---------------
  * Eliminated in consolidation.

(1) Includes $6.3 million and $0 million in advances from non-regulated subsidiaries in 2000 and 1999, respectively. Beginning in 2001, we intend to rely primarily on dividends from our non-regulated subsidiaries to meet our outstanding debt obligations. Dividends from our non-regulated, non-insurance subsidiaries may be derived from their retained earnings, which are generated by fees paid by unaffiliated and affiliated companies under various agreements of these subsidiaries.

                 See accompanying independent auditors' report.

                                                                     SCHEDULE II

                       CERES GROUP, INC. AND SUBSIDIARIES
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                        CERES GROUP, INC. (PARENT ONLY)
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS DECEMBER 31, 2000, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                               2000        1999       1998
                                                              -------    --------    -------
REVENUES
Rental income*..............................................  $ 1,170    $  1,410    $   930
Net investment income.......................................       97          72        293
                                                              -------    --------    -------
                                                                1,267       1,482      1,223
EXPENSES
Selling, general and administrative expenses................    4,015      10,103      3,712
                                                              -------    --------    -------
Loss before income tax benefit and equity in undistributed
  income (loss) of subsidiaries.............................   (2,748)     (8,621)    (2,489)
Income tax benefit..........................................     (962)     (3,017)      (871)
                                                              -------    --------    -------
Loss before equity in undistributed loss of subsidiaries....   (1,786)     (5,604)    (1,618)
Equity in undistributed income (loss) of subsidiaries(1)....   18,236      17,308     (2,218)
                                                              -------    --------    -------
NET INCOME (LOSS)...........................................   16,450      11,704     (3,836)
Convertible voting preferred stock dividends................      327          --         --
                                                              -------    --------    -------
NET INCOME (LOSS) ATTRIBUTE TO COMMON STOCKHOLDERS..........  $16,123    $ 11,704    $(3,836)
                                                              =======    ========    =======

---------------
  * Eliminated in consolidation.

(1) Includes the parent company's equity in earnings of regulated and non-regulated subsidiaries. Beginning in 2001, we intend to rely primarily on dividends from our non-regulated subsidiaries to meet our outstanding debt obligations. Dividends from our non-regulated, non-insurance subsidiaries may be derived from their retained earnings, which are generated by fees paid by unaffiliated and affiliated companies under various agreements of these subsidiaries.

                 See accompanying independent auditors' report.

                                                                     SCHEDULE II

                       CERES GROUP, INC. AND SUBSIDIARIES
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                        CERES GROUP, INC. (PARENT ONLY)
                            STATEMENT OF CASH FLOWS
                 FOR THE YEARS DECEMBER 31, 2000, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                              2000        1999        1998
                                                            --------    --------    --------
OPERATING ACTIVITIES

Net income (loss).........................................  $ 16,450    $ 11,704    $ (3,836)
Adjustments to reconcile net income (loss) to cash
  provided by operating activities:
  Depreciation............................................       470         380         449
  Decrease (increase) in other assets.....................     1,303      (3,682)       (107)
  Decrease in other liabilities...........................    (1,915)      7,137       3,208
  Increase in net advances from non-regulated
     subsidiaries(1)......................................     6,336          --          --
  Dividend income received from subsidiaries*.............       220         450          --
                                                            --------    --------    --------
Net cash provided by (used in) operating activities.......    22,864      15,989        (286)
                                                            --------    --------    --------
INVESTING ACTIVITIES
  Surplus note receivable*................................        --          --      14,000
  Contribution to subsidiary surplus*.....................    (3,500)         --     (21,200)
  Contribution to Continental General for the acquisition
     of Pyramid Life Insurance Company*...................   (33,272)         --          --
  Equity in undistributed (income) loss of
     subsidiaries*........................................   (18,236)    (17,308)      2,218
  Increase in investment in subsidiaries*.................    (3,097)     (4,485)     (1,938)
  Acquisition of Continental General Corporation, net of
     $2,212 cash acquired.................................        --     (59,788)         --
  Purchase of property and equipment......................      (618)       (191)         --
                                                            --------    --------    --------
Net cash used in investing activities.....................   (58,723)    (81,772)     (6,920)
                                                            --------    --------    --------
FINANCING ACTIVITIES
  Repayment of notes payable..............................        --          --     (20,000)
  Increase in debt borrowings.............................    15,000      40,000          --
  Principal payments on debt..............................    (6,000)         --          --
  Principal payments on mortgage note payable.............      (139)       (127)       (115)
  Proceeds from private placement of common stock, net of
     acquisition costs....................................    21,096      15,000      37,675
  Proceeds from issuance of common stock related to
     employee benefit plans...............................     1,560       1,409          --
  Proceeds from private placement of preferred stock......     7,500          --          --
                                                            --------    --------    --------
Net cash provided by financing activities.................    39,017      56,282      17,560
                                                            --------    --------    --------
Net increase (decrease) in cash...........................     3,158      (9,501)     10,354
Cash and cash equivalents at beginning of year............     1,674      11,175         821
                                                            --------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR..................  $  4,832    $  1,674    $ 11,175
                                                            ========    ========    ========

---------------

  * Eliminated in consolidation.

(1) Beginning in 2001, we intend to rely primarily on dividends from our non-regulated subsidiaries to meet our outstanding debt obligations. Dividends from our non-regulated, non-insurance subsidiaries may be derived from their retained earnings, which are generated by fees paid by unaffiliated and affiliated companies under various agreements of these subsidiaries.
                 See accompanying independent auditors' report.

                                                                    SCHEDULE III

                       CERES GROUP, INC. AND SUBSIDIARIES
                       SUPPLEMENTAL INSURANCE INFORMATION
                             (DOLLARS IN THOUSANDS)

                                                            FUTURE POLICY              OTHER POLICY
                                               DEFERRED       BENEFITS,                 CLAIMS AND                  NET
                                              ACQUISITION    LOSSES AND     UNEARNED     BENEFITS     PREMIUM    INVESTMENT
                                                 COSTS         CLAIMS       PREMIUMS     PAYABLE      REVENUE      INCOME
---------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2000
  Medical...................................    $33,187       $ 10,113      $ 9,493      $132,453     $375,804    $ 9,250
  Senior and other..........................     22,802        398,056       33,258        43,783     135,738      16,570
  Corporate and other.......................         --             --           --            --          --       1,051
                                                -------       --------      -------      --------     --------    -------
        Total...............................    $55,989       $408,169      $42,751      $176,236     $511,542    $26,871
                                                =======       ========      =======      ========     ========    =======
Year ended December 31, 1999
  Medical...................................    $18,758       $  6,839      $ 8,613      $120,081     $251,876    $ 7,027
  Senior and other..........................      7,892        350,310       23,432        29,457      75,870      14,084
  Corporate and other.......................         --             --           --            --          --         251
                                                -------       --------      -------      --------     --------    -------
        Total...............................    $26,650       $357,149      $32,045      $149,538     $327,746    $21,362
                                                =======       ========      =======      ========     ========    =======
Year ended December 31, 1998
  Medical...................................    $ 3,400       $    395      $ 2,024      $ 73,872     $143,064    $ 5,647
  Senior and other..........................        278         20,299           --           523      11,124       1,322
  Corporate and other.......................        132             --           --            --          --         485
                                                -------       --------      -------      --------     --------    -------
        Total...............................    $ 3,810       $ 20,694      $ 2,024      $ 74,395     $154,188    $ 7,454
                                                =======       ========      =======      ========     ========    =======

                                                            NET (DEFERRAL)
                                                             AMORTIZATION
                                                              AND CHANGE
                                               BENEFITS,    IN ACQUISITION
                                                CLAIMS,       COSTS AND
                                              LOSSES AND       VALUE OF        OTHER
                                              SETTLEMENT       BUSINESS      OPERATING
                                               EXPENSES        ACQUIRED      EXPENSES
------------------------------------------------------------------------------------------------
Year ended December 31, 2000
  Medical...................................   $288,260        $(14,295)     $135,640
  Senior and other..........................    101,551         (16,218)       48,443
  Corporate and other.......................         --              --         7,763
                                               --------        --------      --------
        Total...............................   $389,811        $(30,513)     $191,846
                                               ========        ========      ========
Year ended December 31, 1999
  Medical...................................   $176,531        $(13,210)     $109,567
  Senior and other..........................     56,572          (8,682)       27,192
  Corporate and other.......................         --              --         6,117
                                               --------        --------      --------
        Total...............................   $233,103        $(21,892)     $142,876
                                               ========        ========      ========
Year ended December 31, 1998
  Medical...................................   $108,439        $    600      $ 48,543
  Senior and other..........................      7,620              47         3,939
  Corporate and other.......................         --              --         3,728
                                               --------        --------      --------
        Total...............................   $116,059        $    647      $ 56,210
                                               ========        ========      ========

                 See accompanying independent auditor's report.

                                                                     SCHEDULE IV

                       CERES GROUP, INC. AND SUBSIDIARIES
                                  REINSURANCE
                             (DOLLARS IN THOUSANDS)

                                                               ASSUMED                  PERCENTAGE OF
                                                 CEDED TO       FROM                       AMOUNT
                                    GROSS         OTHER         OTHER         NET        ASSUMED TO
                                    AMOUNT      COMPANIES     COMPANIES      AMOUNT          NET
-----------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2000
Life insurance in force.........  $4,566,816    $2,247,235    $ 80,178     $2,399,759        3.3%
                                  ==========    ==========    ========     ==========
Premiums
  Life insurance................  $   25,765    $    6,207    $  1,671     $   21,229        7.9%
  Accident and health
     insurance..................     726,516       251,349      15,146        490,313        3.1%
                                  ----------    ----------    --------     ----------
                                  $  752,281    $  257,556    $ 16,817     $  511,542        3.3%
                                  ==========    ==========    ========     ==========
YEAR ENDED DECEMBER 31, 1999
Life insurance in force.........  $3,863,690    $1,165,579    $129,428     $2,827,539        4.6%
                                  ==========    ==========    ========     ==========
Premiums
  Life insurance................  $   17,735    $    5,757    $  1,958     $   13,936       14.1%
  Accident and health
     insurance..................     533,818       299,543      79,535        313,810       25.3%
                                  ----------    ----------    --------     ----------
                                  $  551,553    $  305,300    $ 81,493     $  327,746       24.9%
                                  ==========    ==========    ========     ==========
YEAR ENDED DECEMBER 31, 1998
Life insurance in force.........  $1,239,853    $   88,477    $     --     $1,151,376
                                  ==========    ==========    ========     ==========
Premiums
  Life insurance................  $    6,817    $      201    $     --     $    6,616
  Accident and health
     insurance..................     251,454       149,805      45,923        147,572       31.1%
                                  ----------    ----------    --------     ----------
                                  $  258,271    $  150,006    $ 45,923     $  154,188       29.8%
                                  ==========    ==========    ========     ==========

                 See accompanying independent auditor's report.

                         REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS
CONTINENTAL GENERAL CORPORATION

     We have audited the accompanying consolidated balance sheets of Continental General Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Continental General Corporation and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP
Cleveland, Ohio
April 16, 1999

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
ASSETS
Investments
  Fixed maturities, available-for-sale, at fair value.......  $425,117,535    $390,958,799
  Mortgage loans............................................     4,725,828       4,868,590
  Surplus notes.............................................     4,986,199       4,983,741
  Policy loans..............................................     3,732,503       3,433,296
                                                              ------------    ------------
          Total investments.................................   438,562,065     404,244,426
Cash and cash equivalents...................................     3,971,549       3,986,172
Cash and cash equivalents -- restricted.....................       400,000         400,000
Accrued investment income...................................     6,772,813       6,587,691
Premiums receivable.........................................     2,717,469       2,180,796
Deferred acquisition costs..................................    39,265,710      41,204,312
Value of business acquired..................................    10,816,747      12,748,673
Reinsurance receivable......................................       290,105         240,826
Property and equipment, net.................................     3,800,734       3,864,027
Other assets................................................     1,294,197       1,394,442
                                                              ------------    ------------
          Total assets......................................  $507,891,389    $476,851,365
                                                              ============    ============
LIABILITIES AND SHAREHOLDER'S EQUITY
Policy liabilities and accruals
  Future policy benefits, losses and claims.................  $343,203,940    $313,017,935
  Unearned premiums.........................................    27,105,725      24,229,538
  Other policy claims and benefits payable..................    33,182,811      27,262,234
                                                              ------------    ------------
                                                               403,492,476     364,509,707
Notes payable to Western and Southern Life Insurance
  Company...................................................    11,819,602      11,819,602
Deferred federal income taxes...............................     7,315,246      11,402,373
Drafts outstanding..........................................     5,413,878       3,826,921
Federal income taxes payable................................       161,864         882,254
Accrued commissions, expenses and taxes.....................     4,484,248       3,994,198
Other liabilities...........................................     7,592,861       5,308,914
                                                              ------------    ------------
          Total liabilities.................................   440,280,175     401,743,969
                                                              ------------    ------------
Shareholder's Equity
  Common shares, $.01 par value, 6,500,000 shares
     authorized; 4,301,176 shares issued and outstanding....        43,012          43,012
  Additional paid-in capital................................     6,396,653       6,396,653
  Retained earnings.........................................    52,435,093      61,028,679
  Accumulated other comprehensive income....................     8,736,456       7,639,052
                                                              ------------    ------------
          Total shareholder's equity........................    67,611,214      75,107,396
                                                              ------------    ------------
          Total liabilities and shareholder's equity........  $507,891,389    $476,851,365
                                                              ============    ============

          See accompanying notes to consolidated financial statements.

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------
                                                      1998            1997            1996
                                                  ------------    ------------    ------------
REVENUES
Premiums
  Direct........................................  $193,709,704    $165,321,968    $127,804,257
  Assumed.......................................       623,444         640,533         704,030
  Ceded.........................................    (3,608,505)     (3,782,262)     (3,469,928)
                                                  ------------    ------------    ------------
                                                   190,724,643     162,180,239     125,038,359
Net investment income...........................    29,408,351      26,931,334      23,483,849
Net realized gains..............................       730,240         432,512       3,044,231
Other income....................................     1,948,045       2,036,309       2,261,863
                                                  ------------    ------------    ------------
          Total revenues........................   222,811,279     191,580,394     153,828,302
                                                  ------------    ------------    ------------
BENEFITS, LOSSES AND EXPENSES
Benefits, claims, losses and settlement
  expenses......................................   164,140,622     135,368,328      98,429,204
Underwriting, acquisition and operating
  expenses......................................    52,722,205      48,715,713      39,024,432
Amortization of deferred acquisition costs......    17,171,385      12,360,165       9,462,031
Interest expense................................       709,200         845,600         545,600
                                                  ------------    ------------    ------------
                                                   234,743,412     197,289,806     147,461,267
                                                  ------------    ------------    ------------
(Loss) income before federal income taxes.......   (11,932,133)     (5,709,412)      6,367,035
Federal income tax (benefit) expense............    (4,123,689)     (1,965,082)      2,265,725
                                                  ------------    ------------    ------------
NET (LOSS) INCOME...............................  $ (7,808,444)   $ (3,744,330)   $  4,101,310
                                                  ============    ============    ============
Basic and diluted (loss) earnings per common
  share.........................................  $      (1.82)   $       (.87)   $        .95
Basic and diluted weighted-average common shares
  outstanding...................................     4,301,176       4,301,176       4,301,176

          See accompanying notes to consolidated financial statements.

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                                                                       ACCUMULATED
                                                                          OTHER
                                           ADDITIONAL                 COMPREHENSIVE       TOTAL
                                 COMMON     PAID IN      RETAINED        INCOME       SHAREHOLDER'S
                                  STOCK     CAPITAL      EARNINGS        (LOSS)          EQUITY
                                 -------   ----------   -----------   -------------   -------------
Balance, January 1, 1996.......  $43,012   $6,396,653   $62,765,411    $10,701,473     $79,906,549
Cash dividends paid............                          (1,046,856)                    (1,046,856)
Comprehensive loss:
Net income.....................                           4,101,310                      4,101,310
Other comprehensive income,
  net:
Unrealized holding loss on
  securities...................                                         (6,669,459)     (6,669,459)
Reclassification adjustment for
  gains included in
  operations...................                                         (1,978,750)     (1,978,750)
                                                                       -----------     -----------
Other comprehensive loss.......                                                         (8,648,209)
                                                                                       -----------
Comprehensive loss.............                                                         (4,546,899)
                                 -------   ----------   -----------    -----------     -----------
Balance, December 31, 1996.....   43,012    6,396,653    65,819,865      2,053,264      74,312,794
Cash dividends paid............                          (1,046,856)                    (1,046,856)
Comprehensive income:
Net loss.......................                          (3,744,330)                    (3,744,330)
Other comprehensive income,
  net:
Unrealized gain on
  securities...................                                          5,866,921       5,866,921
Reclassification adjustment for
  gains included in
  operations...................                                           (281,133)       (281,133)
                                                                                       -----------
Other comprehensive income.....                                                          5,585,788
                                                                                       -----------
Comprehensive income...........                                                          1,841,458
                                 -------   ----------   -----------    -----------     -----------
Balance, December 31, 1997.....   43,012    6,396,653    61,028,679      7,639,052      75,107,396
Cash dividends paid............                            (785,142)                      (785,142)
Comprehensive loss:
Net loss.......................                          (7,808,444)                    (7,808,444)
Other comprehensive income,
  net:
Unrealized gain on
  securities...................                                          1,572,060       1,572,060
Reclassification adjustment for
  gains included in
  operations...................                                           (474,656)       (474,656)
                                                                                       -----------
Other comprehensive income.....                                                          1,097,404
                                                                                       -----------
Comprehensive loss.............                                                         (6,711,040)
                                 -------   ----------   -----------    -----------     -----------
Balance, December 31, 1998.....  $43,012   $6,396,653   $52,435,093    $ 8,736,456     $67,611,214
                                 =======   ==========   ===========    ===========     ===========

          See accompanying notes to consolidated financial statements.

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                            YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------
                                                      1998            1997            1996
                                                  ------------    ------------    ------------
OPERATING ACTIVITIES
  Net (loss) income.............................  $ (7,808,444)   $ (3,744,330)   $  4,101,310
  Adjustments to reconcile net (loss) income to
     cash provided by operating activities:
       Depreciation and amortization............      (446,704)       (140,463)         (3,579)
       Deferral of acquisition costs............   (18,832,783)    (20,872,708)    (14,387,284)
       Amortization of deferred acquisition
          costs and value of business
          acquired..............................    19,103,311      14,091,976       9,462,031
       Deferred federal income taxes............    (4,678,038)     (3,163,979)     (2,639,666)
       Changes in assets and liabilities:
          Cash and cash
            equivalents-restricted..............            --              --         (50,000)
          Federal income tax payable............      (720,390)     (3,718,878)     (1,477,824)
          Premiums receivable...................      (536,673)        (83,545)       (176,572)
          Reinsurance receivable................       (49,279)         54,308          71,819
          Accrued investment income.............      (185,122)     (1,096,677)     (1,156,995)
          Other assets..........................       100,244          18,220       1,008,106
  Insurance liabilities.........................    36,733,927      36,196,776      21,677,938
  Outstanding drafts............................     1,586,957         574,348         484,059
  Accrued commissions, expenses and taxes.......                       275,656         333,431
  Other liabilities.............................     2,773,997          17,274       8,980,734
                                                  ------------    ------------    ------------
            Net cash provided by operating
               activities.......................    27,041,003      18,407,978      26,227,508
                                                  ------------    ------------    ------------
INVESTING ACTIVITIES
  Purchases of fixed maturities
     available-for-sale.........................   (66,721,166)    (62,371,612)    (68,835,395)
  Net change in policy loans....................      (299,207)       (137,864)       (478,724)
  Proceeds from sales of fixed maturities
     available-for-sale.........................    38,294,991      20,504,486      16,130,167
  Proceeds from sale of surplus note............                                     1,061,006
  Purchases of mortgage loans...................            --      (3,754,219)             --
  Proceeds from paydowns on mortgage loans......       142,762          55,058       1,182,878
  Net disposals of furniture, fixtures and
     electronic data processing equipment.......        63,293         189,353          34,529
                                                  ------------    ------------    ------------
          Net cash used in investing
            activities..........................   (28,519,327)    (45,514,798)    (50,905,539)
                                                  ------------    ------------    ------------
FINANCING ACTIVITIES
  Increase in notes payable to Western and
     Southern Life Insurance Company............            --       5,000,000              --
  Dividends paid................................      (785,142)     (1,046,856)     (1,046,856)
  Policyholder account deposits.................    26,692,485      39,656,599      37,948,796
  Policyholder account withdrawals..............   (24,443,643)    (16,856,521)    (13,207,054)
                                                  ------------    ------------    ------------
          Net cash provided by financing
            activities..........................     1,463,700      26,753,222      23,694,886
NET DECREASE IN CASH AND CASH EQUIVALENTS.......       (14,624)       (353,598)       (983,145)
Cash and cash equivalents at beginning of
  year..........................................     4,386,172       4,739,770       5,722,915
                                                  ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR........  $  4,371,548    $  4,386,172    $  4,739,770
                                                  ============    ============    ============

          See accompanying notes to consolidated financial statements.

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

A. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

SUMMARY OF BUSINESS

     Continental General Corporation, a wholly-owned subsidiary of The Western and Southern Life Insurance Company ("Western and Southern"), operates primarily through its wholly-owned subsidiary, Continental General Insurance Company ("CGIC"). CGIC is a stock life insurance company domiciled in Nebraska. CGIC offers Medicare supplement and individual major medical products, distributed through independent agents. CGIC also offers long-term care, ordinary life, universal life, and annuity products. CGIC is licensed in 49 states and the District of Columbia. Approximately 59% of premium volume is generated from seven states: Florida, Georgia, Minnesota, Nebraska, Illinois, Texas and Wisconsin.

SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements include the accounts of Continental General Corporation and its wholly-owned subsidiaries (collectively, the "Company"). All intercompany transactions have been eliminated in consolidation.

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), which differ from accounting practices prescribed or permitted by the Nebraska Department of Insurance (see Note H). A summary of significant accounting policies is as follows:

INVESTMENTS

     Available-for-sale bonds, equity securities, and non-redeemable preferred stocks are reported at fair value. Changes in fair values of available-for-sale securities, after adjustment of deferred acquisition costs ("DAC"), if any, and deferred income taxes, are reported as unrealized appreciation or depreciation directly in shareholder's equity under accumulated other comprehensive income and, accordingly, have no effect on operations. DAC offsets to the unrealized appreciation or depreciation represent valuation adjustments or reinstatements of DAC that would have been required as a charge or credit to operations had such unrealized amounts been realized.

     Premiums and discounts arising from the purchase of mortgage-backed securities are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments.

     Realized gains and losses on the sale of investments are determined using the specific-identification method.

     The estimated fair value of investments is based upon quoted market prices, where available, or on values obtained from independent pricing services.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and all highly liquid securities with maturities of 90 days or less when purchased. Cash and cash equivalents-restricted includes amounts held on deposit with various state insurance departments to satisfy regulatory requirements.

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES

DEFERRED ACQUISITION COSTS

     The costs (principally commissions) of acquiring traditional life, interest-sensitive products and accident and health contracts, certain expenses of the policy issue and underwriting department, and certain agency expenses, all of which vary with and are primarily related to the production of new business, have been deferred. Deferred acquisition costs of traditional life and accident and health contracts are amortized over the premium payment period of the related policies using the same assumptions as were used for computing liabilities for future policy benefits, together with appropriate expense assumptions. For interest-sensitive life products, deferred acquisition costs are amortized over the lives of the policies in relation to the present value of estimated gross profits from surrender charges and investment, mortality and expense margins. Policy acquisition costs deferred were $18,832,783 in 1998, $20,872,708 in 1997 and $14,387,284 in 1996. Of the policy acquisition costs deferred, commissions represented 58.4% in 1998, 60.3% in 1997 and 62.3% in 1996.

VALUE OF BUSINESS ACQUIRED

     A portion of the purchase price paid for the Company by Western and Southern in 1990 was allocated to the value of business acquired based on the actuarially-determined present value of the expected pre-tax future profits from the business assuming a discount rate of 13.75%. Interest is accrued on the balance annually at a rate consistent with the rate credited on the acquired policies on the acquisition date. Recoverability of the value of business acquired is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If such current estimate is less than the existing asset balance, the difference would be charged to expense. Value of business acquired is being amortized over the estimated remaining life of the related insurance inforce using assumptions consistent with those used in computing reserves. Interest is credited to the unamortized balance based on interest rates ranging from 4.75% to 8.75%.

PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost less allowances for depreciation and amortization. The home office building is depreciated on the straight-line method over 30 years. Depreciation for other property and equipment is computed on the straight-line basis over the estimated useful lives of the equipment, principally five to seven years.

FUTURE POLICY BENEFIT RESERVES

     Liabilities for future policy benefits on ordinary life insurance have generally been provided on a net level premium method based upon estimates of future investment yield, mortality, and withdrawals using the Company's experience and actuarial judgment with an allowance for possible unfavorable deviation from the expected experience. Future policy benefits for annuity policies in the accumulation phase have been calculated based on the participants' aggregate account values. The liability for future policy benefit reserves for annuities has been computed using the following assumptions: (i) the guaranteed interest rate on policies currently being issued is 3.25%, and
(ii) estimates of future mortality and withdrawals are based on experience and established industry tables. Liabilities for a future policy reserves for accident and health policies are computed based on estimates of future morbidity and withdrawals based on experience and established industry tables. Where no established industry tables are available, estimates of morbidity are based on a combination of pricing assumptions and emerging Company experience.

LIFE AND ACCIDENT AND HEALTH CLAIM RESERVES

     Liabilities for unpaid life and accident and health claims, which include a provision for estimated costs to investigate and settle claims, are estimated based upon past experience for pending, incurred but

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES not reported, and reopened claims. Estimates for accident and health claims incurred but not paid are computed using actuarially-determined factors based on a combination of claim completion and claim cost methods, utilizing durational experience, seasonal cycle, changes in health care practice, changes in inflation rates, and the claims backlog. Although considerable variability is inherent in such estimates, management believes that the liabilities for unpaid life and accident and health claims are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known. Such adjustments are included in current operations.

PREMIUM REVENUE

     Ordinary life premiums are recognized as revenue when they become due. Accident and health premiums are recognized as revenue over the terms of the policies. Amounts received from contracts which do not subject the Company to risks arising from policyholder mortality or morbidity, principally universal life and annuity products, are not reflected in premium revenue; rather, such amounts are accounted for as deposits and are included in future policy benefits, losses and claims.

FEDERAL INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER SHARE

     Basic earnings per share are computed by dividing the income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if common stock equivalents were exercised and shared in the earnings of the Company. During the three year period ended December 31, 1998, the Company had no common stock equivalents which would be dilutive.

COMPREHENSIVE INCOME

     In accordance with FASB Statement No. 130, Reporting Comprehensive Income, the Company reports unrealized gains or losses on the Company's available-for-sale securities net of taxes and DAC adjustments in other comprehensive income.

OPERATING SEGMENTS

     In June 1997, the FASB issued Statement No. 131, Disclosures About Segments of an Enterprise and Related Information ("FAS 131"). FAS 131 requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. FAS 131 also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period. See Note M for additional information on the Company's segments.

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES

USE OF ESTIMATES

     The consolidated financial statements reflect estimates and judgments made by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

B. INVESTMENTS

     The amortized cost and estimated fair value of securities available-for-sale as of each December 31, are as follows:

                                                 GROSS UNREALIZED
                             AMORTIZED      --------------------------     ESTIMATED
                                COST           GAINS         LOSSES        FAIR VALUE
                            ------------    -----------    -----------    ------------
1998:
  U.S. Treasury
     securities...........  $  1,637,408    $   193,061    $      (301)   $  1,830,168
  Obligations of states,
     municipalities and
     political
     subdivisions.........     4,558,609        282,521                      4,841,130
  Corporate bonds.........   298,727,804     21,019,913     (2,153,344)    317,594,373
  Foreign bonds...........     3,748,928        410,112                      4,159,040
  Mortgage-backed
     securities...........    93,340,084      3,370,840        (18,100)     96,692,824
                            ------------    -----------    -----------    ------------
TOTAL
  AVAILABLE-FOR-SALE......  $402,012,833    $25,276,447    $(2,171,745)   $425,117,535
                            ============    ===========    ===========    ============
1997:
  U.S. Treasury
     securities...........  $  1,622,984    $   163,059    $    (2,729)   $  1,783,314
  Obligations of states,
     municipalities and
     political
     subdivisions.........     4,573,269        188,771                      4,762,040
  Corporate bonds.........   261,870,236     14,379,573       (933,921)    275,315,888
  Foreign bonds...........     3,722,683        209,797                      3,932,480
  Mortgage-backed
     securities...........   101,353,239      4,009,718       (197,880)    105,165,077
                            ------------    -----------    -----------    ------------
TOTAL
  AVAILABLE-FOR-SALE......  $373,142,411    $18,950,918    $(1,134,530)   $390,958,799
                            ============    ===========    ===========    ============

     The amortized cost and estimated fair value of fixed maturities at December 31, 1998, by contractual maturity, are as follows:

                                                         AMORTIZED       ESTIMATED
                                                            COST         FAIR VALUE
                                                        ------------    ------------
Due in one year or less...............................  $    847,165    $    873,307
Due after one year through five years.................    35,861,630      38,024,889
Due after five years through ten years................   189,203,260     199,643,244
Due after ten years...................................    82,760,694      89,883,271
Mortgage-backed securities............................    93,340,084      96,692,824
                                                        ------------    ------------
TOTAL AVAILABLE-FOR-SALE..............................  $402,012,833    $425,117,535
                                                        ============    ============

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties. Proceeds, gross realized gains, and gross realized losses

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES from the sale of fixed maturities available-for-sale, excluding calls, maturities, and pay downs, are summarized as follows:

                                                      YEAR ENDED DECEMBER 31,
                                              ---------------------------------------
                                                 1998          1997           1996
                                              ----------    -----------    ----------
Proceeds....................................  $7,555,740    $11,938,814    $6,461,944
Gross realized gains........................     458,610        300,546        70,862
Gross realized losses.......................                                  145,879

     The following is a summary of net investment income by category of investments:

                                                     YEAR ENDED DECEMBER 31,
                                            -----------------------------------------
                                               1998           1997           1996
                                            -----------    -----------    -----------
Fixed maturities..........................  $28,675,032    $26,316,987    $23,000,024
Mortgage loans............................      418,992        216,173        184,398
Policy loans..............................      258,091        237,798        223,007
Cash equivalents..........................       56,236        160,376         76,420
                                            -----------    -----------    -----------
Total net investment income...............  $29,408,351    $26,931,334    $23,483,849
                                            ===========    ===========    ===========

     At December 31, 1998, the Company had certificates of deposit and fixed maturity securities with a carrying value of $3,536,000 on deposit with various state insurance departments to satisfy regulatory requirements.

     At December 31, 1998, the Company held no unrated or less-than-investment grade bonds. Management performs periodic evaluations of the relative credit standings of the issuers of bonds held in the Company's portfolio. These evaluations are considered by management in its overall investment strategy.

C. PROPERTY AND EQUIPMENT

     Significant components of property and equipment are stated at cost, and are summarized as follows:

                                                                  DECEMBER 31,
                                                            ------------------------
                                                               1998          1997
                                                            ----------    ----------
Home office building......................................  $2,930,739    $2,930,739
Land......................................................     489,483       489,483
Furniture, fixtures and data processing equipment.........   2,414,576     2,232,223
                                                            ----------    ----------
                                                             5,834,798     5,652,445
Less accumulated depreciation.............................   2,034,064     1,788,418
                                                            ----------    ----------
Total.....................................................  $3,800,734    $3,864,027
                                                            ==========    ==========

     Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $245,646, $352,673, and $224,950, respectively.

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES

D. VALUE OF BUSINESS ACQUIRED

     The changes in the unamortized value of business acquired are summarized as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                          --------------------------
                                                             1998           1997
                                                          -----------    -----------
Balance at beginning of year............................  $12,748,673    $14,480,484
Interest on unamortized balance.........................      829,841        983,435
Amortization............................................   (2,761,767)    (2,715,246)
                                                          -----------    -----------
Balance at end of Year..................................  $10,816,747    $12,748,673
                                                          ===========    ===========

     The estimated percentage of the December 31, 1998 balance to be amortized over the next five years is as follows:

                                                 1999    2000    2001    2002    2003
                                                 ----    ----    ----    ----    ----
Percent amortization...........................  13.2%   11.7%   10.5%   9.3%    8.8%

E. REINSURANCE ARRANGEMENTS

     In the ordinary course of business, CGIC maintains reinsurance arrangements with other insurers. These arrangements are designed to limit the maximum amount of exposure that CGIC retains on any given policy. For ordinary claims, CGIC's maximum retention is $125,000, for group life claims, the maximum retention is $100,000, and for accident and health claims, maximum retention on individual claims is $150,000.

     The following table summarizes the net impact of reinsurance arrangements on benefits, claims, losses and settlement expenses and commissions:

                                                   YEAR ENDED DECEMBER 31,
                                         --------------------------------------------
                                             1998            1997            1996
                                         ------------    ------------    ------------
Benefits, claims, losses and settlement
  expenses.............................  $165,802,631    $137,248,068    $100,374,649
Reinsurance recoverable................     1,662,009       1,879,740       1,945,445
                                         ------------    ------------    ------------
                                         $164,140,622    $135,368,328    $ 98,429,204
                                         ============    ============    ============
Commissions:
  Direct...............................  $ 42,731,780    $ 41,980,653    $ 32,473,382
  Reinsurance allowance................       751,676         820,074         800,771
                                         ------------    ------------    ------------
                                         $ 41,980,104    $ 41,160,579    $ 31,672,611
                                         ============    ============    ============

     CGIC remains obligated for amounts ceded in the event that the reinsurers do not meet their obligations.

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES

F. OTHER POLICY CLAIMS AND BENEFITS PAYABLE

     The following table reflects the activity in the liability for other policy claims and benefits payable, net of reinsurance recoverables, as follows:

                                                    YEAR ENDED DECEMBER 31,
                                          -------------------------------------------
                                              1998            1997           1996
                                          ------------    ------------    -----------
Balance at beginning of year............  $ 27,262,234    $ 22,737,678    $22,479,117
Incurred claims, net of reinsurance,
  related to:
  Current year..........................   128,911,836     109,606,184     84,962,142
  Prior years...........................     3,034,527      (1,610,256)    (5,827,536)
                                          ------------    ------------    -----------
          Total incurred................   131,946,363     107,995,928     79,134,606
Paid claims, net of reinsurance, related
  to:
  Current year..........................    99,223,522      83,036,934     63,753,221
  Prior years...........................    26,802,264      20,434,438     15,122,824
                                          ------------    ------------    -----------
          Total paid....................   126,025,786     103,471,372     78,876,045
                                          ------------    ------------    -----------
Balance at end of Year..................  $ 33,182,811    $ 27,262,234    $22,737,678
                                          ============    ============    ===========

     The foregoing table indicates that a $3,034,527 deficiency in the December 31, 1997 reserves emerged during 1998, a $1,610,256 redundancy in the December 31, 1996 reserves emerged during 1997, and that a $5,827,536 redundancy in the December 31, 1995 reserves emerged during 1996. The deficiency that emerged during 1998 resulted from greater utilization and claim severity than initially anticipated. Redundancies that emerged during 1997 and 1996 resulted from lower utilization and claim severity than initially anticipated.

G. RELATED PARTY TRANSACTIONS

     At December 31, 1998 and 1997, the Company owed its parent, Western and Southern, $11,819,602 pursuant to outstanding promissory notes. These notes are unsecured, and bear interest at 8%. The notes are due on June 1, 1999, and interest on the notes is due quarterly. In February 1999, the parent converted the notes into additional contributed capital to the Company, and forgave all interest due subsequent to September 30, 1998 (see Note N). Interest paid on the notes during 1998, 1997, and 1996 did not differ materially from interest expense.

     The Company's parent provides certain administrative services to the Company, including executive management and investment management services. Charges allocated to the Company for such services were $587,618, $562,410 and $496,042 for 1998, 1997, and 1996, respectively.

H. STATUTORY FINANCIAL INFORMATION

     The Company's insurance subsidiary, CGIC is required to file Annual Statements with state insurance regulatory authorities to whose jurisdiction CGIC is subject. These Annual Statements are prepared on an accounting basis prescribed or permitted by the Nebraska Department of Insurance ("statutory-basis"), which differs from GAAP. Prescribed accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general and administrative rules. Permitted statutory accounting practices encompass all accounting practices not prescribed.

     The statutory-basis capital and surplus of CGIC at December 31, 1998 and 1997, as reported in the Annual Statements filed with regulatory authorities, was $37,021,018 and $41,669,677, respectively, and

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES the statutory-basis net (loss) income for 1998, 1997, and 1996 was $(3,403,382), $(7,688,033), and $3,127,940, respectively.

     At December 31, 1998, total statutory capital and surplus of CGIC is approximately $36,821,000 in excess of minimum regulatory requirements.

     CGIC is subject to certain Risk-Based Capital ("RBC") requirements as specified by the NAIC. The RBC model serves as a benchmark for the regulation of life and accident and health insurance companies by state insurance regulators. At December 31, 1998, CGIC exceeded the minimum RBC requirements.

     The amount of dividends which CGIC can pay is subject to certain regulatory restrictions. At December 31, 1998, CGIC can pay approximately $3,702,000 in dividends without the prior authorization of the Nebraska Insurance Commissioner.

I. FEDERAL INCOME TAXES

     The Company files a consolidated federal income tax return with its parent, Western & Southern.

     Federal income tax expense (benefit) is composed of the following:

                                                     YEAR ENDED DECEMBER 31,
                                            -----------------------------------------
                                               1998           1997           1996
                                            -----------    -----------    -----------
Current...................................  $   554,349    $ 1,198,897    $ 4,905,391
Deferred..................................   (4,678,038)    (3,163,979)    (2,639,666)
                                            -----------    -----------    -----------
                                            $(4,123,689)   $(1,965,082)   $ 2,265,725
                                            ===========    ===========    ===========

     Income tax expense attributable to income from operations differs from the amounts computed by applying the U.S. federal income tax rate of 35%. Those effects are summarized as follows:

                                                     YEAR ENDED DECEMBER 31,
                                             ----------------------------------------
                                                1998           1997           1996
                                             -----------    -----------    ----------
Expected tax expense (benefit) at 35%......  $(4,176,247)   $(1,988,294)   $2,228,462
Non deductible dues........................        3,328
Disallowed meals and entertainment.........        9,550          3,335         3,591
Other......................................       39,680         19,877        33,672
                                             -----------    -----------    ----------
                                             $(4,123,689)   $(1,965,082)   $2,265,725
                                             ===========    ===========    ==========

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                 DECEMBER 31,
                                                          --------------------------
                                                             1998           1997
                                                          -----------    -----------
Deferred tax assets:
  Reserves for future policy benefits...................  $ 8,094,000    $ 3,219,000
  Supplemental contracts................................    2,468,000      2,434,000
  Other.................................................                   4,924,627
                                                          -----------    -----------
                                                           10,562,000     10,577,627
  Deferred tax liabilities:
  Deferred acquisition costs............................    3,719,000      6,225,000
  Bond discount accretion...............................    1,756,000      1,368,000
  Net unrealized appreciation on investment
     securities.........................................    8,087,000      9,925,000
  Value of business acquired............................    3,787,000      4,462,000
  Other.................................................      528,246
                                                          -----------    -----------
                                                           17,877,246     21,980,000
                                                          -----------    -----------
Net deferred tax liabilities............................  $ 7,315,246    $11,402,373
                                                          ===========    ===========

     Federal income taxes paid during 1998, 1997, and 1996 was $706,727, $4,840,447, and $0, respectively.

J. COMMITMENTS AND CONTINGENCIES

     The Company is involved in litigation and may become involved in potential litigation arising in the ordinary course of business. In the opinion of management, the effects, if any, of such litigation are not expected to be material to the Company's consolidated financial condition or results of operations.

K. EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution retirement savings plan (the "401(k) Plan") for all eligible employees. Employees over age 21 become eligible to participate in the 401(k) Plan after 12 months of service. Participants may contribute up to 10% of their pretax annual compensation, up to a maximum established by federal law. The 401(k) Plan provides for Company contributions equal to 2% of each participants pretax compensation, and a matching contribution of 50%, not to exceed 1% of the participant's pretax compensation. In addition, the Board of Directors may annually approve a discretionary contribution. The Company's total contributions to the 401(k) Plan in 1998, 1997, and 1996 were $410,988, $403,478, and $380,936, respectively.

L. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value of financial instruments are based upon quoted market prices, where available, or on values obtained from independent pricing services. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES

     The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures:

     FIXED MATURITY SECURITIES -- Fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services.

     MORTGAGE LOANS, SURPLUS NOTES, POLICY LOANS -- The carrying amounts reported in the consolidated balance sheets for these instruments approximate their fair value.

     CASH AND CASH EQUIVALENTS AND PREMIUMS RECEIVABLE -- The carrying amounts reported in the consolidated balance sheets for these instruments approximate their fair values.

     ANNUITY AND UNIVERSAL LIFE RESERVES -- Fair values for annuity and universal life reserves included in the liability for future policy benefit, losses and claims are the amounts payable on demand.

     OTHER POLICYHOLDERS' CLAIMS AND NOTES PAYABLE -- The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

     Carrying amounts and estimated fair values of financial instruments at each December 31 are summarized as follows:

                                                      1998                          1997
                                           ---------------------------   ---------------------------
                                             CARRYING      ESTIMATED       CARRYING      ESTIMATED
                                              AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                           ------------   ------------   ------------   ------------
ASSETS
Fixed maturities available-for-sale......  $425,117,535   $425,117,535   $390,958,799   $390,958,799
Mortgage loans...........................     4,725,828      4,725,828      4,868,590      4,868,590
Surplus notes............................     4,986,199      4,986,199      4,983,741      4,983,741
Policy loans.............................     3,732,503      3,732,503      3,433,296      3,433,296
Cash and cash equivalents................     4,371,549      4,371,549      4,386,172      4,386,172
Premiums receivable......................     2,717,469      2,717,469      2,180,796      2,180,796
LIABILITIES
Annuity reserves.........................   207,536,307    197,568,617    198,088,566    187,341,921
Universal life reserves..................    58,282,069     51,350,194     54,627,865     48,026,007
Other policyholders' claims..............    30,182,811     30,182,811     27,262,234     27,262,234
Notes payable............................    11,819,602     11,819,602     11,819,602     11,819,602

M. FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

     The Company has identified three distinct operating segments based upon product types, as follows: accident and health, life and annuity, and other. Management has defined operating segments based on product types due to the significant differences in the sales and administration of different product types, including the underwriting and claims adjudication processes.

     Products included in the accident and health segment include Medicare supplement, individual major medical, long-term care, disability, and dental products. Products included in the life and annuity segment include universal life, ordinary life, and annuity products.

     The Company's other segment consists principally of its Continental Print & Photo Company subsidiary, which provides printing services to the Company and others.

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES

     Revenues from the accident and health and life and annuity segments are primarily generated from premiums charged to external policyholders, and interest earned on cash and investments. Revenues from the other segment are primarily printing fees charged to external customers.

     Financial information by segment is summarized as follows:

                                                   YEAR ENDED DECEMBER 31,
                                         --------------------------------------------
                                             1998            1997            1996
                                         ------------    ------------    ------------
ACCIDENT AND HEALTH
  Revenues
     Net premiums......................  $179,726,212    $150,378,174    $115,775,271
     Investment income.................     6,953,797       5,546,748       5,080,780
     Other income......................       259,689         233,616         278,682
                                         ------------    ------------    ------------
                                          186,939,698     156,158,538     121,134,733
  Expenses
     Benefits and claims...............   142,097,952     112,410,445      78,660,085
     Other operating expenses..........    61,486,764      55,257,521      45,261,923
     Federal income tax benefit........    (5,825,756)     (4,028,300)       (975,546)
                                         ------------    ------------    ------------
                                          197,758,960     163,639,666     122,946,462
                                         ------------    ------------    ------------
Segment loss...........................  $(10,819,262)   $ (7,481,128)   $ (1,811,729)
                                         ============    ============    ============
LIFE AND ANNUITY
  Revenues
     Net premiums......................  $ 10,998,431    $ 11,802,065    $  9,263,088
     Investment income.................    23,184,794      21,817,098      21,447,300
     Other income......................       500,948         588,380         913,062
                                         ------------    ------------    ------------
                                           34,684,173      34,207,543      31,623,450
  Expenses
     Benefits and claims...............    22,042,670      22,957,883      19,769,119
     Other operating expenses..........     7,664,987       4,923,358       2,617,860
     Federal income tax expense........     1,741,781       2,214,206       3,232,764
                                         ------------    ------------    ------------
                                           31,449,438      30,095,447      25,619,743
                                         ------------    ------------    ------------
Segment profit.........................  $  3,234,735    $  4,112,096    $  6,003,707
                                         ============    ============    ============
OTHER
  Revenues.............................  $  1,187,408    $  1,214,313    $  1,070,119
  Expenses.............................     1,451,039       1,740,599       1,152,280
  Federal income tax (benefit)
     expense...........................       (39,714)       (150,988)          8,507
                                         ------------    ------------    ------------
SEGMENT LOSS...........................  $   (223,917)   $   (375,298)   $    (90,668)
                                         ============    ============    ============

     Following is a reconciliation of segment (loss) profit to consolidated
(loss) income:

                                                    YEAR ENDED DECEMBER 31,
                                           ------------------------------------------
                                               1998           1997           1996
                                           ------------    -----------    -----------
Segment (loss) profit
  Accident and health....................  $(10,819,262)   $(7,481,128)   $(1,811,729)
  Life and annuity.......................     3,234,735      4,112,096      6,003,707
  Other..................................      (223,917)      (375,298)       (90,668)
                                           ------------    -----------    -----------
CONSOLIDATED (LOSS) INCOME...............  $ (7,808,444)   $(3,744,330)   $ 4,101,310
                                           ============    ===========    ===========

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES

     The Company does not separately allocate investments or other identifiable assets by industry segment.

N. SUBSEQUENT EVENTS

     Effective February 17, 1999, CGIC entered into a reinsurance treaty with Reassurance Company of Hannover ("Hannover"), whereby CGIC ceded 50% of its life, accident and health, and annuity policies inforce at February 1, 1999 to Hannover, and retained the remaining risk. The treaty provides an initial ceding allowance of $13,000,000, which will be accounted for as a deferred reinsurance gain. In connection with this transaction, the Company transferred investment securities and accrued interest with a fair value of $187,399,112 as consideration for the liabilities assumed by Hannover.

     On February 17, 1999, 100% of the outstanding common stock of the Company was acquired by Ceres Group, Inc. ("Ceres"), from Western & Southern. Ceres is a publicly traded holding company which operates primarily through its wholly-owned subsidiary, Central Reserve Life Insurance Company, a life and accident and health insurer domiciled in Ohio. Total consideration paid for the common stock was approximately $84,500,000. In connection with this transaction, the $11,819,602 notes payable to Western & Southern was converted into additional paid-in capital, and the Company paid an extraordinary dividend of $22,500,000.

O. IMPACT OF YEAR 2000 (UNAUDITED)

     The Company devoted significant resources throughout its business operations in 1998 to minimize the risk of potential disruption from the Year 2000 ("Y2K") issue. This issue is a result of computer programs having been written using two digits (rather than four) to define the applicable year. Any information technology ("IT") systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations and system failures. The issue also extends to many "non-IT" systems, such as operating and control systems that rely on embedded computer chips. In addition, like every other business enterprise, the Company is at risk from Y2K failures on the part of its major business counterparts, including suppliers, distributors, licensees and other manufacturers, as well as potential failures in public and private infrastructure services, including electricity, water, gas, transportation and communications.

     Systems failures resulting from the Y2K issue could adversely affect operations and financial results in all of the Company's business segments. Failures may affect such routine but important operations as billing and collection, payroll operations and daily administration of policyholder claims. The Company also has business relationships with agents and health providers, such as hospitals and physicians across the nation. These agents and businesses are themselves reliant on IT and embedded computer chips to conduct their operations.

     1. State of Readiness -- In 1998, the Company designed their systems to be Y2K compliant. All operating systems and applications were Y2K compliant as of December 31, 1998. Other systems such as those controlling payroll, elevators, telephone system and other building systems are scheduled to be completed and Y2K compliant by July 1999.

        The Company prepared a list of all vendors and sent Y2K questionnaires to each in 1998. All vendors were Y2K compliant except for two. One was in progress and the other would not assure Y2K readiness. The Company is presently seeking new vendors who are Y2K compliant and does not see any problems concerning the one vendor.

     2. Costs -- Since the Company was designing its systems with Y2K planning and used primarily internal personnel, the historical costs for Y2K was approximately $1 million in 1998. The

                CONTINENTAL GENERAL CORPORATION AND SUBSIDIARIES

        Company estimates another $400,000 in 1999 for IT systems in the first quarter and approximately $500,000 in the second quarter for the telephone system and other building systems.

     3. Risks -- Management of the Company believes it has an effective program in place to resolve the Year 2000 issue in a timely manner. As noted above, the Company has not yet completed all necessary phases of the Year 2000 program. In the event that the Company does not complete any additional phases and/or the present system were to fail, the Company would be unable to continue important operations as billing and collection, payroll operations and daily administration of policyholder claims. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect the Company. The Company could be subject to litigation for computer systems product failure, for example, equipment shutdown or failure to properly date business records. The amount of potential liability and lost revenue cannot be reasonably estimated at this time.

     4. Contingency Plans -- As a precautionary measure, the Company has developed contingency plans for all systems by department and business function. These plans include information systems recovery, remote site processing and manual procedures to ensure that critical business functions continue without affecting customers and business partners. Outside vendors have indicated that they have or are in the process of developing contingency plans to support their customers.

     At this time, the Company is aware of no Y2K compliance issues that will negatively impact the key business processes of the Company. All Y2K compliance plan activities are scheduled to be completed by July 1999.

                          INDEPENDENT AUDITOR'S REPORT

THE BOARD OF DIRECTORS
THE PYRAMID LIFE INSURANCE COMPANY

     We have audited the accompanying balance sheet of The Pyramid Life Insurance Company as of December 31, 1999 and the related statements of income, cash flows and stockholder's equity and comprehensive income for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Pyramid Life Insurance Company as of December 31, 1999 and the results of its operations and its cash flows for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.


                                          /s/ KPMG LLP


Chicago, Illinois

March 31, 2000

                       THE PYRAMID LIFE INSURANCE COMPANY

                                 BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                               JUNE 30,      DECEMBER 31,
                                                                 2000            1999
                                                              -----------    ------------
                                                              (UNAUDITED)
ASSETS
Investments:
  Fixed maturity securities, at fair value
     (Amortized cost: 1999 -- $101,435).....................   $ 78,936        $ 98,070
  Loans to policyholders....................................      2,397           2,420
                                                               --------        --------
     Total investments......................................     81,333         100,490
Cash........................................................     31,035           9,142
Receivables.................................................      5,585           6,480
Deferred policy acquisition costs...........................      6,144           5,837
Deferred income taxes.......................................      7,387           7,146
Goodwill....................................................      7,044           7,044
Other assets................................................      2,422           2,746
                                                               --------        --------
Total assets................................................   $140,950        $138,885
                                                               ========        ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Insurance reserves:
  Life......................................................   $ 20,989        $ 21,197
  Accident and health.......................................      7,751           6,898
  Claims....................................................     10,772          10,944
                                                               --------        --------
     Total insurance reserves...............................     39,512          39,039
Policyholders' contract deposits............................     30,168          30,342
Unearned premium reserves...................................      9,011           7,790
Accrued income taxes........................................        154              41
Accrued expenses and other liabilities......................      2,224           3,078
                                                               --------        --------
          Total liabilities.................................     81,069          80,290
                                                               --------        --------
STOCKHOLDER'S EQUITY:
  Common stock, $4,300 par value, 582 and 350 shares
     authorized, issued and outstanding at December 31,
     1999...................................................      2,503           2,503
  Paid-in capital...........................................        436             436
  Retained earnings.........................................     59,346          57,840
  Accumulated other comprehensive loss......................     (2,404)         (2,184)
                                                               --------        --------
          Total stockholder's equity........................     59,881          58,595
                                                               --------        --------
Total liabilities and stockholder's equity..................   $140,950        $138,885
                                                               ========        ========

              See accompanying notes to the financial statements.

                       THE PYRAMID LIFE INSURANCE COMPANY

                              STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                              SIX MONTHS
                                                                 ENDED        YEAR ENDED
                                                               JUNE 30,      DECEMBER 31,
                                                                 2000            1999
                                                              -----------    ------------
                                                              (UNAUDITED)
REVENUES
Premiums....................................................    $31,591        $59,767
Net investment income.......................................      3,844          7,178
Other.......................................................      1,533          3,810
                                                                -------        -------
     Total revenues.........................................     36,968         70,755
                                                                -------        -------
EXPENSES
Policyholder benefits.......................................     24,166         44,794
Amortization of deferred policy acquisition costs...........        719          1,566
Other insurance expenses....................................      9,755         18,725
                                                                -------        -------
     Total expenses.........................................     34,640         65,085
                                                                -------        -------
Income before income taxes..................................      2,328          5,670
Income tax expense..........................................        822          1,991
                                                                -------        -------
NET INCOME..................................................    $ 1,506        $ 3,679
                                                                =======        =======

              See accompanying notes to the financial statements.

                       THE PYRAMID LIFE INSURANCE COMPANY

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                              SIX MONTHS
                                                                 ENDED        YEAR ENDED
                                                               JUNE 30,      DECEMBER 31,
                                                                 2000            1999
                                                              -----------    ------------
                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net income..................................................    $ 1,506        $  3,679
Adjustments to reconcile net income to net cash
  Provided (used) by operations:
     Deferred income tax expense............................       (122)           (641)
     Amortization of investments............................        243             664
     Depreciation...........................................        131             322
     Change in:
       Receivables..........................................        895          (1,582)
       Deferred policy acquisition costs....................       (307)            142
       Other assets.........................................       (324)           (526)
       Insurance reserves...................................        114          (2,253)
       Accrued income taxes.................................        113            (413)
       Unearned premiums....................................      1,221               6
       Accrued expenses and other liabilities...............       (854)           (201)
                                                                -------        --------
     Net cash provided (used) by operating activities.......      2,616            (803)
                                                                -------        --------
INVESTING ACTIVITIES
     Sales and maturities of fixed maturity securities......     18,562          28,216
     Purchases of fixed maturity securities.................         --         (26,101)
     Purchases of property & equipment......................       (183)           (100)
     Net change in loans to policyholders...................         23              65
                                                                -------        --------
     Net cash provided by investing activities..............     18,402           2,080
                                                                -------        --------
FINANCING ACTIVITIES
  Universal life and annuity receipts from policyholders....      1,891           4,186
  Universal life and annuity payments to policyholders......     (1,016)         (1,589)
                                                                -------        --------
     Net cash provided by financing activities..............        875           2,597
                                                                -------        --------
  Increase in cash..........................................     21,893           3,874
  Cash, beginning of the period.............................      9,142           5,268
                                                                -------        --------
  Cash, end of the period...................................    $31,035        $  9,142
                                                                =======        ========
Supplemental disclosure of cash flow information
Federal income taxes paid...................................    $   833        $  3,047

              See accompanying notes to the financial statements.

                       THE PYRAMID LIFE INSURANCE COMPANY

          STATEMENTS OF STOCKHOLDER'S EQUITY AND COMPREHENSIVE INCOME

                             (DOLLARS IN THOUSANDS)

                                                                         ACCUMULATED
                                                                            OTHER
                                                                        COMPREHENSIVE       TOTAL
                                          COMMON   PAID-IN   RETAINED      INCOME       SHAREHOLDER'S
                                          STOCK    CAPITAL   EARNINGS      (LOSS)          EQUITY
                                          ------   -------   --------   -------------   -------------
                                                            (DOLLARS IN THOUSANDS)
BALANCE, DECEMBER 31, 1998..............  $1,505    $436     $55,159       $ 1,398         $58,498
Net income..............................     --       --       3,679            --           3,679
Other comprehensive loss (Note 3).......     --       --          --        (3,582)         (3,582)
                                                                                           -------
Total comprehensive income..............                                                        97
Common stock dividend (Note 4)..........    998       --        (998)           --              --
                                          ------    ----     -------       -------         -------
BALANCE, DECEMBER 31, 1999..............  2,503      436      57,840        (2,184)         58,595
Net income (Unaudited)..................     --       --       1,506            --           1,506
Other comprehensive loss (Note 3)
  (Unaudited)...........................     --       --          --          (220)           (220)
                                                                                           -------
Total comprehensive income
  (Unaudited)...........................     --       --          --            --           1,286
                                          ------    ----     -------       -------         -------
BALANCE, JUNE 30, 2000 (UNAUDITED)......  $2,503    $436     $59,346       $(2,404)        $59,881
                                          ======    ====     =======       =======         =======

              See accompanying notes to the financial statements.

                       THE PYRAMID LIFE INSURANCE COMPANY

                       NOTES TO THE FINANCIAL STATEMENTS

                        YEAR ENDED DECEMBER 31, 1999 AND

                   SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

NOTE 1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The Pyramid Life Insurance Company ("Pyramid" or the "Company"), a life and health insurance company domiciled in Kansas, is a wholly-owned subsidiary of United Insurance Company of America ("UICA"), which in turn is wholly-owned by Unitrin, Inc. ("Unitrin"). The Company provides individual health and life insurance products marketed through its independent agents and agencies.

     The audited Financial Statements as of and for the year ended December 31, 1999 included herein have been prepared on the basis of accounting principles generally accepted in the United States of America. The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

     The accompanying unaudited Financial Statements as of and for the six months ended June 30, 2000 have been prepared by Pyramid in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the interim period. All adjustments made were normal recurring accruals.

SIGNIFICANT ACCOUNTING POLICIES

  Investments

     Investments in Fixed Maturity Securities include bonds, notes and redemptive preferred stocks at fair value and are classified as available-for-sale. Unrealized appreciation or depreciation, net of applicable deferred income taxes, on Fixed Maturity Securities is included in Stockholder's Equity and classified as Accumulated Other Comprehensive Income (Loss). The Company has no investments in derivative financial instruments. Gains and losses on sales of investments are computed on the specific identification method and are included in Net Income. The estimated fair value of investments is based upon quoted market price, where available, or on values obtained from independent pricing services.

  Deferred Policy Acquisition Costs

     Certain costs directly associated with the acquiring of new business, principally commissions, are deferred.

     Costs deferred on traditional life products are amortized over the anticipated premium-paying period of related policies in proportion to the ratio of the annual premiums to the total premiums anticipated, which is estimated using the same assumptions in calculating policy reserves. Costs of acquiring accident and health policies are amortized over the term of the related policy. Costs of acquiring universal life products are amortized in proportion to the present value of estimated gross profits over the product's assumed duration. To the extent that unrealized gains or losses on available-for-sale securities would result in an adjustment of deferred policy acquisition costs had those gains or losses actually been realized, the related unamortized deferred policy acquisition costs are recorded as an adjustment of the unrealized gains or losses included in stockholder's equity.

                       THE PYRAMID LIFE INSURANCE COMPANY

                       NOTES TO THE FINANCIAL STATEMENTS

                        YEAR ENDED DECEMBER 31, 1999 AND

                   SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

  Insurance Reserves

     Reserves for claim and claim adjustment expenses on accident and health claims represent the estimated amounts necessary to cover the ultimate costs of investigating and settling all losses incurred. Such estimates are based upon individual case estimates for reported claims and estimates for incurred but not reported losses.

     For traditional life insurance products, the reserve for future policy benefits are primarily estimated on the net level premium method based on expected mortality, interest and withdrawal rates, including provisions for adverse mortality. These assumptions vary by such characteristics as plan, age at issue and policy duration. Mortality assumptions reflect the Company's historical and industry standards. Interest rate assumptions principally range from 3.00% to 6.00%. Withdrawal assumptions are based on actual and industry experience.

     Reserves for universal life contracts are equal to the account balances that accrue to the policyholders. Interest crediting rates ranged from 5.75% to 6.00% for the periods ended December 31, 1999 and June 30, 2000.

REVENUE

     Accident and health insurance premiums are recognized ratably over the periods to which the premiums relate. Traditional life insurance premiums are recognized as revenue when due. Revenues on universal life contracts are comprised of contract charges and fees, which are recognized over the coverage period.

REINSURANCE

     In the normal course of business, the Company reinsures certain risks above certain retention levels with other insurance enterprises. Amounts recoverable from reinsurers for benefits for which the Company has not been relieved of its legal obligation to the policyholder are included in Receivables. Gains related to long-duration reinsurance contracts are deferred and amortized over the life of the underlying reinsured policies. Losses related to long-duration reinsurance contracts are recognized immediately.

GOODWILL

     Goodwill relating to the acquisition of the Company by UICA prior to 1970 is not being amortized. UICA has elected to pushdown the costs in excess of net assets of purchased business to the Company.

INCOME TAXES

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period in which the change is enacted.

                       THE PYRAMID LIFE INSURANCE COMPANY

                       NOTES TO THE FINANCIAL STATEMENTS

                        YEAR ENDED DECEMBER 31, 1999 AND

                   SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

RELATED PARTY TRANSACTIONS

     The Company and Unitrin Services Company ("USC"), a wholly-owned subsidiary of Unitrin, are parties to a general services agreement whereby USC provides certain management services, group medical insurance and other insurance to the Company. Amounts allocated to the Company were $1,317,000 in 1999 and $559,000 for the six months ended June 30, 2000. Additionally, the Company and USC are parties to a data processing agreement whereby USC provides certain data processing services to the Company. Amounts allocated to the Company were $645,000 in 1999, and $284,000 for the six months ended June 30, 2000.

     The Company and UICA are parties to certain agreements whereby the Company provides claims administration, accounting and payroll services to UICA's Worksite Products Division. Other Income includes $779,000 of service fees related to the agreement with UICA in 1999, and $160,000 for the six months ended June 30, 2000.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1999, the Financial Accounting Standards Board issued SFAS No.137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" which deferred the effective date of SFAS No. 133, "Accounting for Derivatives Instruments and for Hedging Activities." SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes "special accounting" for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments; hedges of the variable cash flows of forecasted transactions; and hedges of foreign currency exposures of net investments in foreign operations. Accordingly, SFAS No. 133 is effective for years beginning after June 15, 2000, with earlier adoption permitted. The Company believes that the effect of adoption of SFAS No. 133 will not be material.

NOTE 2.  INVESTMENTS AND INVESTMENT INCOME

     The amortized cost and estimated fair value of the Company's investments in Fixed Maturity Securities at December 31, 1999 were:

                                                      GROSS UNREALIZED
                                         AMORTIZED    ----------------     FAIR
                                           COST       GAINS    LOSSES      VALUE
                                         ---------    -----    -------    -------
                                                  (DOLLARS IN THOUSANDS)
U.S. government and government agencies
  and authorities......................  $ 88,088     $202     $(2,029)   $86,261
  Corporate bonds and notes............    11,597       --      (1,190)    10,407
  Redemptive preferred stock...........     1,750       --        (348)     1,402
                                         --------     ----     -------    -------
          Total........................  $101,435     $202     $(3,567)   $98,070
                                         ========     ====     =======    =======

     Net investment income for the year ended December 31, 1999 was:

                       THE PYRAMID LIFE INSURANCE COMPANY

                       NOTES TO THE FINANCIAL STATEMENTS

                        YEAR ENDED DECEMBER 31, 1999 AND

                   SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

                                                                       1999
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Interest and dividends on fixed maturity securities.......            $6,573
Other.....................................................               624
                                                                      ------
          Total...........................................             7,197
Investment expenses.......................................                19
                                                                      ------
  Net investment income...................................            $7,178
                                                                      ======

     The components of sales and maturities of fixed maturity securities for the year ended December 31, 1999 were:

                                                                       1999
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Proceeds from sales and maturities..........................         $28,216
                                                                     =======
Gross realized gains........................................               1
Gross realized losses.......................................              (2)
                                                                     -------
Net realized gains (losses).................................         $    (1)
                                                                     =======

     The amortized cost and estimated fair value of the Company's investments in Fixed Maturity Securities at December 31, 1999 by contractual maturity were:

                                                       AMORTIZED COST    FAIR VALUE
                                                       --------------    ----------
                                                          (DOLLARS IN THOUSANDS)
Due in one year or less..............................     $ 35,325        $35,478
Due after one year to five years.....................       22,890         22,610
Due after five years to fifteen years................       29,582         27,940
Due after fifteen years..............................       11,887         10,640
Redemptive preferred stock with no single maturity
  date...............................................        1,751          1,402
                                                          --------        -------
Total fixed maturity securities......................     $101,435        $98,070
                                                          ========        =======

     The expected maturities may differ from the contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties.

                       THE PYRAMID LIFE INSURANCE COMPANY

                       NOTES TO THE FINANCIAL STATEMENTS

                        YEAR ENDED DECEMBER 31, 1999 AND

                   SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

NOTE 3.  OTHER COMPREHENSIVE LOSS

     Comprehensive income is comprised of all changes to stockholder's equity, including net income, except those changes resulting from investments by and distributions to stockholders. The changes in the components of accumulated other comprehensive loss are shown below:

                                                        SIX MONTHS
                                                          ENDED        YEAR ENDED
                                                         JUNE 30,     DECEMBER 31,
                                                           2000           1999
                                                        ----------    ------------
                                                          (DOLLARS IN THOUSANDS)
Gross unrealized investment gains (losses) arising
  During the period:
     Fixed maturity securities........................    $(339)        $(5,518)
     Income tax benefit (expense).....................      119           1,936
                                                          -----         -------
     Unrealized investment losses, net................     (220)         (3,582)
                                                          -----         -------
Reclassification adjustment for gross gains
     Realized in net income...........................       --              --
                                                          -----         -------
Other comprehensive loss..............................    $(220)        $(3,582)
                                                          =====         =======

NOTE 4.  STATUTORY FINANCIAL INFORMATION

     The Company is domiciled in the State of Kansas and prepares statutory financial statements on the basis of accounting practices prescribed by the Department of Insurance of the State of Kansas, which is a comprehensive basis of accounting other than Generally Accepted Accounting Principles.

     Statutory capital and surplus and net income, determined in accordance with accounting practices prescribed by regulation and statute of the Department of Insurance of the State of Kansas were:

                                                                         1999
                                                                ----------------------
                                                                (DOLLARS IN THOUSANDS)
Statutory capital and surplus...............................           $43,334
Statutory net income........................................           $ 2,951

     Various state insurance laws restrict the amount that insurance companies may transfer in the form of dividends, loans, or advances without prior approval of regulatory authorities.

     In 2000, the Company would be able to pay $4,333,000 to its shareholder without prior written approval of regulatory authorities. The statutory statement value of bonds on deposit with various insurance regulatory agencies, as required by laws, was $31,380,000 at December 31, 1999.

     In 1999, the Company issued an additional 232,000 shares of stock in the form of a stock dividend to its stockholders.

                       THE PYRAMID LIFE INSURANCE COMPANY

                       NOTES TO THE FINANCIAL STATEMENTS

                        YEAR ENDED DECEMBER 31, 1999 AND

                   SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

NOTE 5.  ACCIDENT AND HEALTH INSURANCE CLAIM RESERVE ACTIVITY

     Accident and Health Claim Reserve Activity for the year ended December 31, 1999 and the six months ended June 30, 2000 was:

                                                        SIX MONTHS
                                                          ENDED        YEAR ENDED
                                                         JUNE 30,     DECEMBER 31,
                                                           2000           1999
                                                        ----------    ------------
                                                          (DOLLARS IN THOUSANDS)
Reserves beginning of the period
Gross.................................................   $10,652        $11,204
Ceded.................................................       577            267
                                                         -------        -------
Net reserves beginning of the period..................    10,075         10,937
                                                         -------        -------
Incurred related to:
Current year..........................................    22,241         39,976
Prior years...........................................    (1,095)          (961)
                                                         -------        -------
          Total incurred..............................    21,146         39,015
                                                         -------        -------
Paid related to:
Current year..........................................    14,441         30,692
Prior years...........................................     6,676          9,185
                                                         -------        -------
          Total paid..................................    21,117         39,877
                                                         -------        -------
Net reserves at the end of the period.................    10,104         10,075
Ceded.................................................       554            577
                                                         -------        -------
Reserves at the end of the period.....................   $10,658        $10,652
                                                         =======        =======

     The following is a reconciliation of the Accident and Health Claim Reserve balances to the amounts reported in the Balance Sheets at December 31, 1999 and at June 30, 2000:

                                                        SIX MONTHS
                                                          ENDED        YEAR ENDED
                                                         JUNE 30,     DECEMBER 31,
                                                           2000           1999
                                                        ----------    ------------
                                                          (DOLLARS IN THOUSANDS)
Reserves as reported:
  Accident and health future policy benefits..........   $ 7,751        $ 6,898
  Claims..............................................    10,772         10,944
                                                         -------        -------
          Total reserves as reported..................    18,523         17,842
  Less active life reserve............................    (6,597)        (5,963)
  Less life claims....................................    (1,268)        (1,227)
                                                         -------        -------
Accident and health claim reserves....................   $10,658        $10,652
                                                         =======        =======

NOTE 6.  REINSURANCE

     The Company utilizes reinsurance arrangements to limit its maximum loss, provide greater diversification of risk, and minimize exposure on larger risks. The ceding of insurance does not discharge the primary liability of the original insurer, and accordingly the original insurer remains contingently liable.

                       THE PYRAMID LIFE INSURANCE COMPANY

                       NOTES TO THE FINANCIAL STATEMENTS

                        YEAR ENDED DECEMBER 31, 1999 AND

                   SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

Amounts recoverable from reinsurers are estimated in a manner consistent with the reserve for losses liability.

     The effects of reinsurance on written premiums are as follows:

                                        DIRECT     ASSUMED    CEDED       NET
                                        -------    -------    ------    -------
                                                (DOLLARS IN THOUSANDS)
Year ended December 31, 1999
Accident and health...................  $58,639    $    --    $1,349    $57,290
Life..................................    6,678    $    --       524      6,154
                                        -------    -------    ------    -------
Total written premiums................  $65,317    $    --    $1,873    $63,444
                                        =======    =======    ======    =======
Six months ended June 30, 2000
Accident and health...................  $31,718    $    --    $  893    $30,825
Life..................................    3,237    $    --    $  267      2,970
                                        -------    -------    ------    -------
Total written premiums................  $34,955    $    --    $1,160    $33,795
                                        =======    =======    ======    =======

NOTE 7.  FEDERAL INCOME TAXES

     The Company is subject to Federal income taxation as a life insurance company. For the year ended December 31, 1999, Unitrin will file a consolidated Federal income tax return with all of its subsidiaries including the Company, except for The Reliable Life Insurance Company and its subsidiaries ("Reliable") and NationalCare Insurance Company and its subsidiaries ("NationalCare"). The method of tax allocation between companies is subject to a written agreement. In accordance with this agreement, the Company pays Federal income tax on a separate company basis.

     Prior to 1984, certain life insurance company income was not subject to current taxation. This accumulated amount of income was set aside in a special memorandum tax account. Federal income taxes would be paid on the amount of such income, approximately $10,811,000 if distributions to stockholders in the future exceeded previously taxed income or if the Company does not continue to meet certain limitations.

     Federal income tax expense is composed of the following for the year ended December 31, 1999:

                                                                       1999
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Current.....................................................          $2,633
Deferred....................................................            (642)
                                                                      ------
          Total.............................................           1,991
                                                                      ======

     The components of the effective income tax rate on Income before Income Taxes for the year ended December 31, 1999 were:

                                                              1999
                                                              -----
Statutory federal income tax rate...........................   35.0%
Meals and entertainment.....................................    0.2
                                                              -----
  Effective income tax rate.................................   35.2%
                                                              =====

                       THE PYRAMID LIFE INSURANCE COMPANY

                       NOTES TO THE FINANCIAL STATEMENTS

                        YEAR ENDED DECEMBER 31, 1999 AND

                   SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

     The effects of temporary differences that give rise to significant portions of the Company's Net Deferred Tax Asset at December 31, 1999 were:

                                                                       1999
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Insurance reserves......................................            $4,155
  Deferred policy acquisition costs.......................             3,196
  Unrealized investment losses............................             1,175
                                                                      ------
          Total deferred tax assets.......................             8,526
                                                                      ------
Deferred tax liabilities:
  Deferred and uncollected premium........................               736
  Other...................................................               644
                                                                      ------
          Total deferred tax liabilities..................             1,380
                                                                      ------
Net deferred tax asset....................................            $7,146
                                                                      ======

     Management believes that the Company will generate sufficient future taxable income to realize the net deferred tax asset. Accordingly, the Company has not recorded a valuation allowance.

NOTE 8.  RETIREMENT PLANS

     Unitrin sponsors a defined benefit pension plan covering substantially all of the Company's employees. Benefits are based on the employee's years of service and compensation during employment. Unitrin's annual contributions are made at an amount necessary to meet the funding requirements of the Employee Retirement Income Security Act of 1974, as amended. Pension expense of $181,000 was recognized by the Company in accordance with SFAS No. 87, "Employer's Accounting for Pensions" in 1999.

     The accumulated benefit obligation of the Unitrin pension plan determined in accordance with SFAS No. 87 based on an assumed interest rate of 7.25 percent and a rate of increase in future compensation levels of 4.0 percent and long-term rate on the plan assets of 6.5% was $103,420,000 including vested benefits of $101,326,000 at December 31, 1999. The fair value of plan assets was $168,785,000 at December 31, 1999.

NOTE 9.  CONTINGENCIES

     The Company is party to various legal actions incidental to their businesses. The Company believes that resolution of these matters will not have a material adverse effect on the Company's financial position.

NOTE 10.  SUBSEQUENT EVENTS (UNAUDITED)

     On July 26, 2000, UICA, the Company's parent, completed the sale of the Company to Ceres Group, Inc. for $67,500,000 in cash, subject to an adjustment for a dividend paid by the Company to UICA of $25,000,000 immediately prior to closing.

NOTE 11.  BUSINESS SEGMENTS

     The Company is engaged in the Individual Life and Health insurance business providing Traditional Life coverages as well as Accident and Health coverages, principally Major Medical Insurance and

                       THE PYRAMID LIFE INSURANCE COMPANY

                       NOTES TO THE FINANCIAL STATEMENTS

                        YEAR ENDED DECEMBER 31, 1999 AND

                   SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

Medicare Supplement Insurance. The accounting policies of the segments are the same as those described in Note 1. The Company manages its assets on a legal entity basis, as such assets are not readily identifiable by individual segment; distinct investment portfolios are not maintained for each segment, and accordingly, allocation of assets to each segment is not performed. Therefore, investment income and realized investment gains/losses are allocated based on each segment's carried insurance reserves, as adjusted. The Operating Profit for each business segment is derived after all operating expenses have been allocated, which are primarily allocated based on premium. All significant intercompany income and expenses have been eliminated.

     Segment Revenues and Operating Profits for the year ended December 31, 1999 and the six months ended June 30, 2000 were:

                                                        SIX MONTHS
                                                          ENDED        YEAR ENDED
                                                         JUNE 30,     DECEMBER 31,
                                                           2000           1999
                                                        ----------    ------------
                                                          (DOLLARS IN THOUSANDS)
Revenues:
Individual life insurance.............................   $ 5,291        $10,507
Accident and health major medical.....................     4,371         11,098
  Medicare supplement.................................    25,203         44,958
  Other...............................................     2,103          4,192
                                                         -------        -------
Total revenues........................................   $36,968        $70,755
                                                         =======        =======
Operating profits:
Individual life insurance.............................   $ 1,687        $ 1,911
Accident and health major medical.....................       182          1,396
  Medicare supplement.................................       545          1,851
  Other...............................................       (86)           512
                                                         -------        -------
Total operating profits...............................   $ 2,328        $ 5,670
                                                         =======        =======

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                               14,000,000 SHARES


                            [CERES GROUP, INC. LOGO]


                               CERES GROUP, INC.


                                  COMMON STOCK

                       ----------------------------------

                                   PROSPECTUS
                       ----------------------------------


FRIEDMAN BILLINGS RAMSEY

                    SANDLER O'NEILL & PARTNERS, L.P.
                                       STIFEL, NICOLAUS & COMPANY

                                                   INCORPORATED

                               December    , 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Ceres estimates that its expenses in connection with the offering (other than underwriting discounts and commissions) will be as follows:


SEC registration fee........................................    $   13,403.25
NASD filing fee.............................................         6,192.50
NASDAQ listing fee..........................................        17,500.00
Registrar and transfer agent's fees and expenses............         3,000.00
Printing expenses...........................................       175,000.00
Accounting fees and expenses................................       450,000.00
Legal fees and expenses.....................................       550,000.00
Miscellaneous...............................................       134,904.25
                                                                -------------
          Total.............................................    $1,350,000.00
                                                                =============



All amounts except the SEC registration fee, the NASD filing fee and the NASDAQ listing fee are estimated.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, which enables a corporation in its original certificate or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit. Our Certificate of Incorporation, a copy of which is incorporated by reference to this registration statement, contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     Reference also is made to Section 145 of the Delaware General Corporation Law, which grants a corporation power to indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred. Any indemnification made under Section 145, unless ordered by a court, shall be authorized upon a determination that indemnification of the director, officer, employee or agent is proper because the person has met the applicable standard of conduct required by this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination by a majority vote of the directors who are not parties to such action, suit, or proceeding, even though less than a quorum, or by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or if there are no such directors, or if such directors so direct, by independent legal counsel, or by the stockholders. Ceres' Certificate of Incorporation and Bylaws provides for the indemnification of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

     Ceres maintains an insurance policy that provides protection, within the maximum liability limits of the policy and subject to a deductible amount for each claim, to us under our indemnification obligations for securities claims and to our directors and officers of the company with respect to certain matters that are not covered by Ceres' indemnification obligations.


     There is no pending litigation or proceeding involving any director or officer of the company as to which indemnification is being sought, nor is Ceres aware of any threatened litigation that may result in claims for indemnification by any director or officer.


     Pursuant to the underwriting agreement filed as Exhibit 1.1 to this registration statement, the underwriters have agreed to indemnify the directors, officers and controlling persons of Ceres against certain civil liabilities that may be incurred in connection with the offering, including certain liabilities under the Securities Act resulting from information provided to Ceres by the representatives of the underwriters expressly for use in the prospectus.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


     On October 1, 2001, we issued 28,403 shares of our common stock to Peter W. Nauert, our Chairman, President and Chief Executive Officer, pursuant to the stock award provision of his new employment agreement. This issuance was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.



     On July 2, 2001, we issued 103,412 shares of our common stock to Peter W. Nauert, our Chairman, President and Chief Executive Officer, pursuant to the stock award provision of his employment agreement, as amended. This issuance was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.



     Also on July 2, 2001, we issued 11,490 shares of our common stock to Billy
B. Hill, Jr., our former General Counsel, pursuant to his retainer agreement. This issuance was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.


     On April 2, 2001, we issued 37,166 shares of our common stock to Peter W. Nauert, our Chairman of the Board, President and Chief Executive Officer, pursuant to the stock award provision of his employment agreement, as amended. This issuance was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.


     Also on April 2, 2001, we issued 4,129 shares of our common stock to Billy
B. Hill, Jr., our former General Counsel, pursuant to his retainer agreement. This issuance was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.


     Also on April 2, 2001, we issued 68,025 shares of our common stock to eligible officers in connection with our 2000 Officer Bonus Plan. These issuances were not required to be registered under the Securities Act of 1933, as amended, because the issuances were not "sales" within the meaning of Section 2(3) of the Securities Act. The issuances were also exempt from registration in accordance with exemptions available under applicable state securities laws.

     Also on April 2, 2001, we issued 7,170 shares of our common stock pursuant to our 2001 Stock Bonus Plan. Each employee who was employed by us from July 1, 2000 to March 31, 2001 received a one-time bonus of 10 shares of our common stock. These issuances were not required to be registered under the Securities Act of 1933, as amended, because the issuances were not "sales" within the meaning of

Section 2(3) of the Securities Act. The issuances were also exempt from registration in accordance with exemptions available under applicable state securities laws.


     On January 2, 2001, we issued 34,626 shares of our common stock to Peter W. Nauert pursuant to the stock award provision of his employment agreement, as amended. This issuance was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.



     Also on January 2, 2001, we issued 3,847 shares of our common stock to Billy B. Hill, Jr. pursuant to his retainer agreement. This issuance was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.



     On October 5, 2000, we issued 36,909 shares of our common stock to Peter W. Nauert pursuant to the stock award provision of his employment agreement, as amended. This issuance was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.



     Also on October 5, 2000, we issued 4,101 shares of our common stock to Billy B. Hill, Jr. pursuant to his retainer agreement. This issuance was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.


     On September 13, 2000, we issued 37,718 shares of our common stock to eligible officers in connection with our 1999 Officer Bonus Program. These issuances were not required to be registered under the Securities Act of 1933, as amended, because the issuances were not "sales" within the meaning of Section 2(3) of the Securities Act. The issuances were also exempt from registration in accordance with exemptions available under applicable state securities laws.

     On July 25, 2000, we sold 3,333,334 shares of our common stock at $6.00 per share in a private placement sale and, on July 26, 2000, sold 75,000 shares of convertible voting preferred stock at $100.00 per share to United Insurance Company of America in a private placement sale. The $27.5 million proceeds from these sales were used for the purchase of The Pyramid Life Insurance Company from United Insurance, a subsidiary of Unitrin, Inc. The sales were exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.

     On July 7, 2000, we issued 6,370 shares of our common stock pursuant to our 2000 Stock Bonus Plan. Each employee who was employed by us on June 30, 2000 received a one-time bonus of 10 shares. This issuance was not required to be registered under the Securities Act of 1933, as amended, because the issuances were not "sales" within the meaning of Section 2(3) of the Securities Act. The issuances were also exempt from registration in accordance with exemptions available under applicable state securities laws.


     On July 1, 2000, we issued 33,988 shares of our common stock to Peter W. Nauert pursuant to the stock award provision of his employment agreement, as amended. This issuance was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.



     Also on July 1, 2000, we issued 3,776 shares of our common stock to Billy
B. Hill, Jr. pursuant to his retainer agreement. This issuance was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.


     On May 1, 2000, we issued 59,143 shares of our common stock to Mr. Nauert pursuant to the stock award provision of his employment agreement, as amended. This issuance was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.

     Also on May 1, 2000, we issued 6,571 shares of our common stock to Mr. Hill pursuant to his retainer agreement. This issuance was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.

     On November 8, 1999, we issued 16,667 shares of our common stock to Mr. Hill pursuant to his retainer agreement. This issuance was from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.

     In the third quarter of 1999, we issued Mr. Nauert 108,108 shares of our common stock pursuant to the stock award provision of his employment agreement, as amended. This issuance was exempt from registration in accordance with
Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.

     On September 22, 1999, we issued 16,667 shares of our common stock to Val Rajic, our former Executive Vice President, pursuant to his Settlement and Consulting Agreement, dated as of August 10, 1999. This issuance was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.

     On August 17, 1999, we issued 52,227 shares of our common stock to Val Rajic upon the cashless exercise of his warrants to purchase 100,000 shares of common stock at $6.00 per share and warrants to purchase 50,000 shares of common stock at $5.50 per share. The issuance of the warrants and the common stock upon exercise of the warrants was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.

     On February 17, 1999, we sold 2,000,000 shares of our common stock at $7.50 per share in a private placement sale. The $15.0 million proceeds were used for the purchase of Continental General Corporation and its subsidiary, Continental General Insurance Company. The sale was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.

     On January 22, 1999, we issued 2,560 shares of our common stock pursuant to our 1998 Stock Bonus Plan. Each employee located in the State of Ohio and employed by Central Reserve from January 1, 1998 through December 31, 1998 received a one-time bonus of 10 shares. These issuances were not required to be registered under the Securities Act of 1993, as amended, because the issuances were not "sales" within the meaning of Section 2(3) of the Securities Act. The issuances were also exempt from registration in accordance with exemptions available under applicable state securities laws.

     On June 26, 1998, our stockholders approved an equity financing transaction pursuant to which 7,300,000 common shares were issued and equity warrants to acquire up to 3,650,000 common shares at an exercise price of $5.50 per share, for an aggregate consideration of $40.2 million to a group of accredited investors. The transaction closed on July 3, 1998 and the proceeds were used to pay off the Bridge Loan, plus interest, pay related transaction expenses, such as legal, printing, accounting and investment banking fees, and make a $14.0 million contribution to the surplus of Central Reserve. The remaining $13 million was used for working capital at Ceres. The 7,300,000 shares of common stock and equity warrants were exempt from registration in accordance with
Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.

     In November 1997, we entered a stock purchase agreement with Strategic Acquisition Partners, LLC. At the same time, Strategic Partners arranged for an interim loan of $20.0 million to us. In consideration for the arrangement of this bridge loan and guarantees issued in connection with the bridge loan, we issued warrants to purchase 800,000 shares of our common stock at $6.00 per share and warrants to purchase an additional 200,000 shares at $6.00 per share upon receipt of stockholder approval in July 1998 to investors of Strategic Partners and Turkey Vulture Fund XIII, Ltd. The proceeds of the $20 million bridge loan were used to (1) repay $5.2 million to Huntington National Bank, (2) invest approximately $14 million in the surplus of Central Reserve Life Insurance Company, (3) establish an approximately $0.8 million reserve at Ceres, and (4) pay transaction expenses. The warrants to purchase 1,000,000 shares of common stock were exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, and exemptions available under applicable state securities laws.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits: See the Exhibit Index following the signature page to this registration statement.

     (b) Financial Statement Schedules: All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable, and therefore have been omitted.


                            ITEM                                PAGE
                            ----                                ----
Schedule II -- Ceres Group, Inc. (Parent Only) for years
  ended December 31, 2000, 1999 and 1998
     Balance Sheets.........................................    F-49
     Statements of Operations...............................    F-50
     Statement of Cash Flows................................    F-51
Schedule III -- Supplemental Insurance Information..........    F-52
Schedule IV -- Reinsurance..................................    F-53


     All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that:

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Strongsville, State of Ohio, on November 16, 2001.


                                          CERES GROUP, INC.

                                          By:   /s/ PETER W. NAUERT
                                            ------------------------------------
                                              Peter W. Nauert
                                              Chairman of the Board, President
                                              and Chief Executive Officer

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the date indicated.



/s/ PETER W. NAUERT                            Chairman of the Board, President and  November 16, 2001
---------------------------------------------  Chief Executive Officer
Peter W. Nauert                                (principal executive officer)

/s/ CHARLES E. MILLER JR.                      Executive Vice President,             November 16, 2001
---------------------------------------------  Chief Financial Officer and
Charles E. Miller, Jr.                         Treasurer
                                               (principal financial and accounting
                                               officer)
ANDREW A. BOEMI+                               Director
---------------------------------------------
Andrew A. Boemi
MICHAEL A. CAVATAIO+                           Director
---------------------------------------------
Michael A. Cavataio
BRADLEY E. COOPER+                             Director
---------------------------------------------
Bradley E. Cooper
SUSAN S. FLEMING+                              Director
---------------------------------------------
Susan S. Fleming
RODNEY L. HALE+                                Director
---------------------------------------------
Rodney L. Hale
ROBERT J. LUNN+                                Director
---------------------------------------------
Robert J. Lunn
WILLIAM J. RUH+                                Director
---------------------------------------------
William J. Ruh
ROBERT A. SPASS+                               Director
---------------------------------------------
Robert A. Spass
+By: /s/ PETER W. NAUERT                                                             November 16, 2001
---------------------------------------------
Peter W. Nauert
Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                INCORPORATED BY
                                                 REFERENCE TO
                                                REGISTRATION OR    FORM OR                  EXHIBIT
                     EXHIBITS                     FILE NUMBER      REPORT        DATE       NUMBER
                     --------                   ---------------    -------    ----------    -------
 (1)  Form of Underwriting Agreement.                                   *                      1.1
 (2)  Plan of acquisition, reorganization,
      arrangement, liquidation, or
      succession.
      (1) Amended and Restated Stock                  0-8483         10-K     Mar. 1998        2.2
          Purchase Agreement, dated March
          30, 1998, by and among Strategic
          Partners, Insurance Partners,
          L.P., Insurance Partners Offshore
          (Bermuda), L.P., and Central
          Reserve.
      (2) Merger Agreement and Plan of                0-8483          8-K     Dec. 1998        2.1
          Reorganization dated December 8,
          1998 between Central Reserve Life
          Corporation and Ceres Group, Inc.
      (3) Stock Purchase Agreement dated as           0-8483          8-K     Feb. 1999        2.2
          of November 4, 1998 between The
          Western and Southern Life
          Insurance Company and Ceres Group,
          Inc.
      (4) Purchase Agreement dated October            0-8483          8-K     Aug. 2000        2.1
          7, 1999, by and between United
          Insurance Company of America and
          Ceres Group, Inc.
      (5) Amendment of Purchase Agreement by          0-8483          8-K     Aug. 2000        2.2
          and between United Insurance
          Company of America and Ceres
          Group, Inc. dated as of April 17,
          2000.
      (6) Amendment No. 2 to Purchase                 0-8483          8-K     Aug. 2000        2.3
          Agreement by and between United
          Insurance Company of America and
          Ceres Group, Inc. dated as of July
          5, 2000.
 (3)  Articles of Incorporation and Bylaws.
      (1) Certificate of Incorporation of             0-8483          8-K     Dec. 1998        3.1
          Ceres Group, Inc. as filed with
          Secretary of Delaware on October
          22, 1998.
      (2) Certificate of Amendment of the             0-8483          8-K     Aug. 2000        3.1
          Certificate of Incorporation of
          Ceres Group, Inc. dated July 25,
          2000.
      (3) Bylaws of Ceres Group, Inc.                 0-8483          8-K     Dec. 1998        3.2

                                                INCORPORATED BY
                                                 REFERENCE TO
                                                REGISTRATION OR    FORM OR                  EXHIBIT
                     EXHIBITS                     FILE NUMBER      REPORT        DATE       NUMBER
                     --------                   ---------------    -------    ----------    -------
 (4)  Instruments defining the rights of
      security holders, including
      indentures.
      (1) Amended and Restated Voting                 0-8483          8-K     Aug. 2000        4.2
          Agreement dated as of July 25,
          2000 by and among Ceres Group,
          Inc. (as successor-in-interest to
          Central Reserve Life Corporation)
          and the security holders listed on
          the signature pages thereof.
      (2) Stockholders Agreement, dated as            0-8483          8-K     Feb. 1999        4.2
          of July 1, 1998 by and among Ceres
          Group, Inc. (as
          successor-in-interest to Central
          Reserve Life Corporation) and the
          security holders listed on the
          signature pages thereof.
      (3) Amended and Restated Registration           0-8483          8-K     Aug. 2000        4.1
          Rights Agreement dated as of July
          25, 2000 between Ceres Group, Inc.
          (as successor-in-interest to
          Central Reserve Life Corporation)
          and the persons and entities set
          forth on the signature pages
          attached thereto.
      (4) United Registration Rights                  0-8483          8-K     Aug. 2000        4.4
          Agreement dated as of July 26,
          2000 between Ceres Group, Inc. and
          United Insurance Company of
          America.
      (5) Form of Stockholders Agreement           333-59784          S-1     Apr. 2001        4.5
          between QQLink.com, Inc., Ceres
          Group, Inc. and the persons and
          entities listed on the signature
          pages thereto.
 (5)  Opinion re: Legality.
      (1) Opinion of Kohrman Jackson &                                  *                      5.1
          Krantz P.L.L. as to the validity
          of the common stock being
          registered
(10)  Material Contracts.
      (1) Agreement of Lease.                         0-8483         10-K     Mar. 1992       10(c)
      (2) Mortgage Note.                              0-8483         10-K     Mar. 1992       10(d)
      (3) Mortgage.                                   0-8483         10-K     Mar. 1992       10(e)
      (4) Lease Extension Agreement.                  0-8483         10-K     Mar. 2001       10.1
      (5) First Loan Modification Agreement.          0-8483         10-K     Mar. 2001       10.2
      (6) Warrant to purchase Common Shares,          0-8483          8-K     Dec. 1997       10.4
          dated December 16, 1997 by Central
          Reserve Life Corporation in favor
          of Peter W. Nauert.

                                                INCORPORATED BY
                                                 REFERENCE TO
                                                REGISTRATION OR    FORM OR                  EXHIBIT
                     EXHIBITS                     FILE NUMBER      REPORT        DATE       NUMBER
                     --------                   ---------------    -------    ----------    -------
      (7)  Warrant to purchase Common Shares,         0-8483          8-K     Dec. 1997       10.5
           dated December 16, 1997, by
           Central Reserve Life Corporation
           in favor of the Turkey Vulture
           Fund XIII, Ltd.
      (8)  Reinsurance Agreement between              0-8483         10-K     Mar. 1998      10.10
           Central Reserve Life Insurance
           Company and Reassurance Company of
           Hannover.
      (9)  Administrative Services Agreement,         0-8483       10-K/A     Mar. 1998      10.12
           dated March 25, 1998 by and
           between Mutual Management Company,
           Inc. and Central Reserve Life
           Insurance Company.
      (10) Amendment No. 1 to Warrant to              0-8483         10-K     Mar. 1998      10.13
           purchase Common Shares, dated
           March 30, 1998 by Central Reserve
           Life Corporation in favor of
           Peter W. Nauert.
      (11) Amendment No. 1 to Warrant to              0-8483         10-K     Mar. 1998      10.14
           purchase Common Shares, dated
           March 30, 1998 by Central Reserve
           in favor of the Turkey Vulture
           Fund XIII, Ltd.
      (12) Employment Agreement dated June            0-8483         10-Q     Sept. 1998     10.17
           30, 1998, by and between Peter W.
           Nauert and Central Reserve Life
           Corporation.
      (13) Employment Agreement dated                 0-8483         10-K     Mar. 1999      10.20
           October 1, 1998, by and between
           Charles Miller and Central
           Reserve Life Corporation.
      (14) Reinsurance Agreement dated                0-8483         10-K     Mar. 1999      10.21
           February 1, 1999, between
           Continental General Life
           Insurance Company and Reassurance
           Company of Hannover.
      (15) Credit Agreement dated February            0-8483          8-K     Feb. 1999      10.22
           17, 1999, among Ceres Group, Inc., the
           lending institutions and The
           Chase Manhattan Bank, as
           Administrative Agent.
      (16) First Amendment to the Credit              0-8483          8-K     Aug. 2000       10.2
           Agreement, dated as of May 3,
           1999, among Ceres Group, Inc.,
           the lending institutions party to
           the Credit Agreement and The
           Chase Manhattan Bank, as
           Administrative Agent.

                                                INCORPORATED BY
                                                 REFERENCE TO
                                                REGISTRATION OR    FORM OR                  EXHIBIT
                     EXHIBITS                     FILE NUMBER      REPORT        DATE       NUMBER
                     --------                   ---------------    -------    ----------    -------
      (17) Second Amendment to Credit                 0-8483          8-K     Aug. 2000       10.3
           Agreement, dated as of July 25,
           2000, among Ceres Group, Inc.,
           the lending institutions party to
           the Credit Agreement and The
           Chase Manhattan Bank, as
           Administrative Agent.
      (18) First Amendment to Employment              0-8483         10-K     Mar. 2000      10.23
           Agreement between Peter W. Nauert
           and Ceres Group, Inc. dated March
           18, 1999.
      (19) Second Amendment to Employment             0-8483         10-K     Mar. 2000      10.24
           Agreement between Peter W. Nauert
           and Ceres Group, Inc. dated June
           15, 1999.
      (20) Third Amendment to Employment              0-8483         10-K     Mar. 2000      10.25
           Agreement between Peter W. Nauert
           and Ceres Group, Inc. dated
           December 19, 1999.
      (21) Third Amendment to Credit                  0-8483         10-Q     Nov. 2000       10.1
           Agreement, dated as of September
           22, 2000, among Ceres Group,
           Inc., the lending institutions
           party to the Credit Agreement and
           The Chase Manhattan Bank, as
           Administrative Agent.
      (22) Employment Agreement, dated                0-8483         10-K     Mar. 2001       10.3
           October 1, 1999, by and between
           Anthony J. Pino and Ceres Group,
           Inc.
      (23) Fourth Amendment to Credit                 0-8483         10-K     Mar. 2001       10.4
           Agreement, dated as of December
           13, 2000, among Ceres Group,
           Inc., the lending institutions
           party to the Credit Agreement and
           The Chase Manhattan Bank, as
           Administrative Agent.
      (24) Fifth Amendment to Credit                  0-8483         10-K     Mar. 2001       10.5
           Agreement, dated as of February
           16, 2001, among Ceres Group,
           Inc., the lending institutions
           party to the Credit Agreement and
           The Chase Manhattan Bank, as
           Administrative Agent.

                                                INCORPORATED BY
                                                 REFERENCE TO
                                                REGISTRATION OR    FORM OR                  EXHIBIT
                     EXHIBITS                     FILE NUMBER      REPORT        DATE       NUMBER
                     --------                   ---------------    -------    ----------    -------
      (25) Sixth Amendment to Credit               333-59784          S-1     Apr. 2001      10.25
           Agreement, dated as of March 30,
           2001, among Ceres Group, Inc.,
           the lending institutions party to
           the Credit Agreement and the
           Chase Manhattan Bank, as
           Administrative Agent.
      (26) Ceres Group, Inc. 1998 Key              333-59784          S-1     Apr. 2001      10.26
           Employee Share Incentive Plan
      (27) Ceres Group, Inc. 1998 Employee         333-59784          S-1     Apr. 2001      10.27
           Stock Option Plan.
      (28) Ceres Group, Inc. 1999 Special          333-59784          S-1     Apr. 2001      10.28
           Agents' Stock Option Plan.
      (29) Ceres Group, Inc. 2000 Employee            0-8483          S-8     Apr. 2000        4.1
           Stock Purchase Plan.
      (30) Ceres Group, Inc. 2000 Agent               0-8483          S-8     Apr. 2000        4.2
           Stock Purchase Plan.
      (31) Employment Agreement dated April                            **                    10.29
           10, 2001, by and between Peter W.
           Nauert and Ceres Group, Inc.
      (32) Employment Agreement dated April        333-59784          S-1     Apr. 2001      10.30
           10, 2001 by and between Bruce M.
           Henry and Ceres Group, Inc.
      (33) Amendment No. 1 to Employment           333-59784          S-1     Apr. 2001      10.31
           Agreement dated April 10, 2001,
           by and between Anthony J. Pino
           and Ceres Group, Inc.
      (34) Amendment No. 1 to Employment           333-59784          S-1     Apr. 2001      10.32
           Agreement dated April 10, 2001,
           by and between Charles E. Miller,
           Jr. and Ceres Group, Inc.
      (35) Seventh Amendment to Credit                0-8483         10-Q     May 2001       10.35
           Agreement, dated as of May 17,
           2001, among Ceres Group, Inc., the
           lending institutions party to the
           Credit Agreement referred to
           therein and The Chase Manhattan
           Bank, as Administrative Agent
      (36) Stock Purchase Agreement, dated as         0-8483         10-Q     May 2001       10.36
           of May 8, 2001, between Central
           Reserve Life Insurance Company and
           Pelagian, LLC
      (37) Lease Agreement, dated as of July          0-8483         10-Q     Aug. 2001      10.37
           31, 2001, between Royalton
           Investors, LLC and Big T
           Investments, LLC and Ceres Group,
           Inc.

                                                INCORPORATED BY
                                                 REFERENCE TO
                                                REGISTRATION OR    FORM OR                  EXHIBIT
                     EXHIBITS                     FILE NUMBER      REPORT        DATE       NUMBER
                     --------                   ---------------    -------    ----------    -------
(21)  Subsidiaries of the registrant.
      (1) Subsidiaries.                               0-8483         10-K     Mar. 2000         21
(23)  Consents of experts and counsel.
      (1) Consent of Kohrman Jackson &                                  *                     23.1
          Krantz P.L.L. (included in its
          opinion filed as Exhibit 5.1
          hereto).
      (2) Consent of Ernst & Young LLP.                                **                     23.2
      (3) Consent of KPMG LLP.                                         **                     23.3
(24)  Power of Attorney.
      (1) Reference is made to the                 333-59784          S-1     Apr. 2001       24.1
          Signatures section of this
          Registration Statement for the
          Power of Attorney contained
          herein.


---------------
 * To be filed by amendment.

** Filed herewith.